As filed with the Securities and Exchange Commission on January 22, 2024

Registration No. 333-275648

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

POWERFLEET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	83-4366463
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Telephone: (201) 996-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Wilson

Chief Financial Officer

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Telephone: (201) 996-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Honghui S. Yu, Esq. Michael R. Neidell, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Telephone: (212) 451-2300	Marjorie S. Adams, Esq. Sidney Burke, Esq. Stephen P. Alicanti, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 335-4500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon implementation of the scheme of arrangement and completion of the other transactions described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 22, 2024

JOINT PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF POWERFLEET, INC. AND EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS OF MIX TELEMATICS LIMITED

AND

PROSPECTUS FOR 76,520,391 SHARES OF COMMON STOCK

OF

POWERFLEET, INC.

Dear PowerFleet, Inc. Stockholders and MiX Telematics Limited Shareholders:

On behalf of the boards of directors of PowerFleet, Inc. (“Powerfleet”) and MiX Telematics Limited (“MiX Telematics”), we are pleased to enclose the accompanying joint proxy statement/prospectus for the business combination of Powerfleet and MiX Telematics and the related facilitating transactions. We are requesting that you take certain actions as a Powerfleet stockholder or MiX Telematics shareholder.

As previously announced, on October 10, 2023, Powerfleet, Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly owned subsidiary of Powerfleet (“Powerfleet Sub”), and MiX Telematics, a public company incorporated under the laws of the Republic of South Africa, entered into an implementation agreement (the “implementation agreement”), pursuant to which, subject to the terms and conditions thereof, Powerfleet Sub will acquire all of the issued ordinary shares of MiX Telematics, no par value (“MiX ordinary shares”), including MiX ordinary shares represented by American Depositary Shares, each of which represents 25 MiX ordinary shares (“MiX ADSs”), from MiX Telematics shareholders through the implementation of a scheme of arrangement (the “scheme”) in accordance with Sections 114 and 115 of the South African Companies Act, No. 71 of 2008, as amended (the “Companies Act”), in exchange for an aggregate of 70,704,110 shares of common stock of Powerfleet, par value $0.01 per share (“Powerfleet common stock”), which is based on the number of outstanding MiX ordinary shares as of January 19, 2024. As a result, MiX Telematics will become an indirect, wholly owned subsidiary of Powerfleet.

Upon implementation of the scheme, each MiX Telematics shareholder of record, who is registered as such in MiX Telematics’ securities register as of the applicable record date (the “scheme record date”) for purposes of compliance with the listings requirements of the Johannesburg Stock Exchange (the “JSE”), excluding treasury shares and any MiX ordinary shares held by any MiX Telematics shareholder that has validly exercised its appraisal rights under Section 164 of the Companies Act with respect to the scheme, will exchange 100% of its issued MiX ordinary shares (including those represented by MiX ADSs) as of the scheme record date for consideration consisting of 0.12762 shares of Powerfleet common stock for each MiX ordinary share held of record (and in the case of holders of MiX ADSs, 3.19056 shares of Powerfleet common stock for each MiX ADS held of record) (the shares of Powerfleet common stock to be issued as the consideration in the scheme, the “scheme consideration shares”). Any entitlements to fractions of shares of Powerfleet common stock that otherwise would be issuable pursuant to the scheme will be rounded down to the nearest whole number of shares and a cash payment will be made for any fractional shares resulting from such rounding (any such cash payments made for fractional shares, together with the scheme consideration shares, being referred to as the “scheme consideration”). See “The Implementation Agreement—Scheme Consideration” beginning on page 104 of the accompanying joint proxy statement/prospectus for more information.

Following implementation of the scheme, Powerfleet stockholders will continue to own their existing shares of Powerfleet common stock. It is anticipated that Powerfleet securityholders will own approximately 34.5% and MiX Telematics securityholders (including holders of MiX ADSs) will own approximately 65.5% of the combined company on a fully diluted basis immediately following implementation of the scheme. Powerfleet common stock is traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “PWFL.” MiX ordinary shares are traded on the JSE under the symbol “MIX” and MiX ADSs are traded on the New York Stock Exchange (the “NYSE”) under the symbol “MIXT.” The common stock of the combined company is expected to be remain listed on Nasdaq under the symbol “PWFL” and to be listed on the JSE under the symbol “PWR.”

Powerfleet will hold a special meeting of stockholders (the “Powerfleet special meeting”) and MiX Telematics will hold an extraordinary general meeting of shareholders (the “MiX extraordinary general meeting”) in connection with the proposed transaction.

At the Powerfleet special meeting, Powerfleet stockholders will be asked to consider and vote on the following proposals: (1) approval of the issuance of shares of Powerfleet common stock to MiX Telematics shareholders pursuant to the implementation agreement (the “Powerfleet stock issuance proposal”); (2) approval of an amendment of Powerfleet’s amended and restated certificate of incorporation to increase the number of authorized shares of Powerfleet common stock from 75 million to 175 million (the “Powerfleet charter amendment proposal”); (3) approval, on an advisory (non-binding) basis, of the compensation that may become payable to certain executive officers of Powerfleet in connection with the transactions contemplated by the implementation agreement (the “Powerfleet compensation proposal”); and (4) approval to adjourn the Powerfleet special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the Powerfleet special meeting to approve the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal (the “Powerfleet adjournment proposal” and, collectively with the Powerfleet stock issuance proposal, the Powerfleet charter amendment proposal and the Powerfleet compensation proposal, the “Powerfleet proposals”). The Powerfleet board of directors recommends that Powerfleet stockholders vote “FOR” each of the Powerfleet proposals to be considered at the Powerfleet special meeting.

At the MiX extraordinary general meeting, MiX Telematics shareholders will be asked to consider and vote on the following resolutions: (1) approval of the scheme pursuant to the terms of the implementation agreement and in accordance with Sections 114 and 115 of the Companies Act (the “MiX scheme resolution”); (2) approval of the revocation of the MiX scheme resolution if the scheme is not implemented (the “MiX revocation resolution”); (3) authorization for the MiX Telematics board of directors (the “MiX board”) to issue a termination notice to Powerfleet pursuant to the implementation agreement if the MiX board determines it to be in the best interests of MiX Telematics and MiX Telematics shareholders to do so (the “MiX termination notice resolution”); and (4) authorization of each director and the company secretary of MiX Telematics to take any actions necessary for purposes of giving effect to the MiX resolutions proposed and passed at the MiX extraordinary general meeting (the “MiX authorization resolution” and, collectively with the MiX scheme resolution, the MiX revocation resolution and the MiX termination notice resolution, the “MiX resolutions”). The MiX Telematics independent board of directors recommends that MiX Telematics shareholders vote “FOR” each of the resolutions to be considered at the MiX extraordinary general meeting.

The implementation agreement requires, as a condition to implementation of the scheme and consummation of the other transactions contemplated by the implementation agreement, that Powerfleet stockholders approve the Powerfleet issuance proposal and the Powerfleet charter amendment proposal, and that MiX Telematics shareholders approve the MiX scheme resolution. Your vote is very important regardless of the number of shares you own. Your proxy is being solicited by the boards of directors of Powerfleet and MiX Telematics. Whether or not you plan to attend your respective meeting, please vote as soon as possible by following the instructions in the accompanying joint proxy statement/prospectus. More information about the transactions and the proposals and resolutions are contained in the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus provides important information regarding the Powerfleet special meeting and MiX extraordinary general meeting and a detailed description of the implementation agreement, the scheme and each of the proposals and resolutions related to the transactions. We urge you to read carefully and in its entirety the accompanying joint proxy statement/prospectus (including the annexes and any documents incorporated by reference into the accompanying joint proxy statement/prospectus). Please pay particular attention to the section entitled “Risk Factors” beginning on page 25 of the accompanying joint proxy statement/prospectus. You can also obtain information about Powerfleet and MiX Telematics from documents that Powerfleet and MiX Telematics previously have filed with the Securities and Exchange Commission (the “SEC”).

We hope to see you at the Powerfleet special meeting and MiX extraordinary general meeting and look forward to the successful implementation of the scheme and completion of the other transactions contemplated by the implementation agreement.

On behalf of the boards of directors of Powerfleet and MiX Telematics, we thank you for your consideration and continued support.

Very truly yours,	Very truly yours,

Michael Brodsky	Ian Jacobs
Chairman of the Board of Directors	Chairperson of the Board of Directors
PowerFleet, Inc.	MiX Telematics Limited

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated __________, and is first being mailed to Powerfleet stockholders and MiX Telematics shareholders on or about __________.

POWERFLEET, INC.

123 Tice Boulevard

Woodcliff Lake, New Jersey, 07677

United States of America

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of PowerFleet, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (including any adjournments or postponements thereof, the “Powerfleet special meeting”) of PowerFleet, Inc., a Delaware corporation (“Powerfleet”), will be held on February 28, 2024 at 10:00 a.m., Eastern Time. The Powerfleet special meeting will be held in a virtual meeting format only. You may attend, vote and submit questions during the Powerfleet special meeting via the Internet at https://web.lumiagm.com/209728603. The password for the meeting is power 2024 (case sensitive). Only stockholders who hold shares of Powerfleet common stock, $0.01 par value per share (“Powerfleet common stock”), at the close of business on January 19, 2024 , the record date for the Powerfleet special meeting, are entitled to vote at the Powerfleet special meeting and any adjournments or postponements of the Powerfleet special meeting. You are cordially invited to attend the Powerfleet special meeting to conduct the following items of business (the “Powerfleet proposals”):

1.	to approve the issuance of 70,704,110 shares of Powerfleet common stock, pursuant to the terms of the Implementation Agreement, dated as of October 10, 2023 (the “implementation agreement”), by and among Powerfleet, Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly owned subsidiary of Powerfleet (“Powerfleet Sub”), and MiX Telematics Limited, a public company incorporated under the laws of the Republic of South Africa (“MiX Telematics”), pursuant to which Powerfleet will acquire all of the issued ordinary shares of MiX Telematics, no par value (“MiX ordinary shares”), through the implementation of a scheme of arrangement (the “scheme”) in accordance with Sections 114 and 115 of the South African Companies Act, No. 71 of 2008, as amended (the “Companies Act”), excluding treasury shares and any MiX ordinary shares held by any MiX Telematics shareholder that has validly exercised its appraisal rights under Section 164 of the Companies Act with respect to the scheme. A copy of the implementation agreement is attached to the accompanying joint proxy statement/prospectus as Annex A (the “Powerfleet stock issuance proposal”);

2.	to approve an amendment of Powerfleet’s amended and restated certificate of incorporation (the “charter amendment”) to increase the number of shares of Powerfleet common stock authorized for issuance thereunder from 75 million to 175 million. A copy of the charter amendment is attached to the accompanying joint proxy statement/prospectus as Annex B (the “Powerfleet charter amendment proposal”);

3.	to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain executives of Powerfleet in connection with the transactions contemplated by the implementation agreement (the “Powerfleet compensation proposal”); and

4.	to approve the adjournment of the Powerfleet special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes present virtually or by proxy for, or otherwise in connection with, the approval of each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal (the “Powerfleet adjournment proposal”).

Each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal is conditioned on the approval of each other, and are conditions to the implementation of the scheme, but the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal are not conditioned on the approval of any of the other proposals set forth in the accompanying joint proxy statement/prospectus. The Powerfleet compensation proposal is a vote separate and apart from the other proposals contained in this joint proxy statement/prospectus, and is not conditioned on any other proposal. Further, the consummation of the transactions contemplated by the implementation agreement is conditioned on, among other things, the approval of the scheme by the MiX Telematics shareholders.

No other business will be conducted at the Powerfleet special meeting. These proposals are described more fully in the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus, including the annexes and the documents incorporated by reference in the accompanying joint proxy statement/prospectus carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 25 of the accompanying joint proxy statement/prospectus. For specific instructions on how to vote your shares, see “The Special Meeting of Powerfleet’s Stockholders—Voting Your Shares” beginning on page 41 of the accompanying joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Powerfleet common stock that you own. The approval of each of the Powerfleet stock issuance proposal, the Powerfleet charter amendment proposal, the Powerfleet compensation proposal and the Powerfleet adjournment proposal requires the affirmative vote of the holders of a majority of votes cast by the stockholders present virtually or represented by proxy and entitled to vote thereon at the Powerfleet special meeting.

After careful consideration, our board of directors has determined that the terms and provisions of the implementation agreement, including the scheme, are fair to, advisable and in the best interests of Powerfleet and its stockholders, and recommends you vote “FOR” each of the Powerfleet stock issuance proposal, the Powerfleet charter amendment proposal and the Powerfleet compensation proposal, as well as the Powerfleet adjournment proposal.

Even if you plan to attend the Powerfleet special meeting, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet prior to the Powerfleet special meeting, and thus ensure that your shares will be represented and voted at the Powerfleet special meeting if you later become unable to attend. If your shares are held in a stock brokerage account or by a bank or other securities intermediary, please follow the instructions that you receive from your broker, bank or other securities intermediary to vote your shares.

By order of the board of directors,

David Wilson

Corporate Secretary

[ ]

MIX TELEMATICS LIMITED

(South African Company Registration No. 1995/013858/06)

Howick Close, Waterfall Park,

Midrand, Johannesburg, South Africa, 1686

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of MiX Telematics Limited:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “MiX extraordinary general meeting”) of MiX Telematics Limited, a company incorporated under the laws of the Republic of South Africa (“MiX Telematics”), will be held on February 28, 2024, at 2:30 p.m., South African time, and will be conducted entirely by electronic communication as permitted by the Companies Act 71 of 2008, as amended (the “Companies Act”), and by the MiX Telematics memorandum of incorporation, as amended (the “MiX memorandum”).

To participate in the MiX extraordinary general meeting via electronic communication, holders of MiX Telematics’ ordinary shares (“MiX ordinary shares”) on the South African share register of MiX Telematics (a “MiX shareholder”) or their duly appointed proxies must either (i) register online using the online registration portal at www.meetnow.global/za; or (ii) apply to Computershare, by delivering the duly completed electronic participation form, with their identification document or passport document, letter of representation and form of proxy (blue) (as applicable) to: First Floor, Rosebank Towers, 15 Biermann Avenue, Rosebank, 2196, or posting it to Private Bag X3000, Saxonwold, 2132 (at the risk of the MiX shareholder), or sending it by email to proxy@computershare.co.za so as to be received by Computershare by no later than 2:30 p.m., South African time, on February 26, 2024 to assist in the efficient administration of the MiX extraordinary general meeting. The electronic participation form can be found as an insert in the accompanying joint proxy statement/prospectus. Computershare will first validate such requests and confirm the identity of the MiX shareholder under Section 63(1) of the Companies Act, and, if the request is validated, further details on using the electronic communication facility will be provided. MiX Telematics will inform MiX shareholders or their proxies who notified Computershare of their intended participation, by no later than 5:00 p.m., South African time, on February 27, 2024, by email of the relevant details through which MiX shareholders or their proxies can participate electronically. Should any electronic participation forms be submitted after 2:30 p.m., South African time, on February 26, 2024, Computershare shall reasonably endeavor to validate such requests prior to the commencement of the MiX extraordinary general meeting.

The purpose of the MiX extraordinary general meeting is to present to MiX shareholders, and, if deemed fit, to pass, with or without modification, the following resolutions (the “MiX resolutions”) as summarized below:

1.	approval of the scheme of arrangement, pursuant to the terms of the Implementation Agreement, dated as of October 10, 2023 (the “implementation agreement”), by and among MiX Telematics, PowerFleet, Inc., a Delaware corporation (“Powerfleet”), and Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly owned subsidiary of Powerfleet (“Powerfleet Sub”), pursuant to which Powerfleet will acquire MiX Telematics through the implementation of a scheme of arrangement (the “scheme”) in accordance with Sections 114 and 115 of the Companies Act (the “MiX scheme resolution”);

2.	approval of the revocation of the MiX scheme resolution if the scheme is not implemented because all conditions to the scheme are not fulfilled or waived by March 31, 2024 (as such date may be extended in accordance with the implementation agreement) and/or MiX Telematics issues a termination notice and the scheme accordingly terminates;

3.	authorization of the board of directors of MiX Telematics (the “MiX board”) to issue a termination notice to Powerfleet pursuant to the implementation agreement if the MiX board determines it to be in the best interests of MiX Telematics and MiX shareholders to do so; and

4.	authorization of each director and the company secretary of MiX Telematics to take any actions necessary for purposes of giving effect to the MiX resolutions proposed and passed at the MiX extraordinary general meeting.

Resolutions 1 and 2 will be proposed as special resolutions and resolutions 3 and 4 will be proposed as ordinary resolutions. Pursuant to the MiX memorandum, for each special resolution to be approved, it must be supported by at least 75% of the votes cast at the MiX extraordinary general meeting, and for each ordinary resolution, more than 50% of the votes cast at the MiX extraordinary general meeting, in each case not counting abstentions.

These items of business are described in the accompanying joint proxy statement/prospectus. The record date for MiX shareholders entitled to receive notice of the MiX extraordinary general meeting, or any continuation, postponement or adjournment thereof, as determined by the MiX board is at the close of business on January 19, 2024. A complete list of such MiX shareholders will be open to the examination of any MiX shareholder at our principal executive offices at Matrix Corner, Howick Close, Waterfall Park, Midrand, Johannesburg, South Africa, 1686, for a period of ten days prior to the MiX extraordinary general meeting. The MiX extraordinary general meeting may be canceled or postponed by the MiX board at any time prior to the MiX extraordinary general meeting in accordance with the provisions of the MiX memorandum, the Companies Act, and the listings requirements of the Johannesburg Stock Exchange (the “JSE” and its listings requirements, the “JSE listings requirements”). If the MiX extraordinary general meeting is adjourned, and the location for holding the adjourned MiX extraordinary general meeting changes, then the MiX board shall give MiX shareholders notice in writing of any such change. In accordance with the JSE listings requirements and the Companies Act, the record date for MiX shareholders that are entitled to participate in and vote at the MiX extraordinary general meeting will be February 23, 2024.

A MiX shareholder that is entitled to participate and vote at the MiX extraordinary general meeting is entitled to appoint a proxy or two or more proxies to participate in and vote at the MiX extraordinary general meeting in the place of the MiX shareholder, by completing the form of proxy in accordance with the instructions set out therein and a proxy need not be a MiX shareholder. Meeting participants (including proxies) are required to provide reasonably satisfactory identification before being entitled to participate in a meeting. In this regard, all MiX shareholders recorded in our registers will be required to provide identification satisfactory to the chairperson of the MiX extraordinary general meeting. Forms of identification include valid identity documents, driver’s licenses and passports.

Holders of American Depositary Shares, each of which represents 25 MiX ordinary shares (“MiX ADSs”), may instruct The Bank of New York Mellon (the “depositary”), either directly or through their broker, bank or other securities intermediary, how to vote the MiX ordinary shares underlying their MiX ADSs. Please note that only MiX shareholders, and not holders of MiX ADSs (“MiX ADS holders”), are entitled to vote directly at the MiX extraordinary general meeting. The depositary has fixed a record date for the determination of MiX ADS holders who shall be entitled to give such voting instructions. MiX Telematics has been informed by the depositary that it has set the record date for MiX ADS holders with respect to the MiX extraordinary general meeting as January 26, 2024. So long as the depositary receives your voting instructions by 12:00 p.m., Eastern Time, on February 21, 2024, it will try, to the extent practicable and subject to South African law and the terms of the deposit agreement, to vote the underlying MiX ordinary shares as you instruct. If you wish to have your votes cast at the meeting as a MiX ADS holder, you must obtain, complete and timely return a voting instruction form from the depositary, if you are a registered MiX ADS holder, or from your broker, bank or other securities intermediary in accordance with any instructions provided therefrom.

If the depositary does not receive voting instructions from a MiX ADS holder regarding how to vote the MiX ordinary shares underlying its MiX ADSs, then such MiX ADS holder may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by MiX Telematics with respect to the MiX ordinary shares underlying its MiX ADSs. The person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

In connection with the scheme, MiX Telematics will pay any applicable fees, charges and expenses of the depositary and government charges due to or incurred by the depositary in connection with the cancellation of the MiX ADSs surrendered (and the underlying MiX ordinary shares), including applicable MiX ADS cash distribution fees, MiX ADS cancellation fees and depositary servicing fees (each up to $0.05 per MiX ADS pursuant to the terms of the deposit agreement).

Your vote is important. Voting will ensure the presence of a quorum at the MiX extraordinary general meeting and will save us the expense of further solicitation. Please promptly vote by following the instructions for voting by completing, signing, dating and returning your form of proxy or proxy card or by Internet voting as described on your form of proxy or proxy card.

/s/ Shantel Dartnall
Statucor Proprietary Limited Company Secretary
[ ]

This Notice of Extraordinary General Meeting of Shareholders and the accompanying joint proxy statement/prospectus are first being distributed or made available, as the case may be, on or about January 29, 2024.

i

ii

iii

GLOSSARY OF TERMS

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

●	“BDO” or “independent expert” refers to BDO Corporate Finance Proprietary Limited, acting as independent expert and appointed to provide external advice to the MiX independent board in relation to the scheme.

●	“charter amendment” refers to an amendment to the Powerfleet charter to increase the number of shares of Powerfleet common stock authorized for issuance thereunder from 75 million to 175 million shares, a copy of which is included as Annex B to this joint proxy statement/prospectus.

●	“Code” refers to the Internal Revenue Code of 1986, as amended.

●	“combined company” refers to Powerfleet following the implementation of the scheme and completion of the other transactions contemplated by the implementation agreement.

●	“Companies Act” refers to the South African Companies Act, No. 71 of 2008, as amended.

●	“Companies Regulations” refers to the Companies Regulations, 2011 made under Sections 120 and 223 of the Companies Act.

●	“deposit agreement” refers to the deposit agreement, dated as of August 8, 2013, among MiX Telematics, the depositary, and all owners and holders of MiX ADSs, which governs the MiX Telematics ADS program.

●	“depositary” refers to Bank of New York Mellon, the depositary in respect of the MiX Telematics ADS program.

●	“DGCL” refers to the General Corporation Law of the State of Delaware.

●	“dollars,” “USD” or “$” refers to U.S. dollars.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“exchange ratio” refers to 0.12762 shares of Powerfleet common stock for each MiX ordinary share held of record and 3.19056 shares of Powerfleet common stock for each MiX ADS held of record.

●	“FinSurv” refers to the Financial Surveillance Department of the SARB.

●	“firm intention announcement” refers to the joint announcement released on the Stock Exchange News Service of the JSE by MiX Telematics, Powerfleet Sub and Powerfleet on Tuesday, 10 October 2023, setting out the salient details of the transactions.

●	“GAAP” refers to U.S. generally accepted accounting principles.

●	“implementation agreement” refers to the Implementation Agreement, dated as of October 10, 2023, by and among Powerfleet, Powerfleet Sub and MiX Telematics, a copy of which is included as Annex A to this joint proxy statement/prospectus.

●	“JSE” refers to the Johannesburg Stock Exchange, operated by the JSE Limited (Registration number 2005/022939/06), a public company duly incorporated in the Republic of South Africa, and licensed to operate as an exchange under the Financial Markets Act, No. 19 of 2012, as amended.

●	“JSE listings requirements” refers to the listings requirements published by the JSE from time to time.

iv

●	“MiX” or “MiX Telematics” refers to MiX Telematics Limited, a public company incorporated under the laws of the Republic of South Africa.

●	“MiX ADS holders” refers to holders of MiX ADSs, including persons holding a security entitlement in MiX ADSs in a securities account with a broker or other securities intermediary.

●	“MiX ADSs” refers to the American Depositary Shares, each of which represents 25 MiX ordinary shares.

●	“MiX board” refers to the board of directors of MiX Telematics.

“MiX extraordinary general meeting” refers to the extraordinary general meeting of the MiX shareholders in connection with the transactions, as may be adjourned or postponed from time to time.

●	“MiX fairness opinion” refers to the fair and reasonable opinion provided to the MiX independent board by the independent expert appointed for purposes of assessing the scheme and the scheme consideration.

●	“MiX independent board” refers to the MiX Telematics directors that MiX Telematics appointed for purposes of considering the scheme and expressing an opinion as set forth in the Companies Regulations, being Fikile Futwa, Richard Bruyns and Charmel Flemming.

●	“MiX memorandum” refers to the memorandum of incorporation of MiX Telematics, as amended.

●	“MiX notice record date” refers to January 19, 2024, which is the date on and time by which a MiX shareholder is required to be recorded as such in the MiX share register or a MiX ADS holder is required to be a holder of MiX ADSs, respectively, in order to be entitled to receive the notice of MiX extraordinary general meeting and this joint proxy statement/prospectus.

●	“MiX ordinary shares” refers to ordinary shares of MiX Telematics, no par value.

●	“MiX resolutions” refers, collectively, to the resolutions being proposed by MiX Telematics at the MiX extraordinary general meeting.

●	“MiX share register” refers to the securities register of MiX Telematics from time to time reflecting holdings of MiX ordinary shares (including the relevant sub-registers of MiX Telematics maintained by the central security depositories administering the sub-registers of MiX Telematics).

●	“MiX shareholder approval” refers to the approval by the MiX shareholders of the MiX resolutions.

●	“MiX shareholders” refers to holders of MiX ordinary shares.

●	“MiX specified shareholder approval” refers to the approval by the MiX shareholders of the MiX scheme resolution.

●	“MiX voting record date” refers to (i) with respect to MiX shareholders, the date on which MiX shareholders are required to be recorded in the MiX share register in order to be eligible to attend, participate in and vote at the MiX extraordinary general meeting, being February 23, 2024 and (ii) with respect to MiX ADS holders, the close of business on the date on which MiX ADS holders are required to be holders of MiX ADSs in order to have the right to give voting instructions to the depositary or their broker, bank or other securities intermediary, as applicable, with respect to the MiX ordinary shares underlying the MiX ADSs, being January 26, 2024.

●	“Nasdaq” refers to The Nasdaq Global Market.

●	“NYSE” refers to the New York Stock Exchange.

v

●	“our,” “us” or “we” refers to Powerfleet and/or MiX Telematics, as the context indicates.

●	“Powerfleet” refers to PowerFleet, Inc., a Delaware corporation.

●	“Powerfleet board” refers to the board of directors of Powerfleet.

●	“Powerfleet bylaws” refers to the amended and restated bylaws of Powerfleet.

●	“Powerfleet charter” refers to the amended and restated certificate of incorporation of Powerfleet.

●	“Powerfleet common stock” refers to common stock of Powerfleet, par value $0.01 per share.

●	“Powerfleet record date” refers to January 19, 2024.

●	“Powerfleet secondary listing” refers to the secondary inward listing of Powerfleet common stock on the Main Board of the JSE.

●	“Powerfleet special meeting” refers to the special meeting of the Powerfleet stockholders in connection with the transactions, as may be adjourned or postponed from time to time.

●	“Powerfleet specified stockholder approval” refers to the approval by the stockholders of Powerfleet of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal.

●	“Powerfleet stockholder approval” refers to the approval by the stockholders of Powerfleet of the Powerfleet proposals.

●	“Powerfleet stockholders” refers to holders of Powerfleet common stock.

●	“Powerfleet Sub” refers to Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly owned subsidiary of Powerfleet.

●	“R” or “ZAR” refers to South African Rand.

●	“SARB” refers to the South African Reserve Bank.

●	“scheme” refers to the scheme of arrangement in accordance with Sections 114 and 115 of the Companies Act between MiX Telematics and MiX shareholders, and having Powerfleet and Powerfleet Sub as parties to the implementation agreement, that will be proposed by the MiX independent board and, subject to the fulfilment or, if applicable, waiver of the scheme conditions, implemented in accordance with the implementation agreement, pursuant to which Powerfleet Sub will acquire all of the issued and outstanding MiX ordinary shares (including those represented by MiX ADSs), excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, from MiX shareholders in exchange for the scheme consideration, with MiX Telematics becoming an indirect, wholly owned subsidiary of Powerfleet.

●	“scheme circular” refers to the scheme circular of MiX Telematics to be issued to MiX shareholders in accordance with the Companies Act, Companies Regulations and the JSE listings requirements with respect to the MiX extraordinary general meeting.

●	“scheme conditions” refers to the suspensive conditions to the scheme set out in the implementation agreement and “scheme condition” means any one of them as the context may require.

●	“scheme consideration” refers to, pursuant to the terms of the implementation agreement, (i) the scheme consideration shares and (ii) any cash payments in respect of fractional entitlements to the scheme consideration shares.

●	“scheme consideration shares” refers to an aggregate of 70,704,110 shares of Powerfleet common stock, based on the number of outstanding MiX ordinary shares (including those represented by MiX ADSs) as of January 19, 2024, issuable pursuant to the terms of the implementation agreement to record holders of outstanding MiX ordinary shares (including MiX ADS holders), excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme.

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●	“scheme implementation date” or “closing date” refers to the date on which the scheme becomes operative and is implemented in accordance with its terms and on which date MiX shareholders as of the scheme record date receive the scheme consideration, which is expected to be the first business day following the scheme record date, which date is expected to be April 2, 2024, or such other day as may be approved by the TRP and JSE, to the extent applicable.

●	“scheme record date” refers to the date on and time by which a MiX shareholder must be recorded as such in the MiX share register in order to be eligible to receive the scheme consideration, which date is expected to be March 28, 2024, or such other date as the JSE may direct.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

●	“Securities Act” refers to the Securities Act of 1933, as amended.

●	“Series A preferred stock” refers to the Series A convertible preferred stock of Powerfleet, par value $0.01 per share.

●	“South African prospectus” refers to the prospectus of Powerfleet, prepared in accordance with the rules and regulations under the Companies Act and the JSE listings requirements, and registered with the South African Companies and Intellectual Property Commission and approved by the JSE.

●	“TASE” refers to the Tel Aviv Stock Exchange.

●	“transactions” refers to the scheme and the other transactions contemplated by the implementation agreement.

●	“TRP” refers to the South African Takeover Regulation Panel.

●	“William Blair” refers to William Blair & Company, L.L.C., financial advisor to Powerfleet in connection with the scheme.

vii

ADDITIONAL INFORMATION

Each of Powerfleet and MiX Telematics file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from Powerfleet at www.powerfleet.com and from MiX Telematics at www.mixtelematics.com, as applicable. The information contained on, or that may be accessed through, the respective websites of Powerfleet and MiX Telematics is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

Powerfleet has filed a registration statement on Form S-4 with respect to the shares of Powerfleet common stock to be issued in the scheme, of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. You may read the registration statement, including any amendments and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.

This joint proxy statement/prospectus incorporates important business and financial information about Powerfleet and MiX Telematics from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Powerfleet stockholders:

PowerFleet, Inc.

Attn: Investor Relations

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(201) 996-9000

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers call: (212) 269-5550

All others call toll- free: (800) 949-2583

Email: pwfl@dfking.com

For MiX shareholders:

MiX Telematics Limited

Attn: Investor Relations

Matrix Corner, Howick Close

Waterfall Park

Midrand, Johannesburg, South Africa, 1686

(+27) 11 654 8000

Statucor Proprietary Limited

Matrix Corner, Howick Close

Waterfall Park

Midrand, Johannesburg, South Africa, 1685

(PO Box 12326, Vorna Valley, 1686)

Call toll-free: (+27) 11 654 8000

Email: company.secretary@mixtelematics.com

Morrow Sodali LLC
430 Park Avenue, 14th Floor
New York, New York 10022
Banks and brokers call: (203) 658-9400
Shareholders call toll-free: (800) 662-5200 or
Email: MIXT@investor.morrowsodali.com

If you would like to request any documents, please do so by February 21, 2024, which is five business days prior to the date of the Powerfleet special meeting and the MiX extraordinary general meeting, in order to receive them before the applicable meeting.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, please see “Where You Can Find More Information.”

viii

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of the registration statement on Form S-4 filed with the SEC by Powerfleet, constitutes a prospectus of Powerfleet under the Securities Act, with respect to the shares of Powerfleet common stock to be issued to MiX shareholders pursuant to the implementation agreement through the implementation of the scheme, resulting in MiX Telematics becoming an indirect, wholly owned subsidiary of Powerfleet. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Powerfleet and MiX Telematics under the Exchange Act. Additionally, this joint proxy statement/prospectus constitutes a notice of meeting with respect to each of the Powerfleet special meeting and the MiX extraordinary general meeting. If you hold MiX ordinary shares through an intermediary such as a broker, bank or other securities intermediary, or if you hold MiX ADSs, you should consult with your intermediary or the depositary, as applicable, about how to obtain information on the MiX extraordinary general meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Powerfleet nor MiX Telematics has authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [          ], and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

Further, you should also assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate only as of the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Powerfleet stockholders or MiX shareholders nor the issuance by Powerfleet of shares of Powerfleet common stock pursuant to the implementation agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction, including, without limitation, the State of Israel. Powerfleet has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Powerfleet, and MiX Telematics has supplied all such information relating to MiX Telematics. Powerfleet and MiX Telematics have both contributed to the information related to the transactions contained in this joint proxy statement/prospectus.

A separate scheme circular has been prepared in accordance with the Companies Act and Companies Regulations and the JSE listings requirements. The scheme circular will provide MiX shareholders with, among other things, information regarding the scheme and the manner in which they may have their vote recorded in relation to the scheme.

ix

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transactions, the Powerfleet special meeting and the MiX extraordinary general meeting. These questions and answers only highlight some of the information contained in this joint proxy statement/prospectus. They may not contain all the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, to understand fully the transactions and the voting procedures for the meetings. See “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus. If you are in any doubt about the transactions described herein, you should consult an independent financial and/or legal advisor.

Q:	What are the implementation agreement and the transactions?

A:	On October 10, 2023, Powerfleet entered into the implementation agreement, pursuant to which, subject to the terms and conditions thereof, Powerfleet Sub will acquire all of the issued MiX ordinary shares (including those represented by MiX ADSs), excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, through the implementation of the scheme in exchange for shares of Powerfleet common stock in the amounts described below. As a result of the transactions contemplated by the implementation agreement, MiX Telematics will become an indirect, wholly owned subsidiary of Powerfleet.

The implementation of the scheme will result in the delisting of the MiX ordinary shares from the JSE and the delisting of the MiX ADSs from the NYSE. The Powerfleet common stock will continue to be listed on Nasdaq and the TASE and will additionally be listed on the JSE by way of the Powerfleet secondary listing.

Prior to execution of the implementation agreement:

●	the Powerfleet board (i) determined that the implementation agreement and the transactions, including the scheme, are fair to, advisable and in the best interests of Powerfleet and its stockholders, (ii) approved and declared advisable the terms and provisions of the implementation agreement and the transactions, including the scheme, (iii) recommended in favor of the approval by stockholders of Powerfleet of the issuance of the scheme consideration shares, and (iv) approved an amendment to the Powerfleet charter to increase the number of shares of Powerfleet common stock authorized for issuance thereunder to 175 million shares and recommended in favor of the adoption and approval of the charter amendment by stockholders of Powerfleet; and

●	the MiX independent board determined that, on the basis of the information at the disposal of the MiX board and having regard to the pre-final fair and reasonable opinion prepared by the independent expert, the scheme and the terms of the transactions are fair and reasonable to MiX shareholders and in the best interests of MiX Telematics and MiX shareholders, and the MiX independent board recommends that MiX shareholders vote in favor of all shareholder resolutions required by MiX Telematics to implement the transactions.

In light of the contemplated redemption in full of the Series A preferred stock in connection with the transactions, the directors appointed by the holders of the Series A preferred stock (the “Series A directors”) abstained from the approvals, determinations and recommendations of the Powerfleet board related to the implementation agreement and the transactions and the charter amendment proposal. See “Overview of the Transactions—Company Structure” beginning on page 49 of this joint proxy statement/prospectus and “The Powerfleet Stock Issuance Proposal” beginning on page 95 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

This joint proxy statement/prospectus serves as the proxy statement through which Powerfleet and MiX Telematics will solicit proxies to obtain the necessary stockholder and shareholder approvals for the transactions. It also serves as the prospectus by which Powerfleet will issue the scheme consideration shares. Powerfleet is holding the Powerfleet special meeting in order to obtain the Powerfleet specified stockholder approval necessary to (i) approve the issuance of the scheme consideration shares and (ii) approve the charter amendment, as well as the other proposals related to the transactions described herein. Powerfleet stockholders will also be asked to approve the adjournment of the Powerfleet special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to obtain the Powerfleet specified stockholder approval).

MiX Telematics is holding the MiX extraordinary general meeting in order to obtain the shareholder approval necessary to (i) approve the scheme, (ii) approve the revocation of the scheme if not implemented, (iii) authorize the MiX board to issue a termination notice pursuant to the implementation agreement and (iv) authorize each director and the company secretary of MiX Telematics to take any actions necessary for purposes of giving effect to the resolutions proposed and passed at the MiX extraordinary general meeting.

1

If you are a Powerfleet stockholder, you are receiving this joint proxy statement/prospectus because you were a holder of record of Powerfleet common stock as of the close of business on the Powerfleet record date in connection with the Powerfleet special meeting and are therefore entitled to vote at the Powerfleet special meeting.

If you are a MiX shareholder or MiX ADS holder, you are receiving this joint proxy statement/prospectus because you were a holder of record in the MiX share register or held MiX ADSs, as applicable, as of the close of business on the MiX notice record date for the MiX extraordinary general meeting. For information regarding which MiX shareholders and/or MiX ADS holders are entitled to vote with respect to the MiX resolutions, see “Who is entitled to vote?” below.

This joint proxy statement/prospectus contains important information about the transactions and the implementation agreement, a copy of which is included with this joint proxy statement/prospectus as Annex A, and the Powerfleet special meeting and MiX extraordinary general meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Powerfleet special meeting or the MiX extraordinary general meeting, as applicable. Your vote is very important and we encourage you to submit your proxy as soon as possible. A separate scheme circular has been prepared in accordance with the Companies Act and Companies Regulations and the JSE listings requirements. The scheme circular will provide MiX shareholders with, among other things, information regarding the scheme and the manner in which they may have their votes recorded in relation to the scheme.

Q:	When were the enclosed solicitation materials first made available to Powerfleet stockholders and MiX shareholders?

A:	The enclosed materials were first made available to Powerfleet stockholders on or about January 29, 2024 and to MiX shareholders on or about January 29, 2024.

Q:	When and where will the Powerfleet special meeting and MiX extraordinary general meeting be held?

A:	Powerfleet. The Powerfleet special meeting will be held in a virtual meeting format only on the Powerfleet special meeting website at https://web.lumiagm.com/209728603 on February 28, 2024 at 10:00 a.m., Eastern Time. The password for the meeting is power 2024 (case sensitive). The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

MiX Telematics. The MiX extraordinary general meeting will be held on February 28, 2024, at 2:30 p.m., South African time, and will be conducted entirely by electronic communication as permitted by the Companies Act and the MiX memorandum. Check-in will begin at 2:00 p.m., South African time, and you should allow ample time for the check-in procedures.

Even if you plan to attend your company’s meeting, Powerfleet and MiX Telematics recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to, or become unable to, attend the applicable meeting.

Q:	What will MiX shareholders receive as consideration in the scheme?

A:	On the scheme implementation date, the MiX shareholders of record, who are registered as such in the MiX share register as of the scheme record date, will exchange 100% of their issued MiX ordinary shares as of the scheme record date, excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, in exchange for consideration consisting of 0.12762 shares of Powerfleet common stock for each MiX ordinary share. Any entitlements to fractions of shares of Powerfleet common stock that otherwise would be delivered to MiX ADS holders will be sold and the net proceeds will be paid to the MiX ADS holders entitled to such proceeds. Subject to Powerfleet’s consent, MiX Telematics may waive the performance conditions applicable to all MiX SARs (as defined below), some of which are held by certain MiX Telematics executive officers, which will be assumed by Powerfleet upon completion of the transactions.

See “The Implementation Agreement—Scheme Consideration” beginning on page 104 of this joint proxy statement/prospectus.

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Q:	What will MiX ADS holders receive as consideration in the scheme?

A:	On the scheme implementation date, the MiX ADS holders of record, who hold MiX ADSs as of the scheme record date, will exchange 100% of their issued MiX ADSs as of the scheme record date, in exchange for consideration consisting of 3.19056 shares of Powerfleet common stock for each MiX ADS. Any entitlements to fractions of shares of Powerfleet common stock that otherwise would be issuable pursuant to the scheme will be rounded down to the nearest whole number of shares and a cash payment will be made for any fractional shares resulting from such rounding.

See “The Implementation Agreement—Scheme Consideration” beginning on page 104 of this joint proxy statement/prospectus.

Q:	How will MiX ADS holders exchange their MiX ADSs upon implementation of the scheme?

A:

Upon implementation of the scheme, Powerfleet or its agents will transfer the relevant number of scheme consideration shares to the depositary, which the depositary will present to Powerfleet’s transfer agent for registration of transfer to MiX ADS holders who held MiX ADSs as of the scheme record date upon the surrender of the MiX ADSs, in accordance with the exchange ratio and the terms and conditions described herein. The depositary will cause MiX ADSs that are held in accounts with brokers, banks and other securities intermediaries that are direct or indirect participants in The Depository Trust Company (“DTC”) to be automatically surrendered to it and will deliver the scheme consideration shares to DTC for allocation by DTC to the accounts of former MiX ADS holders.

The depositary will automatically cancel MiX ADSs that are registered in the names of MiX ADS holders on an uncertificated basis, and Powerfleet’s transfer agent will register the scheme consideration shares in the names of those former MiX ADS holders and will notify them of such registration.

The depositary will mail a notice and form of letter of transmittal to registered holders of certificated MiX ADSs calling for surrender of their American Depositary Receipts (“ADRs”) evidencing the MiX ADSs and, upon surrender of such ADRs, together with the letter of transmittal, will present the scheme consideration shares to Powerfleet’s transfer agent for registration of transfer on an uncertificated basis in the names of those former MiX ADS holders, and Powerfleet’s transfer agent will notify them of such registration.

The depositary will only distribute whole scheme consideration shares. It will sell the scheme consideration shares which would require it to deliver a fractional scheme consideration share and distribute the net proceeds to the MiX ADS holders entitled to such scheme consideration shares. DTC and DTC participants will use a similar procedure so that no fraction of a scheme consideration share will be credited to any DTC participant or customer account.

See “The Implementation Agreement—Exchange Procedures” beginning on page 105 of this joint proxy statement/prospectus.

Q:	Will MiX ADS holders have to pay any fees in connection with the cancellation of their MiX ADSs upon implementation of the scheme?

A:

In connection with the scheme, MiX Telematics will pay any applicable fees, charges and expenses of the depositary and government charges due to or incurred by the depositary in connection with the cancellation of the MiX ADSs surrendered (and the underlying MiX ordinary shares), including applicable MiX ADS cash distribution fees, MiX ADS cancellation fees and depositary servicing fees (each up to $0.05 per MiX ADS pursuant to the terms of the deposit agreement).

See “The Implementation Agreement—Exchange Procedures” beginning on page 105 of this joint proxy statement/prospectus.

Q:	What will happen to outstanding MiX Telematics equity awards in the transactions?

A:	On the scheme implementation date, Powerfleet will assume MiX Telematics’ equity compensation plans, each of which will be amended as necessary to reflect such assumption.

Treatment of MiX Telematics Stock Appreciation Rights. Each award of stock appreciation rights with respect to MiX ordinary shares (each, a “MiX SAR”) that is outstanding immediately prior to the scheme implementation date, whether or not vested or exercisable, will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such MiX SAR immediately prior to the scheme implementation date, except that (i) the applicable performance conditions may be waived by MiX Telematics, subject to Powerfleet’s consent, in connection with the closing of the transactions and (ii) each MiX SAR will constitute a stock appreciation right with respect to the number of shares of Powerfleet common stock determined by multiplying (x) the number of MiX ordinary shares subject to such MiX SAR immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares), and any per-share exercise price will equal the quotient obtained by dividing (A) the exercise price per MiX ordinary share subject to such MiX SAR immediately prior to the scheme implementation date by (B) the per share scheme consideration (rounded up to the nearest one hundredth of a cent).

See “The Implementation Agreement—Treatment of MiX Telematics Equity Awards— MiX Telematics Stock Appreciation Rights” beginning on page 105 of this joint proxy statement/prospectus.

Treatment of MiX Telematics Stock Options. Each award of options to purchase MiX ordinary shares (each, a “MiX option”) that is outstanding immediately prior to the scheme implementation date, whether or not vested or exercisable, will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such MiX option immediately prior to the scheme implementation date, except that it will represent the right to purchase that number of shares of Powerfleet common stock equal to the product obtained by multiplying (x) the number of MiX ordinary shares underlying such MiX option immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares), with a per-share exercise price equal to the quotient obtained by dividing (A) the exercise price per MiX ordinary share subject to such MiX option immediately prior to the scheme implementation date by (B) the per share scheme consideration (rounded up to the nearest whole cent).

See “The Implementation Agreement—Treatment of MiX Telematics Equity Awards—MiX Telematics Options” beginning on page 105 of this joint proxy statement/prospectus.

Treatment of MiX Telematics Restricted Share Unit Awards. Each award of restricted share units of MiX Telematics (each, a “MiX RSU”) that is outstanding and vested immediately prior to the scheme implementation date will be cancelled in exchange for the right to receive the scheme consideration, and each MiX RSU that is outstanding and unvested immediately prior to the scheme implementation date (an “unvested MiX RSU”) will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such unvested MiX RSU immediately prior to the scheme implementation date, except that it will represent the right to receive that number of shares of Powerfleet common stock equal to the product obtained by multiplying (x) the number of MiX ordinary shares underlying such unvested MiX RSU immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares).

See “The Implementation Agreement—Treatment of MiX Telematics Equity Awards—MiX Telematics Restricted Share Units” beginning on page 105 of this joint proxy statement/prospectus.

3

Q:	Who is entitled to vote?

A:	Powerfleet. The Powerfleet board has set January 19, 2024 as the record date for the Powerfleet special meeting. If you were a Powerfleet stockholder of record as of the close of business on the Powerfleet record date, you are entitled to receive notice of and to vote at the Powerfleet special meeting and any adjournments thereof.

MiX Telematics. The MiX board has set the MiX voting record date for the MiX extraordinary general meeting as (i) February 23, 2024 for MiX shareholders, which is the date on which MiX shareholders are required to be recorded in the MiX share register in order to be eligible to attend, participate in and vote at the MiX extraordinary general meeting, and (ii) January 26, 2024 for MiX ADS holders, which is the date on which MiX ADS holders are required to be holders of MiX ADSs in order to have the right to give voting instructions to the depositary or their broker, bank or other securities intermediary, as applicable, with respect to the MiX ordinary shares underlying the MiX ADSs.

Q:	What if I sell my shares of Powerfleet common stock before the Powerfleet special meeting, or my MiX ordinary shares before the MiX extraordinary general meeting?

A:	Powerfleet. The Powerfleet record date is earlier than the date of the Powerfleet special meeting and the date that the transactions are expected to be completed. If you transfer your shares after the Powerfleet record date but before the Powerfleet special meeting, you will retain your right to attend and vote at the Powerfleet special meeting.

MiX Telematics. Each MiX voting record date is also earlier than the date of the MiX extraordinary general meeting and the date that the transactions are expected to be completed. If you transfer your MiX ordinary shares or MiX ADSs after the applicable MiX voting record date but before the MiX extraordinary general meeting, you will retain your right to attend and vote at the MiX extraordinary general meeting or give voting instructions, but will have transferred the right to receive the scheme consideration pursuant to the implementation agreement. In order to receive the scheme consideration, you must hold your shares through the scheme record date or until the date on which you surrender your MiX ADSs for exchange.

Q:	How do I vote?

A:	Powerfleet. If you are a Powerfleet stockholder of record as of the Powerfleet record date, you may vote your shares of Powerfleet common stock at the Powerfleet special meeting in one of the following ways:

●	by mailing your completed and signed proxy card in the enclosed return envelope;

●	by voting by telephone or Internet as instructed on the enclosed proxy card; or

●	by attending the Powerfleet special meeting and voting electronically.

MiX Telematics. In order to participate in the MiX extraordinary general meeting via electronic communication, MiX shareholders on the MiX share register or their duly appointed proxies must either: (i) register online using the online registration portal at www.meetnow.global/za; or (ii) apply to Computershare, by delivering the duly completed electronic participation form, with their identification document or passport document, letter of representation and form of proxy (blue) (as applicable) to: First Floor, Rosebank Towers, 15 Biermann Avenue, Rosebank, 2196, or posting it to Private Bag X3000, Saxonwold, 2132 (at the risk of the MiX shareholder), or sending it by email to proxy@computershare.co.za so as to be received by Computershare by no later than 2:30 p.m., South African time, on February 26, 2024 to assist in the efficient administration of the MiX extraordinary general meeting.

4

As a MiX ADS holder, you will not be entitled to vote at the MiX extraordinary general meeting. You may vote as a MiX ADS holder if you hold MiX ADSs or have MiX ADSs credited to your securities account with a brokerage firm, bank or other securities intermediary as of the close of business, Eastern Time, on January 26, 2024. If you held your MiX ADSs directly as of the MiX voting record date, so long as the depositary receives your voting instructions by 12:00 p.m., Eastern Time, on February 21, 2024, it will try, to the extent practicable and subject to South African law and the terms of the deposit agreement, to vote the underlying ordinary shares as you instruct. If you hold MiX ADSs through a brokerage firm, bank, or other securities intermediary as of the close of business, Eastern Time, on January 26, 2024, only that intermediary may give voting instructions to the depositary with respect to your MiX ADSs. If your MiX ADSs are held through a broker, bank or other securities intermediary, such intermediary will provide you with instructions on how you may give voting instructions with respect to the MiX ordinary shares underlying your MiX ADSs. Please check with your broker, bank or other securities intermediary, as applicable, and carefully follow the voting procedures provided to you.

For more information, see “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Voting Your Shares” beginning on page 45 of the accompanying joint proxy statement/prospectus.

Q:	What proposals are being voted on at the Powerfleet special meeting, and what stockholder vote is required?

A:	Powerfleet stockholders are being asked to consider and vote on:

1.	Powerfleet stock issuance proposal – the approval of the issuance of the scheme consideration shares, pursuant to the implementation agreement;

2.	Powerfleet charter amendment proposal – the approval of the charter amendment to increase the number of authorized shares of Powerfleet common stock from 75 million to 175 million;

3.	Powerfleet compensation proposal – the approval, on an advisory (non-binding) basis, of the compensation that may become payable to certain named executive officers of Powerfleet in connection with, and upon, the consummation of the transactions; and

4.	Powerfleet adjournment proposal – the approval to adjourn the Powerfleet special meeting, or any adjournments thereof, to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Powerfleet special meeting to approve the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal.

The Powerfleet stock issuance proposal, the Powerfleet charter amendment proposal and the Powerfleet compensation proposal require the affirmative vote of a majority of the votes properly cast at the Powerfleet special meeting, provided a quorum is present. The Powerfleet adjournment proposal also requires the affirmative vote of a majority of the votes properly cast but does not require the presence of a quorum. Abstentions and broker non-votes will have no effect on the outcome of the Powerfleet stock issuance proposal, the Powerfleet charter amendment proposal, the Powerfleet compensation proposal and the Powerfleet adjournment proposal.

See “The Special Meeting of Powerfleet’s Stockholders—Vote Required; Recommendation of the Powerfleet Board of Directors” beginning on page 40 of this joint proxy statement/prospectus.

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Q:	What resolutions are being voted on at the MiX extraordinary general meeting, and what shareholder vote is required to approve such resolutions?

A:	MiX shareholders will be asked to consider and vote on the following special resolutions:

1.	MiX scheme resolution – the approval of the scheme, pursuant to the terms of the implementation agreement and in accordance with Sections 114 and 115 of the Companies Act; and

2.	MiX revocation resolution – the approval of the revocation of the MiX scheme resolution if the scheme is not implemented.

MiX shareholders will also be asked to consider and vote on the following ordinary resolutions:

1.	MiX termination notice resolution – the authorization of the MiX board to issue a termination notice to Powerfleet pursuant to the implementation agreement if the MiX board determines it to be in the best interests of MiX Telematics and MiX shareholders to do so; and

2.	MiX authorization resolution – the authorization of each director and the company secretary of MiX Telematics to take any actions necessary for purposes of giving effect to the MiX resolutions proposed and passed at the MiX extraordinary general meeting.

The MiX scheme resolution and the MiX revocation resolution will be proposed as special resolutions and the MiX termination notice resolution and the MiX authorization resolution will be proposed as ordinary resolutions. Pursuant to the MiX memorandum, for each special resolution to be approved, it must be supported by at least 75% of the votes cast at the MiX extraordinary general meeting, and for each ordinary resolution, more than 50% of the votes cast at the MiX extraordinary general meeting, in each case not counting abstentions.

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

See “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Vote Required; Recommendation of the MiX Telematics Independent Board of Directors” beginning on page 45 of this joint proxy statement/prospectus.

Q:	What are “broker non-votes”?

A:	If you are a beneficial owner of shares registered in the name of your broker, bank or other agent acting as securities intermediary, your shares are held by your broker, bank or other agent as your securities intermediary, or in “street name,” and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. Banks, brokers and other agents acting as securities intermediaries are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine,” but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine.” Under the current rules of Nasdaq and the NYSE, each of the proposals to be considered at the Powerfleet special meeting and each of the resolutions to be considered at the MiX extraordinary general meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore banks, brokers and other agents acting as securities intermediaries do not have discretionary authority to vote the shares on any of the proposals to be considered at the Powerfleet special meeting or the resolutions to be considered at the MiX extraordinary general meeting. A “broker non-vote” occurs when a proposal is deemed “non-routine” and a securities intermediary holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. If a beneficial owner of shares of Powerfleet common stock or MiX ordinary shares held in street name does not give voting instructions to the broker, bank or other agent acting as a securities intermediary, then those shares will not be present or represented by proxy at the Powerfleet special meeting or the MiX extraordinary general meeting. For information regarding the effect of broker non-votes on the outcome of the Powerfleet proposals and the MiX resolutions, see “What is the effect of an abstention or a broker non-vote?” below.

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Q:	If my shares of Powerfleet common stock or MiX ordinary shares are held in “street name” or a “securities intermediary account” by my bank, broker or other securities intermediary, will my bank, broker or other securities intermediary automatically vote my shares of Powerfleet common stock or MiX ordinary shares for me?

A:	No. If your shares are held in “street name” your bank, broker or other securities intermediary will not vote your shares of Powerfleet common stock or MiX ordinary shares if you do not provide your bank, broker or other securities intermediary with a signed voting instruction card with respect to your shares of Powerfleet common stock or MiX ordinary shares. Brokers do not have discretionary authority to vote on any of the Powerfleet proposals or the MiX resolutions. Therefore, you should instruct your bank, broker or other securities intermediary to vote your shares of Powerfleet common stock or MiX ordinary shares by following the directions your bank, broker or other securities intermediary provides.

If you fail to instruct your broker, bank or other securities intermediary to vote your Powerfleet common stock and the broker, bank or other securities intermediary submits an unvoted proxy, the resulting “broker non-votes” will not be counted toward a quorum at the Powerfleet special meeting, and they will not be voted on any of the Powerfleet proposals.

If you fail to instruct your broker, bank or other securities intermediary to vote your MiX ordinary shares and the broker, bank or other securities intermediary submits an unvoted proxy, the resulting “broker non-votes” will generally not be counted towards a quorum at the MiX extraordinary general meeting or voted on any of the MiX resolutions and, as such, they will have no effect on the outcome of the MiX resolutions. However, if, as a MiX shareholder, you sign and return your proxy or authorize a proxy to vote electronically, your MiX ordinary shares will be counted towards a quorum even if you otherwise abstained or failed to vote as indicated in the proxy materials.

If the depositary does not receive voting instructions from a MiX ADS holder regarding how to vote the MiX ordinary shares underlying its MiX ADSs, then such MiX ADS holder may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by MiX Telematics with respect to the MiX ordinary shares underlying such MiX ADSs. The person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions. Additionally, broker non-votes in respect of MiX ADS holders may be considered present for purposes of determining whether there is a quorum for the MiX extraordinary general meeting because of the discretionary proxy that may be deemed to have been given to a person designated by MiX Telematics in connection with uninstructed MiX ADSs, and the person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

See “The Special Meeting of Powerfleet’s Stockholders—Voting Shares Held in Street Name” and “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Voting Your Shares” beginning on pages 42 and 45, respectively of this joint proxy statement/prospectus.

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Q:	What is the effect of an abstention or a broker non-vote?

A:	Powerfleet. Abstentions and broker non-votes are not counted as votes cast, and therefore will have no effect on the outcome of the Powerfleet stock issuance proposal, Powerfleet charter amendment proposal, Powerfleet compensation proposal and Powerfleet adjournment proposal.

MiX Telematics. A withheld vote or abstention, as applicable, is not considered a vote cast with respect to any MiX resolution and will, therefore, not affect the outcome of any MiX resolution. Similarly, if the depositary does not receive voting instructions from a MiX ADS holder regarding how to vote the MiX ordinary shares underlying its MiX ADSs, then such MiX ADS holder may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by MiX Telematics with respect to the MiX ordinary shares underlying such MiX ADSs. The person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

See “The Special Meeting of Powerfleet’s Stockholders—Vote Required; Recommendation of the Powerfleet Board of Directors” and “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Vote Required; Recommendation of the MiX Telematics Independent Board of Directors” beginning on pages 40 and 45, respectively, of this joint proxy statement/prospectus.

Q:	What constitutes a quorum?

A:	Powerfleet. The presence at the Powerfleet special meeting, virtually or by proxy, of the holders of a majority of the total outstanding shares of Powerfleet common stock is necessary to constitute a quorum for the transaction of business at the meeting.

Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. A “broker non-vote” on a matter occurs when a broker, bank or representative may not vote on a particular matter because it does not have discretionary voting authority and has not received instructions from the beneficial owner. If brokers do not have discretionary authority to vote on any of the proposals, a share held by a broker without any voting instructions will not be deemed present or represented by proxy at the Powerfleet special meeting and will not count towards establishing a quorum.

MiX Telematics. Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

A “broker non-vote” with respect to a MiX ordinary share will generally not be deemed present or represented by proxy at the MiX extraordinary general meeting and will not count towards establishing a quorum. However, if, as a MiX shareholder, you sign and return your proxy or authorize a proxy to vote electronically, your MiX ordinary shares will be counted towards a quorum even if you otherwise abstained or failed to vote as indicated in the proxy materials.

Broker non-votes in respect of MiX ADS holders may be considered present for purposes of determining whether there is a quorum for the MiX extraordinary general meeting because of the discretionary proxy that may be deemed to have been given to a person designated by MiX Telematics in connection with uninstructed MiX ADSs, and the person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

Q:	How many votes do I have?

A:	Powerfleet. You are entitled to one vote for each share of Powerfleet common stock that you owned as of the close of business on the Powerfleet record date. As of the close of business on the Powerfleet record date, 37,214,737 shares of Powerfleet common stock were outstanding and entitled to vote at the Powerfleet special meeting.

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MiX Telematics. You are entitled to one vote for every MiX ordinary share (including those represented by MiX ADSs) that you owned as of the close of business on the applicable MiX voting record date. As of the close of business on the applicable MiX notice record date, there were 554,020,612 MiX ordinary shares and MiX ADSs representing 443,175,925 MiX ordinary shares were outstanding and entitled to vote at the MiX extraordinary general meeting.

Q:	What are the recommendations of the Powerfleet and MiX Telematics boards of directors regarding the proposals and resolutions being put to a vote at their respective meetings?

A:	Powerfleet. The Powerfleet board (with the Series A directors abstaining) has approved the transactions, including the scheme, and determined that the implementation agreement and the transactions are fair to, advisable and in the best interests of Powerfleet and its stockholders.

The Powerfleet board recommends that Powerfleet stockholders vote:

●	“FOR” the Powerfleet stock issuance proposal;

●	“FOR” the Powerfleet charter amendment proposal;

●	“FOR” the Powerfleet compensation proposal; and

●	“FOR” the Powerfleet adjournment proposal.

See “The Special Meeting of Powerfleet’s Stockholders—Vote Required; Recommendation of the Powerfleet Board of Directors” and “Recommendation of the Powerfleet Board of Directors and Powerfleet’s Reasons for the Transactions” beginning on pages 40 and 63, respectively, of this joint proxy statement/prospectus.

MiX Telematics. The MiX independent board, after due consideration of the independent expert’s opinion, placed reliance on the independent expert report and is of the opinion that the scheme and scheme consideration are fair and reasonable.

The MiX independent board unanimously recommends that MiX shareholders vote:

●	“FOR” the MiX scheme resolution;

●	“FOR” the MiX revocation resolution;

●	“FOR” the MiX termination notice resolution; and

●	“FOR” the MiX authorization resolution.

See “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Vote Required; Recommendation of the MiX Telematics Independent Board of Directors” and “Recommendation of the MiX Telematics Independent Board of Directors and MiX Telematics’ Reasons for the Transactions” beginning on pages 45 and 67, respectively, of this joint proxy statement/prospectus.

Q:	What happens if I sign and return my proxy card without indicating how I want to vote?

A:	Powerfleet. Signed and dated proxies received by Powerfleet without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each of the Powerfleet proposals presented to the stockholders in accordance with the recommendation of the Powerfleet board. The proxyholders may use their discretion to vote on any other matters which properly come before the Powerfleet special meeting.

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MiX Telematics. If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the MiX independent board. The recommendations of the MiX independent board established by the MiX board are set forth above, as well as with the description of each resolution in this joint proxy statement/prospectus.

See “The Special Meeting of Powerfleet’s Stockholders—Voting Your Shares” and “The Extraordinary General Meeting of MiX Telematics’ Shareholders—Voting Your Shares” beginning on pages 41 and 45, respectively, of this joint proxy statement/prospectus.

Q:	What if I hold shares in both Powerfleet and MiX Telematics?

A:	If you are both a Powerfleet stockholder and a MiX shareholder, you will receive two separate packages of proxy materials. A vote as a Powerfleet stockholder for the proposal to approve the issuance of the scheme consideration shares will not constitute a vote as a MiX shareholder for the proposal to approve the scheme, or vice versa.

Q:	Are the Powerfleet proposals conditioned on one another?

A:	Each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal is conditioned on the approval of each other, but the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal are not conditioned on the approval of any of the other proposals set forth in the accompanying joint proxy statement/prospectus. Further, the consummation of the transactions contemplated by the implementation agreement is conditioned on, among other things, the approval of the MiX scheme resolution by the MiX shareholders.

Q:	Why is Powerfleet proposing the Powerfleet charter amendment proposal?

A:	Currently, the Powerfleet charter provides Powerfleet with the authority to issue 75 million shares of Powerfleet common stock, which is an insufficient number of shares of Powerfleet common stock for the issuance of the scheme consideration shares. The charter amendment will increase the number of shares of Powerfleet common stock authorized for issuance thereunder to 175 million shares, which is expected to be an amount sufficient for the issuance of the scheme consideration shares to the MiX shareholders. The Powerfleet board also believes that the increased number of authorized shares of Powerfleet common stock contemplated by the charter amendment is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by the Powerfleet stockholders (except as required by applicable law or Nasdaq rules), for such corporate purposes as may be determined by the Powerfleet board. Approval of the Powerfleet charter amendment proposal is a condition to the consummation of the transactions.

See “The Powerfleet Charter Amendment Proposal” beginning on page 96 of this joint proxy statement/prospectus.

Q:	Why is Powerfleet proposing an adjournment proposal at the Powerfleet special meeting?

A:	Powerfleet is proposing an adjournment proposal to allow the Powerfleet board to adjourn the Powerfleet special meeting if necessary to solicit additional proxies if there are not sufficient votes to obtain the Powerfleet specified stockholder approval at the time of the Powerfleet special meeting or any adjournments or postponements thereof.

See “The Powerfleet Adjournment Proposal” beginning on page 99 of this joint proxy statement/prospectus.

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Q:	Do any of the directors or executive officers of Powerfleet or MiX Telematics have any interests in the transactions that may be different from, or in addition to, my interests as a Powerfleet stockholder or MiX shareholder?

A:	In considering the proposals and resolutions to be voted on at the respective meetings, you should be aware that the directors and executive officers of Powerfleet and MiX Telematics may have interests that may be different from, or in addition to, the interests of the Powerfleet stockholders and MiX shareholders generally. These interests include the continued employment of certain executive officers of Powerfleet and MiX Telematics, the continued service of certain directors of Powerfleet and MiX Telematics, and the indemnification of Powerfleet and MiX Telematics executive officers and directors by Powerfleet. With respect to Powerfleet directors and executive officers, these interests also include acceleration of vesting of unvested equity grants that are subject to time-based vesting conditions. With respect to certain Powerfleet executive officers, these interests also include transaction-related cash bonus payments upon closing of the transactions and severance payments upon qualifying terminations of employment. Subject to Powerfleet’s consent, MiX Telematics may waive the performance conditions applicable to all MiX SARs, some of which are held by certain MiX Telematics executive officers, which will be assumed by Powerfleet upon completion of the transactions. MiX Telematics directors will not be granted any special benefits in connection with the transactions. Additionally, certain related persons engaged by MiX Telematics in connection with the transactions will be entitled to a success fee upon the closing of the transactions.

See “Interests of Powerfleet Directors and Executive Officers in the Transactions” and “Interests of MiX Telematics Directors, Executive Officers and Certain Related Persons in the Transactions” beginning on pages 84 and 87, respectively, of this joint proxy statement/prospectus for a more detailed description of these interests.

Q:	When are the transactions expected to be completed?

A:	As of the date of this joint proxy statement/prospectus, the transactions are expected to be completed in the first quarter of calendar year 2024. However, no assurance can be provided as to when or if the transactions will be completed. The Powerfleet specified stockholder approval and the MiX specified shareholder approval must be obtained, and other conditions specified in the implementation agreement must be satisfied or, to the extent applicable, waived prior to the consummation of the transactions.

Q:	What conditions must be satisfied to complete the transactions?

A:	The obligations of each of Powerfleet, Powerfleet Sub and MiX Telematics to complete the scheme are subject to the satisfaction (or waiver to the extent permissible under the implementation agreement or applicable law) of various conditions, including the following:

●	absence of certain legal impediments;

●	effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

●	registration under the Companies Act, and approval by the JSE, of a prospectus to be issued in South Africa relating to the transactions;

●	receipt of required regulatory approvals, including the approval of, and the issuance of a compliance certificate by, the TRP in respect of the scheme, approval of South African competition authorities to implement the scheme, approval of the JSE with respect to the scheme and the delisting of MiX ordinary shares from the JSE, and approval of the SARB as required under South African Exchange Control Regulations in respect of the scheme and the Powerfleet secondary listing;

●	receipt of approvals of applicable regulatory authorities for distribution of a scheme circular to MiX Telematics’ shareholders;

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●	receipt by MiX Telematics of a final fair and reasonable opinion of an independent expert, as required by the Companies Act;

●	receipt by MiX Telematics of the MiX specified shareholder approval;

●	receipt by Powerfleet of the Powerfleet specified stockholder approval;

●	receipt of required JSE approvals for the Powerfleet secondary listing;

●	approval for listing on Nasdaq and the JSE of the scheme consideration shares; and

●	closing of debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of Powerfleet’s Series A preferred stock.

See “The Implementation Agreement—Conditions to the Scheme” beginning on page 117 of this joint proxy statement/prospectus.

Q:	What will be the composition of the board of directors and management of the combined company following the transactions?

A:	Following the scheme implementation date, the board of directors of the combined company will be comprised as follows: (i) two directors to be designated by the Powerfleet board, which will be Michael Brodsky, the current Chairman of the Powerfleet board, and Steve Towe, the current Chief Executive Officer of Powerfleet, (ii) two directors designated by the MiX board, which will be Ian Jacobs, the current Chairperson of the MiX board, and Michael McConnell, and (iii) up to two additional directors as mutually agreed upon by Powerfleet and MiX Telematics, each of which must be “independent” within the meaning of the corporate governance standards of Nasdaq. Mr. Brodsky will serve as the Chairman of the board of directors of the combined company.

Additionally, Steve Towe will remain Chief Executive Officer of the combined company and David Wilson will remain the Chief Financial Officer of the combined company following the scheme implementation date.

Q:	Following the transactions, will Powerfleet common stock or MiX ordinary shares continue to trade on a stock exchange?

A:	Following the consummation of the transactions, Powerfleet common stock will continue to be listed on Nasdaq and the TASE under the symbol “PWFL” and will additionally be listed on the JSE via the Powerfleet secondary listing. Further, the MiX ordinary shares will be delisted from the JSE and the MiX ADSs will be delisted from the NYSE. In addition, the MiX ordinary shares and the MiX ADSs will be deregistered under the JSE listings requirements and the Exchange Act, as applicable.

Q:	What are the U.S. federal income tax consequences of the scheme?

A:	The scheme is intended to qualify as a “reorganization” under Section 368(a) of the Code. Assuming the scheme so qualifies, and subject to the discussion under “Material U.S. Federal Income Tax Consequences of the Scheme” of this joint proxy statement/prospectus, a U.S. holder of MiX ordinary shares generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of MiX ordinary shares for shares of Powerfleet common stock pursuant to the scheme. However, neither Powerfleet nor MiX Telematics has sought, nor do they intend to seek, any ruling from the Internal Revenue Service (the “IRS”), and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the scheme does not qualify as a “reorganization” under Section 368(a) of the Code, the receipt of Powerfleet common stock in exchange for MiX ordinary shares would generally constitute a taxable exchange for U.S. federal income tax purposes and the tax consequences of the scheme could materially differ from those described herein.

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For a more complete discussion of the U.S. federal income tax consequences of the scheme, including tax consequences relating to tax basis and holding periods, see “Material U.S. Federal Income Tax Consequences of the Scheme” beginning on page 89 of this joint proxy statement/prospectus. Tax matters relating to the scheme can be complicated, and the tax consequences of the scheme to a particular holder will depend on such holder’s particular facts and circumstances. All holders should consult with their own tax advisors to determine the specific U.S. federal, state or local or foreign income or other tax consequences of the scheme to them.

Q:	Who will solicit and pay the cost of soliciting proxies for the meetings?

A:	Powerfleet. Powerfleet will bear all costs and expenses in connection with the solicitation of proxies, including the costs of preparing, printing and mailing this joint proxy statement/prospectus for the Powerfleet special meeting. Powerfleet has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Powerfleet special meeting and will pay a fee of approximately $10,500, plus reimbursement of reasonable out-of-pocket expenses.

MiX Telematics. MiX Telematics will bear all costs and expenses in connection with the solicitation of proxies, including the costs of preparing, printing and mailing this joint proxy statement/prospectus for the MiX extraordinary general meeting. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. MiX Telematics has engaged Morrow Sodali LLC to assist in the solicitation of proxies in connection with the MiX extraordinary general meeting for a services fee of approximately $17,500, plus disbursements. Brokers, banks and other securities intermediaries will also be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

A:	Yes, you may change your vote any time before your proxy is voted at the Powerfleet special meeting or the MiX extraordinary general meeting. If you hold shares of Powerfleet common stock or MiX ordinary shares, as applicable, in street name (rather than through “own-name” registration), you may submit new voting instructions by contacting your bank, broker or other securities intermediary. You may also change your vote or revoke your proxy at the Powerfleet special meeting and MiX extraordinary general meeting if you obtain a signed letter of representation from the record holder (broker, bank or other securities intermediary) giving you the right to vote the applicable shares. Your most recent proxy card or Internet proxy is the one that is counted. Your participation in the Powerfleet special meeting or MiX extraordinary general meeting by itself will not revoke your proxy unless you give written notice of revocation to Powerfleet or MiX Telematics, as applicable, before your proxy is voted or you vote at the relevant meeting.

If you are a Powerfleet stockholder of record, you can change your vote by:

●	timely delivering a written notice of revocation or a duly executed proxy bearing a later date by mail to the secretary of Powerfleet at the address provided immediately below;

●	timely submitting revised voting instructions by telephone or over the Internet by following the instructions set forth on the applicable proxy card;

●	attending the Powerfleet special meeting and voting electronically.

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey, 07677

Attn: David Wilson, Corporate Secretary

If you are a MiX shareholder and you have voted by Internet or email, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of the company secretary at MiX Telematics’ corporate offices at the address provided immediately below, provided such statement is received no later than 2:30 p.m., South African time, on February 28, 2024;

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●	voting again by Internet at a later time before the closing of those voting facilities at 2:30 p.m., South African time, on February 28, 2024;

●	submitting a properly signed proxy card with a later date that is received no later than 2:30 p.m., South African time, on February 28, 2024; or

●	attending the MiX extraordinary general meeting, revoking your proxy and voting electronically.

MiX Telematics Limited

Matrix Corner, Howick Close

Waterfall Park

Midrand, Johannesburg, South Africa, 1685

(PO Box 12326, Vorna Valley, 1686)

Attn: MiX Telematics Company Secretary

If you have queries about how you can deliver voting instructions with respect to MiX ADSs, please contact the depositary, your broker, bank or other securities intermediary. If at any point you require guidance, please contact MiX Telematics at company.secretary@mixtelematics.com.

Q:	Do I need to do anything about my certificates representing MiX ordinary shares?

A:	Yes. In the event that the scheme becomes operative, you will be required to surrender your documents of title in respect of all your MiX ordinary shares in order to receive the scheme consideration.

In order to surrender your documents of title and receive the scheme consideration, you will be required to complete a form of surrender and transfer in accordance with the instructions contained therein, which will be attached to the scheme circular issued to you by MiX Telematics, and return it, together with the relevant documents of title, to the transfer secretaries, either by hand to Computershare, First Floor, Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, 2196, South Africa, or by post to Private Bag X3000, Saxonwold, 2132. It must be received no later than 12:00 South African time on the scheme record date.

You may surrender your documents of title any time prior to the scheme record date in anticipation of the scheme becoming operative.

If you are a certificated shareholder and your share certificates relating to your MiX ordinary shares to be surrendered have been lost or destroyed, you should nevertheless return the form of surrender and transfer attached to the scheme circular, duly signed and completed, to the transfer secretaries together with a duly completed indemnity form, which is obtainable from the transfer secretaries, as well as satisfactory evidence that the documents of title have been lost or destroyed.

If the scheme is not implemented, as a result of any of the conditions not being fulfilled or waived, or the implementation agreement is terminated, then any documents of title surrendered and held by the transfer secretaries will be returned to the relevant shareholders by the transfer secretaries, at such shareholders’ own risk, by registered post within approximately five business days from the date on which the scheme is not implemented or the implementation agreement is terminated.

If you hold ADRs evidencing MiX ADSs, you will generally need to surrender those ADRs in order to receive your scheme consideration. The depositary will mail you a letter of transmittal to be used for such purpose.

In connection with the scheme, MiX Telematics will pay any applicable fees, charges and expenses of the depositary and government charges due to or incurred by the depositary, in connection with the cancellation of the MiX ADSs surrendered (and the underlying MiX ordinary shares), including applicable MiX ADS cash distribution fees, MiX ADS cancellation fees and depositary servicing fees (each up to $0.05 per MiX ADS pursuant to the terms of the deposit agreement).

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this joint proxy statement/ prospectus, including the annexes and the documents incorporated by reference, and to consider how the transactions will affect you as a stockholder or shareholder. You should then vote as soon as possible, in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed voting materials, or, if you hold your shares through a brokerage firm, bank or other securities intermediary, on the voting instruction form provided by the broker, bank or securities intermediary. You should note specific instructions for voting with respect to MiX ADS holders.

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Q:	Who can help answer my questions?

A:	Powerfleet stockholders or MiX shareholders that have questions about the implementation agreement, the transactions or the other matters to be voted on at the Powerfleet special meeting or MiX extraordinary general meeting, who need assistance submitting their proxy or voting shares or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Powerfleet

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers call: (212) 269-5550

All others call toll-free: (800) 949-2583

Email: pwfl@dfking.com

MiX Telematics

Statucor Proprietary Limited

Company Secretary of MiX Telematics

Matrix Corner, Howick Close

Waterfall Park Midrand, Johannesburg, South Africa, 1685

(PO Box 12326, Vorna Valley, 1686)

Email: company.secretary@mixtelematics.com

Morrow Sodali LLC
430 Park Avenue, 14th Floor
New York, New York 10022
Banks and brokers call: (203) 658-9400
Shareholders call toll-free: (800) 662-5200 or
Email: MIXT@investor.morrowsodali.com

If you are a MiX ADS holder and have queries about how you can deliver voting instructions, please contact the depositary, your broker, bank or other securities intermediary. If at any point you require guidance, please contact the MiX Telematics at company.secretary@mixtelematics.com.

Q:	Where can I find more information about Powerfleet and MiX Telematics?

A:	You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus.

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SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the transactions and the matters being voted on by Powerfleet stockholders and MiX shareholders at their respective meetings more fully, and to obtain a more complete description of the legal terms of the implementation agreement, you should carefully read this entire document, including the annexes and the documents incorporated by reference herein and to which Powerfleet and MiX Telematics refer you. Items in this summary include page references directing you to a more complete description of the topics. See “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus.

Information about the Companies (Page 38)

Powerfleet

Powerfleet was incorporated in the State of Delaware in 2019. Powerfleet, together with its subsidiaries, is a global leader of Internet-of-Things (“IoT”) solutions providing valuable business intelligence for managing high-value enterprise assets that improve operational efficiencies. Powerfleet is solving the challenge of inefficient data collection, real-time visibility, and analysis that leads to transformative business operations. Powerfleet’s Software-as-a-Service (“SaaS”) cloud-based applications take data from its IoT devices and ecosystem of third-party and partner applications to present actionable information for customers to increase efficiencies, improve safety and security, and increase their profitability in easy-to-understand reports, dashboards and real-time alerts. Powerfleet’s principal executive office is located at 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

Additional information about Powerfleet and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 143 for more information.

MiX Telematics

MiX Telematics was incorporated under the laws of the Republic of South Africa in 1995. MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS. MiX Telematics’ solutions deliver a measurable return by enabling its customers to manage, optimize and protect their investments in commercial fleets or personal vehicles. MiX Telematics generates actionable insights that enable a wide range of customers, from large enterprise fleets to small fleet operators and consumers, to reduce fuel and other operating costs, improve efficiency, enhance regulatory compliance, enhance driver safety, manage risk and mitigate theft. Using an intuitive, web-based interface, dashboards or mobile apps, its fleet customers can access large volumes of real-time and historical data, monitor the location and status of their drivers and vehicles and analyze a wide number of key metrics across their fleet operations. MiX Telematics’ principal executive office is located at 750 Park of Commerce Blvd., Suite 310, Boca Raton, Florida 33487.

Additional information about MiX Telematics and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 143 for more information.

Powerfleet Sub

Powerfleet Sub is a private company incorporated in the Republic of South Africa on August 30, 2023. Powerfleet Sub has no material assets and does not operate any business. To date, Powerfleet Sub has not conducted any activities other than those incidental to its formation and the execution of the implementation agreement. After the consummation of the transactions, Powerfleet Sub will be the holding company of MiX Telematics.

The address of Powerfleet Sub’s registered office is Block C, Belvedere Office Park, Pasita Street, Cape Town, Republic of South Africa, 7530.

The Transactions (Page 49)

On October 10, 2023, Powerfleet, Powerfleet Sub and MiX Telematics entered into the implementation agreement. Upon satisfaction or waiver of the closing conditions in the implementation agreement, on the scheme implementation date, Powerfleet Sub will acquire all of the issued MiX ordinary shares (including those represented by MiX ADSs), excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, through the implementation of the scheme in accordance with Sections 114 and 115 of the Companies Act, from MiX shareholders (including MiX ADS holders) in exchange for the scheme consideration.

As a result of the transactions, MiX Telematics will become a direct, wholly owned subsidiary of Powerfleet Sub and an indirect, wholly owned subsidiary of Powerfleet. The securityholders of MiX Telematics will become securityholders of Powerfleet. The implementation of the scheme is expected to result in current MiX Telematics securityholders owning approximately 65.5%, and current Powerfleet securityholders owning approximately 34.5%, of the outstanding shares of Powerfleet common stock on a fully diluted basis immediately following the scheme implementation date.

Company Structure (Page 49)

Upon consummation of the transactions, MiX Telematics will become a direct, wholly owned subsidiary of Powerfleet Sub and an indirect, wholly owned subsidiary of Powerfleet. The following diagrams illustrate in simplified terms the current structure of Powerfleet and MiX Telematics and the expected structure of Powerfleet following the consummation of the transactions.

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Current Structure of the Companies

Post-Closing Structure*

* Percentages reflect expected ownership immediately after consummation of the transactions on a fully-diluted basis.

Scheme Consideration to MiX Shareholders (Page 104)

On the scheme implementation date, each MiX shareholder, other than MiX shareholders that have validly exercised appraisal rights with respect to the scheme, will receive 0.12762 shares of Powerfleet common stock for each MiX ordinary share held as of the scheme record date by such MiX shareholder (and each MiX ADS holder will receive 3.19056 shares of Powerfleet common stock for each MiX ADS held by such MiX ADS holder), plus any cash payments in respect of fractional entitlements to such shares.

Treatment of Powerfleet Equity Awards

Although the transactions, as structured, do not fall within the “change in control” definition for purposes of the Powerfleet equity plans, on October 9, 2023, the compensation committee of the Powerfleet board (the “Powerfleet compensation committee”) approved the acceleration of vesting of unvested restricted stock and stock option awards with time-based vesting conditions that are outstanding under the Powerfleet equity plans (including any inducement awards with time-based vesting). The acceleration of vesting of equity awards are subject to and conditioned upon the closing of the transactions, which will result in an effective change of control of Powerfleet, as current MiX Telematics securityholders are expected to own approximately 65.5% of Powerfleet on a fully diluted basis immediately following the implementation of the scheme.

Treatment of MiX Telematics Equity Awards (Page 105)

Assumption of MiX Telematics Equity Plans

On the scheme implementation date, Powerfleet will assume MiX Telematics’ equity compensation plans, each of which will be amended as necessary to reflect such assumption.

MiX Telematics Stock Appreciation Rights

Each MiX SAR that is outstanding immediately prior to the scheme implementation date, whether or not vested or exercisable, will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such MiX SAR immediately prior to the scheme implementation date, except that (i) the applicable performance conditions may be waived by MiX Telematics, subject to Powerfleet’s consent, in connection with the closing of the transactions and (ii) each MiX SAR will constitute a stock appreciation right with respect to the number of shares of Powerfleet common stock determined by multiplying (x) the number of MiX ordinary shares subject to such MiX SAR immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares), and any per-share exercise price will equal the quotient obtained by dividing (A) the exercise price per MiX ordinary share subject to such MiX SAR immediately prior to the scheme implementation date by (B) the per share scheme consideration (rounded up to the nearest one hundredth of a cent).

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Treatment of Indebtedness of MiX Telematics (Page 105)

No later than five business days prior to the date on which the scheme conditions are fulfilled or waived, MiX Telematics will use commercially reasonable efforts to obtain and deliver to Powerfleet customary payoff letters with respect to the satisfaction and release of all of MiX Telematics’ and its subsidiaries’ liabilities and obligation under any loan document pursuant to which MiX Telematics is required to repay or redeem any indebtedness at or prior to the scheme implementation date as mutually agreed to by the parties, the termination of all such loan documents, the release of all liens held pursuant to or otherwise related to such loan documents and such other matters as Powerfleet may reasonably request.

Comparative Per Share Data and Dividend Information (Page 135)

Shares of Powerfleet common stock are listed on Nasdaq and the TASE under the symbol “PWFL.” MiX ordinary shares are listed and traded on the JSE under the symbol “MIX” and MiX ADSs are listed on the NYSE and traded under the symbol “MIXT.” Bank of New York Mellon serves as depositary with respect to MiX ADSs. The following table shows the closing prices of shares of Powerfleet common stock and MiX ADSs as reported on Nasdaq and the NYSE, respectively, on October 9, 2023, the last trading day before the implementation agreement was announced, and on January 19, 2024, the last practicable day before the date of this joint proxy statement/prospectus.

	Powerfleet common stock	MiX ADSs (each representing 25 MiX ordinary shares)
October 9, 2023	$1.97	$5.58
January 19, 2024	$3.33	$9.10

Recommendation of the Powerfleet Board of Directors and Powerfleet’s Reasons for the Transactions (Page 63)

The Powerfleet board (with the Series A directors abstaining) recommends that Powerfleet stockholders vote “FOR” the Powerfleet stock issuance proposal, “FOR” the Powerfleet charter amendment proposal, “FOR” the Powerfleet compensation proposal and “FOR” the Powerfleet adjournment proposal. In reaching its determinations and recommendations, the Powerfleet board consulted with Powerfleet’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the transactions:

●	the transactions are expected to immediately increase value to stockholders, with combined total revenue of $279 million. The stronger balance sheet paired with a growth-centric capital structure is expected to propel the combined entity towards ambitious and achievable growth goals, including “Rule of 40” performance;

●	the combined company will create a mobile asset IoT SaaS organization with significant scale, serving all mobile asset types. The increased scale is expected to enable the combined entity to more efficiently serve its customers and create advantages to compete in an industry characterized by the need for high pace of development and innovation;

●	with a combined base of approximately 1.7 million subscribers following the transactions, the joint entity is expected to achieve significant scale as well as enhance its Unity platform strategy – including its AI-led data harmonization and integration capabilities;

●	by integrating the Powerfleet’s and MiX Telematics’ world-class engineering and technology teams, the combined organization is expected to accelerate the delivery of top-class solutions with improved competitive advantage;

●	the joint entity’s combined geographical footprint, deep vertical expertise and expanded software solution sets coupled with its extensive direct and indirect sales channel capabilities are expected to enable it to maximize significant cross-sell and upsell opportunities within its large joint customer base;

●	the fact that Powerfleet stockholders will continue to participate in the future performance of the combined company through their continued ownership in Powerfleet;

●	the fact that two members of the continuing board of directors of Powerfleet will be designated by Powerfleet, including the Chief Executive Officer of Powerfleet and the Chairman of the Powerfleet board (with two other members appointed by MiX Telematics and up to two further directors to be appointed upon mutual agreement of Powerfleet and MiX Telematics), and that the Chief Executive Officer and Chief Financial Officer of Powerfleet will remain in those roles; and

●	the Powerfleet board’s view, after consultation with Powerfleet management and financial advisors, that a strategic combination with MiX Telematics was Powerfleet’s best available strategic alternative.

For a more complete description of the factors considered by the Powerfleet board in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Powerfleet board, see “Overview of the Transactions—Recommendation of the Powerfleet Board of Directors and Powerfleet’s Reasons for the Transactions” beginning on page 63 of this joint proxy statement/prospectus.

Opinion of Powerfleet’s Financial Advisor (Page 72 and Annex C)

William Blair was retained by Powerfleet to act as its financial advisor in connection with a possible transaction. Pursuant to its engagement, the Powerfleet board requested that William Blair render an opinion to the Powerfleet board as to the fairness, from a financial point of view, of the exchange ratio to holders of Powerfleet common stock. On October 9, 2023, William Blair delivered its oral opinion to the Powerfleet board (subsequently confirmed in its written opinion dated October 9, 2023) that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the exchange ratio was fair, from a financial point of view, to holders of Powerfleet common stock.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED OCTOBER 9, 2023, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. THE ANALYSIS PERFORMED BY WILLIAM BLAIR SHOULD BE VIEWED IN ITS ENTIRETY; NONE OF THE METHODS OF ANALYSIS SHOULD BE VIEWED IN ISOLATION. WILLIAM BLAIR’S FAIRNESS OPINION WAS DIRECTED TO THE POWERFLEET BOARD FOR ITS USE AND BENEFIT IN EVALUATING THE FAIRNESS OF THE EXCHANGE RATIO SPECIFIED IN THE IMPLEMENTATION AGREEMENT AND RELATES ONLY TO THE FAIRNESS, AS OF THE DATE OF WILLIAM BLAIR’S FAIRNESS OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO SPECIFIED IN THE IMPLEMENTATION AGREEMENT. WILLIAM BLAIR’S FAIRNESS OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE SCHEME OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY POWERFLEET STOCKHOLDER AS TO HOW SUCH POWERFLEET STOCKHOLDER SHOULD VOTE ITS SHARES OF POWERFLEET COMMON STOCK WITH RESPECT TO THE SCHEME. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY POWERFLEET TO ENGAGE IN THE SCHEME. THE SUMMARY OF WILLIAM BLAIR’S FAIRNESS OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS FAIRNESS OPINION ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C.

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Recommendation of the MiX Telematics Independent Board of Directors and MiX Telematics’ Reasons for the Transactions (Page 67)

The MiX independent board recommends that MiX shareholders vote “FOR” the MiX scheme resolution, “FOR” the MiX revocation resolution, “FOR” the MiX termination notice resolution and “FOR” the MiX authorization resolution. In reaching its determinations and recommendations, the MiX independent board consulted with MiX Telematics’ senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the transactions:

●	the transactions will create a global IoT SaaS provider with significant scale, elevating the strategic position of the combined company globally. The increased scale of the combined company business is expected to enable it to more efficiently serve its customers and more effectively compete in an industry which is characterized by a high pace of development and innovation;

●	the transactions will create an enlarged combined company platform that the parties believe will be well positioned to capitalize on consolidation opportunities in the global IoT industry and, as a result, the combined company should be able to benefit from enhanced market presence and influence;

●	the combination of geographies served by MiX Telematics and Powerfleet reduces the combined company’s proportionate exposure (compared to MiX Telematics’ proportionate exposure on a stand-alone basis) to developing markets, thereby mitigating foreign currency risks and creating opportunities for accelerated market penetration through cross-selling and upselling into various geographies; and

●	the transactions will enable the combined company to transition to an expanded bundled subscription model, which should facilitate increased recurring subscription revenues, greater future revenue visibility and margin expansion.

For a more complete description of the factors considered by the MiX independent board in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendations of the MiX independent board, see “Overview of the Transactions—Recommendation of the MiX Telematics Independent Board of Directors and MiX Telematics’ Reasons for the Transactions” beginning on page 67 of this joint proxy statement/prospectus.

Opinion of MiX Telematics’ Independent Expert (Page 80)

Pursuant to an engagement letter dated September 7, 2023, MiX retained BDO as its independent expert in connection with a possible acquisition of MiX and to deliver a fair and reasonable opinion in connection with the proposed scheme.

At the meeting of the MiX independent board on October 2, 2023, BDO rendered its oral opinion to the MiX independent board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the scheme consideration to be paid to the MiX shareholders in the proposed scheme was fair and reasonable (as contemplated by the Companies Act) to such shareholders. BDO has confirmed its October 2, 2023 opinion by delivering its written opinion to the MiX independent board, dated October 10, 2023, that, as of such date, the scheme consideration to be paid to the MiX shareholders in the proposed scheme is fair and reasonable (as contemplated by the Companies Act) to such shareholders. BDO subsequently confirmed its October 2, 2023 and October 10, 2023 opinion by delivering, in connection with the finalization of the scheme circular as required under the Companies Act, its written opinion to the MiX independent board, dated January 12, 2024, that, as of such date, the scheme consideration to be paid to the MiX shareholders in the proposed scheme is fair and reasonable (as contemplated by the Companies Act) to such shareholders.

The full text of the final written opinion of BDO, dated January 12, 2024, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of BDO set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. MiX shareholders are urged to read the opinion in its entirety.

BDO’s written opinion was addressed to the MiX independent board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed scheme, was directed only to the scheme consideration to be paid in the scheme and did not address any other aspect of the scheme. BDO expressed no opinion as to the fairness of the scheme consideration to the holders of any other class of securities, creditors or other constituencies of MiX or as to the underlying decision by MiX to engage in the proposed scheme. The opinion does not constitute a recommendation to any MiX shareholder as to how such shareholder should vote with respect to the proposed scheme or any other matter.

Interests of Certain Persons in the Transactions (Pages 84 and 87)

Powerfleet

In considering the recommendation of the Powerfleet board, Powerfleet stockholders should be aware that Powerfleet’s directors and executive officers may have interests in the transactions, including financial interests, that may be different from, or in addition to, the interests of Powerfleet stockholders generally. The Powerfleet board was aware of and considered such interests, among other matters, in reaching its decision to adopt the implementation agreement and approve the transactions and in recommending to Powerfleet stockholders that the Powerfleet proposals relating to the Powerfleet special meeting be approved.

These interests are described in further detail in “Interests of Powerfleet Directors and Executive Officers in the Transactions” beginning on page 84 of this joint proxy statement/prospectus.

MiX Telematics

In considering the recommendation of the MiX independent board, MiX shareholders should be aware that MiX Telematics’ directors and executive officers may have interests in the transactions, including financial interests, that may be different from, or in addition to, the interests of MiX shareholders generally. Additionally, certain related persons engaged by MiX Telematics in connection with the transactions will be entitled to a success fee upon the closing of the transactions. The MiX board was aware of and considered such interests, among other matters, in reaching its decision to adopt the implementation agreement and approve the transactions and in recommending to MiX shareholders that the MiX resolutions relating to the MiX extraordinary general meeting be approved.

These interests are described in further detail in “Interests of MiX Telematics Directors, Executive Officers and Certain Related Persons in the Transactions” beginning on page 87 of this joint proxy statement/prospectus.

Board of Directors and Management of the Combined Company (Page 87)

Following the implementation of the scheme, the board of directors and management of the combined company will be as follows:

●	the board of directors will be comprised of: (i) two directors designated by the Powerfleet board, which will be Michael Brodsky, the current Chairman of the Powerfleet board, and Steve Towe, the current Chief Executive Officer of Powerfleet, (ii) two directors designated by the MiX board, which will be Ian Jacobs, the current Chairperson of the MiX board, and Michael McConnell, and (iii) up to two additional directors to be mutually agreed upon by Powerfleet and MiX Telematics, each of which must be “independent” within the meaning of the corporate governance standards of Nasdaq;

●	Mr. Brodsky will serve as the Chairman of board of directors; and

●	Steve Towe and David Wilson will remain the Chief Executive Officer and Chief Financial Officer, respectively.

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Material U.S. Federal Income Tax Consequences of the Scheme (Page 89)

Assuming that the scheme is completed as currently contemplated, each of Powerfleet and MiX Telematics intends for the scheme to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to MiX Telematics’ obligation to closing of the transactions that it receives an opinion of counsel to the effect that the scheme should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the scheme qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder and a non-U.S. holder (each as defined in “Material U.S. Federal Income Tax Consequences of the Scheme”) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of MiX ordinary shares (including those represented by MiX ADSs) for shares of Powerfleet common stock pursuant to the scheme, except with respect to any cash received in lieu of fractional shares of Powerfleet common stock.

Please see “Material U.S. Federal Income Tax Consequences of the Scheme” for a more detailed discussion of the U.S. federal income tax consequences of the scheme to U.S. holders and non-U.S. holders. Each MiX shareholder is strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the scheme to it.

Appraisal Rights or Dissenters’ Rights (Page 88)

Appraisal rights are not available to holders of Powerfleet common stock or MiX ADS holders.

In terms of Section 164 of the Companies Act, at any time before the MiX resolutions as set out in this joint proxy statement/prospectus are voted on, a MiX shareholder may give MiX Telematics a written notice objecting to the MiX resolutions. Within ten business days after adoption of the MiX resolutions, MiX Telematics must send a notice to the dissenting MiX shareholders that have not withdrawn their objection notice and that have voted against the MiX resolutions, informing them that the MiX resolutions have been adopted. A dissenting MiX shareholder may demand that MiX Telematics pay the dissenting MiX shareholder the fair value for all of its MiX ordinary shares by following the procedural requirements of Section 164 of the Companies Act. A copy of the relevant provisions of Section 164 of the Companies Act is set out in Annex E attached to this joint proxy statement/prospectus.

Listing of Powerfleet Common Stock; Delisting and Deregistration of MiX ADSs and MiX Ordinary Shares (Page 88)

The conditions to the consummation of transaction include, among others, that (i) the shares of Powerfleet common stock issuable to MiX shareholders in the scheme be approved for listing on Nasdaq, subject to official notice of issuance, and (ii) Powerfleet obtains approvals from the JSE for the Powerfleet secondary listing on the Main Board of the JSE.

Powerfleet common stock is currently listed for trading on Nasdaq and the TASE under the symbol “PWFL.” MiX ordinary shares are currently listed for trading on the JSE under the symbol “MIX” and MiX ADSs are currently listed for trading on the NYSE under the symbol “MIXT.” Following consummation of the transactions, MiX ordinary shares will be delisted from the JSE and MiX ADSs will be delisted from the NYSE. Both MiX ordinary shares and MiX ADSs will be deregistered under the JSE listings requirements and the Exchange Act, as applicable.

Conditions to the Completion of the Transactions (Page 106)

The obligations of each party to implement the scheme are subject to the fulfillment (or, where applicable under the implementation agreement and applicable law, waiver) of various conditions, including the following:

●	MiX Telematics having obtained the requisite regulatory approvals for MiX Telematics to send the scheme circular to MiX shareholders;

●	MiX Telematics having obtained the MiX shareholder approval and Powerfleet having obtained the Powerfleet stockholder approval;

●	the parties having obtained all approvals from the JSE for the Powerfleet secondary listing;

●	the scheme consideration shares to be issued pursuant to the implementation of the scheme having been approved for listing on Nasdaq and the Main Board of the JSE, subject to official notice of issuance;

●	no law or order having been promulgated, entered, enforced, enacted or issued or made applicable to the scheme or the issuance of the scheme consideration shares by any governmental entity that prohibits, restrains or makes illegal the implementation of the scheme or the issuance of the scheme consideration shares;

●	the registration statement of which this joint proxy statement/prospectus forms a part having become effective, and not subject to any stop order or any proceeding seeking a stop order;

●	the South African prospectus having been registered under the Companies Act and approved by the JSE;

●	the closing of the financing having occurred and there having been deposited with Powerfleet and/or Powerfleet Sub or a third party appointed for such purpose readily available funds sufficient to provide for and to be utilized exclusively for the redemption in full in cash of all outstanding shares of Series A preferred stock;

●	expiration or termination of all applicable waiting periods required under any competition laws for the consummation of the transactions;

●	with respect to any MiX shareholders exercising appraisal rights afforded by the Companies Act, (i) MiX shareholders holding not more than 3% of all MiX ordinary shares eligible to be voted at the MiX extraordinary general meeting do not give notice objecting to the MiX resolutions and/or do not vote against the MiX resolutions or (ii) if more than 3% of all MiX ordinary shares eligible to vote at the MiX extraordinary general meeting give notice objecting to the MiX resolutions and vote against the MiX resolutions at the MiX extraordinary general meeting, the relevant MiX shareholders do not validly and timely exercise their appraisal rights in respect of more than 3% of the MiX ordinary shares eligible to be voted at the MiX general meeting;

●	if the MiX resolutions are opposed by 15% or more of the voting rights exercised on the MiX resolutions and, within five business days after the vote at the MiX extraordinary general meeting, any person who voted against the MiX resolutions requires MiX Telematics to seek the approval of a court under the Companies Act and the court having approved the implementation of the MiX resolutions;

●	if any person who voted against the MiX resolutions applies to court under the Companies Act, either the court having declined to grant leave to such person for a review of the MiX resolutions or if leave for a review is granted, the court having declined to set aside the MiX resolutions and approved the implementation of the MiX resolutions;

●	the parties having made any material filing required to obtain all material governmental authorizations applicable to the transactions and obtaining all such governmental authorizations, including the following:

○	issuance by the TRP of a compliance certificate in respect of the scheme;

○	approvals from applicable competition authorities as are required under applicable law to implement the scheme;

○	approvals from the JSE as are required under the JSE listings requirements with respect to the scheme, the delisting of MiX ordinary shares from the JSE and the Powerfleet secondary listing;

○	such approval of FinSurv as is required to implement the scheme, the delisting of MiX ordinary shares from the JSE and the Powerfleet secondary listing; and

●	the independent expert having provided an opinion in relation to the scheme confirming that the scheme consideration is not unfair and not unreasonable to MiX shareholders.

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Further, there are separate, but additional, conditions to the obligations of each party to implement the scheme, which are subject to satisfaction on or prior to 17:00 South African time on the business day immediately preceding the day on which the MiX extraordinary general meeting and Powerfleet special meeting are to be held, or any other later date on which such meetings are to be held that the parties mutually agree upon so long as the delay in holding such meeting is not the result of the delivery of a MiX failure notice or Powerfleet failure notice (each as defined in “The Implementation Agreement—Termination”) (such date being referred to as the “pre-general meeting date”).

The parties to the implementation agreement cannot be certain when, or if, the scheme conditions will be satisfied or waived, or that the scheme will be implemented.

See “The Implementation Agreement—Conditions to the Scheme” beginning on page 117 of this joint proxy statement/prospectus for more information regarding the scheme conditions.

No Solicitation (Page 110)

Subject to certain exceptions, each of Powerfleet and MiX Telematics has agreed that it will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause its and their respective subsidiaries’ directors, officers, employees, financial advisors, accountants and other advisors, agents or representatives not to, directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate or discuss or negotiate with any person, or furnish any nonpublic information or data to any person, with respect to an acquisition proposal. For a more detailed discussion of the ability of Powerfleet and MiX Telematics to consider other proposals, please see “The Implementation Agreement—No Solicitation” beginning on page 110 of this joint proxy statement/prospectus.

Certain Regulatory Approvals (Pages 87 and 102)

Subject to the terms of the implementation agreement, Powerfleet and MiX Telematics have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the implementation agreement (including the scheme), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, (i) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, declared by the SEC, (ii) the approval of Nasdaq to list the shares of Powerfleet common stock to be issued in the scheme, (iii) the approval of, and the issuance of a compliance certificate by, the TRP in respect of the scheme, (iv) the approval of the South African competition authorities to implement the scheme, (v) the approval of the JSE with respect to the scheme, the delisting of MiX ordinary shares from the JSE and the Powerfleet secondary listing on the JSE, and (vi) the approval of the SARB as required under South African Exchange Control Regulations in respect of the scheme and the Powerfleet secondary listing.

Although none of the parties to the implementation agreement knows of any reason why they cannot obtain these regulatory approvals in a timely manner, the parties cannot be certain when or if they will be obtained. See “Overview of the Transactions—Regulatory Approvals” and “The Implementation Agreement—Conditions to the Scheme” beginning on pages 87 and 117, respectively, of this joint proxy statement/prospectus.

Termination of the Implementation Agreement (Page 121)

The implementation agreement may be terminated by mutual written consent of Powerfleet and MiX Telematics at any time prior to the date on which the last of the scheme conditions is fulfilled or, where appropriate, waived (such date being referred to as the “condition date”), subject to approval by the TRP.

In addition, either Powerfleet or MiX Telematics may terminate the implementation agreement if:

●	at any time prior to the condition date, any governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the implementation of the scheme or the issuance of the scheme consideration shares; provided that this right to terminate will not be available to any party whose breach of any provision of the implementation agreement results in the issuance of such final and non-appealable order or the enactment of such law;

●	the condition date has not occurred on or prior to March 31, 2024 (as such date may be extended in accordance with the implementation agreement, the “outside date”); provided that this right to terminate will not be available to any party whose breach of any provision of the implementation agreement results in the failure of the condition date to occur by such time;

●	the MiX shareholder approval is not obtained at the MiX extraordinary general meeting or at any adjournment or postponement thereof; provided that this right to terminate will not be available (i) to MiX Telematics if the breach of any provision of the implementation agreement by MiX Telematics results in the failure to obtain the MiX shareholder approval at the MiX extraordinary general meeting or (ii) to Powerfleet if MiX Telematics makes an adverse recommendation change following a final determination that the Powerfleet specified conditions (as defined in “The Implementation Agreement—Conditions to the Scheme”) have not been satisfied; or

●	the Powerfleet stockholder approval is not obtained at the Powerfleet special meeting or at any adjournment or postponement thereof; provided that this right to terminate will not be available to Powerfleet if the breach of any provision of the implementation agreement by Powerfleet results in the failure to obtain the Powerfleet stockholder approval at the Powerfleet special meeting.

Further, each party has separate, but additional, termination rights under the terms of the implementation agreement. For a more complete description of these termination rights, see “The Implementation Agreement—Termination” beginning on page 121 of this joint proxy statement/prospectus.

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Termination Fees (Page 123)

MiX Telematics has agreed to pay Powerfleet in immediately available funds a termination fee equal to the lesser of (A) $1,500,000 and (B) an amount equal to 1% of the value of the scheme consideration shares based on the closing price of Powerfleet common stock on the business day immediately prior to such fee becoming due (such fee being referred to as the “termination fee”) if the implementation agreement is terminated under any of the following circumstances:

●	by either party, if the condition date has not occurred on or prior to the outside date or if the MiX shareholder approval is not obtained at the MiX extraordinary general meeting or any adjournment or postponement thereof, or by Powerfleet, solely upon MiX Telematics’ willful and intentional breach of any of its no solicitation obligations or a breach of its obligations to hold the MiX extraordinary general meeting and use reasonable best efforts to solicit proxies in favor of the scheme, and at or prior to such termination, an acquisition proposal for MiX Telematics has been made and within twelve months after the date of such termination, MiX Telematics enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for MiX Telematics (regardless of whether it is the same acquisition proposal); however, in this instance, references to 15% or more in the definition of acquisition proposal will be replaced by more than 50%;

●	by Powerfleet, if, prior to the receipt of the MiX shareholder approval, MiX Telematics, the MiX independent board or the MiX board or any committee thereof makes an adverse recommendation change;

●	by MiX Telematics, if, prior to the receipt of the MiX shareholder approval, (i) the MiX independent board authorizes MiX Telematics to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, (ii) substantially concurrent with the termination of the implementation agreement, MiX Telematics enters into the acquisition agreement with such third party, and (iii) the superior proposal is approved by holders of more than 50.1% of the issued MiX ordinary shares; or

●	by MiX Telematics if the condition date has not occurred on or prior to the outside date and the MiX independent board, MiX board or any committee thereof makes an adverse recommendation change, unless the MiX shareholder approval was received prior to such termination.

Powerfleet has agreed to pay MiX Telematics the termination fee if the implementation agreement is terminated under any of the following circumstances:

●	by either party, if the condition date has not occurred on or prior to the outside date or if the Powerfleet stockholder approval is not obtained at the Powerfleet special meeting or any adjournment or postponement thereof, or by MiX Telematics, solely upon Powerfleet’s willful and intentional breach of any of its no solicitation obligations or a breach of its obligations to hold the Powerfleet special meeting and use reasonable best efforts to solicit proxies in favor of the Powerfleet specified stockholder approval, and at or prior to such termination, an acquisition proposal for Powerfleet has been made and within twelve months after the date of such termination, Powerfleet enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for Powerfleet (regardless of whether it is the same acquisition proposal); however, in this instance, references to 15% or more in the definition of acquisition proposal will be replaced by more than 50%;

●	by Powerfleet, if, prior to the receipt of the Powerfleet stockholder approval, (i) the Powerfleet board authorizes Powerfleet to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, and (ii) substantially concurrent with the termination of the implementation agreement, Powerfleet enters into the acquisition agreement with such third party; or

●	by Powerfleet if the condition date has not occurred on or prior to the outside date and the Powerfleet board or any committee thereof makes an adverse recommendation change, unless the Powerfleet stockholder approval was received prior to such termination.

See “The Implementation Agreement—Termination Fees” beginning on page 123 of this joint proxy statement/prospectus for a more information on termination fees.

Financing Relating to the Transactions (Page 84)

As a condition to implementation of the scheme and consummation of the transactions, the implementation agreement requires that Powerfleet has closed on a debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of the Powerfleet’s Series A preferred stock.

Powerfleet and MiX Telematics have agreed to use their commercially reasonable efforts to provide, and to use their commercially reasonable efforts to cause their respective representatives and affiliates to provide, all cooperation reasonably requested by the lenders or investors, as applicable, under the financing in connection with the arrangement of such financing.

On December 19, 2023, Powerfleet and MiX Telematics entered into a commitment letter (the “debt commitment letter”) with Rand Merchant Bank, a division of FirstRand Bank Limited (“RMB”), pursuant to which RMB has committed to provide two senior secured term loan facilities to Powerfleet and Powerfleet Sub in an aggregate principal amount of up to $85 million (comprised of two facilities in the aggregate principal amount of up to the ZAR equivalent of $50 million and $35 million, respectively (the “Term A facility” and “Term B facility,” respectively, and, collectively, the “term facilities”)) and a general banking facility to Powerfleet Sub in an aggregate principal amount of up to R350 million (the “general facility” and, together with the term facilities, the “credit facilities”). The term facilities will be available to Powerfleet for the purpose of redeeming the Series A preferred stock in full in cash, and the general facility will be available to fund the ongoing activity and capital expenditures of Powerfleet Sub. The credit facilities are subject to customary closing conditions.

In addition, Powerfleet is considering amending the credit agreement, effective as of October 3, 2019 (the “credit agreement”), by and among PowerFleet Israel Ltd., Pointer Telocation Ltd. and Bank Hapoalim B.M. (“Hapoalim”) to increase the amount available to borrow thereunder by approximately $20 million for the purpose of redeeming the Series A preferred stock in full in cash, subject to entry into a definitive amendment and the terms and conditions set forth therein, as well as the consent of the holders of Series A preferred stock.

See “Financing of the Transactions” beginning on page 84 of this joint proxy statement/prospectus.

Accounting Treatment of the Transactions (Page 88)

Powerfleet and MiX Telematics prepare their respective financial statements in accordance with GAAP. The transactions will be accounted for as a business combination using the acquisition method of accounting, with Powerfleet expecting to be considered the acquirer of MiX Telematics for accounting purposes. Accordingly, Powerfleet will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the scheme implementation date, with any excess purchase price over those fair values being recorded as goodwill.

Comparison of the Rights of Holders of MiX Ordinary Shares and Powerfleet Common Stock (Page 135)

Upon completion of the transactions, MiX shareholders and MiX ADS holders receiving shares of Powerfleet common stock will become stockholders of the combined company, and their rights will be governed by the DGCL and the governing corporate documents of the combined company in effect at the scheme implementation date. MiX shareholders and MiX ADS holders will have different rights once they become stockholders of the combined company due to differences between the governing documents of MiX Telematics and governing documents of Powerfleet, as described in more detail in “Comparison of the Rights of Holders of MiX Ordinary Shares and Powerfleet Common Stock” beginning on page 135 of this joint proxy statement/prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Powerfleet’s and/or MiX Telematics’ current beliefs, expectations or intentions regarding future events. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Powerfleet’s and MiX Telematics’ expectations with respect to the synergies, costs and other anticipated financial impacts of the transactions; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; the satisfaction of the closing conditions to the transactions; and the timing of the completion of the transactions.

Although Powerfleet and MiX Telematics believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth under “Risk Factors” included in this joint proxy statement/prospectus, as well as:

●	the completion of the transactions in the anticipated timeframe or at all;

●	subsequent integration of Powerfleet’s and MiX Telematics’ businesses and the ability to recognize the anticipated synergies and benefits of the transactions;

●	the inability to consummate the transactions due to the failure to obtain the Powerfleet specified stockholder approval or MiX specified shareholder approval, or other conditions to closing in the implementation agreement;

●	the outcome of any legal proceedings that may be instituted against Powerfleet or MiX Telematics following announcement of the transactions;

●	the receipt of required regulatory approvals for the transactions;

●	the negative effects of the announcement of the transactions or the consummation of the transactions on the market price of MiX Telematics’ or Powerfleet’s securities;

●	the diversion of management time on transaction-related issues;

●	access to available financing (including financing in connection with the transactions) on a timely basis and on reasonable terms;

●	the inability to obtain or maintain the listing of Powerfleet common stock on Nasdaq or the JSE following the transactions;

●	the failure of the markets for products of Powerfleet and MiX Telematics to continue to develop;

●	the competitive conditions within our markets will not change materially or adversely;

●	the loss of any key customers of Powerfleet or MiX Telematics or reduction in the purchase of Powerfleet or MiX Telematics products by any such customers;

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●	the risks of fluctuations in foreign currency exchange rates and their effect on the financial results of MiX Telematics;

●	changes in tax laws or interpretations that could increase Powerfleet’s consolidated tax liabilities following the transactions;

●	the effects of competition from a wide variety of local, regional, national and other providers of IoT and SaaS solutions;

●	changes in laws and regulations, domestically, in the Republic of South Africa, or in another territory where Powerfleet or MiX Telematics is operating, or changes in generally accepted accounting principles;

●	global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere;

●	results of legal proceedings to which Powerfleet or MiX Telematics is a party;

●	the inability to adequately protect our intellectual property;

●	the loss of key senior management or technical staff;

●	that the forecasts prepared by Powerfleet and MiX Telematics will accurately anticipate market demand; and

●	such other risks and uncertainties detailed in “Risk Factors” beginning on page 25 of this joint proxy statement/prospectus, and in Powerfleet’s and MiX Telematics’ public filings with the SEC, including but not limited to Powerfleet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 31, 2023, as amended by its Annual Report on Form 10-K/A for the year ended December 31, 2022, which was filed with the SEC on May 1, 2023, and MiX Telematics’ Annual Report on Form 10-K for the year ended March 31, 2023, which was filed with the SEC on June 22, 2023, each of which is incorporated by reference into this joint proxy statement/prospectus, and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

Powerfleet and MiX Telematics caution that the foregoing list of factors is not exclusive. The forward-looking statements speak only as of the date made and, other than as required by law, neither Powerfleet nor MiX Telematics undertakes any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements. All subsequent written and oral forward-looking statements concerning Powerfleet, MiX Telematics, the transactions or other matters and attributable to Powerfleet or MiX Telematics or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

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RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this joint proxy statement/prospectus, you should carefully consider the following risk factors before deciding how to vote. You also should read and consider the risk factors associated with each of the businesses of Powerfleet and MiX Telematics because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in Powerfleet’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part I, Item 1A, “Risk Factors” in MiX Telematics’ Annual Report on Form 10-K for the year ended March 31, 2023, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which is on file with the SEC and incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to the Transactions

The number of shares of Powerfleet common stock that MiX shareholders will receive under the implementation agreement is based on a fixed exchange ratio. The market value of the shares of Powerfleet common stock to be issued upon completion of the transactions is unknown, and therefore, MiX shareholders cannot be certain, at the time they are being asked to vote, of the value of the scheme consideration to be paid in Powerfleet common stock.

MiX shareholders will receive a fixed number of shares of Powerfleet common stock in the transactions rather than a number of shares with a particular fixed market value. The market values of Powerfleet common stock and MiX ordinary shares (and MiX ADSs) have fluctuated since the date of the announcement of the transactions and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Powerfleet special meeting, the date of the MiX extraordinary general meeting and the closing date of the transactions, which could occur a considerable amount of time after the date of the Powerfleet special meeting and the date of the MiX extraordinary general meeting. The market values of Powerfleet common stock and MiX ordinary shares (and MiX ADSs) at the time of the closing of the transactions may vary significantly from their prices on the date of the implementation agreement, the date of this joint proxy statement/prospectus or the date of the Powerfleet special meeting or the MiX extraordinary general meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market prices of Powerfleet common stock or MiX ordinary shares (or MiX ADSs), the market value of the Powerfleet common stock issued as the scheme consideration shares and MiX ordinary shares (including those represented by MiX ADSs) exchanged in the transactions may be higher or lower than the values of such shares on earlier dates. The scheme consideration to be received by MiX shareholders will be solely shares of Powerfleet common stock, except that any entitlements to fractions of shares of Powerfleet common stock that otherwise would be issuable pursuant to the scheme will be rounded down to the nearest whole number of shares and a cash payment will be made for any fractional shares resulting from such rounding. Although the consideration to be received by MiX shareholders is set, the market value of the scheme consideration to be received by MiX shareholders that is comprised of Powerfleet common stock will fluctuate. On October 9, 2023, the last trading day prior to the announcement of the transactions, the market value of the scheme consideration was approximately $139.3 million based on the closing price of Powerfleet common stock on October 9, 2023. On January 19, 2024, the last practicable day before the date of this joint proxy statement/prospectus, the market value of the scheme consideration was approximately $235.4 million based on the closing price of Powerfleet common stock on January 19, 2024. As such, at the time of the MiX extraordinary general meeting and the Powerfleet special meeting, MiX shareholders and Powerfleet stockholders will not know or be able to determine with certainty the value of the scheme consideration.

Changes in the market prices of Powerfleet common stock and MiX ordinary shares (and MiX ADSs) may result from a variety of factors that are beyond the control of Powerfleet or MiX Telematics, including changes in their businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. You are urged to obtain up-to-date prices for Powerfleet common stock and MiX ordinary shares (and MiX ADSs).

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The parties may not realize the anticipated benefits and cost savings of the transactions.

While Powerfleet and MiX Telematics will continue to operate independently until the completion of the transactions, the success of the transactions will depend, in part, on Powerfleet’s and MiX Telematics’ ability to realize the anticipated benefits and cost savings from combining Powerfleet’s and MiX Telematics’ businesses. The parties’ ability to realize these anticipated benefits and cost savings is subject to certain risks, including, among others:

●	the parties’ ability to successfully combine their respective businesses;

●	the risk that the combined businesses will not perform as expected;

●	the extent to which the parties will be able to realize the expected synergies, which include realizing potential savings from re-assessing priority assets and aligning investments, eliminating duplication and redundancy, adopting an optimized operating model between both companies and leveraging scale, and creating value resulting from the combination of Powerfleet’s and MiX Telematics’ businesses;

●	the possibility that the aggregate consideration being paid for MiX Telematics is greater than the value Powerfleet will derive from the transactions;

●	the possibility that the combined company will not achieve the unlevered free cash flow that the parties have projected;

●	the incurrence of additional indebtedness in connection with the transactions and the resulting limitations placed on the combined company’s operations;

●	the assumption of known and unknown liabilities of MiX Telematics, including potential tax and employee-related liabilities; and

●	the possibility of costly litigation challenging the transactions.

If Powerfleet and MiX Telematics are not able to successfully integrate their businesses within the anticipated time frame, or at all, the anticipated cost savings, synergies operational efficiencies and other benefits of the transactions may not be realized fully or may take longer to realize than expected, and the combined company may not perform as expected.

Integrating Powerfleet’s and MiX Telematics’ businesses may be more difficult, time-consuming or costly than expected.

Powerfleet and MiX Telematics have operated and, until completion of the transactions, will continue to operate independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s or both companies’ ongoing businesses or unexpected integration issues, such as higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Powerfleet and MiX Telematics in order to realize the anticipated benefits of the transactions so the combined business performs as expected include, among others:

●	combining the companies’ separate operational, financial, reporting and corporate functions;

●	integrating the companies’ technologies, products and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

●	addressing possible differences in corporate cultures and management philosophies;

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●	maintaining employee morale and retaining key management and other employees;

●	attracting and recruiting prospective employees;

●	consolidating the companies’ corporate, administrative and information technology infrastructure;

●	coordinating sales, distribution and marketing efforts;

●	managing the movement of certain businesses and positions to different locations;

●	maintaining existing agreements with customers and vendors and avoiding delays in entering into new agreements with prospective customers and vendors;

●	coordinating geographically dispersed organizations; and

●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the transactions and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and, consequently, the business of the combined company.

Failure to complete the transactions could negatively impact the price of Powerfleet common stock, MiX ordinary shares and MiX ADSs and the future business and financial results of Powerfleet and MiX Telematics.

The parties’ respective obligations to complete the transactions are subject to the satisfaction or waiver of a number of conditions set forth in the implementation agreement. There can be no assurance that the conditions to completion of the transactions will be satisfied or waived or that the transactions will be completed. If the transactions are not completed for any reason, the ongoing businesses of Powerfleet and MiX Telematics may be materially and adversely affected and, without realizing any of the benefits of having completed the transactions, Powerfleet and MiX Telematics would be subject to a number of risks, including the following:

●	Powerfleet and MiX Telematics may experience negative reactions from the financial markets, including negative impacts on trading prices of Powerfleet common stock and MiX ordinary shares (and MiX ADSs) and from their respective customers, vendors, regulators and employees;

●	each party may be required to pay the other party a termination fee under certain specified circumstances equal to the lesser of (x) $1,500,000 and (y) 1% of the value of the scheme consideration shares based on the closing price of Powerfleet common stock on the business day immediately prior to such termination fee becoming due;

●	Powerfleet and MiX Telematics will be required to pay certain expenses incurred in connection with the transactions, whether or not the transactions are completed;

●	the implementation agreement places certain restrictions on the operation of each of Powerfleet’s and MiX Telematics’ respective businesses prior to the closing of the transactions, and such restrictions, the waiver of which is subject to the consent of the other parties, may prevent Powerfleet or MiX Telematics, as applicable, from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the transactions that Powerfleet or MiX Telematics would have made, taken or pursued if these restrictions were not in place; and

●	matters relating to the transactions (including integration planning) will require substantial commitments of time and resources of Powerfleet and MiX Telematics management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Powerfleet or MiX Telematics as an independent company.

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In addition, each of Powerfleet and MiX Telematics could be subject to litigation related to any failure to complete the transactions or related to any proceeding to specifically enforce Powerfleet’s or MiX Telematics’ obligations under the implementation agreement.

If any of these risks materialize, they may materially and adversely affect Powerfleet’s or MiX Telematics’ business, financial condition, financial results and the price of Powerfleet common stock, MiX ordinary shares and MiX ADSs.

For a description of the circumstances under which a termination fee is payable, see “The Implementation Agreement—Termination Fees” beginning on page 123 of this joint proxy statement/prospectus.

Powerfleet and MiX Telematics will be subject to business uncertainties and contractual restrictions while the transactions are pending.

Uncertainty about the effect of the transactions on employees, vendors and customers may have an adverse effect on Powerfleet or MiX Telematics and, consequently, on the combined company after the closing of the transactions. These uncertainties may impair Powerfleet’s or MiX Telematics’ ability to retain and motivate key personnel and could cause customers and others that deal with Powerfleet or MiX Telematics, as applicable, to defer or decline entering into contracts, or making other decisions concerning Powerfleet or MiX Telematics, as applicable, or seek to change existing business relationships with Powerfleet or MiX Telematics, as applicable. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the transactions, Powerfleet’s and MiX Telematics’ businesses could be harmed. Furthermore, the implementation agreement places certain restrictions on the operation of Powerfleet’s and MiX Telematics’ businesses prior to the closing of the transactions, which may delay or prevent Powerfleet and MiX Telematics from undertaking certain actions or business opportunities that may arise prior to the consummation of the transactions. See “The Implementation Agreement—Conduct of Business Prior to Scheme Implementation Date” beginning on page 107 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Powerfleet and MiX Telematics.

Third parties may terminate or alter existing contracts or relationships with Powerfleet or MiX Telematics.

Each of Powerfleet and MiX Telematics has contracts with customers, vendors and other business partners which may require Powerfleet or MiX Telematics, as applicable, to obtain consents from these other parties in connection with the transactions. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Powerfleet and/or MiX Telematics currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either party in anticipation of the transactions, or with Powerfleet following the transactions. The pursuit of such rights may result in Powerfleet or MiX Telematics suffering a loss of potential future revenue, incurring liabilities in connection with a breach of such agreements or losing rights that are material to its business. Any such disruptions could limit Powerfleet’s ability to achieve the anticipated benefits of the transactions. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the transactions or the termination of the transactions.

In order to complete the transactions, the parties must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, completion of the transactions may be jeopardized or prevented or the anticipated benefits of the transactions could be reduced.

Consummation of the transactions is conditioned upon, among other things, the receipt of certain governmental approvals, including approvals required under South African law. Although the parties have agreed in the implementation agreement to use their reasonable best efforts to make certain governmental filings and obtain the required governmental approvals, there can be no assurance that the required approvals will be obtained and no assurance that the transactions will be completed.

In addition, the governmental authorities from which these approvals are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the transactions. These governmental authorities may initiate proceedings seeking to prevent, or otherwise seek to prevent, the transactions. As a condition to the approval of the transactions, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of the combined company’s business after completion of the transactions. Conditions imposed by certain governmental authorities may be appealable; however, there can be no assurance that an appeal will be successful. Additionally, there is no certainty as to what conditions such governmental authorities may impose, the extent of such conditions or the impact of such conditions on the completion of the transactions. See “The Implementation Agreement—Conditions to the Scheme” beginning on page 117 for a discussion of the conditions to the implementation of the scheme and “Regulatory Approvals” beginning on page 87 of this joint proxy statement/prospectus for a discussion of the regulatory approvals required in connection with the consummation of the transactions.

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The transactions are subject to a number of closing conditions and, if these conditions are not satisfied, the implementation agreement may be terminated in accordance with its terms and the transactions may not be completed. In addition, the parties have the right to terminate the implementation agreement under other specified circumstances, in which case the transactions would not be completed.

The transactions are subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the transactions will not be completed. These conditions include, among others: (i) absence of certain legal impediments, (ii) effectiveness of a registration statement on Form S-4 relating to the transactions, (iii) registration under the Companies Act, and approval by the JSE, of a prospectus to be issued in South Africa relating to the transactions, (iv) receipt of required regulatory approvals, including the issuance by the TRP of a compliance certificate in respect of the scheme, approval of applicable competition authorities to implement the scheme, approval of the JSE with respect to the scheme and the delisting of MiX ordinary shares from the JSE, and approval of the SARB as required under South African Exchange Control Regulations in respect of the scheme and the Powerfleet secondary listing, (v) receipt of approvals of applicable regulatory authorities for distribution of a scheme circular to MiX Telematics’ shareholders, (vi) receipt by MiX Telematics of a final fair and reasonable opinion of an independent expert, as required by the Companies Act, (vii) receipt by MiX Telematics of the MiX specified shareholder approval, (viii) receipt by Powerfleet of the Powerfleet specified stockholder approval, (ix) receipt of required JSE approvals for the Powerfleet secondary listing, (x) approval for listing on Nasdaq and the JSE of the scheme consideration shares, and (xi) closing of debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of the Powerfleet’s Series A preferred stock.

The conditions to the closing may not be fulfilled and, accordingly, the transactions may not be completed. In addition, if the transactions are not completed by March 31, 2024 (as such date may be extended in accordance with the implementation agreement), any party may choose not to proceed with the transactions. Moreover, the parties can mutually decide to terminate the implementation agreement at any time prior to the consummation of the transactions, before or after receipt of the Powerfleet specified stockholder approval and MiX specified shareholder approval, subject to approval by the TRP, and each party may elect to terminate the implementation agreement in certain other circumstances, as described in “The Implementation Agreement—Termination.” If the implementation agreement is terminated, Powerfleet and MiX Telematics may incur substantial fees and expenses in connection with termination of the implementation agreement, which may include payment of a termination fee, and neither of them will realize the anticipated benefits of the transactions. For a description of the circumstances under which a termination fee is payable, see “The Implementation Agreement—Termination Fees” beginning on page 123 of this joint proxy statement/prospectus.

Powerfleet or MiX Telematics may waive one or more of the closing conditions to the transactions without re-soliciting shareholder approval.

Each of Powerfleet and MiX Telematics has the right to waive certain of the closing conditions to the transactions. Any such waiver may not require re-solicitation of shareholders, in which case stockholders of Powerfleet and shareholders of MiX Telematics will not have the chance to change their votes as a result of any such waiver, and Powerfleet and MiX Telematics will have the ability to complete the transactions without seeking further shareholder approval. Any determination whether to waive any condition to the transactions, whether shareholder approval would be re-solicited as a result of any such waiver or whether this joint proxy statement/prospectus would be amended as a result of any waiver will be made by Powerfleet or MiX Telematics, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on Powerfleet or MiX Telematics, as applicable.

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Both Powerfleet stockholders and MiX shareholders will have a reduced ownership and voting interest after the transactions and will exercise less influence over management.

After the completion of the transactions, Powerfleet’s stockholders and MiX Telematics’ shareholders will own a smaller percentage of Powerfleet than they currently own of Powerfleet and MiX Telematics, respectively. Based on the number of shares of Powerfleet common stock and MiX ordinary shares (including those represented by MiX ADSs) outstanding and the exchange ratio, it is expected that MiX securityholders will own approximately 65.5%, and Powerfleet securityholders will own approximately 34.5%, of the combined company immediately after consummation of the transactions on a fully diluted basis. Consequently, Powerfleet stockholders, as a group, and MiX shareholders and MiX ADS holders, as a group, will each have reduced ownership and voting power in the combined company compared to their current ownership and voting power in Powerfleet and MiX Telematics, respectively. In particular, Powerfleet stockholders, as a group, will have less than a majority of the ownership and voting power of Powerfleet and, therefore, will be able to exercise less collective influence over the management and policies of Powerfleet than they currently exercise. While MiX shareholders and MiX ADS holders will own a majority of Powerfleet common stock immediately after consummation of the transactions, their collective ownership percentage will likewise be reduced compared to their current level, as will be their ability to influence management and policies.

There can be no assurance that Powerfleet will be able to secure the financing necessary to fund the redemption of Powerfleet’s Series A preferred stock in full.

The closing of debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of Powerfleet’s Series A preferred stock is a condition to closing of the transactions. Powerfleet currently intends to redeem all of its outstanding Series A preferred stock for cash as part of the transactions; however, there is no assurance that it will secure the financing necessary to do so. Powerfleet cannot assure stockholders that it will be able to obtain financing in connection with the contemplated redemption on commercially reasonable terms, in a timely manner, or at all, to fund the offer to redeem the Series A preferred stock in full in cash.

In the event that Powerfleet is unable to secure financing on acceptable terms, the redemption of its Series A preferred stock may be delayed or not be completed and consummation of the transactions may be delayed or may not occur. If the Series A preferred stock is not redeemed in full in cash, the holders of the Series A preferred stock have the right to consent to the consummation of the transactions. If the Series A preferred stock is not redeemed in full in cash, then there is no assurance that such holders of the Series A preferred stock will issue such consent. See “Financing of the Transactions” beginning on page 84 of this joint proxy statement/prospectus. The Series A preferred stock ranks senior to the Powerfleet common stock, including with respect to dividend rights and rights upon a liquidation. In the event any shares of Series A preferred stock are not redeemed for any reason and remain outstanding following completion of the transactions, the Powerfleet common stock will continue to be subject to these preferential rights.

The holders of the Series A preferred stock may not consent to the consummation of the transactions if they are not redeemed in full in cash at the closing.

Under the Powerfleet charter, the holders of the Series A preferred stock have the right to consent to the transactions unless they are redeemed in full in cash. If Powerfleet is unable to raise the financing (as defined in “The Implementation Agreement—Financing”), even though the parties may elect to waive such condition to closing, the failure to obtain such financing would trigger the consent right of the holders of the Series A preferred stock. There is no assurance that the holders of the Series A preferred stock will grant their consent if they are not redeemed in full in cash.

The implementation agreement limits Powerfleet’s and MiX Telematics’ ability to pursue alternatives to the transactions.

The implementation agreement contains provisions that make it more difficult for Powerfleet and MiX Telematics to enter into alternative transactions. The implementation agreement contains certain provisions that restrict Powerfleet’s and MiX Telematics’ ability to solicit or facilitate proposals from third parties with respect to transactions involving the financing or sale of Powerfleet or MiX Telematics, as applicable, or provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties or take certain other actions that would reasonably be expected to lead to a third-party acquisition proposal. Further, there are only limited exceptions to Powerfleet’s and MiX Telematics’ agreement that the Powerfleet board will not change its recommendation in favor of approval of the issuance of the scheme consideration shares and the charter amendment, and the MiX independent board will not change its recommendation in favor of approval of the scheme. However, at any time prior to the receipt of the Powerfleet stockholder approval or the MiX shareholder approval, as applicable, in response to an unsolicited superior proposal made by a third party, the Powerfleet board or the MiX independent board may make an adverse recommendation change, and (in the case of MiX, subject to shareholder approval) terminate the implementation agreement to enter into an alternative acquisition agreement, if such board concludes in good faith, after consultation with its respective outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Powerfleet board, the MiX board or the MiX independent board, as applicable, under the circumstances and under applicable law. See “The Implementation Agreement—No Solicitation” beginning on page 110 of this joint proxy statement/prospectus.

In addition, Powerfleet or MiX Telematics may be required to pay a termination fee equal to the lesser of (x) $1,500,000 and (y) 1% of the value of the scheme consideration shares based on the closing price of Powerfleet common stock on the business day immediately prior to such termination fee becoming due to the other party if the scheme is not consummated under specified circumstances. See “The Implementation Agreement—Termination Fees” beginning on page 123 of this joint proxy statement/prospectus, including as described above, for a description of the circumstances under which such a termination fee is payable. Upon receipt of the MiX specified shareholder approval, MiX Telematics’ right to terminate the implementation agreement in response to a superior proposal will cease. Upon receipt of the Powerfleet specified stockholder approval, Powerfleet’s right to terminate the implementation agreement in response to a superior proposal will cease.

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While Powerfleet and MiX Telematics believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of MiX Telematics or Powerfleet from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per-share value than the currently proposed scheme consideration or if such party were prepared to enter into an agreement that may be more favorable to Powerfleet or MiX Telematics or their respective stockholders or shareholders, as applicable.

The financial analyses and forecasts considered by Powerfleet and MiX Telematics and their respective financial advisor or independent expert, as applicable, may not be realized, which may adversely affect the market price of Powerfleet common stock following the completion of the transactions.

In performing their financial analyses and rendering their opinions related to the transactions, Powerfleet’s financial advisor and MiX Telematics’ independent expert relied on, among other things, certain information, including financial forecasts and projections of Powerfleet and MiX Telematics provided by Powerfleet and MiX Telematics. See “Opinion of Powerfleet’s Financial Advisor” and “Opinion of MiX Telematics’ Independent Expert” beginning on page 72 and 80, respectively, of this joint proxy statement/prospectus. These projections and forecasts were prepared by, or at the direction of, the management of Powerfleet or the management of MiX Telematics, as applicable. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to change, including due to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Powerfleet and MiX Telematics. There can be no assurance that Powerfleet’s or MiX Telematics’ financial condition or results of operations will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of Powerfleet common stock or the financial position of Powerfleet following the transactions.

The financial forecasts are based on various assumptions that may not be realized.

The unaudited prospective financial information set forth in the forecasts included under the sections “Overview of the Transactions—Powerfleet Unaudited Prospective Financial Information” and “Overview of the Transactions—MiX Telematics Unaudited Prospective Financial Information” were prepared solely for internal use and are subjective in many respects. Powerfleet’s and MiX Telematics’ prospective financial information were based solely upon assumptions of, and information available to, Powerfleet’s management and MiX Telematics’ management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Powerfleet’s and MiX Telematics’ control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Powerfleet’s and MiX Telematics’ estimates. In view of these uncertainties, the inclusion of prospective financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The unaudited prospective financial information set forth in the forecasts included under the sections “Overview of the Transactions—Powerfleet Unaudited Prospective Financial Information” and “Overview of the Transactions—MiX Telematics Unaudited Prospective Financial Information” was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Powerfleet nor MiX Telematics undertakes any obligation, other than as required by applicable law, to update, correct or otherwise revise the unaudited prospective financial information herein to reflect events or circumstances after the date such prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances, even in the event that any or all of the assumptions underlying any such prospective financial information are no longer appropriate (even in the short term).

The unaudited prospective financial information of Powerfleet and MiX Telematics included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of Powerfleet and MiX Telematics, as applicable, and has not been audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, no independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for, and disclaim any association with, the prospective financial information. The audited financial statements of Powerfleet and MiX Telematics do not extend to the unaudited prospective financial information and should not be read to do so. See “Overview of the Transactions—Powerfleet Unaudited Prospective Financial Information” and “Overview of the Transactions—MiX Telematics Unaudited Prospective Financial Information” beginning on pages 69 and 71, respectively, of this joint proxy statement/prospectus.

The unaudited pro forma financial information included in this joint proxy statement/prospectus is preliminary and Powerfleet’s actual financial position or results of operations after the transactions may differ materially.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Powerfleet’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. The purchase price allocation reflected in this document is preliminary, and a final determination of the fair value of assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of MiX Telematics that existed as of the date of the completion of the transactions. In addition, subsequent to the closing date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma information reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Combined Financial Information” beginning on page 126 of this joint proxy statement/prospectus.

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Executive officers and directors of Powerfleet and MiX Telematics may have interests in the transactions that are different from, or in addition to, the rights of their respective stockholders.

Executive officers of Powerfleet and MiX Telematics negotiated the terms of the implementation agreement and the Powerfleet board and the MiX independent board each approved the implementation agreement and the transactions and recommend that you vote at each respective meeting in favor of the proposals or resolutions, as applicable. These executive officers and directors may have interests in the transactions that are different from, or in addition to, yours. These interests include the continued employment of certain executive officers of Powerfleet and MiX Telematics, the continued service of certain directors of Powerfleet and MiX Telematics, and the indemnification of Powerfleet and MiX Telematics executive officers and directors by Powerfleet. With respect to Powerfleet directors and executive officers, these interests also include acceleration of vesting of unvested equity grants that are subject to time-based vesting conditions. With respect to certain Powerfleet executive officers, these interests also include transaction-related cash bonus payments upon closing of the transactions and severance payments upon qualifying terminations of employment. Subject to Powerfleet’s consent, MiX Telematics may waive the performance conditions applicable to all MiX SARs, some of which are held by certain MiX Telematics executive officers, which will be assumed by Powerfleet upon completion of the transactions. MiX Telematics directors will not be granted any special benefits in connection with the transactions. Additionally, certain related persons engaged by MiX Telematics in connection with the transactions will be entitled to a success fee upon the closing of the transactions. Shareholders should be aware of these interests when they consider their board of directors’ recommendation that shareholders vote in favor of the transactions. For a description of the interests of Powerfleet executive officers and directors in the transactions, see “Interests of Powerfleet Directors and Executive Officers in the Transactions” beginning on page 84 of this joint proxy statement/prospectus. For a description of the interests of MiX Telematics executive officers and directors in the transactions, see “Interests of MiX Telematics Directors, Executive Officers and Certain Related Persons in the Transactions” beginning on page 87 of this joint proxy statement/prospectus.

The shares of Powerfleet to be received by MiX shareholders as a result of the transactions will have rights that are different from the rights of MiX ordinary shares.

Following completion of the transactions, MiX shareholders will no longer be MiX shareholders but will instead be Powerfleet stockholders governed by Delaware law, the Powerfleet charter and Powerfleet bylaws. There will be important differences between your current rights as a MiX shareholder and your rights as a Powerfleet stockholder. See “Comparison of the Rights of Holders of MiX Ordinary Shares and Powerfleet Common Stock” beginning on page 135 of this joint proxy statement/prospectus for a description of the different rights of MiX ordinary shares, on the one hand, and Powerfleet common stock, on the other hand.

Powerfleet, MiX Telematics and, subsequently, the combined company may have difficulty attracting, motivating and retaining executives and other key employees in light of the transactions.

The combined company’s success after the transactions will depend in part on each of Powerfleet’s and MiX Telematics’ ability to retain key executives and other employees. Uncertainty about the effect of the transactions on Powerfleet’s and MiX Telematics’ employees may have an adverse effect on each company separately and, consequently, the combined business. This uncertainty may impair Powerfleet’s and/or MiX Telematics’ ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the transactions, as Powerfleet’s and MiX Telematics’ employees may experience uncertainty about their future roles in the combined business.

Additionally, MiX Telematics’ officers and employees hold MiX ordinary shares, and, if the transactions are completed, these officers and employees will be entitled to the scheme consideration in respect of such shares. Subject to Powerfleet’s consent, MiX Telematics may waive the performance conditions applicable to all MiX SARs, some of which are held by certain MiX Telematics executive officers, which will be assumed by Powerfleet upon completion of the transactions. Because the vesting and exercise of such MiX SARs will no longer be subject to the continued employment of these officers and employees of MiX Telematics, it could make their retention more difficult. This may also be the case for Powerfleet officers and employees whose time-based equity grants are accelerated upon completion of the transactions.

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Furthermore, if any of Powerfleet’s or MiX Telematics’ key employees depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Powerfleet or MiX Telematics, as applicable, may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the combined company’s ability to realize the anticipated benefits of the transactions may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees to the same extent that Powerfleet or MiX Telematics has been able to attract or retain employees in the past.

As a result of the scheme, the ability to use Powerfleet’s net operating loss carryovers may be significantly limited, which may result in Powerfleet being subject to higher effective tax rates.

Powerfleet experienced a prior ownership change in 2019 that resulted in an annual limitation under Section 382 of the Code in respect of loss carryovers at that time. In addition, it is expected that, as a result of the scheme, Powerfleet will undergo another ownership change under Section 382 of the Code. As a result, the ability to use Powerfleet’s net operating loss carryovers incurred prior to the ownership change against income arising after the ownership change may be significantly limited under Section 382 of the Code and under similar provisions of state and local law. Accordingly, Powerfleet may have to report higher taxable income and may be subject to higher effective tax rates than it otherwise would have in the absence of this limitation. In addition, as a result of this limitation, some of Powerfleet’s net operating losses may actually expire unused.

If the scheme does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, MiX shareholders may be required to pay substantial taxes.

The scheme is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Powerfleet and MiX Telematics intend to report the scheme consistent with such qualification. It is a condition to MiX Telematics’ obligation to closing of the transactions that it receives an opinion of counsel to the effect that the scheme should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on representations from each of Powerfleet and MiX Telematics and on customary factual assumptions, as well as certain covenants and undertakings by Powerfleet and MiX Telematics. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the scheme could differ materially from those described herein. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusion reflected in the opinion or that a court will not sustain such a challenge. Neither Powerfleet nor MiX Telematics intends to obtain a ruling from the IRS with respect to the tax consequences of the scheme as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS or a court determines that the scheme is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize taxable gain or loss upon the exchange of MiX ordinary shares (or those represented by MiX ADSs) for Powerfleet common stock pursuant to the scheme. See “Material U.S. Federal Income Tax Consequences of the Scheme.”

Even if the scheme qualifies as a reorganization under Section 368(a) of the Code, a U.S. holder may still recognize gain as a result of the scheme if MiX Telematics is or was classified as a “passive foreign investment company” (“PFIC”) for any taxable year during which a U.S. holder held MiX ordinary shares.

Even if the scheme qualifies as a “reorganization” under Section 368(a) of the Code, if MiX Telematics was a PFIC for any taxable year during which a U.S. holder owned (or is deemed to own) MiX ordinary shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. holder as a result of the scheme. MiX Telematics has advised Powerfleet that MiX Telematics believes it was never a PFIC at any time and that, based on the current and anticipated composition of its and its subsidiaries’ income, assets and operations, MiX Telematics does not expect to be a PFIC for the taxable year ended December 31, 2023. See “Material U.S. Federal Income Tax Consequences of the Scheme—Passive Foreign Investment Company Rules” beginning on page 91 of this joint proxy statement/prospectus. U.S. holders of MiX ordinary shares should consult their tax advisors regarding the possible classification of MiX Telematics as a PFIC and the resulting U.S. federal income tax considerations.

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Following the scheme, non-U.S. holders of Powerfleet common stock may be subject to U.S. federal withholding and income tax.

Distributions to non-U.S. holders with respect to Powerfleet common stock will generally be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) to the extent such distributions are dividends for U.S. federal income tax purposes and are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. See “Material U.S. Federal Income Tax Consequences of the Scheme—U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of Powerfleet Common Stock” beginning on page 92 of this joint proxy statement/prospectus for more information. Non-U.S. holders are urged to consult with their own tax advisors as to the particular consequences that may apply to such non-U.S. holders.

Powerfleet and MiX Telematics will incur significant transaction and scheme-related transition costs in connection with the transactions.

Powerfleet and MiX Telematics expect that they will incur significant, non-recurring costs in connection with consummating the transactions and integrating the operations of the two companies post-closing. Powerfleet and/or MiX Telematics may incur additional costs to retain key employees. Powerfleet and/or MiX Telematics will also incur significant fees and expenses relating to financing arrangements and legal services (including any costs that would be incurred in defending against any potential class action lawsuits and derivative lawsuits in connection with the transactions if any such proceedings are brought), accounting and other fees and costs associated with consummating the transactions. Some of these costs are payable regardless of whether the transactions are completed. In addition, MiX Telematics or Powerfleet may be required to pay a termination fee equal to the lesser of (x) $1,500,000 and (y) 1% of the value of the scheme consideration shares based on the closing price of Powerfleet common stock on the business day immediately prior to such termination fee becoming due to the other party if the implementation agreement is terminated under specified circumstances described in this joint proxy statement/prospectus. Though Powerfleet and MiX Telematics continue to assess the magnitude of these costs, additional unanticipated costs may be incurred in the transactions and the integration of the businesses of Powerfleet and MiX Telematics.

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While the Powerfleet common stock is expected to be listed on the JSE, there is no guarantee as to how long such listing will be maintained.

Certain holders of MiX ordinary shares are residents of the Republic of South Africa and would be unable to hold shares of Powerfleet common stock, which they stand to receive as consideration upon consummation of the transactions, if the Powerfleet common stock is not listed on the JSE. While Powerfleet expects to list the Powerfleet common stock on the JSE by way of a secondary inward listing, there can be no assurance that such listing will be approved by the JSE. Additionally, the continued listing of Powerfleet common stock on the JSE is subject to various factors, such as compliance with the continued listing standards of the JSE. In the event that Powerfleet fails to meet the continued listing standards of the JSE, the Powerfleet common stock may be delisted from the JSE, which could adversely affect the liquidity and market price of Powerfleet common stock or the ability of South African residents to continue to hold this stock.

The opinions of Powerfleet’s financial advisor and MiX Telematics’ independent expert will not be updated to reflect changes in circumstances between the signing of the implementation agreement in October 2023 and the completion of the transactions, with respect to the opinion of Powerfleet’s financial advisor, and the issuance of the scheme circular and the completion of the transactions, with respect to the opinion of MiX Telematics’ independent expert.

Neither Powerfleet nor MiX Telematics has obtained an updated opinion from its financial advisor or independent expert, as applicable, as of the date of this joint proxy statement/prospectus. MiX Telematics’ independent expert has updated its opinion as of the date the scheme circular was submitted to the JSE for formal approval; however, Powerfleet does not anticipate asking its financial advisor to update its opinion. Changes in the operations and prospects of Powerfleet or MiX Telematics, general market and economic conditions and other factors that may be beyond the control of Powerfleet or MiX Telematics, and on which Powerfleet’s financial advisors’ opinion and MiX Telematics’ independent expert’s opinion were based in part, may significantly alter the prices of the shares of Powerfleet common stock or MiX ordinary shares (or MiX ADSs) by the closing date. The opinions do not speak as of the time the transactions will be completed or as of any date other than the dates of such opinions. Because Powerfleet’s financial advisor and MiX Telematics’ independent expert will not be updating their opinions as of the closing date of the transactions, the opinions will not address the fairness, from a financial point of view, of the scheme consideration to be received by holders of MiX ordinary shares (and MiX ADS holders) at the closing date. The Powerfleet board’s recommendation that Powerfleet stockholders vote “FOR” each of the Powerfleet proposals included herein and the MiX independent board’s recommendation that MiX shareholders vote “FOR” each of the MiX resolutions included herein, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Powerfleet received from its financial advisor and MiX Telematics received from its independent expert, see “Opinion of Powerfleet’s Financial Advisor” and “Opinion of MiX Telematics’ Independent Expert” beginning on pages 72 and 80, respectively, of this joint proxy statement/prospectus.

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Powerfleet and MiX Telematics may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Powerfleet’s or MiX Telematics’ liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the transactions, then that injunction may delay or prevent the transactions from being completed, which may adversely affect Powerfleet’s or MiX Telematics’ or, if the transactions are completed but delayed, the combined company’s business, financial position and results of operations. As of January 19, 2024, the last practicable day before the date of this joint proxy statement/prospectus, no such lawsuits have been filed in connection with the transactions and we cannot predict whether any will be filed.

Risks Relating to the Combined Company after Completion of the Transactions

In connection with the transactions, the combined company may incur significant indebtedness to finance the redemption of Powerfleet’s Series A preferred stock in full in cash.

The closing of debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of the Powerfleet’s Series A preferred stock is a condition to closing of the transactions. If such financing involves debt, such indebtedness will have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions, will increase the combined company’s borrowing costs and, to the extent that such indebtedness is subject to floating interest rates, may increase the combined company’s vulnerability to fluctuations in market interest rates. The increased levels of indebtedness could also reduce funds available to fund efforts to combine Powerfleet’s and MiX Telematics’ businesses and realize expected benefits of the transactions and/or engage in investments in product development, capital expenditures and other activities and may create competitive disadvantages for the combined company relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes. The combined company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. Powerfleet and MiX Telematics cannot assure you that they will be able to obtain additional financing on terms acceptable to them or at all. See “Financing Relating to the Transactions” beginning on page 22 of this joint proxy statement/prospectus.

The combined company will be subject to the risks that each of Powerfleet and MiX Telematics faces.

Following completion of the transactions, the combined company will be subject to numerous risks and uncertainties, including the risks faced by each of Powerfleet and MiX Telematics, which are described in the documents that each company has filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 of Powerfleet filed with the SEC on March 31, 2023, as amended by the Form 10-K/A filed on May 1, 2023, and the Annual Report on Form 10-K for the fiscal year ended March 31, 2023 of MiX Telematics filed with the SEC on June 22, 2023, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. If any such risks actually occur, the business, financial condition, results of operations or cash flows of the combined company could be materially adversely affected. See “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus.

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The market price for shares of Powerfleet common stock may be affected by factors different from those affecting the market price for MiX ordinary shares (or MiX ADSs).

Upon completion of the transactions, holders of MiX ordinary shares (and MiX ADS holders) will become holders of Powerfleet common stock. Powerfleet’s and MiX Telematics’ respective businesses differ, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of each of Powerfleet and MiX Telematics. For a discussion of the businesses of Powerfleet and MiX Telematics and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 of Powerfleet filed with the SEC on March 31, 2023, as amended by the Form 10-K/A filed on May 1, 2023, and the Annual Report for the fiscal year ended March 31, 2023 of MiX Telematics on Form 10-K filed with the SEC on June 22, 2023 and referred to in “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus, as updated by Quarterly Reports on Form 10-Q of Powerfleet and MiX Telematics and future filings after the date of this joint proxy statement/prospectus filed with the SEC by Powerfleet and MiX Telematics.

The market price for shares of Powerfleet common stock may decline as a result of the transactions, including as a result of some Powerfleet stockholders adjusting their portfolios.

The market value of Powerfleet common stock at the time of consummation of the transactions may vary significantly from the prices of the Powerfleet common stock and MiX ordinary shares on the date the implementation agreement was executed, the date of this joint proxy statement/prospectus and the dates of the Powerfleet special meeting and the MiX extraordinary general meeting. Following consummation of the transactions, the market price of Powerfleet common stock may decline if, among other things, the operational cost savings estimates in connection with the integration of Powerfleet’s and MiX Telematics’ businesses are not realized, or if the costs related to the transactions are greater than expected, or if the financing related to the transactions is on unfavorable terms. The market price also may decline if Powerfleet does not achieve the perceived benefits of the transactions as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the transactions on Powerfleet’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of Powerfleet common stock by Powerfleet’s stockholders after the completion of the transactions may cause the market price of Powerfleet common stock to decrease. Based on the number of shares of Powerfleet common stock and MiX ordinary shares (including those represented by MiX ADSs) outstanding as of January 19, 2024, the latest practicable date before the date of this joint proxy statement/prospectus, approximately 113,363,847 shares of Powerfleet common stock are expected to be issued and outstanding immediately after the closing of the transactions (including 5,445,000 shares of Powerfleet common stock reserved for issuance pursuant to outstanding stock option and restricted stock awards of Powerfleet that are subject to performance-based vesting conditions). Many MiX shareholders may decide not to hold the shares of Powerfleet common stock that they receive in the transactions. Other Powerfleet stockholders following consummation of the transactions, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Powerfleet common stock that they receive in the transactions. Such sales of Powerfleet common stock could have the effect of depressing the market price for Powerfleet common stock and may take place promptly following the transactions.

Any of these events may make it more difficult for Powerfleet to sell equity or equity-related securities, dilute your ownership interest in Powerfleet and have an adverse impact on the price of Powerfleet common stock.

The transactions may not be accretive, and may be dilutive, to the combined company’s earnings per share, which may negatively affect the market price of shares of Powerfleet common stock.

Powerfleet and MiX Telematics currently believe the transactions will result in a number of benefits, including cost savings, operating efficiencies, and stronger demand for their respective products and services, and that the transactions will be accretive to Powerfleet’s earnings. This belief is based, in part, on preliminary current estimates that may materially change. In addition, future events and conditions, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the transactions, could decrease or delay the accretion that is currently anticipated or could result in dilution. Any dilution of, or decrease in or delay of any accretion to, the combined company’s earnings per share could cause the price of shares of Powerfleet common stock to decline or grow at a reduced rate.

Other Risks Relating to Powerfleet and MiX Telematics

As a result of entering into the implementation agreement, Powerfleet’s and MiX Telematics’ businesses are, and will continue to be, subject to the risks described above. In addition, Powerfleet and MiX Telematics are, and following completion of the transaction, the combined company will be, subject to the risks described in Powerfleet’s Annual Report on Form 10-K for the year ended December 31, 2022 and MiX Telematics’ Annual Report on Form 10-K for the year ended March 31, 2023, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

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INFORMATION ABOUT THE COMPANIES

Powerfleet

Powerfleet was incorporated in the State of Delaware in 2019. Powerfleet, together with its subsidiaries, is a global leader of IoT solutions providing valuable business intelligence for managing high-value enterprise assets that improve operational efficiencies. Powerfleet is solving the challenge of inefficient data collection, real-time visibility, and analysis that leads to transformative business operations. Powerfleet’s SaaS cloud-based applications take data from its IoT devices and ecosystem of third-party and partner applications to present actionable information for customers to increase efficiencies, improve safety and security, and increase their profitability in easy-to-understand reports, dashboards and real-time alerts.

The principal executive office of Powerfleet is located at 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

MiX Telematics

MiX Telematics was incorporated under the laws of the Republic of South Africa in 1995. MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS. MiX Telematics’ solutions deliver a measurable return by enabling its customers to manage, optimize and protect their investments in commercial fleets or personal vehicles. MiX Telematics generates actionable insights that enable a wide range of customers, from large enterprise fleets to small fleet operators and consumers, to reduce fuel and other operating costs, improve efficiency, enhance regulatory compliance, enhance driver safety, manage risk and mitigate theft. Using an intuitive, web-based interface, dashboards or mobile apps, its fleet customers can access large volumes of real-time and historical data, monitor the location and status of their drivers and vehicles and analyze a wide number of key metrics across their fleet operations.

The principal executive office of MiX Telematics is located at 750 Park of Commerce Blvd., Suite 310, Boca Raton, Florida 33487.

Powerfleet Sub

Powerfleet Sub is a wholly owned subsidiary of Powerfleet formed for the purpose of acquiring MiX Telematics through the implementation of the scheme. Powerfleet Sub is a private company incorporated in the Republic of South Africa on August 30, 2023. Powerfleet Sub has no material assets and does not operate any business. To date, Powerfleet Sub has not conducted any activities other than those incidental to its formation and the execution of the implementation agreement. After the consummation of the transactions, Powerfleet Sub will be the holding company of MiX Telematics.

The address of Powerfleet Sub’s registered office is Block C, Belvedere Office Park, Pasita Street, Cape Town, Republic of South Africa, 7530.

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THE SPECIAL MEETING OF POWERFLEET’S STOCKHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Powerfleet stockholders as part of a solicitation of proxies by the Powerfleet board for use at the Powerfleet special meeting and at any adjournments or postponements of such meeting. This joint proxy statement/prospectus is being furnished to Powerfleet stockholders on or about January 29, 2024. In addition, this joint proxy statement/prospectus constitutes a prospectus for Powerfleet in connection with the issuance by Powerfleet of shares of Powerfleet common stock to be issued to MiX shareholders in connection with the transactions. This joint proxy statement/prospectus provides Powerfleet stockholders with information they need to be able to vote or instruct their vote to be cast at the Powerfleet special meeting and should be read carefully in its entirety.

Date, Time and Place of the Powerfleet Special Meeting

The Powerfleet special meeting is scheduled to be held completely virtually at the Powerfleet special meeting website, at https://web.lumiagm.com/209728603, on February 28, 2024, beginning at 10:00 a.m., Eastern Time, unless adjourned or postponed to a later date and/or time.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Powerfleet board has set January 19, 2024 as the Powerfleet record date. Only holders of shares of Powerfleet common stock as of the close of business on the Powerfleet record date will be entitled to notice of, and to vote at, the Powerfleet special meeting or any adjournments thereof. On the Powerfleet record date, there were 37,214,737 shares of Powerfleet common stock outstanding, held by 27 holders of record. Each outstanding share of Powerfleet common stock is entitled to one vote on each proposal and any other matter properly coming before the Powerfleet special meeting.

Attendance

You are entitled to attend the Powerfleet special meeting only if you are a stockholder of record of Powerfleet at the close of business on the Powerfleet record date or you hold your shares of Powerfleet beneficially in the name of a broker, bank or other securities intermediary as of the Powerfleet record date, or you hold a valid proxy for the Powerfleet special meeting.

To participate in the Powerfleet special meeting, you will need to log into the meeting at https://web.lumiagm.com/209728603. The password for the meeting is power 2024 (case sensitive). The meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

If you plan to attend the Powerfleet special meeting and vote electronically, Powerfleet still encourages you to submit a proxy to vote in advance by the Internet, by telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Powerfleet special meeting. Submitting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the Powerfleet special meeting if you later decide to attend electronically.

Purpose of the Powerfleet Special Meeting

The Powerfleet special meeting is being held to consider and vote on:

1.	the Powerfleet stock issuance proposal – to approve the issuance of the scheme consideration shares, pursuant to the terms of the implementation agreement;

2.	the Powerfleet charter amendment proposal – to approve an amendment of the Powerfleet charter to increase the number of authorized shares of Powerfleet common stock from 75 million to 175 million;

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3.	the Powerfleet compensation proposal – to approve, on an advisory (non-binding) basis, the compensation that may become payable to certain named executive officers of Powerfleet in connection with, and upon, the consummation of the transactions; and

4.	the Powerfleet adjournment proposal – to approve the adjournment of the Powerfleet special meeting, or any adjournments thereof, to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Powerfleet special meeting to approve the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal.

Quorum

The presence at the Powerfleet special meeting, virtually or by proxy, of the holders of a majority of the total outstanding shares of Powerfleet common stock is necessary to constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the Powerfleet special meeting will be adjourned until the holders of the number of shares of Powerfleet common stock required to constitute a quorum attend, whether virtually or by proxy.

Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. A “broker non-vote” on a matter occurs when a broker, bank or your representative may not vote on a particular matter because it does not have discretionary voting authority and has not received instructions from the beneficial owner. Because brokers will not have discretionary authority to vote on any of the proposals, a share held by a broker without any voting instructions will not be deemed present or represented by proxy at the Powerfleet special meeting and will not count towards establishing a quorum.

Vote Required; Recommendation of the Powerfleet Board of Directors

Proposal	Vote Required
Powerfleet stock issuance proposal	The Powerfleet stock issuance proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present virtually or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

Powerfleet charter amendment proposal	The Powerfleet charter amendment proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present virtually or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

Powerfleet compensation proposal	The Powerfleet compensation proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of votes properly cast on such proposal. Assuming a quorum is present, shares that are not present virtually or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal. Because the vote on this proposal is advisory (non-binding) only, it will not be binding on Powerfleet. Accordingly, if the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal are approved and the transactions are consummated, the compensation payments that are contractually required to be paid by Powerfleet to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Powerfleet stockholders on this proposal.

Powerfleet adjournment proposal	The Powerfleet adjournment proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of votes properly cast on such proposal, regardless of whether there is a quorum. Shares that are not present virtually or by proxy, abstentions and broker non-votes (if any) will have no effect on the vote for this proposal.

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Each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal is conditioned on the approval of each other, and are conditions to the implementation of the scheme, but the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal are not conditioned on the approval of any of the other proposals. If the Powerfleet charter amendment proposal is not approved, the Powerfleet stock issuance proposal will be of no force or effect, even if approved by the Powerfleet stockholders, and vice versa. The Powerfleet compensation proposal is a vote separate and apart from the other proposals contained in this joint proxy statement/prospectus, and is not conditioned on any other proposal.

The Powerfleet board recommends that you vote (i) “FOR” the Powerfleet stock issuance proposal, (ii) “FOR” the Powerfleet charter amendment proposal, (iii) “FOR” the Powerfleet compensation proposal and (iv) “FOR” the Powerfleet adjournment proposal.

This joint proxy statement/prospectus contains important information regarding the Powerfleet proposals and factors that Powerfleet stockholders should consider when deciding how to cast their votes. Powerfleet stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the implementation agreement, including the scheme and other transactions contemplated by the implementation agreement, and the Powerfleet proposals.

Share Ownership and Voting by Powerfleet’s Officers and Directors

As of the Powerfleet record date, the Powerfleet directors and executive officers, as a group, beneficially owned and were entitled to vote approximately 1,991,607 shares of Powerfleet common stock, representing approximately 5.35% of the shares of Powerfleet common stock then outstanding and entitled to vote at the Powerfleet special meeting. Although none of them has entered into any agreement obligating them to do so as a Powerfleet director or executive officer, Powerfleet expects that all of its directors and executive officers who are stockholders of Powerfleet will vote “FOR” each of the proposals described above.

Voting Your Shares

Powerfleet stockholders may vote electronically at the Powerfleet special meeting or by proxy. Powerfleet recommends that you submit your proxy even if you plan to attend the Powerfleet special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Powerfleet special meeting.

If you are a Powerfleet stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. Signed and dated proxies received by Powerfleet without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” such proposal presented to the stockholders, in accordance with the recommendation of the Powerfleet board.

The proxyholders may use their discretion to vote on any other matters which properly come before the Powerfleet special meeting.

Powerfleet stockholders may also vote over the Internet at www.voteproxy.com until 11:59 p.m., Eastern Time, on February 27, 2024. Voting instructions are printed on the proxy card or voting information form you received.

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Voting Shares Held in Street Name

If you own shares in your own name, you are considered, with respect to those shares, the “stockholder of record.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent acting as securities intermediary, your shares are held by your broker, bank or other agent as your securities intermediary, or in “street name,” and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. Your broker, bank or other securities intermediary may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other securities intermediary.

Banks, brokers and other agents acting as securities intermediaries are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine,” but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine.” Under the current rules of Nasdaq, each of the proposals to be considered at the Powerfleet special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore banks, brokers and other agents acting as securities intermediaries do not have discretionary authority to vote on any of the proposals to be considered at the Powerfleet special meeting. A “broker non-vote” occurs when a proposal is deemed “non-routine” and a securities intermediary holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. If a beneficial owner of shares of Powerfleet common stock held in street name does not give voting instructions to the broker, bank or other agent acting as a securities intermediary, then those shares will not be present or represented by proxy at the Powerfleet special meeting. As a result, broker non-votes would not have any effect on the outcome of the Powerfleet proposals.

Revoking Your Proxy

If you are a Powerfleet stockholder of record, you have the right to revoke your proxy at any time before the proxy is voted at the Powerfleet special meeting if you:

●	timely deliver a written notice of revocation or a duly executed proxy bearing a later date by mail to the secretary of Powerfleet at the address provided immediately below;

●	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the applicable proxy card; or

●	attending the Powerfleet special meeting and voting electronically.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attn: David Wilson, Corporate Secretary

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the Powerfleet special meeting and vote electronically.

Attendance at the Powerfleet special meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” and you have instructed your bank, broker or other securities intermediary to vote your shares, you must follow the directions received from your bank, broker or other securities intermediary to change your vote or revoke your proxy.

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Costs of Solicitation

Powerfleet will bear all costs and expenses in connection with the solicitation of proxies, including the costs of preparing, printing and mailing this joint proxy statement/prospectus for the Powerfleet special meeting. Powerfleet has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Powerfleet special meeting and will pay a fee of approximately $10,500, plus reimbursement of reasonable out-of-pocket expenses.

Other Business

Powerfleet is not aware of any other business to be acted upon at the Powerfleet special meeting. If, however, other matters are properly brought before the Powerfleet special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Powerfleet board may recommend.

Assistance

Powerfleet stockholders who have questions about the implementation agreement, the transactions or the other matters to be voted on at the Powerfleet special meeting who need assistance submitting their proxy or voting shares or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers call: (212) 269-5550

All others call toll-free: (800) 949-2583

Email: pwfl@dfking.com

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THE EXTRAORDINARY GENERAL MEETING OF MIX TELEMATICS’ SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to MiX shareholders as part of a solicitation of proxies by the MiX board for use at the MiX extraordinary general meeting and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to MiX shareholders on or about January 29, 2024. In addition, this joint proxy statement/prospectus constitutes a prospectus for Powerfleet in connection with the issuance by Powerfleet of shares of Powerfleet common stock to be issued to MiX shareholders in connection with the transactions. This joint proxy statement/prospectus provides MiX shareholders with information they need to be able to vote or instruct their vote to be cast at the MiX extraordinary general meeting and should be read carefully in its entirety. This joint proxy statement/prospectus is also being furnished to MiX ADS holders and contains information relevant to MiX ADS holders. A separate scheme circular has been prepared in accordance with the Companies Act and Companies Regulations and the JSE listings requirements. The scheme circular will provide MiX shareholders with, among other things, information regarding the scheme and the manner in which they may have their vote recorded in relation to the scheme.

Date, Time and Place of the MiX Extraordinary General Meeting

The MiX extraordinary general meeting will be held on February 28, 2024, at 2:30 p.m., South African time, and will be conducted entirely by electronic communication as permitted by the Companies Act and by the MiX memorandum. Check-in will begin at 2:00 p.m., South African time, and you should allow ample time for the check-in procedures.

Record Dates; Outstanding Shares; Shares Entitled to Vote

The MiX board has set January 19, 2024 as the MiX notice record date. Only (i) MiX shareholders of record, who are registered as such in the MiX share register as of the close of business on the MiX notice record date and (ii) MiX ADS holders of record, who hold MiX ADSs on the MiX notice record date, will be entitled to notice of the MiX extraordinary general meeting or any adjournments thereof. As of the close of business on the MiX notice record date, there were 554,020,612 MiX ordinary shares outstanding (including those represented by MiX ADSs).

The MiX voting record date for MiX shareholders will be February 23, 2024. Only MiX shareholders of record, who are registered as such in the MiX share register as of the close of business on the MiX voting record date for MiX shareholders, will be eligible to attend, participate in and vote at the MiX extraordinary general meeting.

The MiX voting record date for MiX ADS holders will be January 26, 2024. Only MiX ADS holders of record, who hold MiX ADSs as of the close of business on the MiX voting record date for MiX ADS holders, will have the right to give voting instructions to the depositary or their broker, bank or other securities intermediary, as applicable, with respect to the MiX ordinary shares underlying the MiX ADSs.

You are entitled to one vote for every MiX ordinary share (including those represented by MiX ADSs) that you held as of the close of business on the applicable MiX voting record date.

Purpose of the MiX Extraordinary General Meeting

The MiX extraordinary general meeting is being held to consider and vote on the following resolutions:

1.	the MiX scheme resolution – approval of the scheme, pursuant to the terms of the implementation agreement and in accordance with Sections 114 and 115 of the Companies Act;

2.	the MiX revocation resolution – approval of the revocation of the MiX scheme resolution if the scheme is not implemented because the scheme conditions are not fulfilled or waived by the outside date and/or MiX Telematics issues a termination notice and the scheme accordingly terminates;

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3.	the MiX termination notice resolution – authorization of the MiX board to issue a termination notice to Powerfleet pursuant to the implementation agreement if the MiX board determines it to be in the best interests of MiX Telematics and MiX shareholders to do so; and

4.	the MiX authorization resolution – authorization of each director and the company secretary of MiX Telematics to take any actions necessary for purposes of giving effect to the MiX resolutions proposed and passed at the MiX extraordinary general meeting.

Quorum

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

A “broker non-vote” occurs when MiX ordinary shares (or MiX ADSs) held in the name of a bank, broker or other securities intermediary for a beneficial owner are not voted with respect to a resolution because (1) the broker has not received voting instructions from the beneficial owner of the MiX ordinary shares (or MiX ADSs) and (2) the broker lacks the authority to vote the MiX ordinary shares (or MiX ADSs) at their discretion under applicable rules of the NYSE. A “broker non-vote” with respect to a MiX ordinary share will generally not be deemed present or represented by proxy at the MiX extraordinary general meeting and will not count towards establishing a quorum. However, if, as a MiX shareholder, you sign and return your proxy or authorize a proxy to vote electronically, your MiX ordinary shares will be counted towards a quorum even if you otherwise abstained or failed to vote as indicated in the proxy materials.

Broker non-votes in respect of MiX ADS holders may be considered present for purposes of determining whether there is a quorum for the MiX extraordinary general meeting because of the discretionary proxy that may be deemed to have been given to a person designated by MiX Telematics in connection with uninstructed MiX ADSs, and the person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

Vote Required; Recommendation of the MiX Telematics Independent Board of Directors

Resolution	Vote Required
MiX scheme resolution	The affirmative vote of at least 75% of all votes cast with respect to the resolution.

MiX revocation resolution	The affirmative vote of at least 75% of all votes cast with respect to the resolution.

MiX termination notice resolution	The affirmative vote of a simple majority of all votes cast with respect to the resolution.

MiX authorization resolution	The affirmative vote of a simple majority of all votes cast with respect to the resolution.

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

A withheld vote or abstention, as applicable, is not considered a vote cast by a MiX shareholder with respect to any MiX resolution and will, therefore, not affect the outcome of any MiX resolution. Similarly, if the depositary does not receive voting instructions from a MiX ADS holder regarding how to vote the MiX ordinary shares underlying its MiX ADSs, then such MiX ADS holder may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by MiX Telematics with respect to the MiX ordinary shares underlying such MiX ADSs. The person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

The MiX independent board recommends that you vote (i) “FOR” the MiX scheme resolution, (ii) “FOR” the MiX revocation resolution, (iii) “FOR” the MiX termination notice resolution and (iv) “FOR” the MiX authorization resolution.

This joint proxy statement/prospectus contains important information regarding the MiX resolutions and factors that MiX shareholders should consider when deciding how to cast their votes. MiX shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the implementation agreement, including the scheme and other transactions contemplated by the implementation agreement, and the MiX resolutions. A separate scheme circular has been prepared in accordance with the Companies Act and Companies Regulations and the JSE listings requirements. The scheme circular will provide MiX shareholders with, among other things, information regarding the scheme and the manner in which they may have their vote recorded in relation to the scheme.

Voting Your Shares

MiX Shareholders

To participate in the MiX extraordinary general meeting via electronic communication, MiX shareholders on the MiX share register or their duly appointed proxies must either (i) register online using the online registration portal at www.meetnow.global/za; or (ii) apply to Computershare, by delivering the duly completed electronic participation form, with their identification document or passport document, letter of representation and form of proxy (blue) (as applicable) to: Computershare, First Floor, Rosebank Towers, 15 Biermann Avenue, Rosebank, 2196, or posting it to Private Bag X3000, Saxonwold, 2132 (at the risk of the MiX shareholder), or sending it by email to proxy@computershare.co.za so as to be received by Computershare by no later than 2:30 p.m., South African time, on February 26, 2024 to assist in the efficient administration of the MiX extraordinary general meeting.

The electronic participation form can be found as an insert in this joint proxy statement/prospectus. Computershare will first validate such requests and confirm the identity of the MiX shareholder under Section 63(1) of the Companies Act, and, if the request is validated, further details on using the electronic communication facility will be provided. Should any electronic participation forms be submitted after 2:30 p.m., South African time, on February 26, 2024 , Computershare shall reasonably endeavor to validate such requests prior to the commencement of the MiX extraordinary general meeting. MiX Telematics will inform MiX shareholders or their proxies who notified Computershare of their intended participation, by no later than 5:00 p.m., South African time, on February 27, 2024, by email of the relevant details through which shareholders or their proxies can participate electronically.

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Pursuant to Section 62(3)(e) of the Companies Act, a MiX shareholder that is entitled to participate and vote at the MiX extraordinary general meeting is entitled to appoint a proxy or two or more proxies to participate in and vote at the MiX extraordinary general meeting in the place of the MiX shareholder, by completing the form of proxy in accordance with the instructions set out therein and a proxy need not be a MiX shareholder. Any MiX shareholder that completes and lodges a form of proxy will nevertheless be entitled to participate in and vote at the MiX extraordinary general meeting should the MiX shareholder subsequently decide to do so. Meeting participants (including proxies) are required to provide reasonably satisfactory identification before being entitled to participate in the MiX extraordinary general meeting. In this regard, all MiX shareholders recorded in the MiX share register will be required to provide identification satisfactory to the chairperson of the MiX extraordinary general meeting. Forms of identification include valid identity documents, driver’s licenses and passports.

MiX shareholders that have already dematerialised their shares through a securities intermediary or broker rather than through “own-name” registration and who wish to participate in the MiX extraordinary general meeting must instruct their securities intermediary or broker to issue them with the necessary authority to participate. Dematerialised MiX shareholders, who have elected “own-name” registration in the sub-register through a securities intermediary and who are unable to participate but wish to vote at the MiX extraordinary general meeting, should complete and lodge the attached form of proxy (blue) with the transfer secretaries of MiX Telematics. Dematerialised MiX shareholders that have not elected “own-name” registration in the sub-register through a securities intermediary and who are unable to participate but wish to vote at the MiX extraordinary general meeting should timely provide their broker or securities intermediary with their voting instructions in terms of the custody agreement entered into between the shareholder and its securities intermediary or broker.

MiX ADS Holders

MiX ADS holders do not have the same rights as MiX shareholders. The deposit agreement among MiX Telematics, the depositary and the holders from time to time of MiX ADSs issued thereunder sets out the rights of MiX ADS holders, as well as the rights and obligations of the depositary.

As a MiX ADS holder, you will not be entitled to vote electronically at the MiX extraordinary general meeting. You may vote as a MiX ADS holder if you hold MiX ADSs or have MiX ADSs credited to your securities account with a brokerage firm, bank or other securities intermediary as of the close of business, Eastern Time, on January 26, 2024. If you held your MiX ADSs directly as of the MiX voting record date, so long as the depositary receives your voting instructions by 12:00 p.m., Eastern Time, on February 21, 2024, it will try, to the extent practicable and subject to South African law and the terms of the deposit agreement, to vote the underlying MiX ordinary shares as you instruct. If you hold MiX ADSs through a brokerage firm, bank, or other securities intermediary as of the close of business, Eastern Time, on January 26, 2024, only that intermediary may give voting instructions to the depositary with respect to your MiX ADSs. If your MiX ADSs are held through a broker, bank or other securities intermediary, such intermediary will provide you with instructions on how you may give voting instructions with respect to the MiX ordinary shares underlying your MiX ADSs. Please check with your broker, bank or other securities intermediary, as applicable, and carefully follow the voting procedures provided to you.

To the extent you provide the depositary or your broker, bank or other securities intermediary, as applicable, with voting instructions, the depositary will endeavor, to the extent practicable, to vote the MiX ordinary shares underlying your MiX ADSs in accordance with your instructions. The depositary will collate all votes properly submitted by MiX ADS holders and submit a vote on behalf of all such holders. If the depositary does not receive voting instructions from a MiX ADS holder regarding how to vote the MiX ordinary shares underlying its MiX ADSs, then such MiX ADS holder may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by MiX Telematics with respect to the MiX ordinary shares underlying its MiX ADSs. The person designated by MiX Telematics is expected to vote such underlying MiX ordinary shares in favor of the MiX resolutions.

If you hold MiX ADSs, directly or through a broker, bank or other securities intermediary, you must follow the instructions provided by the depositary or such broker, bank or other securities intermediary if you wish to change your vote. The last instructions you submit prior to the deadline indicated by the depositary or such intermediary, as applicable, will be used to instruct the depositary how to vote your MiX ADSs.

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You may also exercise the right to vote the MiX ordinary shares underlying your MiX ADSs by surrendering your MiX ADSs and withdrawing the MiX ordinary shares represented by your MiX ADSs pursuant to the terms described in the deposit agreement. However, it is possible that you may not have sufficient time to withdraw your MiX ordinary shares and vote them at the MiX extraordinary general meeting as a MiX shareholder of record. MiX ADS holders will incur additional costs associated with the surrender process.

In connection with the scheme, MiX Telematics will pay any applicable fees, charges and expenses of the depositary and government charges due to or incurred by the depositary in connection with the cancellation of the MiX ADSs surrendered (and the underlying MiX ordinary shares), including applicable MiX ADS cash distribution fees, MiX ADS cancellation fees and depositary servicing fees (each up to $0.05 per MiX ADS pursuant to the terms of the deposit agreement).

If you have queries about how you can deliver voting instructions, please contact the depositary, your broker, bank or other securities intermediary. If at any point you require guidance, please contact MiX Telematics at company.secretary@mixtelematics.com.

Revoking Your Proxy

If you are a MiX shareholder and you have voted by Internet or email, you may change your vote and revoke your proxy by:

●	sending a written statement to that effect to the attention of the company secretary at MiX Telematics’ corporate offices, provided such statement is received no later than 2:30 p.m., South African time, on February 28, 2024;

●	voting again by Internet at a later time before the closing of those voting facilities at 2:30 p.m., South African time, on February 28, 2024;

●	submitting a properly signed proxy card with a later date that is received no later than 2:30 p.m., South African time, on February 28, 2024; or

●	attending the MiX extraordinary general meeting, revoking your proxy and voting electronically.

If you hold MiX ordinary shares in street name (rather than through own-name registration), you may submit new voting instructions by contacting your bank, broker or other securities intermediary. You may also change your vote or revoke your proxy at the MiX extraordinary general meeting if you obtain a signed letter of representation from the MiX Telematics record holder (broker, bank or other securities intermediary) giving you the right to vote the MiX ordinary shares. Your most recent proxy card or Internet proxy is the one that is counted. Your participation at the MiX extraordinary general meeting by itself will not revoke your proxy unless you give written notice of revocation to us before your proxy is voted or you vote electronically at the MiX extraordinary general meeting.

If you hold MiX ADSs, directly or through a broker, bank or other securities intermediary, you must follow the instructions provided by the depositary or such broker, bank or other securities intermediary if you wish to change your vote. The last instructions you submit prior to the deadline indicated by the depositary or the intermediary, as applicable, will be used to instruct the depositary how to vote your MiX ADSs.

Share Ownership and Voting by MiX Telematics’ Officers and Directors

As of the MiX notice record date, the MiX Telematics directors and executive officers, as a group, beneficially owned and were entitled to vote approximately 71,362,385 MiX ordinary shares, representing approximately 12.88% of the MiX ordinary shares (including those represented by MiX ADSs) then outstanding and entitled to vote at the MiX extraordinary general meeting. Although none of them has entered into any agreement obligating them to do so as a MiX Telematics director or executive officer, MiX Telematics expects that all of its directors and executive officers who are shareholders of MiX Telematics will vote “FOR” each of the resolutions described above.

Costs of Solicitation

MiX Telematics will bear all costs and expenses in connection with the solicitation of proxies, including the costs of preparing, printing and mailing this joint proxy statement/prospectus for the Powerfleet special meeting. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. MiX Telematics has engaged Morrow Sodali LLC to assist in the solicitation of proxies in connection with the MiX extraordinary general meeting for a services fee of approximately $17,500, plus disbursements. Brokers, banks and other securities intermediaries will also be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

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Other Business

MiX Telematics is not aware of any other business to be acted upon at the MiX extraordinary general meeting. If, however, other matters are properly brought before the MiX extraordinary general meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the MiX independent board may recommend.

Assistance

MiX shareholders that have questions about the implementation agreement, the transactions or the other matters to be voted on at the MiX extraordinary general meeting who need assistance submitting their proxy or voting shares or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Statucor Proprietary Limited

Company Secretary of MiX Telematics

Matrix Corner, Howick Close

Waterfall Park

Midrand, Johannesburg, South Africa, 1685

(PO Box 12326, Vorna Valley, 1686)

Email: company.secretary@mixtelematics.com

Morrow Sodali LLC
430 Park Avenue, 14th Floor
New York, New York 10022
Banks and brokers call: (203) 658-9400
Shareholders call toll-free: (800) 662-5200 or
Email: MIXT@investor.morrowsodali.com

If you are a MiX ADS holder and have queries about how you can deliver voting instructions, please contact the depositary, your broker, bank or other securities intermediary. If at any point you require guidance, please contact the MiX Telematics at company.secretary@mixtelematics.com.

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OVERVIEW OF THE TRANSACTIONS

General

On October 10, 2023, Powerfleet, Powerfleet Sub and MiX Telematics entered into the implementation agreement, pursuant to which Powerfleet Sub will acquire all of the issued MiX ordinary shares (including those represented by MiX ADSs), excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, through the implementation of the scheme in accordance with Sections 114 and 115 of the Companies Act, from MiX shareholders in exchange for consideration consisting of 0.12762 shares of Powerfleet common stock for each MiX ordinary share held by such MiX shareholders (and in the case of MiX ADS holders, 3.19056 shares of Powerfleet common stock for each MiX ADS held by such MiX ADS holder), plus any cash payments in respect of fractional entitlements to such shares.

As a result of the transactions contemplated by the implementation agreement, MiX Telematics will become a direct, wholly owned subsidiary of Powerfleet Sub and an indirect, wholly owned subsidiary of Powerfleet. The securityholders of MiX Telematics will become securityholders of Powerfleet. The implementation of the scheme is expected to result in current MiX Telematics securityholders (including MiX ADS holders) and current Powerfleet securityholders owning approximately 65.5% and 34.5%, respectively, of the outstanding shares of Powerfleet common stock on a fully diluted basis immediately following the scheme implementation date.

The transactions will not be completed and the scheme consideration shares will not be issued unless Powerfleet stockholders approve each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal at the Powerfleet special meeting and MiX shareholders approve the MiX scheme resolution at the MiX extraordinary general meeting and the other specified closing conditions in the implementation agreement are satisfied or waived. A copy of the implementation agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the implementation agreement in its entirety. For additional information about the transactions, see “—Company Structure” below and “The Implementation Agreement” beginning on pages 49 and 104, respectively, of this joint proxy statement/prospectus.

Company Structure

We have set forth below certain diagrams depicting the structure of Powerfleet and MiX Telematics prior to the transactions and to depict several of the steps that will be taken in connection with the transactions. The below diagrams do not represent a complete set of all of the steps included in the transactions, but are meant to provide an illustrative summary of the material steps in the transactions.

Current Structure of the Companies represents the structure of Powerfleet and MiX Telematics before consummation of the transactions.

Step 1 depicts the formation of Powerfleet Sub as a direct, wholly owned subsidiary of Powerfleet.

Step 2 depicts the relationship of the parties prior to the implementation of the scheme.

Step 3 depicts the implementation of the scheme, with Powerfleet Sub acquiring all of the issued and outstanding MiX ordinary shares (including those represented by MiX ADSs) in exchange for 70,704,110 shares of Powerfleet common stock based on the number of outstanding MiX ordinary shares (including those represented by MiX ADSs) as of January 19, 2024, and MiX Telematics becoming a direct, wholly owned subsidiary of Powerfleet Sub.

Step 4 depicts the structure of the companies following implementation of the scheme and consummation of the other transactions.

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Current Structure of the Companies

Powerfleet stockholders
Powerfleet
Powerfleet subsidiaries
MiX Telematics shareholders
MiX Telematics
MiX Telematics subsidiaries

Step 1 – Formation of Powerfleet Sub

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Step 2 – Relationship Prior to Implementation of the Scheme

Step 3 – Implementation of the Scheme

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Step 4 – Post-Closing Structure*

* Percentages reflect expected ownership immediately after consummation of the transactions on a fully-diluted basis.

Background of the Transactions

The terms of the implementation agreement are the result of arm’s-length negotiations between representatives of Powerfleet and MiX Telematics. The following is a summary of the events leading up to the signing of the implementation agreement and the key meetings, negotiations, discussions and actions by and between Powerfleet and MiX Telematics and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Powerfleet and MiX Telematics and other parties. Unless otherwise indicated, meetings generally were telephonic or via videoconferencing.

Each of Powerfleet’s and MiX Telematics’ management and respective boards of directors, together with their legal and financial advisors, periodically review, consider and assess various strategies, opportunities and alternatives that may enhance shareholder value. Such reviews and assessments have included, among other things, remaining as a stand-alone entity in light of the then-current business, economic and regulatory environments, pursuing equity financing opportunities and entering into acquisitions, dispositions and strategic partnerships with other companies to further the respective company’s strategic objectives.

Following its acquisition of Trimble, Inc.’s Field Service Management business in North America on September 2, 2022, MiX Telematics had been evaluating potential strategic transactions that would allow it to simplify its capital structure and listing status, diversify its foreign currency exposure, and scale its growth, particularly in the United States.

In October 2022, Stefan Joselowitz, the Chief Executive Officer of MiX Telematics, was introduced to the Chief Executive Officer of Party A, who was interested in exploring a potential merger of the businesses.

On October 24, 2022, as a result of internal discussions regarding potential strategic partners for a transaction, Steve Blackhart, Vice President of Corporate Development of MiX Telematics, contacted the management of Party B on behalf of MiX Telematics to introduce the parties and explore the possibility of a strategic transaction.

On November 16, 2022, MiX Telematics entered into a customary non-disclosure agreement with Party A for purposes of exploring a potential merger of the businesses and to allow for the exchange of diligence information including, but not limited to, financial projections.

Following the additional diligence sessions held between MiX Telematics and Party A in January and February of 2023, MiX Telematics formally engaged Raymond James Financial, Inc. (“Raymond James”) to provide financial advisory services in connection with a potential transaction with Party A on March 13, 2023.

From December 2022 through March 2023, representatives of William Blair and members of Powerfleet management engaged in a number of meetings to review the competitive landscape and recent developments in the telematics space and to identify, evaluate and consider potential strategic alternatives to maximize value to Powerfleet’s stockholders.

On December 13, 2022, Messrs. Joselowitz and Blackhart met with the Chief Executive Officer of Party B to discuss Party B’s interest in a potential strategic transaction with MiX Telematics.

On March 20, 2023, Powerfleet management held a meeting with representatives of William Blair to discuss the engagement of William Blair on a potential strategic transaction.

On March 22, 2023, Powerfleet management shared Powerfleet’s financial model with representatives of William Blair to allow William Blair to assess Powerfleet’s business.

On March 23, 2023, the management of MiX Telematics was contacted by Party B, following its engagement of Goldman Sachs as its financial advisor, to discuss the possibility of pursuing a strategic transaction. MiX Telematics entered into a customary non-disclosure agreement with Party B for purposes of exploring a potential merger of the businesses.

On March 28, 2023, Powerfleet engaged William Blair as its financial advisor to render certain investment banking services in connection with (i) a possible business combination of Powerfleet with a strategic partner and/or (ii) a possible private placement or other unregistered sale of securities. Pursuant to a written engagement letter, Powerfleet selected William Blair as its financial advisor because, among other factors, William Blair is a globally recognized investment banking firm that has substantial experience in similar transactions and is familiar with the industry in which Powerfleet operates.

From March to May 2023, as part of Powerfleet’s strategic review, and assisted by William Blair, Powerfleet management engaged in preliminary discussions with four strategic parties, including MiX Telematics, regarding a potential transactions involving Powerfleet. During such time, the Powerfleet board was kept apprised of the key communications with such parties.

From March to September 2023, as part of Powerfleet’s exploration of strategic alternatives, and assisted by William Blair, Powerfleet management engaged in discussions with various equity financing sources regarding a potential private investment in public equity (“PIPE”) transaction in connection with a potential strategic transaction. During such time, the Powerfleet board was kept apprised of the key communications with such sources. In early September 2023, following several discussions with William Blair and Powerfleet management, the Powerfleet board ultimately decided not to pursue a PIPE transaction at that time as the cost of capital in the proposals received were not sufficiently attractive to the Powerfleet board.

On April 6, 2023, Party B’s advisor delivered a confidential information memorandum to MiX Telematics that covered investment highlights, an overview of business and strategy, and high level financial information.

In April 2023, William Blair introduced Powerfleet to MiX Telematics. On April 25, 2023, Steve Towe, the Chief Executive Officer of Powerfleet, met with Mr. Joselowitz to discuss a possible business combination transaction between the two companies. During the meeting, Mr. Towe and Mr. Joselowitz discussed executing a non-disclosure agreement between the companies, including to review a high-level pro forma analysis of the proposed business combination. No specific economic terms of a potential transaction were discussed at the meeting. Following the meeting, Mr. Towe and Mr. Joselowitz discussed a potential transaction at a high level and the potential impact of such transaction on their respective companies’ business activities with management and legal counsel, and informed certain members of their respective boards of directors, including the chairpersons of their boards, of these discussions.

On April 30, 2023, Mr. Towe emailed Mr. Joselowitz to coordinate the execution of a non-disclosure agreement between Powerfleet and MiX Telematics (the “initial NDA”) and to organize a follow-on meeting between the parties’ respective management teams to continue discussions of the parties’ interest in a potential transaction.

During the period between April 30, 2023 and May 2, 2023, Mr. Towe and Mr. Joselowitz exchanged emails, coordinating a follow-on meeting and negotiating the terms of the initial NDA. Mr. Towe and Mr. Joselowitz agreed to hold such meeting to focus on understanding each company’s operations and to discuss a potential combination in terms of market position, scale, organization, combined growth and profit expansion, as well as their visions of what a combined company would look like.

On May 2, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan Frome Wolosky LLP (“Olshan”), outside legal counsel to Powerfleet. During this meeting, Mr. Towe and David Wilson, the Chief Financial Officer of Powerfleet, provided the Powerfleet board with an update regarding strategic alternatives Powerfleet management had been exploring, including a potential transaction with MiX Telematics and other strategic parties.

After meetings on May 3, 2023 and May 4, 2023, MiX Telematics and Party A determined that it was no longer worth pursuing a potential transaction between the companies given their differing expectations as to the potential transaction’s value.

On May 10, 2023, ahead of the follow-on meeting between Powerfleet and MiX Telematics, representatives of both companies executed the initial NDA on behalf of Powerfleet and MiX Telematics, effective as of May 1, 2023. Members of Powerfleet management and MiX Telematics management then held an introductory meeting to discuss value creation opportunities that could arise from a potential business combination of Powerfleet and MiX Telematics, including potential areas of synergy for the combined company. No specific terms of employment or compensation with respect to any members of Powerfleet management or MiX Telematics management or any other employees of the companies were discussed at this meeting. Attendees at the meeting included Mr. Towe, Mr. Wilson, Melissa Ingram, Chief Transformation Officer of Powerfleet, Mr. Joselowitz, Mr. Blackhart, Paul Dell, Chief Financial Officer of MiX Telematics, and Charles Tasker, Chief Operating Officer of MiX Telematics.

Additionally, on May 10, 2023, MiX Telematics submitted a non-binding proposal to acquire Party B to Goldman Sachs, the advisors to Party B.

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On May 19, 2023, representatives of William Blair held a meeting with members of MiX Telematics management to discuss the possible governance structure of the combined company upon a closing of a potential business combination, potential next steps and arranging meetings between members of Powerfleet and MiX Telematics.

On May 23, 2023, MiX Telematics held its quarterly board meeting, during which Mr. Joselowitz provided an update on early discussions between MiX Telematics and Powerfleet, as well as the conversations between MiX Telematics and Party A and Party B. During the meeting, MiX Telematics discussed the potential equity upside from a combination with Powerfleet and the synergistic nature of such a combination.

On May 24, 2023, Powerfleet management met with representatives of William Blair to discuss a potential business combination with MiX Telematics and potential financing arrangements for such a transaction.

On May 26, 2023, following the introductory meeting, Powerfleet management exchanged emails with MiX Telematics management to coordinate the execution of a second non-disclosure agreement (the terms of which are described below) between Powerfleet and MiX Telematics (the “subsequent NDA”) to enable the parties to advance discussions of their respective businesses and potential synergies and to perform preliminary due diligence.

During the period between May 26, 2023 and June 2, 2023, representatives of Powerfleet and MiX Telematics exchanged emails regarding the terms of the subsequent NDA, and both parties agreed on the terms of the subsequent NDA on June 2, 2023.

On June 1, 2023, Java Capital was formally engaged by MiX Telematics to provide corporate, financial, legal and regulatory advice related to a transaction in which MiX Telematics would be delisted from the JSE (either through a primary relisting in the United States or a transformative transaction, including in connection with a merger transaction).

On June 3, 2023, Goldman Sachs informed MiX Telematics management that Party B preferred to pursue a minority investment. On June 5, 2023, Mr. Joselowitz informed the Chief Executive Officer of Party B that MiX Telematics preferred to pursue a merger and was not interested in a minority position.

On June 5, 2023, following discussions with their respective management teams, representatives of both companies executed the subsequent NDA on behalf of Powerfleet and MiX Telematics, effective as of May 31, 2023. The subsequent NDA included customary nondisclosure and nonuse provisions and a standstill provision that prohibited each party, for the duration of the standstill period, from offering to acquire or acquiring the other party, and from taking certain other actions, including, among others, soliciting proxies or consents, in each case, without the prior consent of the other party, and included a customary “fall-away” provision that renders the standstill inapplicable to such party following its entry into a definitive agreement relating to an acquisition of a majority of such party’s voting securities or assets.

During the period between June 7, 2023 and June 9, 2023, Powerfleet management and MiX Telematics management met in Chicago, Illinois. The discussions focused on the governance structure for the combined company along with preliminary diligence matters, strategic alignment, operational efficiencies, customer and revenue growth opportunities, and cross-sell and upsell opportunities, as well as the due diligence process for a proposed transaction.

On June 9, 2023, Powerfleet management met with representatives of William Blair to discuss due diligence and next steps for a potential business combination with MiX Telematics.

On June 13, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan. During this meeting, Mr. Towe, Mr. Wilson and Ms. Ingram updated the Powerfleet board regarding the strategic alternatives Powerfleet management had been exploring since the last meeting of the Powerfleet board, including the status of discussions with MiX Telematics and other strategic parties. Powerfleet management discussed certain considerations for a potential transaction with MiX Telematics, including a greater subscriber base, increased opportunities for cross-selling products and solutions, higher recurring revenues and enhanced innovation. Powerfleet management also reviewed with the board a preliminary value creation analysis and preliminary pro forma financial analysis of the combined company. Additionally, representatives of Olshan discussed with the Powerfleet board a preliminary timeline of a proposed business combination with MiX Telematics. Following this discussion, the Powerfleet board instructed Powerfleet management to, among other things, negotiate a potential business combination with MiX Telematics.

Later on June 13, 2023, Mr. Towe and Mr. Joselowitz spoke by telephone to further discuss a potential business combination of Powerfleet and MiX Telematics and agreed to direct representatives of William Blair and Raymond James to discuss a potential business combination transaction.

On June 15, 2023, following further discussions with Powerfleet management and the other Powerfleet directors, Mr. Towe instructed Olshan to prepare a draft non-binding indication of interest, outlining the key terms of a potential transaction with MiX Telematics (the “IOI”). Mr. Towe then sent an initial draft of the IOI to Mr. Joselowitz.

On the same day, MiX Telematics formally engaged Raymond James to provide financial advisory services related to the potential transaction with Powerfleet.

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Additionally, on June 15, 2023, at the direction of the Powerfleet board, Michael Brodsky, the Chairman of the Powerfleet board, met with Ian Jacobs, Chairperson of the MiX board, to discuss a potential business combination and the potential governance structure of a combined company.

From June 18, 2023 to June 26, 2023, members of the Powerfleet and MiX Telematics management teams held discussions relating to the terms of the IOI, preliminary due diligence matters, the board and management structure of a combined company, operational synergies and financing options. With respect to the IOI, the members of the companies’ respective management teams came to an understanding that the IOI would contain key terms relating to consideration, transaction structure, due diligence process and timeline, expenses, exclusivity and confidentiality. The representatives further agreed that board structure and composition, as well as management structure and composition, would not be included in the IOI and instead would be determined after their respective financial advisors had completed their analyses. Additionally, the management teams concurred that a proposed transaction should be structured as an all-stock transaction, pursuant to which Powerfleet would acquire MiX Telematics, with MiX Telematics surviving as a wholly owned subsidiary of Powerfleet.

On June 26, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan. During the meeting, Powerfleet management provided the Powerfleet board with an update regarding the exploration of strategic alternatives and presented management’s preliminary views regarding certain financial and structural aspects of a proposed transaction with MiX Telematics, including the current industry landscape, transaction rationale, potential synergies, value creation opportunities and other considerations. After robust discussion of the business rationale for a combination with MiX Telematics and other potential strategic partners, the Powerfleet board instructed Powerfleet management to move forward with evaluating the proposed transaction, including entering into the IOI with MiX Telematics.

On the same day, Mr. Towe and Mr. Joselowitz exchanged emails regarding the terms of the IOI and ultimately agreed on the terms thereof. Messrs. Towe and Joselowitz executed the IOI on behalf of Powerfleet and MiX Telematics, respectively. Pursuant to the IOI, Powerfleet and MiX Telematics agreed that Powerfleet would acquire 100% of the outstanding MiX ordinary shares in exchange for a number of shares of Powerfleet common stock at a fixed exchange ratio to be mutually agreed upon, with MiX Telematics becoming a subsidiary of Powerfleet. The IOI also provided for an exclusive negotiating period through July 7, 2023 that would automatically renew for successive five-day periods as long as the parties were then negotiating in good faith and until either party gave written notice to the other of the termination of the IOI. Such exclusivity period would automatically extend for an additional 60 days if the parties came to an agreement in principle on their relative valuations and automatically renew for successive 15-day periods as long as the parties were then negotiating in good faith and until either party gave written notice to the other of the termination of the IOI.

From June 26, 2023 through July 6, 2023, Powerfleet management and MiX Telematics management, together with representatives of William Blair and Raymond James, held discussions relating to the valuations of the companies and the post-transaction ownership structure of a combined company.

On June 27, 2023, virtual data rooms were opened and made available to Powerfleet’s and MiX Telematics’ financial and accounting advisors, as well as legal counsel, for purposes of conducting diligence.

On June 29, 2023, due diligence request lists containing certain legal, financial and commercial requests were shared between the companies.

Additionally, on June 29, 2023, the Powerfleet board held a meeting in Nashville, Tennessee attended by Powerfleet management and representatives of William Blair and Olshan. During the meeting, Powerfleet management provided the Powerfleet board with an update on Powerfleet’s business. Following such update, Powerfleet management presented to the Powerfleet board certain financial forecasts and business plans that the Powerfleet board approved for use by William Blair as part of its analysis in connection with the exploration of strategic alternatives (including a PIPE). Representatives of William Blair then reviewed with the Powerfleet board potential strategic alternatives (including a PIPE) available to Powerfleet and key considerations for each alternative, as well as the current status of a proposed business combination with MiX Telematics. The Powerfleet board then discussed with representatives of William Blair financing options in connection with a proposed business combination.

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On July 6, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of William Blair. During the meeting, representatives of William Blair reviewed with the Powerfleet board strategic alternatives for Powerfleet, including a proposed business combination with MiX Telematics. In regard to the proposed business combination with MiX Telematics, representatives of William Blair provided an update surrounding the negotiations of relative valuations.

From July 7, 2023 through July 11, 2023, Mr. Towe held meetings with Mr. Joselowitz, one of which was attended by Mr. Brodsky and Mr. Jacobs, to discuss a proposed business combination between Powerfleet and MiX Telematics and the post-transaction ownership and governance structure of a combined company.

On July 11, 2023, following robust discussions of key terms of a proposed business combination between the parties, representatives of Powerfleet instructed Olshan to prepare a draft memorandum of understanding (the “MOU”) containing key terms that were agreed upon by the companies in principle, including: (i) transaction consideration to be based on a post-transaction ownership structure in which Powerfleet securityholders would own approximately 35%, and MiX Telematics securityholders would own approximately 65%, of the combined company; (ii) board of directors of the combined company to consist of six directors with equal representation among Powerfleet, MiX Telematics and a potential financial sponsor, with Mr. Brodsky remaining as Chairman; (iii) Mr. Towe remaining as Chief Executive Officer of the combined company; (iv) an exclusive negotiating period through August 31, 2023 that would automatically renew for successive 15-day periods as long as the parties were then negotiating in good faith and until either party gave written notice to the other of the termination of the MOU; (v) definitive agreements to be negotiated simultaneously with due diligence; (vi) customary confidentiality obligations; and (vii) a break fee equal to $500,000, plus third party out-of-pocket fees and expenses not to exceed $350,000 in the aggregate, payable upon a termination of the MOU under specified circumstances.

On July 13, 2023, Powerfleet management and representatives of William Blair and Olshan held a meeting to discuss the draft MOU prepared by Olshan. Following this discussion, Ms. Ingram sent to MiX Telematics management an initial draft of the MOU on behalf of Powerfleet.

On the same day, MiX Telematics involved DLA Piper LLP (US) (“DLA”), its U.S. outside legal counsel, with respect to the proposed business combination between MiX Telematics and Powerfleet and provided DLA with the initial draft of the MOU that was provided by Powerfleet.

From July 14, 2023 to July 20, 2023, Powerfleet management and MiX Telematics management exchanged emails regarding the terms of the MOU, and representatives of both companies agreed on the terms of the MOU on July 20, 2023.

On July 15, 2023, the Powerfleet compensation committee held a meeting attended by Mr. Brodsky and representatives of Olshan. During this meeting, the Powerfleet compensation committee discussed the treatment of Powerfleet’s outstanding equity awards in connection with the proposed business combination with MiX Telematics.

From July 16, 2023 through July 19, 2023, Mr. Joselowitz and Mr. Jacobs traveled to Israel to conduct an on-site visit of Powerfleet’s business. During this time, Mr. Towe, Mr. Brodsky and other representatives of Powerfleet held in-person meetings at Powerfleet’s offices in Israel with Mr. Joselowitz and Mr. Jacobs to discuss Powerfleet’s business and its Israeli operations.

On July 19, 2023, MiX Telematics management held a meeting with the MiX board that involved a general discussion with regarding the proposed business combination with Powerfleet, including the agreed-upon terms of the MOU. The MiX board also formed the MiX independent board to assess the transaction. The MiX independent board consisted of Charmel Flemming, Fikile Futwa and Richard Bruyns. Following the discussion, the MiX independent board instructed management to proceed with entering into the MOU with Powerfleet.

On July 20, 2023, the Powerfleet board held a meeting attended by Powerfleet management. During the meeting, the Powerfleet board had a general discussion with Powerfleet management regarding the proposed business combination with MiX Telematics, including the agreed-upon terms of the MOU, the status of various financing options and their respective timing. Following the discussion, the Powerfleet board instructed Powerfleet management to proceed with entering into the MOU with MiX Telematics. Following the meeting, representatives of both companies executed the MOU on behalf of Powerfleet and MiX Telematics. The signed MOU contained the terms that were previously agreed upon in principle during negotiations between the parties prior to July 11, 2023, as well as provisions that provided for the parties to work in collaboration to secure any financing required for the proposed transactions.

On July 25, 2023, during the MiX board’s quarterly meeting, MiX Telematics management confirmed the execution of the MOU with Powerfleet and discussed the timeline.

During the period between July 23, 2023 and July 29, 2023, Mr. Towe and Mr. Wilson traveled to South Africa to conduct an on-site visit of MiX Telematics’ business. During this time, Mr. Joselowitz and key staff and regional leaders of MiX Telematics held in-person meetings at MiX Telematics’ offices in South Africa with Mr. Towe and Mr. Wilson to discuss MiX Telematics’ business and its South African operations. Following this trip to South Africa, Mr. Towe and Mr. Joselowitz agreed that Olshan would prepare an initial draft of a definitive agreement for the proposed business combination, and members of Powerfleet management began the process of engaging South African legal counsel.

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On July 26, 2023 and July 28, 2023, the Powerfleet compensation committee held meetings attended by Mr. Brodsky and representatives of Olshan. During these meetings, the Powerfleet compensation committee discussed the treatment of Powerfleet’s outstanding equity awards in connection with the proposed business combination with MiX Telematics, including, among other things, the structure of the transaction as an effective change of control of Powerfleet, the dilutive impact of out-of-the-money option awards given the contemplated post-closing ownership structure of the combined company, the efforts and contributions of Powerfleet’s senior leadership team toward negotiating and consummating the proposed transactions, overall employee retention and employee morale, and the advice of Korn Ferry, Powerfleet’s independent compensation consultant, with respect to chief executive officer compensation. The Powerfleet compensation committee also discussed with representatives of Olshan its authority under Powerfleet’s equity incentive plans and relevant Delaware law considerations.

During August and early September 2023, Powerfleet management had various preliminary discussions with representatives of Abry Partners regarding a potential rollover of a portion of the Series A preferred stock, all of which is held by affiliates of Abry Partners, into an alternative, subordinated debt instrument. Since such preliminary discussions, Powerfleet management and representatives of Abry Partners, together with their respective counsel, have had additional communications regarding the potential terms of such an alternative instrument. During these communications, Abry Partners advised Powerfleet management that notwithstanding any of their preliminary discussions, it expects to be redeemed in full in cash and that it is not agreeing or committing to agree to (or to engage in any negotiations for) any partial redemption or rollover.

Additionally, in August 2023, members of the Powerfleet and MiX Telematics management teams commenced outreach to various lenders, including certain existing lenders of Powerfleet and MiX Telematics, regarding potential debt financing in connection with the transactions. During such time, the Powerfleet board was kept apprised of the key communications with such lenders. In September 2023, Powerfleet engaged the UK office of Deloitte LLP (“Deloitte UK”) to provide certain advisory services in connection with a potential debt financing. Powerfleet has since engaged in various diligence discussions with potential lenders, some of which have provided preliminary indications of interest on the terms of a potential debt financing.

On August 2, 2023, representatives of Powerfleet and MiX Telematics held an in-person diligence meeting in the United Kingdom to discuss both companies’ European presence, customers and operations.

On August 3, 2023, after having considered several firms, Powerfleet engaged Webber Wentzel to act as its legal counsel on South African legal matters in connection with the proposed transactions.

On August 4, 2023, representatives of Olshan shared an initial draft of the implementation agreement with Powerfleet management and representatives of Webber Wentzel. From August 4, 2023 to August 10, 2023, representatives of Olshan exchanged emails and held meetings with Powerfleet management and representatives of Webber Wentzel relating to the terms of the implementation agreement and the proposed transaction structure under South African laws, including the need to have the proposed transactions structured as a scheme of arrangement under the Companies Act.

On August 7, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan. During the meeting, Powerfleet management presented to the Powerfleet board regarding business updates for the second quarter and a review of the second quarter financials. Following this presentation, Powerfleet management gave the Powerfleet board an update since the last meeting of the Powerfleet board on the proposed business combination with MiX Telematics.

On August 8, 2023, representatives of Olshan held a meeting with representatives of DLA to discuss the implementation agreement, including the transaction structure, key issues, timing considerations and South African legal aspects of the proposed transactions, as well as the due diligence process.

On August 10, 2023, representatives of Olshan sent an initial draft of the implementation agreement to representatives of DLA, and Powerfleet management simultaneously sent the initial draft of the implementation agreement to MiX Telematics management.

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On August 16, 2023, Powerfleet management held a diligence meeting with MiX Telematics management. During the meeting, the parties discussed progress and outstanding items on diligence, timing on next steps for diligence and alignment on expected outcomes of upcoming diligence meetings between Powerfleet and MiX Telematics. After this diligence discussion, members of both companies’ management discussed key terms of the implementation agreement and the timeline to signing of the implementation agreement, and Powerfleet management provided MiX Telematics management with an update on potential financing sources and the status of discussions with such sources.

On August 17, 2023, representatives of DLA sent to representatives of Olshan comments to the implementation agreement.

On August 18, 2023, Powerfleet management held diligence sessions with MiX Telematics management. During this meeting, Powerfleet management and MiX Telematics management provided an overview of their respective products and technology, including technology teams, platform architectures, research and development functions, manufacturing operations and partners, and supply chain and logistics. Thereafter, members of each company’s management team fielded questions from members of the other company’s management team relating to such products and technology.

On August 19, 2023, Webber Wentzel held a meeting with Java Capital to discuss the implementation agreement, in particular the mechanics of the scheme and the provisions in the implementation agreement relating to South African law, as well as regulatory approvals required to be obtained in connection with the proposed transactions. During the discussion, both parties agreed to work on the provisions relating to the mechanics of the scheme in a separate rider (the “scheme rider”) while the remainder of the implementation agreement would be handled by representatives of Olshan and DLA, with the understanding that the scheme rider would ultimately be incorporated into the implementation agreement closer to finalization.

During the period between August 20, 2023 and August 26, 2023, Powerfleet management and MiX Telematics management held in-person meetings at MiX Telematics’ offices in Boca Raton, Florida. Concurrently, the companies and their respective representatives continued conducting reciprocal legal, financial and commercial due diligence. Members of both companies’ management teams discussed synergistic and EBITDA-creation opportunities, and the prospects, for the combined company.

On August 23, 2023, Powerfleet management held meetings with MiX Telematics management. During these meetings, Powerfleet management and MiX Telematics management discussed the proposed business combination. Discussions began with outstanding issues relating to the implementation agreement. Members of both companies’ management teams agreed in principle to the following: (i) Powerfleet would pursue the Powerfleet secondary listing; (ii) the Series A preferred stock would be redeemed in full in cash prior to or simultaneously with the closing of the transactions; (iii) the parties would endeavor to obtain financing sufficient for such redemption in full in cash of the Series A preferred stock as well as for working capital and general corporate purposes of the combined company; (iv) such financing may consist of debt and/or equity; and (v) the break fee would be limited to 1% of the value of the scheme consideration due to restrictions under South African law. Members of both companies’ management teams also agreed to continue discussions relating to certain other key provisions, including, among others, board composition of the combined company and repayment of MiX Telematics’ indebtedness.

Following the discussion of the outstanding issues, members of both companies’ management teams discussed the timeline to signing of the implementation agreement, as well as communications in connection with the transaction process. Members of both companies’ management teams agreed to work toward an announcement of the signing of the implementation agreement by the end of September. The meeting concluded with a discussion on the status of potential financing options in connection with the transactions.

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On August 24, 2023, Powerfleet management and representatives of Olshan exchanged emails relating to the implementation agreement and the discussions held between Powerfleet management and MiX Telematics management on August 23, 2023. Following these exchanges, representatives of Olshan sent a revised draft of the implementation agreement to representatives of DLA.

On August 29, 2023, representatives of Webber Wentzel sent a draft of the scheme rider to representatives of Java Capital.

From August 7, 2023 to August 30, 2023, the Powerfleet board was kept apprised of the key communications between Powerfleet and MiX Telematics.

On August 30, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan. During the meeting, Powerfleet management provided the Powerfleet board with an update regarding the proposed transactions with MiX Telematics, including the status of the proposed business combination, progress with potential financing sources, management’s views as to the respective valuations of Powerfleet and MiX Telematics, an update on expected synergies and cost savings, status of the implementation agreement, timing of transaction announcement, and status and timing of due diligence.

On the same day, Powerfleet management held a meeting with MiX Telematics management to discuss potential opportunities for synergies for the combined company. Shortly thereafter, representatives of Java Capital sent to representatives of Webber Wentzel comments to the scheme rider.

On August 31, 2023, representatives of Java Capital sent to representatives of Webber Wentzel additional comments to the scheme rider. On the same day, representatives of Olshan and DLA held a meeting to discuss terms of the implementation agreement and timing of the proposed transactions. Additionally, Powerfleet management and representatives of William Blair and Olshan held meetings to discuss the preparation of disclosure schedules and outstanding diligence items.

Additionally, on August 31, 2023, MiX Telematics management provided the MiX independent board with a brief update regarding the progress of the proposed transaction.

On September 1, 2023, representatives of DLA sent to representatives of Olshan comments to the implementation agreement. Additionally, members of both companies’ management teams discussed additional exchanges of technology and product information and held diligence discussions with respect to litigation and facilities.

On September 4, 2023, Powerfleet management held a diligence meeting with MiX Telematics management. During this meeting, Powerfleet management provided an overview of Movingdots GmbH, a wholly owned subsidiary of Powerfleet (“Movingdots”), which Powerfleet acquired in March 2023, as well as Movingdots’ proposed role within the business of the combined company.

On September 5, 2023, the MiX independent board considered proposals from four potential independent experts for purposes of providing an assessment as to whether the transaction constituted a “fair and reasonable” transaction as per South African regulations before selecting BDO as its independent expert.

On September 6, 2023, representatives of William Blair and Raymond James held a diligence meeting attended by Powerfleet management and MiX Telematics management. During this meeting, members of both companies’ management teams discussed a variety of diligence topics.

On September 6, 2023 and September 7, 2023, representatives of Olshan exchanged emails with representatives of DLA regarding certain key terms of the implementation agreement, including the timing of financing and other closing conditions of the proposed transactions in view of South African regulatory requirements.

On September 7, 2023, the Powerfleet board held a meeting attended by Powerfleet management and representatives of Olshan and Deloitte UK. During the meeting, representatives of Deloitte UK provided an overview to the Powerfleet board regarding the status of the financing related to the proposed business combination with MiX Telematics. Thereafter, Powerfleet management provided the Powerfleet board with an update regarding the status of the proposed business combination with MiX Telematics, including legal, financial and commercial due diligence, negotiations with potential financing sources, management’s views as to valuation, the implementation agreement and the timeline to transaction announcement.

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On September 8, 2023, representatives of Java Capital sent to the JSE a dispensation request and a letter seeking confirmation regarding the presentation of financial information to be contained in the scheme circular and South African prospectus, which was a request that the JSE (i) confirm that pro forma accounts in the scheme circular can be prepared as of the last fiscal year, (ii) allow financial information from which the pro forma accounts are derived in the scheme circular to be the latest published GAAP annual financial statements of the respective parties and (iii) confirm that the historical information of Powerfleet in the South African prospectus can be presented in GAAP.

On the same day, representatives of Webber Wentzel sent to representatives of Java Capital a revised draft of the scheme rider, and representatives of Olshan sent to representatives of DLA a revised draft of the implementation agreement.

On September 11, 2023, the Powerfleet compensation committee exchanged emails with Mr. Towe and representatives of Olshan discussing compensation-related matters with respect to the transactions. On the same day, representatives of Java Capital sent to representatives of Webber Wentzel comments to the scheme rider.

From September 11, 2023 to September 13, 2023, representatives of Powerfleet, MiX Telematics, Olshan and DLA exchanged emails relating to supplemental diligence requests and responses to such requests.

On September 12, 2023, representatives of Olshan and DLA held a meeting to discuss the necessary regulatory approvals in connection with the proposed business combination.

On September 12, 2023 and September 13, 2023, representatives of Powerfleet and MiX Telematics held in-person meetings in Paris, France to finalize the terms of the implementation agreement, agree on plans to close out diligence requests and communication strategies for announcing the proposed transactions, as well as review potential financing opportunities in connection with the proposed transactions. During these meetings, the following key terms of the implementation agreement, among others, were agreed to in principle: (i) the efforts that would be required of both companies in connection with obtaining debt and/or equity financing; (ii) a termination fee would be equal to the lesser of (x) $1,500,000 and (y) 1% of the value of the scheme consideration shares; and (iii) any equity grants issued between signing of the implementation agreement and closing of the transactions would have to be mutually agreed upon by the parties.

On September 13, 2023, representatives of DLA sent to representatives of Olshan comments to the implementation agreement, which included the terms agreed upon by the companies during the meetings held in Paris.

On the same day, the Powerfleet board held a meeting attended by Powerfleet management and representatives of William Blair and Olshan. During the meeting, representatives of William Blair discussed with the Powerfleet board the status of the potential business combination with MiX Telematics, including the due diligence process, key terms of the implementation agreement, William Blair’s preliminary views as to valuation and its proposed fairness opinion, and communications plans. William Blair also provided an update on the financing workstream from both debt and equity sources, share price performance and proposed exchange ratio, strategic and financial benefits of the proposed business combination, potential synergies and financial results of the combined company, as well as a comparison of certain strategic alternatives and the proposed business combination with MiX Telematics. Thereafter, Powerfleet management provided the Powerfleet board with its update regarding the status of the proposed business combination with MiX Telematics.

On September 14, 2023, Powerfleet management discussed with MiX Telematics management certain labor and employment provisions in the implementation agreement. Following this discussion, representatives of DLA sent to representatives of Olshan a revised draft of the implementation agreement, which reflected the outcome of such discussion.

On September 15, 2023, Powerfleet management and MiX Telematics management exchanged emails relating to the treatment of MiX Telematics’ equity plans to be provided for in the implementation agreement. Additionally, representatives of Powerfleet and MiX Telematics held a follow-up diligence meeting to discuss technologies and products, including data, AI, platform and hardware strategies.

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On the same day, representatives of Java Capital received a ruling letter from the JSE indicating the JSE advised that: (i) the pro forma financial information of both companies may be prepared on the latest year-end results; (ii) the pro forma financial information required for the scheme circular and the South African prospectus may be prepared in terms of GAAP; (iii) the pro forma information prepared for purposes of the scheme circular may be incorporated by reference in the South African prospectus; and (iv) the historical financial information of Powerfleet need not be reported on for purposes of the listing requirements of the JSE and may be presented in its original GAAP form.

On September 18, 2023, representatives of William Blair and Raymond James held a diligence meeting attended by representatives of Powerfleet and MiX Telematics to facilitate the resolution of open diligence items.

On September 19, 2023, representatives of Olshan sent to representatives of DLA a revised draft of the implementation agreement. On the same day, Powerfleet management and MiX Telematics management, together with representatives of Olshan, DLA, Webber Wentzel, and Java Capital, held a meeting to discuss the implementation agreement, the scheme rider and certain outstanding items related to such documents, including the measurement date for the scheme conditions, as well as timing of the announcement of the proposed business combination. Following such meeting, representatives of Webber Wentzel sent to representatives of Java Capital a revised draft of the scheme rider, which included revised measurement dates for the scheme conditions and more quantitative standards for certain closing conditions, as required by South African law. Shortly thereafter, representatives of Olshan sent to representatives of DLA and Java Capital additional comments to the revised draft of the scheme rider.

Additionally, on September 19, 2023, representatives of Olshan and DLA exchanged emails relating to certain regulatory filings and also held a meeting to discuss outstanding diligence items and issues with respect to the implementation agreement with the MiX Telematics and Powerfleet management teams to inform their analysis.

From September 20, 2023 to September 26, 2023, Powerfleet management and MiX Telematics management held meetings to discuss communications strategies with respect to the proposed business combination.

On September 20, 2023, representatives of Java Capital sent to representatives of Webber Wentzel and Olshan comments to the scheme rider, and representatives of DLA sent to representatives of Olshan comments to the implementation agreement. Subsequently, representatives of Olshan, Java Capital, DLA and Webber Wentzel held a meeting to discuss Java Capital’s comments to the scheme rider, which primarily related to the closing conditions of the proposed transactions and the measurement dates and quantitative standards related thereto.

From September 21, 2023 to September 26, 2023, representatives of Olshan, Webber Wentzel, DLA and Java Capital exchanged emails and held various meetings to finalize the terms of the scheme rider, including the closing conditions contained therein.

On September 22, 2023, representatives of Olshan sent to representatives of DLA a revised draft of the implementation agreement.

On September 23, 2023, representatives of DLA sent to representatives of Olshan an initial draft of the disclosure schedules of MiX Telematics (the “MiX disclosure schedule”).

On September 25, 2023, representatives of Olshan sent to representatives of DLA an initial draft of the disclosure schedules of Powerfleet (the “Powerfleet disclosure schedule”). On the same day, representatives of Olshan, DLA and Webber Wentzel held a meeting to discuss certain employee benefits matters and the treatment of MiX Telematics equity awards in connection with the transactions.

On September 26, 2023, Powerfleet management and MiX Telematics management, together with representatives of Olshan, DLA, Webber Wentzel and Java Capital, held a meeting to discuss the implementation agreement, the scheme rider and certain outstanding items related to such documents. Following this meeting, representatives of Olshan incorporated the scheme rider into the implementation agreement and sent to representatives of DLA a revised draft of the implementation agreement, which included the scheme rider. On the same day, representatives of Olshan sent to representatives of DLA comments to the MiX disclosure schedule.

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Additionally, on September 26, 2023, certain members of the Powerfleet board met with certain members of the MiX board and Mr. Joselowitz for the purpose of discussing alignment on objectives and plans for the combined company.

In addition, on September 26, 2023, at the direction of the Powerfleet board, William Blair provided the Powerfleet board a relationship disclosure letter summarizing William Blair’s relevant relationships with MiX Telematics.

On September 27, 2023, representatives of Powerfleet and MiX Telematics held a meeting to discuss outstanding financial, tax, legal and commercial diligence items. On the same day, Powerfleet management and MiX Telematics management held an in-person meeting in Paris, France to review each company’s disclosure schedules and potential financing options for the proposed business combination, as well as to discuss alignment on communications strategies for the announcement of the transactions.

On September 28, 2023, following email exchanges among representatives of Java Capital, DLA, Olshan and Webber Wentzel, representatives of Java Capital submitted to the TRP (i) a confidential draft of the firm intention announcement and (ii) an application for exemption from inclusion of certain pro forma financial information in the firm intention announcement.

On September 29, 2023, representatives of Java Capital received BDO’s initial draft fair and reasonable report and circulated it to the MiX independent board.

Additionally, on September 29, 2023, representatives of Java Capital received comments to the firm intention announcement from the TRP.

On September 30, 2023, representatives of DLA sent to representatives of Olshan a revised MiX disclosure schedule, comments to which were sent by representatives of Olshan to representatives of DLA on October 2, 2023.

On October 2, 2023, representatives of BDO presented their preliminary findings to the MiX independent board at a meeting that included representatives of Java Capital and confirmed that, in their view, based on the information available at that time, they regarded the transaction as fair and reasonable. Their discussion covered the background and scope of the engagement, the valuation findings and preliminary conclusions for both MiX Telematics as-is and as a combined company, the detailed methodology approaches, and the market analysis and synergies. Representatives of BDO also shared a draft opinion letter with the MiX independent board.

On October 3, 2023, following email exchanges among representatives of Java Capital, Olshan, DLA and Webber Wentzel, a revised confidential draft of the firm intention announcement, which included responses to the TRP’s comments, was submitted to the TRP by representatives of Java Capital. Shortly thereafter, representatives of Java Capital received additional comments to the firm intention announcement from the TRP, as well as a ruling letter that the TRP would dispense with the requirement to include the pro forma financial information in the firm intention announcement, provided that a preliminary view on the independent expert’s report on the fairness and reasonableness of the proposed transactions be included in the firm intention announcement. The TRP also authorized the version of the firm intention announcement to be published in the press to be prepared in condensed form, subject to TRP approval of the contents therein.

Additionally, representatives of DLA and Olshan exchanged emails, which contained comments to the implementation agreement and included revisions based on comments received from the TRP to the firm intention announcement and other revisions to certain terms and provisions related to South African law. Representatives of DLA also sent to representatives of Olshan comments to the Powerfleet disclosure schedule, and representatives of Olshan responded with a revised draft of the Powerfleet disclosure schedule on October 4, 2023.

On October 4, 2023, Powerfleet submitted an application letter to the TRP to request exemption from issuing a cash confirmation for any cash payment that may become due in connection with the scheme consideration and representatives of Java Capital received additional comments to the firm intention announcement from the TRP. Shortly thereafter, following email exchanges among representatives of Java Capital, DLA, Olshan and Webber Wentzel, representatives of Java Capital submitted to the TRP an exemption request to dispense with the requirement for Powerfleet to issue a cash confirmation for any cash payment that may become due to MiX Telematics shareholders in respect of fractional entitlements to the scheme consideration shares, due to the expected de minimis amount of any such cash payment.

Additionally, on October 4, 2023, at the direction of the Powerfleet board, Mr. Brodsky met with Mr. Jacobs to review the implementation agreement and finalize the proposed governance structure of the combined company.

From October 4, 2023 through October 5, 2023, Mr. Towe held meetings with Mr. Joselowitz to review the implementation agreement and finalize the terms thereof, including the proposed exchange ratio.

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On October 5, 2023, the Powerfleet board held a meeting with Powerfleet management and representatives of Olshan. During this meeting, Powerfleet management provided the Powerfleet board with an update on the proposed business combination with MiX Telematics, including the status of the financial, tax, commercial and legal due diligence. Following this update, Powerfleet management and representatives of Olshan responded to questions from the Powerfleet board relating to the results of due diligence, negotiations on the implementation agreement (including the proposed exchange ratio) and other transaction-related matters. Following this discussion, Powerfleet management provided the Powerfleet board with an update regarding potential financing options related to the proposed business combination.

On the same day, MiX Telematics management held a meeting with the MiX board to review the diligence work completed by the MiX Telematics management team, Raymond James, Deloitte & Touche, and DLA. Raymond James joined the meeting to provide a review of their analysis and MiX Telematics management provided an update on financing for the transactions.

Additionally, on October 5, 2023, representatives of DLA sent to representatives of Olshan a revised draft of the MiX disclosure schedule, together with responses to outstanding diligence requests.

On October 6, 2023, following the negotiations between Mr. Towe and Mr. Joselowitz, as well as the discussion between Mr. Brodsky and Mr. Jacobs, Powerfleet and MiX Telematics came to an agreement in principle that (i) based on the parties’ views as to the respective valuations of each company and their respective net debt, the exchange ratio would be fixed such that approximately 65.5% of the combined company would be owned by existing securityholders of MiX Telematics and approximately 34.5% of the combined company would be owned by existing securityholders of Powerfleet, (ii) the combined company board would be comprised of (x) two directors designated by the Powerfleet board, Mr. Brodsky and Mr. Towe, (y) two directors designated by the MiX board, one of which would be Mr. Jacobs, and (z) up to two additional directors to be mutually agreed upon by Powerfleet and MiX Telematics, and (iii) Mr. Towe and Mr. Wilson would remain the Chief Executive Officer and Chief Financial Officer, respectively, of the combined company.

On the same day, representatives of Java Capital received from the TRP (i) approval on the substance of the firm intention announcement and (ii) a favorable ruling with respect to the request to dispense with the requirement for Powerfleet to issue a cash confirmation in respect of any fractional entitlement payment that may become due. Subsequently, representatives of DLA and Olshan held a meeting to discuss revisions to the implementation agreement based on the TRP’s approval of the firm intention announcement, including the changes that were made to the firm intention announcement in response to the TRP’s comments.

Additionally, on October 6, 2023, Java Capital received and circulated a draft of the pre-final opinion letter from BDO, which aligned with BDO’s presentation on October 2, 2023, to the MiX independent board.

From October 6, 2023 through October 9, 2023, representatives of Olshan, DLA, Webber Wentzel and Java Capital finalized the implementation agreement (and the related exhibits and schedules, including disclosure schedules) for the transactions, including the exchange ratio of 0.12762 shares of Powerfleet common stock for each MiX ordinary share (representing 3.19056 shares of Powerfleet common stock for each MiX ADS), as well as the firm intention announcement.

On October 9, 2023, the Powerfleet board held a meeting with Powerfleet management and representatives of William Blair and Olshan for the purpose of considering approval and adoption of the implementation agreement. A representative of William Blair presented to the Powerfleet board William Blair’s financial analysis summarized below under “—Opinion of Powerfleet’s Financial Advisor.” At the request of the Powerfleet board, William Blair rendered to the Powerfleet board an oral opinion, subsequently confirmed by delivery of a written opinion dated October 9, 2023 to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio pursuant to the proposed implementation agreement was fair, from a financial point of view, to holders of Powerfleet common stock. The full text of William Blair’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus.

Following this presentation, representatives of Olshan reviewed certain legal matters with the Powerfleet board, including the fiduciary duties of Powerfleet directors in the context of the transactions. The Powerfleet board then discussed the proposed transactions. Following this discussion, Anders Bjork and Medhini Srinivasan (being the Series A directors) informed the Powerfleet board that, as the directors designated by the holders of the Series A preferred stock and in light of the contemplated redemption of the Series A preferred stock in connection with the transactions, they would be abstaining from the approval of the implementation agreement. The Powerfleet board then (i) determined that the implementation agreement and the transactions, including the scheme, are fair to, advisable and in the best interests of Powerfleet and its stockholders, (ii) approved and declared advisable the terms and provisions of the implementation agreement and the transactions, including the scheme, (iii) recommended in favor of the approval by stockholders of Powerfleet of the issuance of the scheme consideration shares, and (iv) approved the charter amendment and recommended in favor of the adoption and approval of the charter amendment by stockholders of Powerfleet. The Series A directors abstained from the foregoing determinations, approvals and recommendations.

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Additionally, on October 9, 2023, the Powerfleet compensation committee held a meeting with representatives of Olshan to discuss compensation matters in connection with the proposed transactions. At this meeting, the Powerfleet compensation committee approved (i) cash bonus payments in the amount of $1,700,000 to Mr. Towe, up to $350,000 to Mr. Wilson and GBP 200,000 to Ms. Ingram, as well as a restricted stock award of 27,500 shares of Powerfleet common stock to Ms. Ingram, in recognition of their efforts in connection with the transactions, and (ii) as a result of the effective change of control of Powerfleet due to the post-closing ownership of the combined company, the acceleration of vesting of unvested restricted stock and stock option awards with time-based vesting conditions that are outstanding under Powerfleet’s equity incentive plans (including any inducement awards with time-based vesting), each subject to and conditioned upon the closing of the transactions. See “—Interests of Powerfleet Directors and Executive Officers in the Transactions” of this joint proxy statement/prospectus.

On October 10, 2023, Java Capital received and circulated a re-dated version of the pre-final opinion letter from BDO, which had been updated to reflect the final negotiated exchange ratio, to the MiX independent board. MiX Telematics management met with the MiX independent board and provided an update on the transactions, including the final negotiated exchange ratio. The MiX independent board then gave MiX Telematics management permission to execute the implementation agreement.

In the morning of October 10, 2023, following receipt of the written consent to Powerfleet’s execution and delivery of (but not consummation of the transactions under) the implementation agreement from the holders of the Series A preferred stock, the implementation agreement was executed by Powerfleet and MiX Telematics. The consent of the holders of the Series A preferred stock to the consummation of the transactions under the implementation agreement is conditioned upon the Series A preferred stock being redeemed in full in cash, and if the Series A preferred stock is not redeemed in full in cash, then the holders of the Series A preferred stock have the right to consent to the consummation of the transactions.

On the same day, prior to the market opening, the parties issued a joint press release and firm intention announcement announcing the execution of the implementation agreement and held a scheduled joint conference call with investors to discuss the transactions.

Following discussions between MiX Telematics, Powerfleet and RMB management, on December 19, 2023, Powerfleet and MiX Telematics signed the debt commitment letter with RMB.

Recommendation of the Powerfleet Board of Directors and Powerfleet’s Reasons for the Transactions

The Powerfleet board (i) determined that the implementation agreement and the transactions, including the scheme, are fair to, advisable and in the best interests of Powerfleet and its stockholders, (ii) approved and declared advisable the terms and provisions of the implementation agreement and the transactions, including the scheme, (iii) recommended in favor of the approval by stockholders of Powerfleet of the issuance of the scheme consideration shares, (iv) approved the charter amendment to increase the number of shares of Powerfleet common stock authorized for issuance thereunder to 175 million and recommended in favor of the adoption and approval of the charter amendment by stockholders of Powerfleet, and (v) directed that such proposals be submitted to the stockholders of Powerfleet for consideration and approval. The Series A directors abstained from the foregoing determination, recommendations, approvals and direction.

THE POWERFLEET BOARD OF DIRECTORS (WITH THE SERIES A DIRECTORS ABSTAINING) RECOMMENDS THAT POWERFLEET STOCKHOLDERS VOTE “FOR” THE POWERFLEET STOCK ISSUANCE PROPOSAL, THE POWERFLEET CHARTER AMENDMENT PROPOSAL AND THE POWERFLEET COMPENSATION PROPOSAL, AND “FOR” ANY PROPOSAL TO ADJOURN THE POWERFLEET SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO OBTAIN THE POWERFLEET SPECIFIED STOCKHOLDER APPROVAL.

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Reasons for Recommendation

In the course of reaching its recommendation, the Powerfleet board (with the Series A directors abstaining) considered the following material factors relating to the implementation agreement and the transactions, each of which the Powerfleet board believes supported its decision:

●	the transactions are expected to immediately increase value to stockholders, with combined total revenue of $279 million. The stronger balance sheet paired with a growth-centric capital structure is expected to propel the combined entity towards ambitious and achievable growth goals, including “Rule of 40” performance;

●	the combined company will create a mobile asset IoT SaaS organization with significant scale, serving all mobile asset types. The increased scale is expected to enable the combined entity to more efficiently serve its customers and create advantages to compete in an industry characterized by the need for high pace of development and innovation;

●	with a combined base of approximately 1.7 million subscribers following the transactions, the joint entity is expected to achieve significant scale as well as enhance its Unity platform strategy – including its AI-led data harmonization and integration capabilities;

●	by integrating the Powerfleet’s and MiX Telematics’ world-class engineering and technology teams, the combined organization is expected to accelerate the delivery of top-class solutions with improved competitive advantage;

●	the joint entity’s combined geographical footprint, deep vertical expertise and expanded software solution sets coupled with its extensive direct and indirect sales channel capabilities are expected to enable it to maximize significant cross-sell and upsell opportunities within its large joint customer base;

●	with more than 1,800 tenured and talented team members worldwide, the combined entity will focus on attracting and retaining top talent to deliver optimal value to its customers;

●	the alternatives reasonably available to Powerfleet, including remaining a standalone entity or pursuing other strategic alternatives, which the Powerfleet board evaluated with the assistance of its financial and legal advisors, and the Powerfleet board’s belief that the transactions created the best reasonably available opportunity to maximize value for Powerfleet stockholders given the potential risks, rewards and uncertainties associated with other potential alternatives;

●	the fact that the transactions provide for the redemption in cash of all of the outstanding shares of Powerfleet’s Series A preferred stock, which has a number of preferential rights to the Powerfleet common stock, including with respect to dividends and distributions upon certain liquidation events, as well as significant control rights over the management and affairs of Powerfleet;

●	the fact that Powerfleet stockholders will continue to participate in the future performance of the combined company through their continued ownership in Powerfleet;

●	the historical market prices, volatility and trading information with respect to Powerfleet common stock and MiX ordinary shares;

●	the fact that the scheme consideration was achieved through arms’ length negotiations between the parties;

●	the recommendation of Powerfleet management in favor of the transactions;

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●	the fact that two members of the continuing board of directors of Powerfleet will be designated by Powerfleet, including the Chief Executive Officer of Powerfleet and the Chairman of the Powerfleet board (with two other members appointed by MiX Telematics and up to two further directors to be appointed upon mutual agreement of Powerfleet and MiX Telematics), and that the Chief Executive Officer and Chief Financial Officer of Powerfleet will remain in those roles;

●	the terms and conditions of the implementation agreement, including the commitments by Powerfleet and MiX Telematics to complete the transactions;

●	the Powerfleet board’s belief that, while the consummation of the transactions is subject to various regulatory approvals, such approvals were likely to be obtained without a material adverse impact on the respective businesses of Powerfleet or MiX Telematics;

●	the Powerfleet board’s view, after consultation with Powerfleet management and financial and legal advisors, as to the likelihood that Powerfleet will be able to obtain the necessary financing in connection with the transactions and that the full proceeds of such financing will be available to redeem the Series A preferred stock in full in cash and for general corporate purposes, in each case subject to the terms and conditions of such financing;
●	the anticipated ability to service and pay down any indebtedness expected to be incurred in connection with the transactions;

●	the fact that the implementation agreement does not preclude Powerfleet from responding to and negotiating certain unsolicited alternative transaction proposals for Powerfleet from third parties made prior to the time the Powerfleet stockholders adopt the implementation agreement, subject to compliance with certain substantive and procedural requirements;

●	the fact that the terms of the implementation agreement provide that, prior to obtaining stockholder approval, the Powerfleet board is permitted to change its recommendation in response to, or enter into an agreement providing for, a superior proposal, subject to compliance with the terms and conditions of the implementation agreement;

●	the fact that MiX Telematics is required to pay a termination fee to Powerfleet if the implementation agreement is terminated under specified circumstances described in “The Implementation Agreement—Termination Fees”;

●	the exchange ratio under the implementation agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of Powerfleet common stock or MiX ordinary shares), creating certainty as to the number of shares of Powerfleet common stock to be issued;

●	the opinion of William Blair rendered to the Powerfleet board on October 9, 2023 and subsequently confirmed by delivery of a written opinion on October 9, 2023 as to the fairness, from a financial point of view and as of such date, of the exchange ratio pursuant to the implementation agreement to PowerFleet stockholders, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion attached as Annex C to this joint proxy statement/prospectus and more fully described in the section entitled “—Opinion of Powerfleet’s Financial Advisor”; and

●	the Powerfleet board’s view, after consultation with Powerfleet management and financial advisors, that a strategic combination with MiX Telematics was Powerfleet’s best available strategic alternative.

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The Powerfleet board (with the Series A directors abstaining) considered these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the transactions, including:

●	the difficulties of combining the businesses and workforces of Powerfleet and MiX Telematics based on, among other things, the different geographical locations and complexities of the two companies, and potential disruption associated with the transactions and integrating the companies;

●	the challenges inherent in the management and operation of the combined company, including the risk that integration costs may be greater than anticipated and may require greater than anticipated management attention and focus post-closing;

●	the possibility that the consummation of the transactions might not occur, or might be delayed, despite the companies’ efforts, including by reason of a failure to obtain the approval of either the Powerfleet stockholders or the MiX shareholders or a failure of the parties to obtain the applicable regulatory approvals;

●	the possibility that regulatory or governmental authorities may not grant the required approvals necessary for the consummations of the transactions and may seek to impose conditions on or otherwise prevent or delay the consummation of the transactions;

●	the risks and costs to Powerfleet in connection with the transactions (including if the transactions are not completed), either during the pendency of the transactions or following the closing, including the risks and costs associated with the potential diversion of management and employee attention, potential employee attrition and the potential effect on business, supplier and customer relationships;

●	the potential that the fixed exchange ratio with respect to the scheme consideration could result in Powerfleet delivering greater value to MiX shareholders than had been anticipated by Powerfleet should the value of the Powerfleet common stock increase disproportionately from the date of the implementation agreement;

●	the risk that any additional debt incurred in connection with the transactions could have a negative impact on Powerfleet’s credit ratings and operational flexibility;

●	the possibility that the anticipated benefits of the transactions may not be realized, recognizing the challenges associated with successfully integrating the businesses of Powerfleet and MiX Telematics, including the risk of not capturing all of the anticipated cost savings, synergies and operational efficiencies;

●	the risk of diverting resources from other strategic opportunities and from operational matters;

●	the restrictions in the implementation agreement on Powerfleet’s ability to take certain actions outside the ordinary course of business prior to the consummation of the transactions, which may delay or prevent Powerfleet from undertaking certain actions or business opportunities that may arise prior to the consummation of the transactions;

●	the limitations imposed in the implementation agreement on the solicitation or consideration by Powerfleet of alternative business combinations;

●	the fact that, regardless of whether the Powerfleet board changes its recommendation in response to a superior proposal, Powerfleet may still be compelled to hold the Powerfleet special meeting and seek approvals of the Powerfleet proposals related to the transactions included herein;

●	the fact that Powerfleet may be required to pay MiX Telematics a termination fee if the implementation agreement is terminated under specified circumstances described in “The Implementation Agreement—Termination Fees,” though the Powerfleet board believed the termination fee was reasonable in amount;

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●	the dilution that would be experienced upon consummation of the transactions by Powerfleet stockholders, who are expected to own approximately 34.5% of Powerfleet immediately after consummation of the transactions and will therefore hold a minority of the combined company’s voting power;

●	MiX Telematics’ right to terminate the implementation agreement to enter into a transaction representing a superior proposal, subject to the payment of a termination fee and the other conditions set forth in the implementation agreement (see “The Implementation Agreement—Termination Fees”);

●	various contingent liabilities to which MiX Telematics is subject;

●	that executive officers and directors of Powerfleet have interests in the transactions that may be different from, or in addition to, the interests of Powerfleet stockholders (see “Interests of Powerfleet Directors and Executive Officers in the Transactions”);

●	the fees and expenses associated with the transactions; and

●	various other risks associated with the transactions and the businesses of Powerfleet, MiX Telematics and the combined company described in “Risk Factors.”

The foregoing discussion of the factors considered by the Powerfleet board is not intended to be exhaustive, but rather includes the principal factors considered by the Powerfleet board in reaching its conclusion and recommendation in relation to the transactions and the Powerfleet proposals included herein. In view of the wide variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, the Powerfleet board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the implementation agreement and to make its recommendations to Powerfleet stockholders. In addition, individual members of the Powerfleet board may have given differing weights to different factors. The Powerfleet board conducted an overall review of the factors described above, including thorough discussions with Powerfleet management and outside legal and financial advisors. In considering the recommendation of the Powerfleet board (with the Series A directors abstaining), Powerfleet stockholders should be aware that Powerfleet’s directors may have interests in the transactions that are different from, or in addition to, those of Powerfleet stockholders generally. See “Interests of Powerfleet Directors and Executive Officers in the Transactions.”

The explanation of the reasoning of the Powerfleet board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the MiX Telematics Independent Board of Directors and MiX Telematics’ Reasons for the Transactions

The MiX independent board, after due consideration of the opinion of the independent expert, has placed reliance on the independent expert report and is of the opinion that the scheme and the scheme consideration are fair and reasonable. The MiX independent board unanimously recommends that MiX shareholders vote in favor the MiX resolutions.

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Reasons for Recommendation

In the course of reaching its recommendation, the MiX independent board considered the following anticipated benefits in connection with the implementation agreement and the transactions, each of which the MiX independent board believes supported its decision:

●	the transactions will create a global IoT SaaS provider with significant scale, elevating the strategic position of the combined company globally. The increased scale of the combined company business is expected to enable it to more efficiently serve its customers and more effectively compete in an industry which is characterized by a high pace of development and innovation;

●	the transactions will create an enlarged combined company platform that the parties believe will be well positioned to capitalize on consolidation opportunities in the global IoT industry and, as a result, the combined company should be able to benefit from enhanced market presence and influence;

●	with a combined base of approximately 1.7 million connections, following the implementation of the transactions, the combined company is expected to simultaneously achieve significant scale and enhance its data ingestion strategy, which should enable the combined company to harness the benefits associated with improved data-driven insights;

●	the combination of geographies served by MiX Telematics and Powerfleet reduces the combined company’s proportionate exposure (compared to MiX Telematics’ proportionate exposure on a stand-alone basis) to developing markets, thereby mitigating foreign currency risks and creating opportunities for accelerated market penetration through cross-selling and upselling into various geographies;

●	pooling the research and development capabilities of MiX Telematics and Powerfleet is expected to enable the combined company to deliver top class solutions and gain a competitive advantage;

●	complementary product sets which will co-exist, following the implementation of the scheme, within the combined company create cross-selling and upselling opportunities, while significant efficiency and cost rationalization could be realized, which is expected to bolster the combined company’s profitability and returns for shareholders following the implementation of the scheme;

●	simplifying the capital structure (including the redemption of the Series A preferred stock in full in cash) is expected to enhance liquidity and enable improved access to capital, underpinning the financial stability of the combined company and creating a solid platform to facilitate future growth. The effective exchange of the MiX ADSs into direct combined company shareholdings and the migration of the combined company’s primary listing to Nasdaq is expected to enhance equity capital market liquidity within the combined company’s primary investor market, while maintaining the benefits of a JSE listing for the combined company’s South African register; and

●	the transactions will enable the combined company to transition to an expanded bundled subscription model, which should facilitate increased recurring subscription revenues, greater future revenue visibility and margin expansion.

The MiX independent board considered these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the transactions, including:

●	the significant non-recurring transaction costs and expenses associated with completing the transactions;

●	the failure to timely consummate the transactions could negatively affect the market price of MiX Telematics’ and Powerfleet’s securities;

●	the risk that cost synergies expected to result from the transactions may not be fully achieved or may not be achieved within the expected timeframe;

●	the fact that completion of the transactions is conditioned on the satisfaction of certain closing conditions that are not within either of MiX Telematics’ or Powerfleet’s control;

●	the possibility of litigation challenging the transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the transactions;

●	the risk that either MiX Telematics or Powerfleet shareholders may object to and challenge the transactions and take action that may prevent or delay the consummation of the transactions;

●	the risk that the potential diversion of the management of the business and employee attention as a result of the transactions;

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●	the potential inability to maintain listings of the combined company’s securities on Nasdaq, the TASE and the JSE following the transactions;

●	the risk of macroeconomic uncertainty and the effects it could have on the combined company’s operations and business; and

●	various other risks associated with the transactions and the businesses of Powerfleet, MiX Telematics and the combined company described in “Risk Factors.”

The foregoing discussion of the factors considered by the MiX independent board is not intended to be exhaustive, but rather includes the principal factors considered by the MiX independent board in reaching its conclusion and recommendation in relation to the transactions and the MiX resolutions included herein. In view of the wide variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, the MiX independent board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the implementation agreement and to make its recommendations to MiX shareholders. In addition, individual members of the MiX independent board may have given differing weights to different factors. The MiX independent board conducted an overall review of the factors described above, including thorough discussions with MiX Telematics’ management and outside legal and financial advisors. In considering the recommendation of the MiX independent board, MiX shareholders should be aware that MiX Telematics’ directors may have interests in the transactions that are different from, or in addition to, those of MiX shareholders generally. See “Interests of MiX Telematics Directors, Executive Officers and Certain Related Persons in the Transactions” beginning on page 87 of this joint proxy statement/prospectus for more information.

The explanation of the reasoning of the MiX independent board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Powerfleet Unaudited Prospective Financial Information

Powerfleet does not, as a matter of course, make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Powerfleet board’s strategic review process, as well as the MiX independent board’s consideration of the transactions, Powerfleet management prepared certain unaudited internal financial forecasts with respect to Powerfleet that included (1) projections of Powerfleet through fiscal year 2027 that incorporated Powerfleet’s 2023 fiscal year budget, which were provided on July 1, 2023 as part of the data room for the proposed transaction and utilized in connection with the independent expert’s financial analyses and provision of the MiX fairness opinion, and (2) updated projections of Powerfleet through fiscal year 2032 that incorporated Powerfleet’s 2023 fiscal year budget provided on October 7, 2023 (collectively, the “Powerfleet forecasts”). The Powerfleet forecasts were provided to the Powerfleet board in connection with its evaluation of the transactions and the October 7, 2023 projections were provided to William Blair for its use and, at the direction of the Powerfleet board, reliance in connection with its financial analyses and opinion described in the section entitled “Opinion of Powerfleet’s Financial Advisor.” The Powerfleet forecasts included projections of Powerfleet on a standalone basis only and did not give any effect to the consummation of the transactions.

In addition, Powerfleet management (1) reviewed MiX Telematics management’s projections of MiX Telematics through calendar year 2027, which incorporated MiX Telematics’ 2023 calendar year budget, and (2) extended such projections by five years through calendar year 2032 (such extended forecasts, the “MiX extrapolated forecasts”) in order to align with the years presented in the Powerfleet forecasts. The MiX extrapolated forecasts were provided on October 7, 2023 to William Blair for its use and, at the direction of the Powerfleet board, reliance in connection with its financial analyses and opinion described in the section entitled “Opinion of Powerfleet’s Financial Advisor.” The MiX extrapolated forecasts included projections of MiX Telematics on a standalone basis only and did not give any effect to the consummation of the transactions.

The portions of the Powerfleet forecasts and the MiX extrapolated forecasts set forth below are included in this joint proxy statement/prospectus only because this information was used at the direction of the Powerfleet board by William Blair or at the direction of the MiX independent board by the independent expert, as applicable, in connection with their respective financial analyses of the transactions. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the Powerfleet forecasts or the MiX extrapolated forecasts to be a reliable prediction of future results. No person has made or makes any representation or warranty to any Powerfleet stockholder or any other person regarding the information included in the Powerfleet forecasts and the MiX extrapolated forecasts.

Powerfleet’s independent registered public accounting firm and MiX Telematics’ independent registered public accounting firm have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Powerfleet forecasts or the MiX extrapolated forecasts. Accordingly, Powerfleet’s independent registered public accounting firm and MiX Telematics’ independent registered public accounting firm do not express an opinion or any other form of assurance with respect thereto, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The report of Powerfleet’s independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus relates to Powerfleet’s historical financial statements; the report does not extend to the Powerfleet forecasts or the MiX extrapolated forecasts and should not be read to do so.

The Powerfleet forecasts and the MiX extrapolated forecasts are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the Powerfleet forecasts and the MiX extrapolated forecasts are based upon and reflect numerous judgments, estimates and assumptions made by Powerfleet’s management and/or MiX Telematics’ management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Powerfleet’s and MiX Telematics’ respective businesses, all of which are difficult to predict, many of which are beyond the parties’ control and which may vary at the times the forecasts were prepared. As such, the Powerfleet forecasts and the MiX extrapolated forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements.” As a result, we cannot assure you that the estimates and assumptions made in preparing the Powerfleet forecasts and the MiX extrapolated forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the Powerfleet forecasts and the MiX extrapolated forecasts cover multiple years and such information by its nature becomes less reliable with each successive year.

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Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts have changed since the respective dates the Powerfleet forecasts and the MiX extrapolated forecasts were made, and the portions of the Powerfleet forecasts and the MiX extrapolated forecasts set forth below do not take into account any circumstances or events occurring after the respective dates the applicable forecasts were prepared, including the announcement of the transactions and transaction-related expenses. Neither the Powerfleet forecasts nor the MiX extrapolated forecasts take into account the effect of any failure of the transactions to occur and should not be viewed as accurate in that context.

The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, comparable GAAP measures. While Powerfleet believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Financial measures included in forecasts (including the Powerfleet forecasts and the MiX extrapolated forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Powerfleet forecasts and the MiX extrapolated forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Powerfleet board, MiX Telematics, Powerfleet’s financial advisor or MiX Telematics’ independent expert in connection with the transactions. Accordingly, no reconciliation of the financial measures included in the Powerfleet forecasts or the MiX extrapolated forecasts is provided in this joint proxy statement/prospectus.

Except to the extent required by applicable federal securities laws, Powerfleet does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Powerfleet forecasts or the MiX extrapolated forecasts to reflect circumstances existing after their respective dates or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Powerfleet forecasts or the MiX extrapolated forecasts are shown to be in error.

The following is a summary of Powerfleet management’s forecasts provided on July 1, 2023:

($ in millions)	Year Ending December 31,
	2023	2024	2025	2026	2027
Revenue	$140.4	$150.8	$171.0	$195.3	$225.8
Adjusted EBITDA(1)	$9.3	$19.3	$30.3	$42.2	$55.0

(1)	Adjusted EBITDA is a non-GAAP financial measure calculated as gross profit, less total operating expenses, plus depreciation, amortization, stock-based compensation and other non-recurring adjustments.

The following is a summary of Powerfleet management’s forecasts provided on October 7, 2023:

($ in millions)	Year Ending December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$138.8	$150.8	$171.0	$195.3	$225.8	$256.3	$285.5	$311.9	$334.2	$350.9
Adjusted EBITDA(1)	$9.2	$19.3	$30.3	$42.2	$55.0	$69.2	$82.8	$96.7	$110.3	$122.8
Net Operating Profit after Tax(2)	$(4.8)	$2.8	$9.6	$16.9	$24.4	$33.2	$41.6	$50.4	$59.3	$67.8

(1)	Adjusted EBITDA is a non-GAAP financial measure calculated as gross profit, less total operating expenses, plus depreciation, amortization, stock-based compensation and other non-recurring adjustments.

(2)	Net Operating Profit after Tax, a non-GAAP term, is defined as adjusted EBITDA, less stock-based compensation, depreciation and amortization, certain one-time costs and income taxes and was calculated by William Blair based on information approved or provided, as applicable, by Powerfleet management and reviewed and approved by the Powerfleet board for purposes of William Blair’s discounted cash flow analyses described in the section entitled “Opinion of Powerfleet’s Financial Advisor.”

The following is a summary of the MiX extrapolated forecasts provided on October 7, 2023:(1)

($ in millions)	Year Ending December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$153.1	$172.4	$194.8	$219.9	$250.4	$280.7	$309.7	$336.1	$358.9	$376.9
Adjusted EBITDA(2)	$37.8	$47.1	$60.8	$74.0	$87.4	$100.8	$114.3	$127.4	$139.6	$150.4
Net Operating Profit after Tax(3)	$12.4	$16.4	$24.1	$31.7	$39.0	$45.6	$52.3	$59.1	$65.5	$71.2

(1)	Forecasts from 2023 through 2027 were prepared by MiX Telematics management; forecasts from 2028 through 2032 represent the MiX extrapolated forecasts.

(2)	Adjusted EBITDA is a non-GAAP financial measure calculated as gross profit, less total operating expenses, plus depreciation, amortization, stock-based compensation and other non-recurring adjustments.

(3)	Net Operating Profit after Tax, a non-GAAP term, is defined as adjusted EBITDA, less stock-based compensation, depreciation and amortization, certain one-time costs and income taxes and was calculated by William Blair based on information approved or provided, as applicable, (a) by MiX Telematics management, with respect to periods through 2027, and (b) by Powerfleet management, with respect to 2028 through 2032, and reviewed and approved by the Powerfleet board for purposes of William Blair’s discounted cash flow analyses described in the section entitled “Opinion of Powerfleet’s Financial Advisor.”

Powerfleet’s stockholders are urged to review (a) Powerfleet’s most recent SEC filings for a description of Powerfleet’s reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, December 31, 2022, and as of, and for the nine months ended, September 30, 2023, and (b) MiX Telematics’ most recent SEC filings for a description of MiX Telematics’ reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, March 31, 2023, and as of, and for the six months ended, September 30, 2023. See the section entitled “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the foregoing unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

POWERFLEET HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE RESPECTIVE DATES SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

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MiX Telematics Unaudited Prospective Financial Information

MiX Telematics does not, as a matter of course, make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the transactions by the MiX independent board and the independent expert, MiX Telematics management prepared an internal budget that included certain unaudited financial forecasts of MiX Telematics’ performance on a standalone basis for the fiscal years ending March 31, 2024 through 2026 (the “MiX budget”). Java Capital Proprietary Limited (“Java Capital”) extrapolated financial forecasts for the fiscal years ending March 31, 2027 and 2028 from the MiX budget to create (i) projections of MiX Telematics’ performance on a standalone basis through fiscal year 2028, without giving any effect to the consummation of the transactions as further described below, for the MiX independent board and the independent expert (the “MiX standalone forecasts”), and (ii) projections of MiX Telematics’ performance on a standalone basis through fiscal year 2028, after giving effect to the portion of potential synergies attributable to MiX Telematics shareholders resulting from the transactions as further described below, for the MiX independent board and the independent expert (the “MiX forecasts with synergies” and, together with the MiX standalone forecasts and the MiX budget, the “MiX forecasts”). As the estimated synergies (as defined below) were not reflected in the financial projections prepared by Powerfleet, MiX Telematics management also reviewed and adjusted the Powerfleet forecasts to reflect the estimated synergies (the “Powerfleet forecasts with synergies”) in order to align more closely with the MiX forecasts with synergies (collectively, the “forecasts with synergies”). For more information about the Powerfleet forecasts, see “Overview of the Transactions—Powerfleet Unaudited Prospective Financial Information” beginning on page 69 of this joint proxy statement/prospectus.

The MiX budget and MiX standalone forecasts were prepared treating MiX Telematics on a stand-alone basis, without giving effect to the business combination, including the impact of negotiating or executing the transactions, the expenses that may be incurred in connection with consummating the transactions, the potential synergies that may be achieved by the combined company as a result of the transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the implementation agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the implementation agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.

MiX Telematics management assisted Powerfleet management in preparing certain estimates of synergies expected to be realized following the closing (the “estimated synergies”). Within 24 months of the completion of the transactions, the management teams expect the combined company to achieve approximately US$27 million in annual pre-tax cost savings. The management teams expect to achieve the estimated synergies through a reduction in duplicative public company and corporate costs, the integration of operations in certain geographies, and certain other operational efficiencies. The estimated synergies assume that the expected benefits of the transactions will be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the transactions. See also “Overview of the Transactions—Recommendation of the MiX Telematics Independent Board of Directors and MiX Telematics’ Reasons for the Transactions—Reasons for Recommendation.” In the MiX forecasts with synergies, the estimated synergies were proportionately allocated to MiX Telematics based on MiX shareholders’ pro forma ownership of Powerfleet. In the Powerfleet forecasts with synergies, the estimated synergies were proportionately allocated to Powerfleet based on Powerfleet’s stockholders’ pro forma ownership of Powerfleet.

The MiX standalone forecasts and the forecasts with synergies were made available to the MiX independent board and the independent expert, and the estimated synergies were discussed with Powerfleet in connection with the process resulting in the execution of the implementation agreement. The portions of the MiX forecasts and Powerfleet forecasts with synergies set forth below are included in this joint proxy statement/prospectus only because such information, as applicable, was used by BDO in connection with its financial analyses of the transactions, presented to the MiX independent board and/or shared with Powerfleet. However, the inclusion of such information should not be regarded as an indication that any party considered, or now considers, any of the MiX forecasts or Powerfleet forecasts with synergies to be a reliable prediction of future results. No person has made or makes any representation or warranty to any MiX shareholder or any other person regarding the information included in the MiX forecasts or Powerfleet forecasts with synergies.

As described above, the MiX budget was prepared by, and is the responsibility of, MiX Telematics’ management. The MiX standalone forecasts and the MiX forecasts with synergies include the MiX budget but were prepared, in part, based on extrapolations by Java Capital and, in the case of the MiX forecasts with synergies, input from Powerfleet management. The Powerfleet forecasts with synergies were prepared, in part, based on input from Powerfleet management. Neither MiX Telematics’ independent registered public accounting firm nor Powerfleet’s independent registered public accounting firm have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the MiX forecasts or Powerfleet forecasts with synergies. Accordingly, neither MiX Telematics’ independent registered public accounting firm nor Powerfleet’s independent registered public accounting firm expresses an opinion or any other form of assurance on such information or its achievability, or assumes any responsibility for, or has any association with, the financial projections. The reports of MiX Telematics’ independent registered public accounting firm and Powerfleet’s independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus relate to MiX Telematics’ historical financial statements and Powerfleet’s historical financial statements, respectively, and such reports do not extend to the MiX forecasts or Powerfleet forecasts with synergies and should not be read to do so.

The MiX forecasts and Powerfleet forecasts with synergies are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the MiX forecasts and Powerfleet forecasts with synergies are based upon and reflect numerous judgments, estimates and assumptions made by MiX Telematics’ management and others (as described above) with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to MiX Telematics’ and Powerfleet’s businesses, all of which are difficult to predict and many of which are beyond MiX Telematics’ and Powerfleet’s control. As such, the MiX forecasts and Powerfleet forecasts with synergies constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” As a result, we cannot assure you that the estimates and assumptions made in preparing the MiX forecasts or Powerfleet forecasts with synergies will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the MiX forecasts and Powerfleet forecasts with synergies cover multiple years and such information by its nature becomes less reliable with each successive year.

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Some or all of the assumptions that have been made regarding, among other things, the occurrence or the timing of certain events or impacts have changed since the date the MiX forecasts and Powerfleet forecasts with synergies were made, and the portions of the MiX forecasts and Powerfleet forecasts with synergies set forth below, other than the estimated synergies reflected in the forecasts with synergies to the extent described above, do not take into account any circumstances or events occurring after the date the applicable forecast was prepared, including the announcement of the transactions and transaction-related expenses. Neither the MiX forecasts nor the Powerfleet forecasts with synergies take into account the effect of any failure of the transactions to occur and should not be viewed as accurate in that context.

The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections, the American Institute of Certified Public Accountants or South African securities regulators with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, comparable GAAP measures. While MiX Telematics believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze MiX Telematics’ and Powerfleet’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Financial measures included in forecasts (including the MiX forecasts and Powerfleet forecasts with synergies) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC and, therefore, the MiX forecasts and Powerfleet forecasts with synergies are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the MiX independent board, MiX Telematics, Powerfleet, Powerfleet’s financial advisor or MiX Telematics’ independent expert in connection with the transactions. Accordingly, no reconciliation of the financial measures included in the MiX forecasts or Powerfleet forecasts with synergies is provided in this joint proxy statement/prospectus.

Except to the extent required by applicable federal securities laws, MiX Telematics does not intend, and expressly disclaims any responsibility, to update or otherwise revise the MiX forecasts or Powerfleet forecasts with synergies to reflect circumstances existing after the date when MiX Telematics prepared such forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the MiX forecasts or Powerfleet forecasts with synergies are shown to be in error.

MiX Standalone Forecasts

Unless otherwise indicated, the following table presents the MiX standalone forecasts in South African Rand, the currency in which they were originally prepared. On October 2, 2023, the date on which this information was presented to the MiX independent board, the ZAR:USD exchange rate was 19.22.

	Fiscal Year Ending March 31,
	2024	2025	2026	2027	2028
Revenue (R’000)	2,883,761	3,189,287	3,629,211	3,989,306	4,250,943
EBITDA (R’000)	747,710	922,632	1,201,230	1,352,424	1,452,725

As used above, EBITDA is defined as net income (loss), plus interest expense, less interest income, plus income tax expense, plus depreciation and plus amortization.

MiX Forecasts with Synergies

Unless otherwise indicated, the following table presents the MiX forecasts with synergies in South African Rand, the currency in which they were originally prepared. On October 2, 2023, the date on which this information was presented to the MiX independent board, the ZAR:USD exchange rate was 19.22.

	Fiscal Year Ending March 31,
	2024	2025	2026	2027	2028
Revenue (R’000)	2,883,761	3,189,287	3,629,211	3,989,306	4,250,943
EBITDA (R’000)	747,710	989,407	1,434,136	1,709,104	1,820,052

As used above, EBITDA is defined as net income (loss), plus interest expense, less interest income, plus income tax expense, plus depreciation and plus amortization.

Powerfleet Forecasts with Synergies

Unless otherwise indicated, the following table presents the Powerfleet forecasts with synergies in USD, the currency in which they were originally prepared.

	Fiscal Year Ending December 31,
	2023	2024	2025	2026	2027
Revenue (USD’000)	137,751	149,516	169,719	194,022	224,559
EBITDA (USD’000)	2,416	11,556	29,360	46,926	60,581

As used above, EBITDA is defined as net income (loss), plus interest expense, less interest income, plus income tax expense, plus depreciation and plus amortization.

Opinion of Powerfleet’s Financial Advisor

Opinion of William Blair

William Blair was retained by Powerfleet to act as its financial advisor in connection with a possible transaction. Pursuant to its engagement, the Powerfleet board requested that William Blair render an opinion to the Powerfleet board as to the fairness, from a financial point of view, of the exchange ratio to holders of Powerfleet common stock. On October 9, 2023, William Blair delivered its oral opinion to the Powerfleet board (subsequently confirmed in its written opinion dated October 9, 2023) that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, the exchange ratio was fair, from a financial point of view, to holders of Powerfleet common stock.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED OCTOBER 9, 2023, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. THE ANALYSIS PERFORMED BY WILLIAM BLAIR SHOULD BE VIEWED IN ITS ENTIRETY; NONE OF THE METHODS OF ANALYSIS SHOULD BE VIEWED IN ISOLATION. WILLIAM BLAIR’S FAIRNESS OPINION WAS DIRECTED TO THE POWERFLEET BOARD FOR ITS USE AND BENEFIT IN EVALUATING THE FAIRNESS OF THE EXCHANGE RATIO SPECIFIED IN THE IMPLEMENTATION AGREEMENT AND RELATES ONLY TO THE FAIRNESS, AS OF THE DATE OF WILLIAM BLAIR’S FAIRNESS OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO SPECIFIED IN THE IMPLEMENTATION AGREEMENT. WILLIAM BLAIR’S FAIRNESS OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE SCHEME OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF POWERFLEET COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ITS SHARES OF POWERFLEET COMMON STOCK WITH RESPECT TO THE SCHEME. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY POWERFLEET TO ENGAGE IN THE SCHEME. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS FAIRNESS OPINION ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C.

In connection with William Blair’s review of the scheme and the preparation of its opinion, William Blair examined:

●	the draft of the implementation agreement, dated as of October 8, 2023, and William Blair assumed that the final form of the implementation agreement would not differ from such draft in any material respect;

●	certain audited historical financial statements of Powerfleet included in its filings with the SEC as of and for the fiscal years ended December 31, 2022 and December 31, 2021;

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●	certain audited historical financial statements of MiX Telematics included in its filings with the SEC as of and for the fiscal years ended March 31, 2021, March 31, 2022 and March 31, 2023;

●	the unaudited financial statements of Powerfleet for the three and six months ended June 30, 2023;

●	the unaudited financial statements of MiX Telematics for the three months ended June 30, 2023;

●	certain internal business, operating and financial information and forecasts of Powerfleet for calendar years 2023 through 2032 (the “Powerfleet forecasts”), prepared by the senior management of Powerfleet;

●	certain internal business, operating and financial information and forecasts of MiX Telematics for calendar years 2023 through 2032 (“MiX Telematics forecasts”, and together with Powerfleet forecasts, the “forecasts”), consisting of (i) certain internal business, operating and financial information and forecasts of MiX Telematics prepared by the senior management of MiX Telematics for calendar years 2023 through 2027 and (ii) extrapolations of such information and forecasts for calendar years 2028 through 2032 prepared by senior management of Powerfleet, in each case, approved for William Blair’s use by senior management of Powerfleet;

●	information regarding the strategic, financial and operational benefits anticipated from the scheme and the prospects of Powerfleet (with and without the scheme) prepared by the senior management of Powerfleet;

●	information regarding the amount and timing of cost savings and related expenses and synergies which senior management of Powerfleet and MiX Telematics expect will result from the scheme (the “expected synergies”);

●	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

●	information regarding certain publicly traded companies that William Blair deemed relevant;

●	current and historical market prices and trading volumes of the Powerfleet common stock and MiX ordinary shares; and

●	certain other publicly available information on Powerfleet and MiX Telematics.

William Blair also held discussions with members of Powerfleet and MiX Telematics senior management to discuss the foregoing, considered other matters that it deemed relevant to its analysis, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant.

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In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, examined by or otherwise reviewed or discussed with it for purposes of this opinion, including without limitation the forecasts and expected synergies provided by senior management of Powerfleet and MiX Telematics, and William Blair assumed no responsibility or liability therefor. William Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Powerfleet or MiX Telematics. William Blair has been advised by the senior management of Powerfleet and MiX Telematics that the forecasts and the expected synergies examined by it have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Powerfleet and MiX Telematics, as the case may be. In that regard, William Blair has assumed, with Powerfleet’s consent, that (i) the forecasts will be achieved and the expected synergies will be realized in the amounts and at the times contemplated thereby, (ii) all material assets and liabilities (contingent or otherwise) of Powerfleet are as set forth in Powerfleet’s financial statements or other information made available to William Blair, (iii) the representations and warranties made by Powerfleet and MiX Telematics in the implementation agreement and the related agreements were and will be true and correct in all respects material to William Blair’s analysis, and (iv) the consummation of the scheme will be effected in accordance with the terms and conditions of the implementation agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the scheme, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Powerfleet and MiX Telematics or the contemplated benefits of the scheme. William Blair assumes no responsibility for, and expresses no opinion with respect to the forecasts or expected synergies or the estimates and judgments on which they are based. William Blair did not consider and expresses no opinion as to the amount or nature of the compensation to any of Powerfleet’s officers, directors or employees (or any class of such persons) relative to the compensation to other stockholders. William Blair was not asked to consider, and its opinion did not address, the relative merits of the scheme as compared to any alternative business strategies that might exist for Powerfleet or the effect of any other transaction in which Powerfleet might engage. William Blair’s opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. It should be understood that, although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion.

The issuance of William Blair’s opinion was reviewed and approved by a fairness committee of William Blair in accordance with established procedures. William Blair’s investment banking services and opinion were provided for the use and benefit of the Powerfleet board in connection with its consideration of the transactions contemplated by the implementation agreement. William Blair’s opinion does not constitute a recommendation to any holder of Powerfleet common stock as to how any stockholder should vote with respect to the proposed scheme.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Powerfleet board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its fairness opinion. The financial analyses summarized below include information presented in a tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

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Selected Public Companies Analysis

William Blair reviewed and compared certain financial information relating to Powerfleet and MiX Telematics to corresponding financial information, ratios and public market multiples for publicly traded companies in the telematics and transportation technology sector with similar business models and financial profiles that William Blair deemed relevant. The companies selected by William Blair were: (i) CalAmp Corp., (ii) Karooooo Ltd., (iii) Microlise Limited, (iv) Quartix Inc., (v) Verra Mobility Corporation, and (vi) Vontier Corporation, which six companies William Blair deemed appropriate comparisons to Powerfleet and MiX Telematics based on the foregoing factors. William Blair considered the enterprise value for each company (including Powerfleet and MiX Telematics), which William Blair calculated as the equity value of the company, plus total debt, minority interest and preferred stock, less cash and cash equivalents. The equity value of each company was calculated using the closing stock price as of October 6, 2023 (the latest practicable trading day for reference prior to the entry into the implementation agreement), multiplied by the total diluted shares (inclusive of MiX ADSs, each of which represents an interest in 25 MiX ordinary shares, which are included in the MiX Telematics share calculations throughout this summary of William Blair’s opinion) outstanding (using the most recent publicly available information as of October 6, 2023). William Blair considered the enterprise value as a multiple of (i) calendar year 2023 expected (“CY 2023E”) revenue and (ii) calendar year 2024 expected (“CY 2024E”) revenue based on consensus estimates for each company. William Blair then applied the implied multiples to corresponding data of Powerfleet and MiX Telematics based upon Powerfleet’s and Mix Telematics’ forecasts for CY 2023E revenue and CY 2024E revenue, to determine a range of implied enterprise values for Powerfleet and MiX Telematics. William Blair then subtracted Powerfleet’s and MiX Telematics’ preferred stock, minority interest, and net debt as of June 30, 2023, as provided by the respective senior management teams of Powerfleet and MiX Telematics, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares for each respective company to calculate an implied price per share range for Powerfleet and MiX Telematics. William Blair then calculated implied exchange ratios, by using the range of implied price per share for Powerfleet and MiX Telematics. William Blair calculated the range of implied exchange ratios by (i) dividing the low end of the range of the implied price per share for MiX Telematics by the high end of the range of the implied price per share for Powerfleet, and (ii) dividing the high end of the range of the implied price per share for MiX Telematics by the low end of the implied price per share for Powerfleet. William Blair then compared the implied exchange ratio range to the exchange ratio. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following tables.

Selected Public Companies Analysis Summary – Powerfleet

($ in millions)

		Selected Public Company Valuation Multiples		Implied Price Per
	Revenue	Min	Max	Share Range
Enterprise Value / CY 2023E Revenue
Management Forecast	$139	0.78x	5.31x	$0.51 – $15.64
Consensus Estimate	$134	0.78x	5.31x	$0.41 – $15.15
Enterprise Value / CY 2024E Revenue
Management Forecast	$151	0.76x	5.01x	$0.68 – $16.02
Consensus Estimate	$148	0.76x	5.01x	$0.62 – $15.75

Selected Public Companies Analysis Summary – MiX Telematics

($ in millions)

		Selected Public Company Valuation Multiples		Implied Price Per
	Revenue	Min	Max	Share Range
Enterprise Value / CY 2023E Revenue
Management Forecast	$153	0.78x	5.31x	$0.24 – $1.40
Consensus Estimate	$147	0.78x	5.31x	$0.23 – $1.34
Enterprise Value / CY 2024E Revenue
Management Forecast	$172	0.76x	5.01x	$0.26 – $1.49
Consensus Estimate	$155	0.76x	5.01x	$0.24 – $1.34

Selected Public Companies Analysis Summary – Implied Exchange Ratio

($ in millions)

	Powerfleet Implied Price Per Share	MiX Telematics Implied Price Per Share	Implied Exchange Ratio	Exchange Ratio
Enterprise Value / CY 2023E Revenue
Management Forecast	$0.51 – $15.64	$0.24 – $1.40	0.0152x – 2.7611x	0.12762x
Consensus Estimate	$0.41 – $15.15	$0.23 – $1.34	0.0151x – 3.2505x	0.12762x
Enterprise Value / CY 2024E Revenue
Management Forecast	$0.68 – $16.02	$0.26 – $1.49	0.0162x – 2.1945x	0.12762x
Consensus Estimate	$0.62 – $15.75	$0.24 – $1.34	0.0149x – 2.1531x	0.12762x

William Blair noted that, with respect to the equity value per share implied by the CY 2023E and CY 2024E revenue multiples, the exchange ratio was within the range of the implied exchange ratios based upon the selected public companies analysis.

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Although William Blair compared the trading multiples of the selected public companies to those implied for Powerfleet and MiX Telematics, none of the selected public companies is directly comparable to Powerfleet or MiX Telematics. Accordingly, any analysis of the selected public companies involves considerations and judgments concerning the differences in financial and operating characteristics and other factors that would affect the analysis of trading multiples of the selected public companies.

Selected Precedent Transactions Analysis

William Blair performed an analysis of ten selected transactions that were announced after January 1, 2014 that involved the acquisition of companies in the telematics and transportation technology sector with similar business models and financial profiles to Powerfleet and MiX Telematics that William Blair deemed relevant. William Blair’s analysis was based solely on publicly available information regarding such transactions. Although none of the companies or transactions used in this analysis is directly comparable to Powerfleet or the scheme, the companies included in the selected transactions above were chosen by William Blair, among other reasons, because they are telematics and transportation technology companies with certain business, operational, and/or financial characteristics that, for purposes of William Blair’s analysis, may be considered similar to those of Powerfleet and MiX Telematics. William Blair did not take into account any announced or consummated transaction whereby relevant financial information was not publicly disclosed and available. The selected transactions were not intended to be representative of the entire range of possible telematics and transportation technology transactions.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of last twelve months (“LTM”) revenue based on the most recently available publicly disclosed twelve-month period. William Blair then applied the implied multiples to corresponding data of Powerfleet and MiX Telematics based upon Powerfleet’s and MiX Telematics’ LTM revenue as of June 30, 2023 to determine a range of implied enterprise values for Powerfleet and MiX Telematics. William Blair then subtracted Powerfleet’s and MiX Telematics’ preferred stock, minority interest, and net debt as of June 30, 2023, as provided by the respective senior management teams of Powerfleet and MiX Telematics, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares for each respective company to calculate an implied price per share range for Powerfleet and MiX Telematics. William Blair then calculated implied exchange ratios, by using the range of implied price per share for Powerfleet and MiX Telematics. William Blair calculated the range of implied exchange ratios by (i) dividing the low end of the range of the implied price per share for MiX Telematics by the high end of the range of the implied price per share for Powerfleet, and (ii) dividing the high end of the range of the implied price per share for MiX Telematics by the low end of the implied price per share for Powerfleet. William Blair then compared the implied exchange ratio range to the exchange ratio. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following tables:

Date Announced	Target	Acquiror	Enterprise Value / LTM Revenue
July 2021	Coretex Ltd.	EROAD Limited	3.38x
March 2019	Pointer Telocation Ltd.	I.D. Systems, Inc.	1.77x
January 2019	TomTom Telematics BV	Bridgestone Europe NV/SA	5.24x
November 2018	Telular Corporation	AMETEK, Inc.	3.18x
June 2018	Verra Mobility	Gores Holdings II, Inc.	6.92x
October 2016	Zonar Systems, Inc.	Continental AG	3.57x
August 2016	Fleetmatics Group PLC	Verizon Communications Inc.	8.88x
February 2016	LoJack Corporation	CalAmp Corp.	0.91x
November 2014	SkyWave Mobile Communications, Inc.	ORBCOMM Inc.	2.17x
September 2014	XRS Corporation	Omnitracs	3.13x

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Selected Precedent Transaction Analysis Summary – Powerfleet

($ in millions)
		Selected Multiple Range		Implied Price
	Revenue	Min	Max	Per Share
Valuation Multiple
Enterprise Value / LTM Revenue	$132	0.91x	8.88x	$0.83 – $24.71

Selected Precedent Transaction Analysis Summary – MiX Telematics

($ in millions)
		Selected Multiple Range		Implied Price
	Revenue	Min	Max	Per Share
Valuation Multiple
Enterprise Value / LTM Revenue	$148	0.91x	8.88x	$0.27 – $2.24

Selected Precedent Transaction Analysis Summary – Exchange Ratio

Selected Precedent Transaction Analysis	Powerfleet Implied Price Per Share	MiX Telematics Implied Price Per Share	Implied Exchange Ratio	Exchange Ratio
Financial Metric
LTM Revenue	$0.83 – $24.71	$0.27 – $2.24	0.0108x – 2.7016x	0.12762x

William Blair noted that, with respect to the equity value per share implied by the LTM revenue multiples, the exchange ratio was within the range of exchange ratios based upon selected precedent transaction analysis.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiple of Powerfleet, none of these transactions or associated companies is identical to Powerfleet or the scheme contemplated by the implementation agreement. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Powerfleet and MiX Telematics versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the forecasts to perform a discounted cash flow analysis of Powerfleet’s projected future unlevered free cash flows for the fiscal years ending December 31, 2023 through December 31, 2032. Using the discounted cash flow methodology, William Blair calculated the present values of the projected after-tax unlevered free cash flows for Powerfleet. In this analysis, William Blair exercised its professional judgment, based on its experience and expertise, and calculated the assumed terminal value of Powerfleet by utilizing a perpetuity growth rate ranging from 2.0% to 4.0%. To discount the projected unlevered free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 13.50% to 15.50%. The discount rate range was derived based upon a weighted average cost of capital using the capital asset pricing model.

William Blair aggregated the present value of the after-tax unlevered free cash flows over the applicable forecast period, the present value of the potential tax savings expected to result from the utilization of Powerfleet federal net operating losses ($4-$5 million), and the present value of the assumed terminal value. William Blair then derived a range of implied equity values per share by adding Powerfleet net cash, subtracting preferred stock and minority interest as of June 30, 2023 and dividing such amount by Powerfleet total diluted shares outstanding as of October 8, 2023, as adjusted to take into account the impact of dilutive securities based on the treasury stock method at the implied share price. This analysis resulted in a range of implied equity values of $3.42 to $6.14 per share.

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William Blair utilized the forecasts to perform a discounted cash flow analysis of MiX Telematics’ projected future free cash flows for the fiscal years ending December 31, 2023 through December 31, 2032. Using the discounted cash flow methodology, William Blair calculated the present values of the projected after-tax unlevered free cash flows for MiX Telematics. In this analysis, William Blair exercised its professional judgment, based on its experience and expertise, and calculated the assumed terminal value of MiX Telematics by utilizing a perpetuity growth rate ranging from 2.0% to 4.0%. To discount the projected unlevered free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 15.00% to 17.00%. The discount rate range was derived based upon a weighted average cost of capital using the capital asset pricing model.

William Blair aggregated the present value of the after-tax unlevered free cash flows over the applicable forecast period, the present value of the assumed terminal value. William Blair then derived a range of implied equity values per share by adding MiX Telematics’ net cash and subtracting minority interest as of June 30, 2023 and dividing such amount by MiX Telematics’ total diluted shares outstanding as of October 8, 2023, as adjusted to take into account the impact of dilutive securities based on the treasury stock method at the implied share price. This analysis resulted in a range of implied equity values of $0.52 to $0.66 per share.

William Blair then calculated implied exchange ratios, by using the range of implied per share equity values for Powerfleet and MiX Telematics. William Blair calculated the range of implied exchange ratios by (i) dividing the low end of the range of the per share equity value for MiX Telematics by the high end of the range of the per share equity value for Powerfleet, and (ii) dividing the high end of the range of the per share equity value for MiX Telematics by the low end of the per share equity value for Powerfleet.

Based on these analyses, William Blair calculated the implied exchange ratio range of 0.0844x to 0.1928x as compared to the exchange ratio of 0.12762x.

William Blair also conducted a value creation analysis that compared the implied equity value per share of Powerfleet common stock derived from William Blair’s discounted cash flow valuation of Powerfleet on a standalone basis to the implied equity value per share of the pro forma company. The implied equity value per share of the pro forma company was calculated using the discounted cash flow analysis of the pro forma company’s projected future free cash flows, including the expected synergies, for the fiscal years ending December 31, 2023 through December 31, 2032. Using the discounted cash flow methodology, William Blair calculated the present values of the projected after-tax unlevered free cash flows for the pro forma company. In this analysis, William Blair exercised its professional judgment, based on its experience and expertise, and calculated the assumed terminal value of the pro forma company by utilizing a perpetuity growth rate ranging from 2.0% to 4.0%. To discount the projected unlevered free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 14.25% to 16.25%. The discount rate range was derived based upon a weighted average cost of capital using the capital asset pricing model.

William Blair aggregated the present value of the after-tax unlevered free cash flows over the applicable forecast period, the present value of the potential tax savings expected to result from the utilization of the pro forma company’s federal net operating losses ($8-$9 million), and the present value of the assumed terminal value. William Blair then derived a range of implied equity values per share by subtracting the pro forma company’s net debt and preferred stock immediately after the closing of the transaction and dividing such amount by the implied pro forma diluted shares outstanding. This analysis indicated an implied equity value per share to holders of Powerfleet common stock in the range of $4.72 to $6.63, as compared to an implied equity value per share to Powerfleet common stock in the range of $3.42 to $6.14 based upon the discounted cash flow of Powerfleet on a standalone basis. There can be no assurance, however, that the expected synergies or estimated costs to achieve such synergies will not be substantially greater or less than estimates provided by management of Powerfleet and MiX Telematics.

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Relative Contribution Analysis

William Blair performed a relative contribution analysis in which William Blair reviewed the relative contributions of Powerfleet and MiX Telematics on a stand-alone basis to the pro forma combined company’s estimated implied enterprise value, recurring revenue, number of subscribers, CY 2023E revenue and CY 2024E revenue, and CY 2023E EBITDA (“23E EBITDA”) and CY 2024E EBITDA (“24E EBITDA”) respectively (the “contribution metrics”), based on the forecasts. William Blair calculated the pro forma enterprise value for Powerfleet and MiX Telematics based on the exchange ratio of 0.12762x, the latest share count as provided by management of Powerfleet and MiX Telematics, and net debt, preferred stock and minority interest of each company as of June 30, 2023. Based on the pro forma enterprise value, William Blair then calculated the relative enterprise value contribution of both Powerfleet and MiX Telematics from the contribution metrics. Utilizing these various relative enterprise value contributions, William Blair then calculated implied exchange ratios from each relative contribution metric after adjusting for the capitalizations of each company, and then compared the implied exchange ratios to the exchange ratio. The following table reflects the results of the analysis:

Financial Metric	Powerfleet Contribution	MiX Telematics Contribution	Implied Exchange Ratio
Implied EV	56.2%	43.8%	0.1272x
Recurring Revenue	37.7%	62.3%	0.6508x
Number of Subscribers	40.1%	59.9%	0.4672x
CY 2023E Revenue	47.6%	52.4%	0.2279x
CY 2024E Revenue	46.7%	53.3%	0.2446x
23E EBITDA	19.7%	80.3%	NMF
24E EBITDA	29.1%	70.9%	NMF

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the exchange ratio and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the exchange ratio. Rather, in rendering its oral opinion on October 9, 2023 (subsequently confirmed in its written opinion dated October 9, 2023) to the Powerfleet board, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to whether the exchange ratio was fair, from a financial point of view, to holders of Powerfleet common stock, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair’s fairness opinion considered each valuation method equally and did not place any particular reliance or weight on any particular analysis but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Powerfleet or the proposed transaction under the implementation agreement. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses. William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the securities of Powerfleet or MiX Telematics or other parties involved in the scheme for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. Within the past two years, William Blair has not provided investment banking services to Powerfleet. William Blair has acted as the investment banker to Powerfleet in connection with the scheme and will receive a fee from Powerfleet for its services. The Powerfleet board hired William Blair based on its deep understanding of Powerfleet’s business, and that William Blair had a significant wealth of experience in both the telematics and transportation technology sector and in transactions of this type.

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Fees

Pursuant to a letter agreement dated March 28, 2023, and subsequently amended on October 10, 2023, a fairness opinion fee of $750,000 became payable to William Blair upon delivery of its fairness opinion. A retainer fee of $250,000 became payable to William Blair upon execution of the implementation agreement. A fee of approximately $3,000,000 will become payable to William Blair upon the consummation of the scheme. One-half of the fairness opinion fee and the entirety of the retainer fee are creditable against and will reduce the fee payable to William Blair upon the consummation of the scheme. No portion of the fees payable to William Blair were contingent on the conclusions reached by William Blair in William Blair’s fairness opinion. In addition, Powerfleet agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by William Blair) reasonably incurred by it in connection with its services and to indemnify William Blair against certain potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Opinion of MiX Telematics’ Independent Expert

Fairness Opinion of BDO

Pursuant to an engagement letter dated September 7, 2023, MiX retained BDO as its independent expert in connection with a possible acquisition of MiX and to deliver a fair and reasonable opinion in connection with the proposed scheme.

Definition of the Terms “Fair” and “Reasonable” Applicable in the Context of the Scheme

The “fairness” of a transaction is primarily based on quantitative issues. A transaction will generally be considered to be fair to a company’s shareholders if the benefits received, as a result of the transaction, are equal to or greater than the value given up.

An offer may generally be considered to be fair to shareholders if the offered consideration is equal to or greater than the fair value of the share for which the consideration is offered, or not fair if the offer consideration is less than the fair value of the share for which the consideration is offered. In terms of regulation 110(8) of the Companies Regulations, an offer with a consideration per offeree regulated company security within the fair-value range is generally considered to be fair.

The assessment of “reasonableness” of an offer is generally based on qualitative considerations surrounding an offer. Hence, even though the consideration to be paid in respect of an offer may be lower than the market price, an offer may be considered reasonable after considering other significant qualitative factors. In terms of regulation 110(9) of the Companies Regulations, an offer is generally said to be reasonable if the offer consideration is greater than the trading price of the share for which the consideration is offered as of the time of announcement of the offer consideration, or at some other more appropriate identifiable time.

Summary of BDO’s Financial Analyses

At the meeting of the MiX independent board on October 2, 2023, BDO rendered its oral opinion to the MiX independent board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the scheme consideration to be paid to the MiX shareholders in the proposed scheme was fair and reasonable (as contemplated by the Companies Act) to such shareholders. BDO has confirmed its October 2, 2023 opinion by delivering its written opinion to the MiX independent board, dated October 10, 2023, that, as of such date, the scheme consideration to be paid to the MiX shareholders in the proposed scheme is fair and reasonable (as contemplated by the Companies Act) to such shareholders. BDO subsequently confirmed its October 2, 2023 and October 10, 2023 opinion by delivering, in connection with the finalization of the scheme circular as required under the Companies Act, its written opinion to the MiX independent board, dated January 12, 2024, that, as of such date, the scheme consideration to be paid to the MiX shareholders in the proposed scheme is fair and reasonable (as contemplated by the Companies Act) to such shareholders.

The full text of the final written opinion of BDO dated January 12, 2024, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of BDO set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. MiX’s shareholders are urged to read the opinion in its entirety.

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BDO’s written opinion was addressed to the MiX independent board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed scheme, was directed only to the scheme consideration to be paid in the scheme and did not address any other aspect of the scheme. BDO expressed no opinion as to the fairness of the scheme consideration to the holders of any other class of securities, creditors or other constituencies of MiX or as to the underlying decision by MiX to engage in the proposed scheme. The opinion does not constitute a recommendation to any MiX shareholder as to how such shareholder should vote with respect to the proposed scheme or any other matter.

In arriving at its opinion BDO relied upon the following principal sources of information:

●	The firm intention announcement;

●	The terms and conditions of the scheme as outlined in the firm intention announcement;

●	Integrated annual report and audited consolidated annual financial statements of MiX for the financial years ended March 31, 2023, March 31, 2022 and March 31, 2021;

●	Annual report and audited consolidated financial statements of Powerfleet for the financial years ended December 31, 2022, December 31, 2021 and December 31, 2020;

●	Year-to-date consolidated financial information of MiX and Powerfleet extracted from S&P Capital IQ;

●	Budget and forecast financial information prepared by management of MiX for the financial years ending March 31, 2024 to March 31, 2028;

●	Budget and forecast financial information prepared by management of Powerfleet for the financial years ending December 31, 2023 to December 31, 2027;

●	Discussions with the executive management of MiX regarding the background to the scheme;

●	Discussions with executive management of MiX regarding the historical financial and forecast information of MiX;

●	Discussions with executive management of MiX on prevailing market, economic, legal and other conditions which may affect underlying value;

●	Publicly available information relating to the telematics and SaaS sectors in general and specifically in respect of MiX and Powerfleet;

●	The rationale for the scheme, as set out in the firm intention announcement and based on discussions with executive management of MiX;

●	Share price information and other publicly available financial information of MiX and Powerfleet and other telematics providers selected by BDO;

●	Analysts reports and forecast financial information published on Thomson Reuters, CapIQ and Iress in respect of the selected public companies; and

●	Publicly available information relating to MiX, Powerfleet and selected public companies that BDO deemed to be relevant, including media articles.

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In giving its opinion, BDO relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with BDO by MiX and Powerfleet and their professional advisors, or otherwise reviewed by or for BDO, and BDO did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. BDO did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did BDO evaluate the solvency of MiX under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to BDO or derived therefrom, BDO assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by MiX as to the expected future results of operations and financial condition of MiX to which such analyses or forecasts relate. BDO expressed no view as to such analyses or forecasts or the assumptions on which they were based. BDO has subsequently been engaged on November 3, 2023 to provide an independent reporting accountant’s assurance report on the profit forecasts of Powerfleet to be included in the South African prospectus, prepared in accordance with the Companies Act and regulations thereto published in terms of the Companies Act, required to facilitate the issue of the scheme consideration and the prospectus required for the Powerfleet secondary listing, to be registered under the Companies Act and approved by the JSE. BDO also assumed that the scheme and the other transactions contemplated by the implementation agreement will be consummated as described in the implementation agreement. BDO further assumed that the representations and warranties made by MiX and Powerfleet in the implementation agreement and the related agreements were and will be true and correct in all respects material to BDO’s analysis. BDO is not a legal, regulatory or tax expert and relied on the assessments made by advisors to MiX with respect to such issues. BDO assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the scheme will be obtained without any adverse effect on MiX or on the contemplated benefits of the scheme.

BDO’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to BDO as of, the date of such opinion. BDO’s opinion noted that subsequent developments may affect BDO’s opinion, and that BDO does not have any obligation to update, revise or reaffirm such opinion. BDO’s opinion is limited to the fairness and reasonableness (as contemplated by the Companies Act) of the scheme consideration to be paid to the MiX shareholders in the proposed scheme, and BDO has expressed no opinion as to the fairness of any other consideration paid in connection with the scheme to the holders of any other class of securities, creditors or other constituencies of MiX or the underlying decision by MiX to engage in the scheme. Furthermore, BDO expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed scheme, or any class of such persons, relative to the scheme consideration to be paid to the MiX shareholders in the proposed scheme or with respect to the fairness of any such compensation. BDO expressed no opinion as to the price at which the MiX ordinary shares will trade at any future time.

The terms of the scheme, including the scheme consideration, were determined through arm’s length negotiations between MiX and Powerfleet, and the decision to enter into the scheme was solely that of the MiX independent board. BDO’s opinion and financial analyses were only one of the many factors considered by the MiX independent board in its evaluation of the proposed scheme and should not be viewed as determinative of the views of the MiX independent board or MiX’s management with respect to the proposed scheme or the scheme consideration.

BDO employed an income approach and market approach in rendering its opinion to the MiX independent board on October 2, 2023, October 10, 2023 and January 12, 2024. The following is a summary of the material analyses utilized by BDO in rendering its opinion to the MiX independent board on such dates. The summary below does not purport to be a complete description of the analyses or data presented by BDO. Some of the summaries of the financial analyses include information presented in tabular format. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BDO’s analyses.

Discounted Cash Flow Analysis

In considering the terms and conditions of the scheme, BDO performed a valuation of a standalone MiX ordinary share (excluding transaction synergies) and a valuation of a combined MiX and Powerfleet business (including transaction synergies) (“MergeCo”), as at September 30, 2023, the last practicable date for the purposes of the valuation using the income approach which was supported by a secondary market approach.

MiX Telematics DCF Valuation

BDO used financial projections prepared by MiX in order to estimate, using also their methodologies and data, the unlevered free cash flows that MiX is expected to generate on a standalone basis during 2024 to 2028. BDO calculated a terminal value for each region at the end of this period by applying a perpetual growth rate of between 2.0% and 4.5% for 2029 and beyond over the 2028 projections. In order to determine the fair value of a standalone MiX ordinary share, cash flows deriving from transaction synergies were excluded from the cash flows.

The unlevered free cash flows and the terminal value were then discounted to present values using country-specific discount rates of between 11.3% and 19.7% for MiX standalone and between 10.6% and 19.0% for MiX as part of MergeCo as of September 30, 2023, which was chosen by BDO based upon an analysis of the weighted average cost of capital of MiX developed by BDO.

These present values, when added together, resulted in the enterprise value of MiX. To calculate the estimated equity value for MiX shareholders, BDO then adjusted the enterprise value for MiX’s net cash of $9.1 million, or R169.7 million, at the valuation date USD/ZAR exchange rate of R18.72. This resulting equity value for MiX shareholders was divided by the number of MiX ordinary shares outstanding, resulting in the price per share.

The analysis indicated a fair value range per standalone MiX ordinary share to be between R8.17 and R8.85, with R8.50 per share representing the most likely value, on a controlling marketable basis (excluding transaction synergies). This equated to a standalone fair value range per MiX ADS of between $10.91 and $11.82, with a $11.35 most likely value. This analysis also indicated a fair value range per MiX ordinary share as part of MergeCo (including all transaction synergies) to be between R9.52 and R10.48 per ordinary share, with R9.97 representing the most likely value, on a marketable, minority basis after applying a minority discount of 20%. This equated to a fair value range per MiX ADS as part of MergeCo of between $12.71 and $13.99, with a $12.31 most likely value.

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Powerfleet DCF Valuation

BDO used financial projections prepared by Powerfleet in order to estimate on a consolidated basis, using also their methodologies and data, the unlevered free cash flows that Powerfleet is expected to generate during 2023 to 2027 (“Powerfleet financial projections”). BDO extrapolated the Powerfleet financial projections for 2028 to 2030 by assuming revenue growth rates of 13.7%, 11.7% and 9.7%, representing a 2.0% year-on-year decrease compared to the revenue growth assumption applied by Powerfleet in 2027. BDO calculated a terminal value at the end of this period by applying a perpetual growth rate of 2.4% for 2031 and beyond over the 2030 projections.

The unlevered free cash flows and the terminal value were then discounted to present values using a discount rate of 13.0% as of September 30, 2023, which was chosen by BDO based upon an analysis of the weighted average cost of capital of Powerfleet developed by BDO.

The present value resulted in the enterprise value of Powerfleet. To calculate the estimated equity value for Powerfleet stockholders, BDO then adjusted the enterprise value for net debt of $67.3 million and applied a minority discount of 20%. The net debt of $67.3 million includes the redemption amount payable in order to settle the Series A preferred stock. The value for 100% of the Powerfleet common stock was determined to be between $146.6 million and $167.2 million, with $155.7 million representing the most likely value on a marketable, minority basis.

MergeCo Valuation

To determine the fair value per MergeCo share, BDO added 65.5% (being the interest attributable to MiX shareholders in the combined business upon completion of the scheme) of the equity value of MiX as part of MergeCo (including all transaction synergies) and 65.5% of Powerfleet together, resulting in the equity value of MergeCo attributable to MiX shareholders. The resulting equity value for shareholders was divided by the number of MiX ordinary shares outstanding resulting in a value of MergeCo on a per MiX ordinary share basis.

The analysis indicated a fair value range of MergeCo (including synergies), on a per MiX ordinary share basis, to be between R9.48 and R10.56, with R9.98 per MiX ordinary share representing the most likely value, compared to a MiX ordinary share (on a standalone basis) of R8.50 per share. This equated to a fair value range of MergeCo (including synergies), on a per MiX ADS basis, of between $12.66 and $14.11 ($13.33 most likely value), compared to a $11.35 per MiX ADS on a standalone basis.

Selected Public Companies Analysis

As a secondary method, using publicly available information, BDO compared selected financial data of MiX with similar data for certain selected publicly traded companies. The companies selected by BDO were as follows:

●	Karooooo Limited;

●	Trimble Inc.;

●	CalAmp Corp.;

●	SG Fleet Group Limited;

●	Lantronix Inc.; and

●	Connexion Telematics Limited.

None of the selected companies reviewed is identical or directly comparable to MiX and certain of these companies may have characteristics that are materially different from those of MiX. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of BDO’s analysis, may be considered sufficiently similar in certain respects to those of MiX. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect MiX.

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With respect to the selected companies, the information BDO presented included the multiple of enterprise value to analyst consensus estimates of EBIT (“EV/EBIT”) of the applicable selected companies and was extracted from S&P Capital IQ as at the valuation date.

Based on the results of this analysis and other factors that BDO considered appropriate in its professional judgment, BDO selected a one-year forward EV/EBIT multiple of 12.01 times, which was the average for the selected companies above. BDO then applied adjustments for the following factors: country adjustment based on geographic revenue contribution, control premium and relative size and diversification adjustments, as well company specific factors. BDO then applied such adjusted multiplier of 10.52 times to MiX’s estimated EBIT for 2024. The analysis indicated a price per MiX ordinary share of R8.19 ($10.94 per MiX ADS), which BDO compared to the MiX shareholders’ attributable interest in MergeCo on a per MiX ordinary share basis of R9.98 ($12.90 per MiX ADS).

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by BDO. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. BDO believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of BDO with respect to the actual value of MiX.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by BDO are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, BDO’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

As part of its corporate finance and transaction services business, BDO and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. BDO was selected to advise MiX with respect to the scheme on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the industries in which MiX operates.

For the independent valuation services rendered in connection with the scheme and independent reporting accountant’s assurance report on the profit forecasts of Powerfleet, MiX has agreed to pay BDO a fee of R1,450,000 (excluding VAT) and R325,000 (excluding VAT), respectively, which will not be dependent upon the closing of the scheme. In addition, MiX has agreed to reimburse BDO for its expenses incurred in connection with its services and will indemnify BDO against certain liabilities arising out of BDO’s engagement. MiX’s exclusive remedy and BDO’s sole liability to MiX, for any cause whatsoever, will be limited to the fees paid to BDO under the engagement letters between MiX and BDO.

During the two years preceding the date of BDO’s opinion, neither BDO nor its affiliates has had any other material financial advisory or other material commercial or investment banking relationships with MiX. During the two years preceding the date of BDO’s opinion, neither BDO nor its affiliates has had any other material financial advisory or other material commercial or investment banking relationships with Powerfleet.

Financing of the Transactions

The implementation agreement requires, as a condition to implementation of the scheme and consummation of the other transactions contemplated by the implementation agreement, that Powerfleet has closed on a debt and/or equity financing in an amount sufficient to provide for the redemption in full in cash of all outstanding shares of the Powerfleet’s Series A preferred stock.

Powerfleet and MiX Telematics have agreed to use their commercially reasonable efforts to provide, and to use their commercially reasonable efforts to cause their respective representatives and affiliates to provide, all cooperation reasonably requested by the lenders or investors, as applicable, under the financing in connection with the arrangement of such financing.

Debt Commitment Letter

On December 19, 2023, Powerfleet and MiX Telematics entered into the debt commitment letter with RMB, pursuant to which RMB has committed to provide (a) the term facilities to Powerfleet and Powerfleet Sub and (b) the general facility to Powerfleet Sub. The term facilities will be available to Powerfleet and Powerfleet Sub for the purpose of redeeming the Series A preferred stock in full in cash, while the general facility will be available to fund the ongoing activity and capital expenditures of Powerfleet Sub, subject, in both cases, to the conditions contained in the debt commitment letter, including, without limitation, (i) the execution and delivery of definitive documentation for the credit facilities on the terms set forth in the debt commitment letter, (ii) the scheme to be unconditional with receipt of all relevant shareholder and regulatory approvals, (iii) confirmation from Powerfleet’s authorized dealer of approval of the SARB as required under South African Exchange Control Regulations in respect of the scheme, (iv) confirmation that a notice of prepayment to the holders of the Series A preferred stock has been acknowledged and accepted with the repayment amount for the redemption of the Series A preferred stock in full having been confirmed, and (v) the absence of any material adverse change or market disruption event which would make it undesirable for RMB to provide funding.

The term facilities are expected to be drawn down in four tranches beginning 30 days after signing definitive documentation for the term facilities as follows:

Facility	Tranche	Maximum Commitment	Maturity Date	Repayment	Interest
Term A facility	A	Up to $25 million (ZAR equivalent)	36 months	On maturity	Johannesburg Interbank Average Rate (“JIBAR”) + 3.75%
	B	Up to $25 million (ZAR equivalent)	60 months	On maturity	JIBAR + 4.05%
Term B facility	C	$17.5 million	36 months	On maturity	Secured Overnight Financing Rate (“SOFR”) + 4.50%
	D	$17.5 million	60 months	On maturity	SOFR + 5.00%

Optional prepayments of borrowings under the term facilities may be made within the first two years and upon three business days’ notice to RMB in a minimum amount of $5 million (or the ZAR equivalent).

The general facility will be made available as follows:

Facility	Maximum Commitment	Maturity Date	Repayment	Interest
General facility	Up to R350 million	365 days	On demand	South African PRIME – 0.75%

RMB will be the sole arranger, facility agent and security agent on terms to be agreed under the definitive documentation for the credit facilities.

Powerfleet, I.D. Systems, Inc. (“IDSY”) and its subsidiaries, Movingdots GmbH (“Movingdots”) and its subsidiaries, and Powerfleet Sub will serve as guarantors of the credit facilities. The credit facilities will be secured by the entire share capital of Powerfleet Sub and its subsidiaries, IDSY and its subsidiaries, and Movingdots and its subsidiaries, as well as reversionary rights over existing security.

The credit facilities will include customary representations, warranties, affirmative covenants, negative covenants (including the following financial covenants, tested quarterly: Powerfleet’s net debt to EBITDA; Powerfleet Sub’s net debt to EBITDA; Powerfleet’s interest cover ratio; and Powerfleet Sub’s interest cover ratio).

The debt commitment letter will terminate by its terms upon the earlier of: (a) if applicable, the date on which Powerfleet notifies RMB that it declines RMB’s commitment of the credit facilities; (b) March 31, 2024; and (c) the signing of binding finance documents.

The foregoing description of the debt commitment letter is qualified in its entirety by the full text of the debt commitment letter, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. The foregoing description of the credit facilities is not complete and is qualified in its entirety by reference to the full text of the credit agreement that will evidence the credit facilities. The documentation governing the credit facilities has not been finalized, and, accordingly, the actual terms of the credit facilities may differ from those described herein.

Credit Agreement with Bank Hapoalim

In addition to raising new debt as contemplated by the debt commitment letter, Powerfleet is considering amending the credit agreement with Hapoalim to increase the amount available to borrow thereunder by approximately $20 million for the purpose of redeeming the Series A preferred stock in full in cash. As of January 22, 2024, Powerfleet has not entered into any commitment letter or definitive agreement with Hapoalim in respect of an amendment to the credit agreement. Accordingly, the actual terms of such amendment may differ from those described herein. Powerfleet expects that it would enter into any such amendment to the credit agreement prior to implementation of the scheme, subject to, among other things, the consent of the holders of Series A preferred stock.

Transaction-Related Expenses

Except as otherwise expressly provided in the implementation agreement, all expenses incurred in connection with the implementation agreement and the scheme and other transactions contemplated by the implementation agreement will be paid by the party incurring such expenses.

Interests of Powerfleet Directors and Executive Officers in the Transactions

In considering the recommendations of the Powerfleet board (with the Series A directors abstaining), you should be aware that certain directors and executive officers of Powerfleet may have interests in the transactions that may be different from, or in addition to, the interests of Powerfleet stockholders generally. The Powerfleet board was aware of, and considered, these interests, among other matters, in evaluating and approving the implementation agreement and the transactions, and in recommending to Powerfleet stockholders that the transactions be approved. These interests are described in more detail below, and certain of them are quantified in the section entitled “—Quantification of Potential Payments and Benefits to Powerfleet’s Named Executive Officers in Connection with the Transactions.”

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Equity Compensation

Transaction-Related Bonuses. In connection with the transactions, on October 9, 2023, the Powerfleet compensation committee approved one-time cash bonus payments in the amount of $1,700,000 to Steve Towe, Powerfleet’s Chief Executive Officer, and up to $350,000 to David Wilson, Powerfleet’s Chief Financial Officer (the “transaction bonuses”). The transaction bonuses are subject to and conditioned upon the closing of the transactions.

Acceleration of Restricted Stock and Stock Option Awards. Although the transactions, as structured, do not fall within the “change in control” definition for purposes of the Powerfleet equity plans, on October 9, 2023, the Powerfleet compensation committee approved the acceleration of vesting of unvested restricted stock and stock option awards with time-based vesting conditions that are outstanding under the Powerfleet equity plans (including any inducement awards with time-based vesting). The acceleration of vesting of equity awards are subject to and conditioned upon the closing of the transactions, which will result in an effective change of control of Powerfleet, as current securityholders of MiX Telematics are expected to own approximately 65.5% of Powerfleet on a fully diluted basis immediately following the implementation of the scheme. Consequently, the outstanding unvested equity awards with time-based vesting conditions owned by each of Powerfleet’s directors and executive officers will accelerate upon the closing of the transactions.

The following table sets forth, for each Powerfleet executive officer and non-executive director, the aggregate number of unvested Powerfleet stock options and restricted shares of Powerfleet common stock subject to time-based vesting conditions held by such executive officer and non-executive director as of January 19, 2024 . As of such date, Powerfleet’s executive officers and non-executive directors owned an aggregate of unvested options to purchase 456,250 shares of Powerfleet common stock and 1,192,498 restricted shares of Powerfleet common stock, each of which is subject to time-based vesting conditions.

Name	Number of Unvested Powerfleet Stock Options (#)	Number of Unvested Powerfleet Restricted Stock Awards (#)
Executive Officers
Steve Towe	250,000	1,000,000
David Wilson	97,500	56,250
Jim Zeitunian	60,000	30,000
Offer Lehmann	48,750	24,000

Non-Executive Directors
Anders Bjork	—	—
Michael Brodsky	—	20,562
Michael Casey	—	20,562
Charles Frumberg	—	20,562
Elchanan Maoz	—	20,562
Medhini Srinivasan	—	—

Severance Agreements

On January 5, 2022, Powerfleet entered into a severance agreement with Steve Towe (as amended, the “severance agreement”), which provides that, subject to Mr. Towe’s delivery of a general release, Mr. Towe will be entitled to the following severance payments and benefits upon (i) the termination of Mr. Towe’s employment by Powerfleet without “cause” (as defined in the severance agreement) or (ii) the termination of Mr. Towe’s employment by Powerfleet without cause or Mr. Towe’s resignation for “good reason” (as defined in the severance agreement) within six months following a “change in control event” (as defined in the severance agreement):

●	cash payments either (i) at twice the rate of Mr. Towe’s annual base salary, in the event of a termination without cause, or (ii) at twice the rate of his annual base salary, in the event of a termination without cause or resignation for good reason within six months of a change in control event, in each case, as in effect immediately prior to such termination of employment, for a period of 12 months following termination of employment;

●	a waiver of any remaining portion of Mr. Towe’s healthcare continuation payments under COBRA for 12 months following termination, provided that Mr. Towe timely elects COBRA coverage and continues to make contributions for such coverage equal to his contribution amount in effect immediately preceding the date of his termination of employment;

●	partial accelerated vesting of Mr. Towe’s previously granted stock options and restricted stock awards, such that (to the extent not already then vested) a portion of these awards shall vest and/or become exercisable, in each case on a pro-rated basis that takes into account the number of months elapsed since the date of grant as compared to the scheduled vesting date (provided that the terms of Powerfleet equity plans shall continue to govern acceleration of vesting in the event of a change of control as defined in such plan);

●	any bonus that would have otherwise been payable to Mr. Towe for the calendar year prior to termination; and

●	in the event of a termination without cause or resignation for good reason within six months of a change in control event occurs prior to January 1, 2024, payment of any remaining unpaid installment of Mr. Towe’s retention bonus.

The transactions, as structured, may be deemed to be a “change in control” for purposes of the severance agreement.

Quantification of Potential Payments and Benefits to Powerfleet’s Named Executive Officers in Connection with the Transactions

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Powerfleet that is based on, or otherwise relates to, a change in control transaction. The transactions, as structured, may be deemed to be a “change in control” for purposes of the severance agreement but will not be deemed to be a “change in control” for purposes of the Powerfleet equity plans. However, in connection with the transactions, the Powerfleet compensation committee approved the acceleration of vesting of unvested restricted stock and stock option awards with time-based vesting conditions that are outstanding under the Powerfleet equity plans (including any inducement awards with time-based vesting), subject to and conditioned upon the closing of the transactions.

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The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the transactions (including, without limitation, the vesting of certain Powerfleet equity awards held by executive officers as of the assumed closing date of January 19, 2024 upon the occurrence of the applicable regularly scheduled vesting date). For purposes of calculating such amounts, the following assumptions were used:

●	the relevant price per share of Powerfleet common stock is $2.15, which is the average closing price per share of Powerfleet common stock as reported on Nasdaq over the first five business days following the first public announcement of the transactions on October 10, 2023;

●	the closing date is January 19, 2024, which is the assumed date of the closing of the transactions solely for purposes of the disclosure in this section;

●	the transactions are deemed to be a “change in control” under the severance agreement; and

●	the employment of the named executive officer of Powerfleet was terminated by Powerfleet without “cause” or due to such officer’s resignation for “good reason” (as such terms are defined in the severance agreement), in either case, immediately following the assumed closing date of January 19, 2024.

Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)
Steve Towe	2,766,667	2,150,000	4,916,667
David Wilson	350,000	120,938	470,938
Jim Zeitunian	—	64,500	64,500
Offer Lehmann	—	51,600	51,600

(1)	Consists of (i) in the case of Mr. Towe, (A) cash severance payments equal to two times Mr. Towe’s annual base salary, (B) a pro rata portion of the bonus that would have been payable to Mr. Towe, and (C) a one-time cash bonus payment in the amount of $1,700,000, and (ii) in the case of Mr. Wilson, a one-time cash bonus payment in the amount of up to $350,000, assuming full payment of such cash bonus, which is subject to limitations under Section 280G of the Code. Mr. Towe’s cash severance payments and prorated bonus payments are “double triggered” and become payable upon the termination of Mr. Towe’s employment by Powerfleet without cause within six months following a change in control event or Mr. Towe’s resignation for good reason within six months following a change in control event. The cash severance payments are made as a series of separate payments in accordance with Powerfleet’s standard payroll practices. The estimated amounts of cash severance and prorated bonus payments (assuming for purposes of this estimate that the bonus that would have been payable to Mr. Towe with respect to 2023 equals the aggregate amount of bonus that was paid to Mr. Towe with respect to 2022) are shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Bonus ($)	Total ($)
Steve Towe	850,000	216,667	1,066,667

The actual bonus compensation payable to Mr. Towe with respect to fiscal year 2023 will be based on Powerfleet’s performance goals with respect to revenue growth, operating income (loss), and subscriber renewal pursuant to Powerfleet’s Global Bonus Plan.

(2)	Consists of accelerated vesting of unvested restricted stock and stock option awards under the Powerfleet 2018 Incentive Plan, as amended (the “Powerfleet 2018 plan”), upon the closing of the transactions, as approved by the Powerfleet compensation committee. The estimated value of the benefit under the Powerfleet 2018 plan is shown in the following table:

Named Executive Officer	Powerfleet Stock Options ($)	Powerfleet Restricted Stock Awards ($)	Total ($)
Steve Towe	—	2,150,000	2,150,000
David Wilson	—	120,938	120,938
Jim Zeitunian	—	64,500	64,500
Offer Lehmann	—	51,600	51,600

The estimated value of the Powerfleet stock options is $0 due to the exercise price of such options being greater than the assumed market price of Powerfleet common stock of $2.15.

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Interests of MiX Telematics Directors, Executive Officers and Certain Related Persons in the Transactions

In considering the recommendations of the MiX independent board, MiX shareholders should be aware that some MiX Telematics directors,executive officers and certain related persons may have interests in the transactions that may be different from, or in addition to, the interests of MiX shareholders generally. These interests include:

The board of the combined company will include Ian Jacobs, the current Chairperson of MiX Telematics, and Michael McConnell, to serve on the board of the combined company immediately following completion of the transactions. Further, up to two additional directors may be appointed as mutually agreed upon by Powerfleet and MiX Telematics. The remainder of the MiX Telematics executive management team are expected to play key roles within the combined company.

MiX Telematics directors will not be granted any special benefits in connection with the transactions. However, subject to Powerfleet’s consent, MiX Telematics may waive the performance conditions applicable to all MiX SARs, some of which are held by certain officers of MiX Telematics, which will be assumed by Powerfleet upon completion of the transactions. See “The Implementation Agreement—Treatment of MiX Telematics Equity Awards—MiX Telematics Stock Appreciation Rights” beginning on page 105 of this joint proxy statement/prospectus for more information.

MiX Telematics engaged Steve Blackhart as a consultant to provide services relating to mergers and acquisitions and, upon the closing of the transactions, Mr. Blackhart will be entitled to a success fee equal to 0.5% of the enterprise value attributed to MiX Telematics based on the closing price of a MiX ordinary share immediately prior to the closing of the transactions, of which up to 50% may be paid in the form of MiX ordinary shares immediately prior to the closing of the transactions. Based on the closing price of MiX ordinary shares on January 3, 2024, Mr. Blackhart will be entitled to a success fee of approximately $894,000, of which up to $447,000 may be paid in the form of MiX ordinary shares.

Board of Directors and Management of the Combined Company

Board of Directors

Following the implementation of the scheme, the board of directors of the combined company will be comprised as follows: (i) two directors designated by the Powerfleet board, which will be (a) Michael Brodsky, the current Chairman of the Powerfleet board, and (b) Steve Towe, the current Chief Executive Officer of Powerfleet, (ii) two directors designated by the MiX board, which will be Ian Jacobs, the current Chairperson of the MiX board, and Michael McConnell, and (iii) up to two additional directors to be mutually agreed upon by Powerfleet and MiX Telematics, each of which must be “independent” within the meaning of the corporate governance standards of Nasdaq.

Chairman of the Board of Directors

Following implementation of the scheme, Mr. Brodsky, the current Powerfleet Chairman, will serve as the Chairman of board of directors of the combined company.

Management

Steve Towe and David Wilson will remain Powerfleet’s Chief Executive Officer and Chief Financial Officer, respectively, following the implementation of the scheme.

Regulatory Approvals

Subject to the terms of the implementation agreement, Powerfleet and MiX Telematics have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the implementation agreement (including the scheme), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, (i) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, declared by the SEC, (ii) the approval of Nasdaq to list the shares of Powerfleet common stock to be issued in the scheme, (iii) the approval of, and the issuance of a compliance certificate by, the TRP in respect of the scheme, (iv) the approval of the South African competition authorities to implement the scheme, (v) the approval of the JSE with respect to the scheme, the delisting of MiX ordinary shares from the JSE and the Powerfleet secondary listing on the JSE, and (vi) the approval of the SARB as required under South African Exchange Control Regulations in respect of the scheme and the Powerfleet secondary listing.

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Although none of the parties to the implementation agreement knows of any reason why they cannot obtain these regulatory approvals in a timely manner, the parties cannot be certain when or if they will be obtained.

Appraisal Rights or Dissenters’ Rights

In general, appraisal rights or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a scheme of arrangement, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with such extraordinary transaction.

Appraisal rights are not available to holders of Powerfleet common stock or MiX ADS holders.

In terms of Section 164 of the Companies Act, at any time before the MiX resolutions as set out in this joint proxy statement/prospectus are voted on, a MiX shareholder may give MiX Telematics a written notice objecting to the MiX resolutions. Within ten business days after adoption of the MiX resolutions, MiX Telematics must send a notice to the dissenting MiX shareholders that have not withdrawn their objection notice and who have voted against the MiX resolutions, informing them that the MiX resolutions have been adopted. A dissenting MiX shareholder may demand that MiX Telematics pay the dissenting MiX shareholder the fair value for all of its MiX ordinary shares by following the procedural requirements of Section 164 of the Companies Act. A copy of the relevant provisions of Section 164 of the Companies Act is set out in Annex E attached to this joint proxy statement/prospectus.

Listing of Powerfleet Common Stock; Delisting and Deregistration of MiX ADSs and MiX Ordinary Shares

Powerfleet common stock is currently listed for trading on Nasdaq and the TASE under the symbol “PWFL.” The conditions to the consummation of transaction include, among others, that (i) the shares of Powerfleet common stock issuable to MiX shareholders in the scheme be approved for listing on Nasdaq, subject to official notice of issuance, and (ii) Powerfleet obtains approvals from the JSE for the Powerfleet secondary listing on the Main Board of the JSE.

MiX ordinary shares currently trade on the JSE under the symbol “MIX” and MiX ADSs currently trade on the NYSE under the symbol “MIXT.” Following consummation of the transactions, MiX ordinary shares will be delisted from the JSE and MiX ADSs will be delisted from the NYSE. Both MiX ordinary shares and MiX ADSs will be deregistered under the JSE listings requirements and the Exchange Act, as applicable.

Accounting Treatment

Powerfleet and MiX Telematics prepare their respective financial statements in accordance with GAAP. The scheme will be accounted for by applying the acquisition method, which requires the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill.

ASC Topic 805-10, “Business Combinations — Overall” provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the business combination, including payment of any premium.

Powerfleet expects that it will be treated as the acquiring entity for accounting purposes. Accordingly, Powerfleet will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the scheme implementation date, with any excess purchase price over those fair values being recorded as goodwill. In identifying Powerfleet as the acquiring entity for accounting purposes, Powerfleet and MiX Telematics took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company and the size of each of the companies. No single factor was the sole determinant in the overall conclusion that Powerfleet is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SCHEME

The following is a discussion of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the scheme and to non-U.S. holders (as defined below) of the ownership and disposition of Powerfleet common stock received in the scheme. This summary is based on the Code, the U.S. Treasury regulations promulgated under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to U.S. holders and non-U.S. holders of MiX ordinary shares who hold their MiX ordinary shares, and will hold their Powerfleet common stock received in the scheme, as capital assets under Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of MiX ordinary shares and, after the scheme is implemented, Powerfleet common stock received pursuant to the scheme provided that such beneficial owner is, for U.S. federal income tax purposes: (A) an individual who is a citizen or resident of the United States; (B) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (C) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (D) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” means a beneficial owner of MiX ordinary shares and, after the scheme is implemented, Powerfleet common stock received pursuant to the scheme provided that such beneficial owner is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement is treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any person treated as a partnership for U.S. federal income tax purposes should consult its tax advisor regarding the tax consequences of the scheme and the ownership and disposition of Powerfleet common stock received pursuant to the scheme in light of its specific circumstances.

This summary is not a complete description of all the tax consequences of the scheme and, in particular, does not address the U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders who are subject to special treatment under U.S. federal income tax law, including, without limitation: partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein; financial institutions; dealers in securities; insurance companies; tax-exempt entities or governmental organizations; regulated investment companies; real estate investment trusts; S corporations; controlled foreign corporations; PFICs; holders that actually or constructively own five percent or more (by vote or value) of MiX ordinary shares, or, following implementation of the scheme, Powerfleet common stock; U.S. expatriates and former long-term residents of the United States; U.S. holders whose functional currency is not the U.S. dollar; tax-qualified retirement plans; holders deemed to hold MiX ordinary shares or Powerfleet common stock under the constructive sale provisions of the Code; and holders who acquired MiX ordinary shares pursuant to the exercise of an employee stock option or right or otherwise as compensation; and holders who hold MiX ordinary shares or Powerfleet common stock as part of a hedge, straddle, conversion, or other integrated transaction.

In addition, no information is provided with respect to the tax consequences of the scheme, or the ownership or disposition of Powerfleet common stock received pursuant to the scheme, under the U.S. federal estate, gift, Medicare, and alternative minimum tax laws, or any applicable state, local, or non-U.S. tax laws.

The tax consequences of the scheme and the ownership and disposition of Powerfleet common stock received pursuant to the scheme will depend on your specific situation. You should consult your tax advisor as to the U.S. federal income tax consequences of the scheme and the ownership and disposition of Powerfleet common stock received pursuant to the scheme to you in light of your particular circumstances, as well as the applicability and effect of the alternative minimum tax and any state, local, and non-U.S. income or other tax laws and of any changes in those laws.

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U.S. Federal Income Tax Consequences of the Scheme to U.S. Holders

General Treatment of the Scheme

The U.S. federal income tax consequences of the scheme to U.S. holders of MiX ordinary shares will depend on whether the scheme qualifies as a “reorganization” under Section 368(a) of the Code. Each of Powerfleet and MiX Telematics intends for the scheme to qualify as a “reorganization” under Section 368(a) and has agreed to use its reasonable best efforts to cause the scheme to qualify for such treatment. However, notwithstanding the parties’ intent, there could be factual uncertainties as to whether the scheme will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, therefore, the tax treatment of the scheme is inherently uncertain. Such qualification will depend, in part, on facts that will not be known until the scheme implementation date, shortly before the scheme implementation date or following the scheme implementation date. Moreover, even if the scheme qualifies as a “reorganization” under Section 368(a) of the Code, if MiX Telematics is or has been classified as a PFIC under Section 1297 of the Code for any taxable year, a U.S. holder that owned (or was deemed to own) MiX ordinary shares in such taxable year, under the Code and certain proposed U.S. Treasury regulations, may be subject to certain adverse U.S. federal income tax consequences as a result of the scheme, including recognition of gain, unless certain exceptions apply.

The implementation of the scheme is conditioned on the receipt of an opinion of counsel that the scheme qualifies as a “reorganization” under Section 368(a). Neither MiX Telematics nor Powerfleet has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the scheme, nor would any opinion of counsel or the discussion that follows regarding such treatment be binding on the IRS or the courts. Accordingly, even if MiX Telematics and Powerfleet conclude that the scheme qualifies as a “reorganization” under Section 368(a) of the Code, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

None of MiX Telematics, Powerfleet or any other party to the implementation agreement, or any of their respective advisors or affiliates, makes any representations or provides any assurances regarding the tax consequences of the scheme, including whether the scheme qualifies as a “reorganization” under Section 368(a) of the Code. Each holder of MiX ordinary shares is urged to consult its tax advisors with respect to the qualification of the scheme as a “reorganization” under Section 368(a) of the Code and the tax consequences to it if the scheme does not so qualify.

Except with respect to the discussion below under “—Tax Consequences if the Scheme Does Not Qualify as a ‘Reorganization’ Within the Meaning of Section 368(a) of the Code,” the remainder of this discussion assumes that the scheme qualifies as a “reorganization” under Section 368(a) of the Code.

Tax Consequences if the Scheme Qualifies as a “Reorganization” under Section 368(a) of the Code

Assuming the scheme qualifies as a “reorganization” under Section 368(a) of the Code, and subject to the discussion below under “—Passive Foreign Investment Company Rules,” the material U.S. federal income tax consequences of the scheme to a U.S. holder who receives solely shares of Powerfleet common stock in exchange for MiX ordinary shares pursuant to the scheme are as follows:

●	such U.S. holder will not recognize gain or loss;

●	the aggregate tax basis of the shares of Powerfleet common stock received pursuant to the scheme will be the same as the aggregate tax basis of the MiX ordinary shares exchanged therefor; and

●	the holding period of the shares of Powerfleet common stock received pursuant to the scheme will include the holding period of the MiX ordinary shares exchanged therefor.

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U.S. holders that hold different blocks of MiX ordinary shares (generally, MiX ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors as to the determination of the tax bases and holding periods of the shares of Powerfleet common stock received pursuant to the scheme.

To the extent any cash is received by a U.S. holder in the scheme in lieu of fractional shares of Powerfleet common stock, the fractional shares should be treated for U.S. federal income tax purposes as received by the U.S. holder and then exchanged by the U.S. holder for cash. Such U.S. holder should generally recognize a capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to the fractional shares. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period in the fractional shares is greater than one year. However, special rules may apply to cause all or a portion of the cash received by a U.S. holder in lieu of fractional shares to be treated as dividend income if such U.S. holder owns more than a minimal percentage interest in Powerfleet common stock or exercises some control over the affairs of Powerfleet. U.S holders should consult their own tax advisors regarding the tax consequences of receiving cash in lieu of fractional shares based on their own particular circumstances.

Tax Consequences if the Scheme Does Not Qualify as a “Reorganization” Within the Meaning of Section 368(a) of the Code

If, notwithstanding the intent of the parties, the scheme does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (or any other form of “reorganization” within the meaning of Section 368(a) of the Code) as discussed above under “—General Treatment of the Scheme,” and subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder of MiX ordinary shares generally would recognize gain or loss with respect to its MiX ordinary shares in an amount equal to the difference, if any, between the fair market value of the Powerfleet common stock received by such U.S. holder pursuant to the scheme and the U.S. holder’s adjusted tax basis in its MiX ordinary shares surrendered in exchange therefor. Subject to the discussion below relating to PFICs, such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for its MiX ordinary shares is more than one year as of the scheme implementation date. Under current law, long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to certain limitations. A U.S. holder’s tax basis in the Powerfleet common stock received would generally be equal to the fair market value of such Powerfleet common stock at the scheme implementation date, and the U.S. holder’s holding period with respect to such Powerfleet common stock received pursuant to the scheme would not include the holding period of the U.S. holder’s MiX ordinary shares surrendered in exchange therefor.

U.S. holders that hold different blocks of MiX ordinary shares (generally, MiX ordinary shares purchased or acquired on different dates or at different prices) will generally be required to calculate gain or loss separately for each block of MiX ordinary shares. Such U.S. holders should consult their tax advisors to determine how the above rules could apply to them.

Passive Foreign Investment Company Rules

General. Regardless of whether the scheme qualifies as a “reorganization” under Section 368(a), if MiX Telematics was characterized as a PFIC for any year during a U.S. holder’s holding period for its MiX ordinary shares, certain potentially adverse rules may affect the U.S. federal income tax consequences to such U.S. holder and result in U.S. federal income tax consequences different from those described above.

A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either: (1) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or (2) at least 75% of the corporation’s gross income is passive income, in each case, as determined under the PFIC rules.

PFIC Status of MiX Telematics. Based on the composition of MiX Telematics’ income and assets, and the market value of its shares and assets (including unbooked goodwill), including the composition of income and assets and the market value of shares or assets, as applicable, of its subsidiaries, MiX Telematics has informed Powerfleet that it believes it is not, and has never been, a PFIC. Furthermore, considering the current and expected composition of the income, assets, and operations of MiX Telematics and its subsidiaries, MiX Telematics has advised Powerfleet that it does not anticipate being classified as a PFIC for the taxable year ended December 31, 2023.

The determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, because the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year, whether MiX Telematics will be a PFIC for the taxable year in which the scheme is implemented will not be known as of the effective date of the scheme. There can be no assurance that the IRS will not challenge any determination made by MiX Telematics concerning its PFIC status.

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Effects of PFIC Rules on the Scheme. Even if the scheme qualifies as a “reorganization” under Section 368(a), Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed U.S. Treasury regulations would require gain recognition to U.S. holders of MiX ordinary shares as a result of the scheme if MiX Telematics were classified as a PFIC at any time during such U.S. holder’s holding period in such MiX ordinary shares, and the U.S. holder had not timely made (a) an election to treat MiX Telematics as a “qualified electing fund” under Section 1295 of the Code or (b) a mark-to-market election under Section 1296 of the Code with respect to such MiX ordinary shares. Under these rules:

●	the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such MiX ordinary shares;

●	the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which MiX Telematics was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described above) of such U.S. holder.

It is difficult to predict whether, in what form and with what effective date, final U.S. Treasury regulations under Section 1291(f) of the Code may be adopted or how any such final U.S. Treasury regulations would apply.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE SCHEME, INCLUDING THE IMPACT OF SECTION 1291(f) OF THE CODE, ANY PROPOSED OR FINAL U.S. TREASURY REGULATIONS AND THE AVAILABILITY OF ANY ELECTIONS.

Non-U.S. Taxes and Foreign Tax Credit

Any non-U.S. tax consequences of the scheme to U.S. holders of MiX ordinary shares may vary depending upon the particular circumstances of each U.S. holder, and any tax rulings issued by a non-U.S. tax authority. To the extent any non-U.S. income tax is imposed on the scheme consideration, such tax may not be creditable for U.S. federal income tax purposes depending on such U.S. holder’s particular circumstances. U.S. holders of MiX ordinary shares are urged to consult with their tax advisors as to the particular consequences that may apply to such U.S. holder with respect to the scheme.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of Powerfleet Common Stock

Distributions with Respect to Powerfleet Common Stock

In general, subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” any distributions of cash or property made to a non-U.S. holder with respect to Powerfleet common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty provided the non-U.S. holder properly certifies as to its eligibility for such reduced rate); provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of Powerfleet’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted tax basis in the non-U.S. holder’s Powerfleet common stock and, to the extent it exceeds the adjusted tax basis in the non-U.S. holder’s Powerfleet common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Sale, Exchange or Other Disposition of Powerfleet Common Stock.”

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Sale, Exchange or Other Disposition of Powerfleet Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” U.S. federal withholding tax on any gain realized upon the sale or other disposition of Powerfleet common stock unless:

●	such gain is “effectively connected” with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or

●	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of Powerfleet common stock at any time during the five-year period preceding the date of disposition, and Powerfleet is, or has been during the shorter of the five-year period preceding the date of disposition or the period that the non-U.S. holder held Powerfleet common stock, a U.S. Real Property Holding Corporation under the Code.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis, at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized by the non-U.S. holder in the same taxable year. If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax on a net income basis, at generally applicable U.S. federal income tax rates.

Receiving Cash in Lieu of Fractional Shares

To the extent any cash is received by a non-U.S. holder in the scheme in lieu of fractional shares of Powerfleet common stock, the fractional shares should be treated for U.S. federal income tax purposes as received by the non-U.S. holder and then exchanged by the non-U.S. holder for cash. Such non-U.S. holder should generally recognize a capital gain or loss equal to the difference between the amount of cash received and the non-U.S. holder’s tax basis allocable to the fractional shares. Any such capital gain or loss will generally be treated in the manner discussed under “—Sale, Exchange or Other Disposition of Powerfleet Common Stock” above. However, special rules may apply to cause all or a portion of the cash received by a non-U.S. holder in lieu of fractional shares to be treated as dividend income if such non-U.S. holder owns more than a minimal percentage interest in Powerfleet common stock or exercises some control over the affairs of Powerfleet, and such income will generally be treated in the manner discussed under “—Distributions with Respect to Powerfleet Common Stock” above. Non-U.S. holders should consult their own tax advisors regarding the tax consequences of receiving cash in lieu of fractional shares based on their own particular circumstances.

Information Reporting and Backup Withholding

Payments of distributions on Powerfleet common stock will not be subject to backup withholding; provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any distributions on Powerfleet common stock paid to a non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Powerfleet common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder provides the required information to the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

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Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance promulgated thereunder (“FATCA”) impose U.S. withholding on certain payments made to “foreign financial institutions” and to certain other non-U.S. entities, including intermediaries. Such withholding will generally be imposed at a 30% rate on certain payments of (i) dividends on, and (ii) subject to the discussion below regarding the proposed U.S. Treasury regulations, gross proceeds from the sale or disposition of Powerfleet common stock paid to a “foreign financial institution” or a “non- financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding Powerfleet common stock through financial institutions in such countries. The IRS and the U.S. Treasury Department issued proposed U.S. Treasury regulations that would remove gross proceeds described in (ii) above from the withholding obligation. Taxpayers may rely on the provisions of such proposed regulations until final regulations are issued.

Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of FATCA as to their ownership and disposition of Powerfleet common stock in light of their particular circumstances, including the effect of any U.S. federal, state, local, or non-U.S. tax laws.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE DISCUSSION ABOVE IS NOT A COMPLETE ANALYSIS OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF MIX ORDINARY SHARES OR POWERFLEET COMMON STOCK RECEIVED IN EXCHANGE THEREFOR PURSUANT TO THE SCHEME. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE SCHEME AND THE OWNERSHIP AND DISPOSITION OF POWERFLEET COMMON STOCK RECEIVED PURSUANT TO THE SCHEME UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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THE POWERFLEET STOCK ISSUANCE PROPOSAL

Powerfleet is seeking stockholder approval of the Powerfleet stock issuance proposal in order to comply with Nasdaq Listing Rule 5635(a). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

In connection with the transactions, and pursuant to the implementation agreement, Powerfleet will issue the scheme consideration shares to the equity holders of MiX Telematics. The issuance of the scheme consideration shares may result in an issuance of 20% or more of the Powerfleet common stock outstanding or 20% or more of the voting power of Powerfleet common stock outstanding before such issuance.

Vote Required for Approval

The approval of the Powerfleet stock issuance proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of the votes properly cast at the Powerfleet special meeting. Abstentions and broker non-votes (if any) will have no effect on the outcome of the Powerfleet stock issuance proposal.

The Powerfleet stock issuance proposal is conditioned on the approval of the Powerfleet charter amendment proposal, but is not conditioned on the approval of any of the other proposals. If the Powerfleet charter amendment proposal is not approved, the Powerfleet stock issuance proposal will be of no force or effect, even if approved by the Powerfleet stockholders.

Pursuant to the terms of the implementation agreement, on the scheme implementation date, Powerfleet will issue an aggregate of 70,704,110 scheme consideration shares payable to the MiX shareholders and MiX ADS holders, who are registered as such in the MiX share register or hold MiX ADSs, as applicable, as of the scheme record date.

The issuance of the scheme consideration shares is expected to result in an issuance comprising more than 20% of the outstanding Powerfleet common stock, or more than 20% of the voting power, in each case outstanding before the issuance. The Powerfleet board is requesting stockholder approval of the Powerfleet stock issuance proposal to comply with Nasdaq Listing Rule 5635(a).

For more information about the issuance of the scheme consideration shares, see “The Implementation Agreement—Scheme Consideration,” beginning on page 104 of this joint proxy statement/prospectus and the full text of the implementation agreement included as Annex A hereto.

The POWERFLEET Board (WITH THE SERIES A DIRECTORS ABSTAINING) recommends that ITS stockholders vote “FOR” the approval of The Powerfleet stock issuance proposal.

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THE POWERFLEET CHARTER AMENDMENT PROPOSAL

Powerfleet stockholders are being asked at the Powerfleet special meeting to consider and vote upon a proposal to approve the charter amendment to increase the number of authorized shares of Powerfleet common stock from 75 million to 175 million shares. If adopted by the Powerfleet stockholders, the charter amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed charter amendment would replace the first paragraph of Article FIFTH of the Powerfleet charter in its entirety with the following language:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 175,150,000 shares, consisting of:

(a) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”); and

(b) 150,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 100,000 shares of Preferred Stock shall be designated Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 50,000 shares of Preferred Stock shall initially be undesignated.”

As of January 19, 2024 , Powerfleet had 75 million authorized shares of Powerfleet common stock, with approximately 37,214,737 million shares of Powerfleet common stock outstanding, approximately 1,419,008 million restricted shares of Powerfleet common stock and approximately 2,012,199 million shares of Powerfleet common stock underlying Powerfleet stock options. In addition, if the scheme is implemented, it is currently estimated that Powerfleet will issue approximately 70,704,110 shares of Powerfleet common stock based on the number of outstanding MiX ordinary shares (including those represented by MiX ADSs) as of January 19, 2024.

Approval of the Powerfleet charter amendment proposal is a condition to the implementation of the scheme. The increase in authorized shares of Powerfleet common stock is required to issue the scheme consideration shares. The Powerfleet board (with the Series A directors abstaining) also believes that the increased number of authorized shares of Powerfleet common stock contemplated by the charter amendment is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by the Powerfleet stockholders (except as required by applicable law or Nasdaq rules), for such corporate purposes as may be determined by the Powerfleet board (which may include, without limitation, potential acquisitions or financing transactions). The additional approximately 100 million shares authorized would be a part of the existing class of Powerfleet common stock and, if issued, would have the same rights and privileges as the shares of Powerfleet common stock presently issued and outstanding.

Other than payment of the scheme consideration shares, Powerfleet has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Powerfleet common stock that will result from Powerfleet’s adoption of the charter amendment. While adoption of the charter amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of Powerfleet’s existing stockholders, any future issuance of additional authorized shares of Powerfleet common stock may, among other things, dilute the earnings per share of the Powerfleet common stock and the equity and voting rights of those holding Powerfleet common stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of Powerfleet common stock may make it more difficult to, or discourage an attempt to, obtain control of Powerfleet by means of a takeover bid that the Powerfleet board determines is not in the best interest of Powerfleet and its stockholders. However, the Powerfleet board does not intend or view the proposed increase in the number of authorized shares of Powerfleet common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of Powerfleet.

In the event the charter amendment is approved by the Powerfleet stockholders, but the implementation agreement is terminated (without the scheme being implemented) prior to the issuance of shares of Powerfleet common stock pursuant to the implementation agreement, Powerfleet will not file the certificate of amendment with the Secretary of State of the State of Delaware as a result of the approval of the charter amendment and will abandon the charter amendment.

The implementation agreement provides that immediately prior to or simultaneously with the implementation of the scheme on the scheme implementation date, Powerfleet will redeem in cash all of the shares of Series A preferred stock in accordance with the terms of the Powerfleet charter. In such event, Powerfleet expects to file a certificate of elimination to eliminate the Series A preferred stock from the Powerfleet charter.

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Vote Required for Approval

The approval of the Powerfleet charter amendment proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of the votes properly cast at the Powerfleet special meeting. Abstentions and broker non-votes (if any) will have no effect on the outcome of the Powerfleet charter amendment proposal .

The Powerfleet charter amendment proposal is conditioned on the approval of the Powerfleet stock issuance proposal, but is not conditioned on the approval of any of the other proposals. If the Powerfleet stock issuance proposal is not approved, the Powerfleet charter amendment proposal will be of no force or effect, even if approved by the Powerfleet stockholders.

The full text of the Powerfleet charter amendment is included as Annex B hereto.

The POWERFLEET Board (WITH THE SERIES A DIRECTORS ABSTAINING) recommends that its stockholders vote “FOR” the approval of The Powerfleet charter amendment proposal.

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THE POWERFLEET COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Powerfleet is required to submit a proposal to its stockholders for an advisory (non-binding) vote to approve the transaction-related compensation payments that may be paid or become payable by Powerfleet to certain of Powerfleet’s named executive officers in connection with, and upon, the consummation of the transactions.

The transaction-related compensation that certain of Powerfleet’s named executive officers may be entitled to receive from Powerfleet in connection with the transactions is summarized in “Interests of Certain Persons in the Transactions” beginning on page 19 of this joint proxy statement/prospectus.

The Powerfleet board encourages you to review carefully the transaction-related compensation information summarized in “Interests of Certain Persons in the Transactions” and disclosed in this joint proxy statement/prospectus.

The Powerfleet board (with the Series A directors abstaining) is requesting that Powerfleet stockholders adopt the following resolution, on an advisory (non-binding) basis:

“RESOLVED, that the stockholders of Powerfleet approve, on an advisory (non-binding) basis, the compensation that will or may be paid or become payable to certain of the named executive officers of Powerfleet in connection with, and upon, the consummation of the transactions, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this joint proxy statement/prospectus entitled “Interests of Powerfleet Directors and Executive Officers in the Transactions—Quantification of Potential Payments and Benefits to Powerfleet’s Named Executive Officers in Connection with the Transactions,” the footnotes thereto and the related narrative disclosures, and the agreements and plans pursuant to which such compensation may be paid or become payable.”

Vote Required for Approval

The advisory (non-binding) vote on this Powerfleet compensation proposal is a vote separate and apart from the vote on the other proposals contained in this joint proxy statement/prospectus. Accordingly, you may vote in favor of each of the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal and vote against this Powerfleet compensation proposal, and vice versa. Because the vote on this Powerfleet compensation proposal is advisory (non-binding) only, it will not be binding on Powerfleet. Accordingly, if the Powerfleet stock issuance proposal and the Powerfleet charter amendment proposal are approved and the transactions are consummated, the compensation payments that are contractually required to be paid by Powerfleet to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Powerfleet stockholders on this Powerfleet compensation proposal.

The approval, on an advisory (non-binding) basis, of the Powerfleet compensation proposal requires the affirmative vote the holders of shares of Powerfleet common stock representing a majority of the votes properly cast at the Powerfleet special meeting. Abstentions and broker non-votes (if any) will have no effect on the outcome of advisory the Powerfleet compensation proposal.

THE POWERFLEET BOARD (WITH THE SERIES A DIRECTORS ABSTAINING) RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE POWERFLEET COMPENSATION PROPOSAL.

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THE POWERFLEET ADJOURNMENT PROPOSAL

Powerfleet stockholders are being asked to approve a proposal to adjourn the Powerfleet special meeting one or more times, if necessary, to solicit additional proxies if there are not sufficient votes to obtain Powerfleet specified stockholder approval at the time of the Powerfleet special meeting or any adjournment or postponement thereof. If this proposal is approved, the Powerfleet special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the Powerfleet special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Powerfleet consistent with the terms of the implementation agreement or with the consent of MiX Telematics.

If the Powerfleet special meeting is adjourned, Powerfleet stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and do not indicate how you wish to vote on the Powerfleet adjournment proposal, your shares will be voted in favor of the Powerfleet adjournment proposal.

Vote Required for Approval

The approval of the Powerfleet adjournment proposal requires the affirmative vote of the holders of shares of Powerfleet common stock representing a majority of the votes properly cast at the Powerfleet special meeting (whether or not a quorum, as specified in the Powerfleet bylaws is present). Abstentions and broker non-votes (if any) will have no effect on the outcome of the Powerfleet adjournment proposal.

THE POWERFLEET BOARD (WITH THE SERIES A DIRECTORS ABSTAINING) RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE POWERFLEET ADJOURNMENT PROPOSAL.

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THE MIX SCHEME RESOLUTION

MiX shareholders are being asked to approve the following special resolution:

“Resolved that, in terms of sections 114(1) and 115(2)(a) of the Companies Act, the scheme (the terms and conditions of which are set out in Part II of the circular, commencing on page 32 of the circular), proposed by the MiX Telematics board, between MiX Telematics and its shareholders, in terms of which, subject to the scheme becoming operative, Merger Sub, being a wholly-owned subsidiary of PowerFleet, will acquire all of the scheme shares held by the scheme participants for the scheme consideration, be and is hereby approved.”

The effect of this resolution is that the scheme will be approved and, if the scheme becomes operative, Powerfleet Sub will acquire all of the outstanding MiX ordinary shares (including those represented by MiX ADSs) from MiX shareholders (including the MiX ADS holders) in exchange for shares of Powerfleet common stock, and MiX Telematics will become an indirect, wholly owned subsidiary of Powerfleet.

Quorum Required to Vote on Resolution

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

Vote Required to Approve Resolution

The affirmative FOR vote of at least 75% of all votes cast on the resolution by persons entitled to voting rights.

THE MIX INDEPENDENT BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE MIX SCHEME RESOLUTION.

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THE MIX REVOCATION RESOLUTION

MiX shareholders are being asked to approve the following special resolution:

“Resolved that, in terms of section 164(9)(c) of the Companies Act, subject to the passing of special resolution 1, in the event that all the scheme conditions (as more fully described in paragraph 8 of the circular), are not fulfilled or waived by the outside date and/or the Company issues a termination notice in accordance with the Implementation Agreement and the scheme accordingly terminates, the scheme resolutions be and are hereby revoked with effect from the date on which the scheme terminates.”

The reason and effect of this resolution is to reinstate the rights of dissenting MiX shareholders to their MiX ordinary shares in accordance with Section 164(9)(c) as read with Section 164(10) of the Companies Act, in the event that the scheme conditions are not fulfilled or waived and the scheme terminates, thereby extinguishing the appraisal rights of dissenting MiX shareholders. This resolution will only become effective if: (i) the MiX scheme resolution is approved at the MiX extraordinary general meeting in terms of the Companies Act; and (ii) the scheme terminates. The effect of this resolution is to, in the event that the scheme terminates, reinstate the rights of dissenting MiX shareholders to their MiX ordinary shares such that any dissenting MiX shareholder that has sent a demand to MiX Telematics under Sections 164(5) to (8) of the Companies Act to be paid the fair value of its MiX ordinary shares, will have no right to receive payment of the amount so demanded and such dissenting MiX shareholder’s appraisal rights under Section 164 of the Companies Act will accordingly terminate.

Quorum Required to Vote on Resolution

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

Vote Required to Approve Resolution

The affirmative FOR vote of at least 75% of all votes cast on the resolution by persons entitled to voting rights, not counting abstentions.

THE MIX INDEPENDENT BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE MIX REVOCATION RESOLUTION.

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THE MIX TERMINATION NOTICE RESOLUTION

MiX shareholders are being asked to approve the following ordinary resolution:

“Resolved that, prior to the scheme becoming unconditional, the board is hereby authorised to furnish a termination notice (in accordance with paragraph 12 of the circular and pursuant to the Implementation Agreement) to PowerFleet upon the failure of any of the scheme conditions set forth in Section 2.04(a)(v) of the Implementation Agreement (as contemplated in paragraph 8 of the circular and Section 2.05 of the Implementation Agreement), should the board of MiX determine it to be in the best interests of the Company and its shareholders to do so. Upon furnishing such termination notice to PowerFleet, the scheme shall terminate with immediate effect and all rights and obligations of the parties to the Implementation Agreement shall cease forthwith as and to the extent provided in the Implementation Agreement.”

The reason and effect for this resolution is to meet a TRP requirement for MiX shareholders authorization of the MiX board to issue a termination notice (pursuant to the implementation agreement), should the MiX board consider such a termination notice to be in the best interests of MiX Telematics and MiX shareholders. Upon furnishing such termination notice, the scheme will terminate with immediate effect and all rights and obligations of the parties to the implementation agreement will cease to the extent provided in the implementation agreement.

Quorum Required to Vote on Resolution

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

Vote Required to Approve Resolution

The affirmative FOR vote of a simple majority of all votes cast on the resolution by persons entitled to voting rights.

THE MIX INDEPENDENT BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE MIX TERMINATION NOTICE RESOLUTION.

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THE MIX AUTHORIZATION RESOLUTION

MiX shareholders are being asked to approve the following ordinary resolution:

“Resolved that, any director or the company secretary of MiX Telematics be and is hereby authorised to do all such things and sign all such documents required to give effect to the resolutions proposed above and passed at the scheme meeting.”

The effect of the resolution is that the directors and the company secretary of MiX Telematics will be authorized to take any actions necessary for purposes of giving effect to the MiX resolutions approved at the MiX extraordinary general meeting.

Quorum Required to Vote on Resolution

Pursuant to the MiX memorandum, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of at least one MiX resolution to be decided at the MiX extraordinary general meeting is required for the MiX extraordinary general meeting to begin. Additionally, the presence or representation by proxy (in each case, excluding the voting rights controlled by an acquiring party, a person related to an acquiring party, or a person acting in concert with either of them, as set forth in Section 115(4) of the Companies Act for purposes of the MiX scheme resolution) of at least three MiX shareholders entitled to attend, vote and to exercise, in aggregate, at least 25% of all of the voting rights that are entitled to be exercised in respect of a MiX resolution is necessary in order for such MiX resolution to be considered.

Vote Required to Approve Resolution

The affirmative FOR vote of the holders of a simple majority of all votes cast on the resolution by persons entitled to voting rights.

THE MIX INDEPENDENT BOARD RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE MIX AUTHORIZATION RESOLUTION.

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THE IMPLEMENTATION AGREEMENT

The following is a summary of the material terms and conditions of the implementation agreement. This summary may not contain all of the information about the implementation agreement that is important to you. This summary is qualified by reference to the complete text of the implementation agreement, which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the full text of the implementation agreement because it is the legal document that governs the scheme and the other transactions.

Explanatory Note Regarding the Implementation Agreement and the Summary of the Implementation Agreement: Representations, Warranties and Covenants in the Implementation Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The implementation agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the implementation agreement. The representations, warranties, covenants and agreements contained in the implementation agreement were made by Powerfleet, Powerfleet Sub and MiX Telematics as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Powerfleet, Powerfleet Sub and MiX Telematics in connection with negotiating the terms of the implementation agreement. In particular, in your review of the representations and warranties contained in the implementation agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the implementation agreement rather than to establish matters as facts. The representations and warranties also may be subject to a contractual standard of materiality or material adverse effect that is different from what may be viewed as material by stockholders or shareholders, as applicable, or other investors and from the materiality standard applicable to reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the implementation agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the implementation agreement.

For the foregoing reasons, the implementation agreement should not be read alone, but should instead be read in conjunction with the other information regarding implementation agreement, the Transactions (including the Scheme), Powerfleet, Powerfleet Sub and MiX Telematics and their respective affiliates and businesses, which is contained in or incorporated by reference into this joint proxy statement/prospectus, as well as in the Forms 10-K, Forms 10-Q and other filings that Powerfleet and MiX Telematics has made or will make with the SEC.

Structure of the Scheme

The implementation agreement provides that, upon the terms and subject to the conditions thereof, Powerfleet Sub will acquire all of the issued MiX ordinary shares (including those represented by the MiX ADSs) through the implementation of the scheme in accordance with Sections 114 and 115 of the Companies Act in exchange for shares of Powerfleet common stock, as a result of which MiX Telematics will become a direct, wholly owned subsidiary of Powerfleet Sub and an indirect, wholly owned subsidiary of Powerfleet.

Scheme Consideration

On the scheme implementation date, each issued MiX ordinary share as of the scheme record date, excluding treasury shares and any MiX ordinary shares held by any MiX shareholder that has validly exercised its appraisal rights with respect to the scheme, will be exchanged for 0.12762 shares of Powerfleet common stock (and in the case of MiX ADSs, each MiX ADS will be exchanged for 3.19056 shares of Powerfleet common stock). Any entitlements to fractions of shares of Powerfleet common stock that otherwise would be issuable pursuant to the scheme will be rounded down to the nearest whole number of shares and a cash payment will be made for any fractional shares resulting from such rounding.

The implementation of the scheme and the issuance of the scheme consideration shares is expected to result in current securityholders of MiX Telematics (including MiX ADS holders) and current securityholders of Powerfleet owning approximately 65.5% and 34.5%, respectively, of the outstanding shares of Powerfleet common stock on a fully diluted basis immediately following the scheme implementation date.

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Treatment of MiX Telematics Equity Awards

On the scheme implementation date, Powerfleet will assume MiX Telematics’ equity compensation plans, each of which will be amended as necessary to reflect such assumption. In connection with such assumption:

MiX Telematics Stock Appreciation Rights

Each MiX SAR that is outstanding immediately prior to the scheme implementation date, whether or not vested or exercisable, will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such MiX SAR immediately prior to the scheme implementation date, except that (i) the applicable performance conditions may be waived by MiX Telematics, subject to Powerfleet’s consent, in connection with the closing of the transactions and (ii) each MiX SAR will constitute a stock appreciation right with respect to the number of shares of Powerfleet common stock determined by multiplying (x) the number of MiX ordinary shares subject to such MiX SAR immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares), and any per-share exercise price will equal the quotient obtained by dividing (A) the exercise price per MiX ordinary share subject to such MiX SAR immediately prior to the scheme implementation date by (B) the per share scheme consideration (rounded up to the nearest one hundredth of a cent).

MiX Telematics Options

Each MiX option that is outstanding immediately prior to the scheme implementation date, whether or not vested or exercisable, will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such MiX option immediately prior to the scheme implementation date, except that it will represent the right to purchase that number of shares of Powerfleet common stock equal to the product obtained by multiplying (x) the number of MiX ordinary shares underlying such MiX option immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares), with a per-share exercise price equal to the quotient obtained by dividing (A) the exercise price per MiX ordinary share subject to such MiX option immediately prior to the scheme implementation date by (B) the per share scheme consideration (rounded up to the nearest whole cent).

MiX Telematics Restricted Share Units

Each MiX RSU that is outstanding and vested immediately prior to the scheme implementation date will be cancelled in exchange for the right to receive the scheme consideration, and each MiX RSU that is outstanding and unvested immediately prior to the scheme implementation date will be assumed by Powerfleet and will have the same terms and conditions as were applicable to such unvested MiX RSU immediately prior to the scheme implementation date, except that it will represent the right to receive that number of shares of Powerfleet common stock equal to the product obtained by multiplying (x) the number of MiX ordinary shares underlying such unvested MiX RSU immediately prior to the scheme implementation date by (y) the per share scheme consideration (rounded down to the nearest whole number of shares).

Following the scheme implementation date, no holder of a MiX SAR, MiX option, MiX RSU or any participant in an employee benefit arrangement of MiX Telematics or any of its subsidiaries or under any employment agreement, will have any right to acquire any share capital or other equity interests (including any “phantom” stock or stock appreciation rights) in MiX Telematics or its subsidiaries.

Exchange Procedures

On the scheme implementation date, Powerfleet Sub will ensure that the scheme consideration shares are available to Computershare Investor Services Proprietary Limited, the transfer secretary of MiX Telematics, for delivery to the MiX shareholders who are registered as such on the MiX share register as of the scheme record date.

Upon implementation of the scheme, Powerfleet or its agents will transfer the relevant number of scheme consideration shares to the depositary, which the depositary will present to Powerfleet’s transfer agent for registration of transfer to MiX ADS holders who held MiX ADSs as of the scheme record date upon the surrender of the MiX ADSs, in accordance with the exchange ratio and the terms and conditions described herein. The depositary will cause MiX ADSs that are held in accounts with brokers and other securities intermediaries that are direct or indirect participants in DTC to be automatically surrendered to it and will deliver the scheme consideration shares to DTC for allocation by DTC to the accounts of former MiX ADS holders.

The depositary will automatically cancel MiX ADSs that are registered in the names of MiX ADS holders on an uncertificated basis, and Powerfleet’s transfer agent will register the scheme consideration shares in the names of those former MiX ADS holders and will notify them of such registration.

The depositary will mail a notice and form of letter of transmittal to registered holders of certificated MiX ADSs calling for surrender of their ADRs evidencing the MiX ADSs and, upon surrender of such ADRs, together with the letter of transmittal, will present the scheme consideration shares to Powerfleet’s transfer agent for registration of transfer on an uncertificated basis in the names of those former MiX ADS holders, and Powerfleet’s transfer agent will notify them of such registration.

The depositary will only distribute whole scheme consideration shares. It will sell the scheme consideration shares which would require it to deliver a fractional scheme consideration share and distribute the net proceeds to the MiX ADS holders entitled to such scheme consideration shares. DTC and DTC participants will use a similar procedure so that no fraction of a scheme consideration share will be credited to any DTC participant or customer account.

In connection with the scheme, MiX Telematics will pay any applicable fees, charges and expenses of the depositary and government charges due to or incurred by the depositary in connection with the cancellation of the MiX ADSs surrendered (and the underlying MiX ordinary shares), including applicable MiX ADS cash distribution fees, MiX ADS cancellation fees and depositary servicing fees (each up to $0.05 per MiX ADS pursuant to the terms of the deposit agreement).

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Withholding Rights

Each of Powerfleet, Powerfleet Sub, MiX Telematics and any exchange agent engaged in connection with the implementation of the scheme, and a securities intermediary holding on behalf of a beneficial owner, will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the implementation agreement such amounts as it is required to deduct or withhold under applicable tax laws.

Representations and Warranties

Powerfleet, Powerfleet Sub and MiX Telematics each made representations and warranties in the implementation agreement for the benefit of the other parties. The representations and warranties of the parties are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by materiality and material adverse effect and certain documents filed by the parties with the SEC.

For each of Powerfleet, Powerfleet Sub and MiX Telematics, the representations and warranties in the implementation agreement relate to, among other things:

●	corporate existence and power;

●	corporate authority and approval relating to the execution, delivery and performance of the implementation agreement;

●	governmental authorizations necessary to complete the transactions;

●	absence of conflicts and required filings and consents;

●	capitalization;

●	subsidiaries;

●	filings and reports with the SEC and compliance with the Sarbanes-Oxley Act;

●	financial statements;

●	absence of certain changes or events;

●	absence of undisclosed material liabilities;

●	compliance with applicable laws and court orders;

●	absence of undisclosed material litigation;

●	real property;

●	intellectual property;

●	tax matters;

●	employees and employee benefit plans;

●	environmental matters;

●	material contracts;

●	finders’ fees;

●	inapplicability of antitakeover statutes;

●	disclosure of material customers and suppliers;

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●	compliance with applicable anti-corruption and anti-money laundering laws;

●	insurance;

●	related party transactions;

●	shell company status;

●	investment company status;

●	absence of untrue statements of material fact or omissions of material fact in documents filed with the SEC; and

●	absence of other representations and warranties.

The implementation agreement also contains representations and warranties of Powerfleet and Powerfleet Sub regarding solvency of the combined company as of the scheme implementation date and immediately after the consummation of the transactions.

Conduct of Business Prior to Scheme Implementation Date

The implementation agreement provides that, subject to limited exceptions, until the scheme implementation date, each of MiX Telematics and Powerfleet will, and will cause each of their respective subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with governmental authorities with jurisdiction over its operations, and (iii) keep available its current officers and key employees. The implementation agreement also expressly restricts the ability of each party and each of its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed):

●	amend the organizational documents (whether by merger, consolidation or otherwise) of such party or any of its subsidiaries;

●	directly or indirectly split, combine or reclassify any shares of capital stock of such party or any of its subsidiaries (or, in the case of MiX Telematics, any MiX ADSs) or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of such party or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of such party or its subsidiaries, except for certain limited exceptions;

●	issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of such party or of any of its subsidiaries or any securities convertible into or exchangeable for equity securities of such party or any of its subsidiaries, except for certain limited exceptions, or amend any term of any equity security of such party or its subsidiaries;

●	incur or commit to any capital expenditures, except for (i) those contemplated by, in the case of Powerfleet, its fiscal 2023 budget, and in the case of MiX Telematics, its fiscal 2024 budget and capital expenditure plan, (ii) any capital expenditures of less than $300,000 in the aggregate per fiscal quarter, or (iii) in the case of MiX Telematics, capital expenditures related to in-vehicle devices purchased in the ordinary course of business consistent with past practice;

●	acquire from any third party, directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business, (ii) pursuant to contracts in effect on the date of the implementation agreement, or (iii) assets, securities, properties, interests or businesses of such party or any of its subsidiaries;

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●	sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any lien on, directly or indirectly, any of such party’s or its subsidiaries’ assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of intellectual property rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to contracts in effect on the date of the implementation agreement, (iii) permitted liens, (iv) sales, licenses, leases or other transfers to, or liens in favor of, such party or any of its subsidiaries, or (v) liens in an amount less than $500,000 in the aggregate;

●	make any loans, advances or capital contributions to, or investments in, any other person, or form or acquire any subsidiary that is not wholly owned by such party or any of its subsidiaries, except for certain limited exceptions;

●	redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees in a manner that increases the aggregate liability (including any contingent liability) of such party or any of its subsidiaries, or issue or sell any debt securities, except for (i) intercompany debt, (ii) indebtedness that will be paid prior to the scheme implementation date which does not subject such party or any of its subsidiaries to any prepayment or other penalties and is incurred in the ordinary course of business and in an amount not to exceed $500,000, or (iii) letters of credit in the ordinary course of business to the extent undrawn, or (iv) as disclosed in the confidential disclosure schedules to the implementation agreement;

●	enter into any agreement or arrangement that limits or otherwise restricts such party or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person, or would purport to limit, after the scheme implementation date, the combined company or any of its subsidiaries;

●	enter into any new line of business outside of the existing business of such party and its subsidiaries, other than pursuant to any product roadmaps in existence as of the date of the implementation agreement and natural extensions or changes to such product roadmaps;

●	amend or modify or terminate any material contract, other than in the ordinary course of business or in a manner that does not have a material effect on such party and its subsidiaries, or waive, release or assign any material rights, claims or benefits under any material contract, or enter into any material contract;

●	recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other agreement with any employee representative;

●	grant, amend or terminate, or authorize or provide any payment of cash (whether in connection with the transactions or otherwise) in respect of, any equity or equity-based awards other than as disclosed in the confidential disclosure schedules to the implementation agreement;

●	except as required by the express provisions of an employee benefit plan of such party in effect and provided to the other party prior to the date of the implementation agreement, required by applicable law or disclosed in the confidential disclosure schedules to the implementation agreement, (i) other than to employees in the ordinary course of business, grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant, other than increases of compensation payable to non-executive employees of such party or any of its subsidiaries or independent contractors and consultants of such party or its subsidiaries in the ordinary course of business consistent with past practice, in an amount not to exceed $350,000 in the aggregate, increases in the compensation of any executive employee of not greater than an aggregate of 3% of the current consideration payable to such person, other than as may otherwise be required by any existing agreement, and increases in compensation required by applicable law, (iv) establish, adopt, terminate or amend any material compensation plans, (v) terminate the employment of any current employee of such party or any of its subsidiaries with a title of senior vice president or above other than for cause or for performance-related reasons, or (vi) promote any employee of such party or any of its subsidiaries to a position that reports directly to the chief executive officer of such party;

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●	waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of such party or any of its subsidiaries;

●	change such party’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, any governmental authority or applicable law;

●	(i) make or change any material election with respect to taxes other than elections in the ordinary course of business, (ii) adopt or change any method of tax accounting, (iii) amend any tax return, (iv) settle any claim or assessment in respect of taxes, (v) agree to an extension or waiver of the limitation period for any claim or assessment in respect of taxes, (vi) enter into any closing agreement, or (vii) surrender any right to claim a tax refund, offset or other reduction in tax liability;

●	compromise or settle any legal proceeding, other than settlements where the net payment does not exceed $500,000 or that are outstanding as of the date of the implementation agreement and are disclosed in the confidential disclosure schedules to the implementation agreement, that do not involve an admission of guilt or impose any injunctive relief or a material restriction on such party or its subsidiaries, and that do not involve material intellectual property rights, or commence any lawsuit, other than in the ordinary course of business;

●	take any actions that would or would be reasonably likely to (i) result in any of the scheme conditions not being satisfied, (ii) result in new or additional required approvals from any governmental authority that would materially delay the consummation of the transactions, or (iii) materially impair the ability of the parties to consummate, or materially delay the consummation of, the transactions;

●	authorize, apply for or cause to be approved the listing, in the case of MiX Telematics, of MiX ordinary shares or MiX ADSs on any stock exchange other than NYSE and the JSE, and, in the case of Powerfleet, of Powerfleet common stock on any stock exchange other than Nasdaq, the TASE and the JSE;

●	fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any material intellectual property rights;

●	fail to repay or redeem any indebtedness to a third party in an amount exceeding $250,000 that becomes due and payable as a result of the transactions or otherwise;

●	cancel, terminate, fail to keep in place, fail to pay any premium on or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent substitute insurance coverage, other than certain limited exceptions;

●	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of such party or any of its subsidiaries;

●	acquire any fee interest in real property;

●	enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

●	agree, resolve or commit to do any of the foregoing.

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No Solicitation

Each of Powerfleet and MiX Telematics has agreed to immediately cease (i) any communications, discussions or negotiations that may have been ongoing with respect to an acquisition proposal (as defined below), (ii) furnishing any information to any person with respect to an acquisition proposal (except to the extent MiX Telematics is required to do so in accordance with the Companies Act), or (iii) cooperating with, assisting in, participating in, knowingly facilitating or encouraging an acquisition proposal, and will request to have returned to it or destroyed any confidential information and materials that have been provided in any such discussions or negotiations occurring in the six months prior to the date of the implementation agreement (except where any person is entitled to such information in accordance with the Companies Act).

Until the earlier of the scheme implementation date or the date of termination of the implementation agreement in accordance with its terms, each Powerfleet and MiX has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of its officers, directors, employees, affiliates, or any agent, advisor, attorney, consultant, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or knowingly facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to, an acquisition proposal;

●	approve, recommend or publicly propose to approve or recommend an acquisition proposal;

●	approve, recommend, publicly propose to approve or recommend or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to an acquisition proposal (other than an acceptable confidentiality agreement, as described below, entered into in accordance with the implementation agreement or a superior proposal (as defined below));

●	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

●	agree to do any of the foregoing.

If, however, prior to receipt of the MiX shareholder approval or Powerfleet stockholder approval, as applicable, following the receipt of a bona fide written acquisition proposal that the MiX independent board or Powerfleet board, as applicable, determines in good faith, after consultation with such party’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal (as defined below), and that was not solicited in violation of the implementation agreement and was made after the date of the implementation agreement, MiX Telematics or Powerfleet, as applicable, may, in response to such acquisition proposal, furnish information with respect to such party to the person making such acquisition proposal pursuant to a confidentiality agreement that does not contain any provision that would prevent such party from complying with its obligations to provide any disclosures required by the implementation agreement and contains confidentiality provisions not less restrictive on such person than those contained in the confidentiality agreement entered into between Powerfleet and MiX Telematics (and a confidentiality agreement meeting the foregoing conditions is referred to as an “acceptable confidentiality agreement”), and engage in discussions or negotiations with such person regarding such acquisition proposal; provided that, promptly (but in any event within 24 hours) following furnishing any such nonpublic information to the person making the acquisition proposal, MiX Telematics or Powerfleet, as applicable, furnishes such nonpublic information to the other party to the extent not previously provided.

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In addition, each of MiX Telematics and Powerfleet must promptly (but in any event within 24 hours) notify the other party in writing of any inquiries, proposals or offers with respect to an acquisition proposal and of any discussions or negotiations regarding such acquisition proposal, including any material changes to such acquisition proposal. The written notice must indicate the identity of the person making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and must provide copies of all related written inquiries, proposals or offers, including proposed agreements). Each of MiX Telematics and Powerfleet must also promptly notify (but in any event within 24 hours) the other party in writing of such party’s intention to engage in discussions or negotiations, or furnish non-public information to, the person making the acquisition proposal, information request or inquiry.

Prior to receipt of the MiX shareholder approval or Powerfleet stockholder approval, as applicable, the MiX independent board or the Powerfleet board, as applicable, may effect an adverse recommendation if:

●	it receives a written acquisition proposal that was not solicited in violation of the implementation agreement;

●	the MiX independent board or the Powerfleet board, as applicable, concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal; and

●	the MiX independent board or the Powerfleet board, as applicable, concludes in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under the circumstances and applicable law.

In addition, prior to receipt of the MiX shareholder approval, the MiX independent board may (i) withhold, withdraw, modify or qualify in a manner adverse to Powerfleet or Powerfleet Sub, or propose publicly to withhold, withdraw, modify or qualify in a manner adverse to Powerfleet or Powerfleet Sub, the recommendation of the MiX independent board in favor of approval of the scheme, or fail to make such recommendation, fail to include such recommendation in (or remove it from) the scheme circular or publicly announce an intention, or resolve, to take any of the foregoing actions, in each case, if it is finally determined that the Powerfleet specified conditions (as defined below) have not been satisfied, or (ii) effect an adverse recommendation change if, prior to the publication of the scheme circular, the independent expert delivers an opinion to the MiX independent board to the effect that the scheme is not fair and/or not reasonable.

Notwithstanding the foregoing, an adverse recommendation change may not be made by the MiX independent board or the Powerfleet board, as applicable, unless:

●	the MiX independent board or the Powerfleet board, as applicable, provides the other party at least five days’ prior written notice of its intention to take such action, which notice will specify in detail the reasons therefor including information with respect to the superior proposal;

●	during the five days following such written notice, the MiX independent board or the Powerfleet board, as applicable, and its representatives have negotiated in good faith with the other party (unless such other party has expressly agreed in writing not to negotiate) regarding any revisions to the terms of the implementation agreement proposed by such other party in response to such superior proposal; and

●	at the end of the five-day period, the MiX independent board or the Powerfleet board, as applicable, concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the implementation agreement proposed), that the acquisition proposal continues to be a superior proposal and that the failure to make such adverse recommendation change would be inconsistent with the fiduciary duties owed by the MiX independent board, the MiX board or the Powerfleet board, as applicable, under the circumstances and applicable law.

Any amendment or modification to the conditionality, price or form of consideration of any superior proposal will be deemed to be a new acquisition proposal, and the provisions described above will apply to the new acquisition proposal except that the five day “matching period” will be reduced to three days.

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For purposes of this section of the joint proxy statement/prospectus, an “acquisition proposal” means, with respect to either party:

●	any proposal or offer from any person (other than the other party or its affiliates) that, if consummated, would result in the person making such acquisition proposal owning:

○	15% or more of the total voting power or of any class of equity securities of such party or any one or more of its subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of such party and its subsidiaries, taken as a whole; or

○	assets comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of such party and its subsidiaries, taken as a whole; or

●	a recapitalization, reorganization, joint venture, partnership, restructuring, dissolution or liquidation of such party or any of its subsidiaries for consideration equal to 15% or more of the fair market value of all of the issued and outstanding MiX ordinary shares or shares of Powerfleet common stock, as applicable, on the last trading day prior to the date of the implementation agreement or the consolidated total assets of such party and its subsidiaries, taken as a whole.

For purposes of this section of the joint proxy statement/prospectus, a “superior proposal” means a bona fide and written acquisition proposal that the MiX independent board or the Powerfleet board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to MiX shareholders or Powerfleet stockholders, as applicable, than the transactions, taking into account all relevant factors, including (i) all legal, financial (including the certainty of any financing) and regulatory aspects of the acquisition proposal, (ii) the person making the acquisition proposal, and (iii) any adjustment to the terms and conditions of the implementation agreement agreed to by the other party in response to such acquisition proposal, and which proposal, if consummated, would result in the person making such acquisition proposal owning:

●	more than 50% of the total voting power or of any class of equity securities of such party or any one or more of its subsidiaries which comprise more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of such party and its subsidiaries, taken as a whole; or

●	assets comprising more than 50% of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of such party and its subsidiaries, taken as a whole.

Whether or not there is an adverse recommendation change, unless the implementation agreement is terminated in accordance with its terms, each of the MiX independent board and the Powerfleet board will submit the implementation agreement for approval by the MiX shareholders or Powerfleet stockholders, as applicable, on the same calendar day (provided that, for as long as there is an adverse recommendation change, the MiX independent board or Powerfleet board, as applicable, will nevertheless be required to solicit proxies in favor of the adoption of the scheme or the Powerfleet specified stockholder approval, as applicable, unless, in the case of MiX Telematics, an adverse recommendation change was made by the MiX independent board in the case where it is finally determined that the Powerfleet specified conditions have not been satisfied). With respect to a superior proposal, MiX Telematics or Powerfleet, as applicable, may enter into an acquisition agreement with respect to such superior proposal by terminating the implementation and paying a termination fee to the other party prior to or concurrently with such termination. The termination fee payable by either party in such circumstances is the lesser of (x) $1,500,000 and (y) an amount equal to 1% of the value of the scheme consideration shares based on the closing price of Powerfleet common stock on the business day immediately prior to such fee becoming due.

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Indemnification and Insurance

Following the scheme implementation date, Powerfleet will indemnify and hold harmless each past and present director or officer of MiX Telematics or any of its subsidiaries, which individuals are collectively referred to in this section of the joint proxy statement/prospectus as the “indemnified parties,” against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, action, suit, proceeding or investigation to each such indemnified party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of (i) actions or omissions occurring at or prior to the scheme implementation date to the extent that they are based on or arise out of the fact that such person is or was a director or officer of MiX Telematics or any of its subsidiaries or (ii) to the extent that they are based on or arise out of or pertain to the transactions, including the scheme, whether asserted or claimed prior to, at or after the scheme implementation date, including any expenses incurred in enforcing such person’s rights (in each case, to the same extent that MiX Telematics or its subsidiaries would have been required to do pursuant to MiX Telematics’ organizational documents and indemnification agreements).

In addition, for a period of six years after the scheme implementation date, Powerfleet will (i) cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any agreement of MiX Telematics and its subsidiaries (other than insurance contracts) with any indemnified party that are in existence on the date of the implementation agreement, to the extent such agreements have been made available to Powerfleet prior to the date of the implementation agreement, and (ii) not amend or repeal such provisions in any manner that would materially and adversely affect the rights thereunder of any indemnified party in respect of acts or omissions occurring at or prior to the scheme implementation date.

Prior to the scheme implementation date, MiX Telematics or Powerfleet will obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance and with a claims period of six years from the scheme implementation date providing material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by MiX Telematics with respect to matters arising on or before the scheme implementation date. MiX Telematics will use its commercially reasonable efforts to obtain the most favorable pricing and coverage for such “tail” insurance policy and neither MiX Telematics nor Powerfleet will be required to commit or spend on such tail policy more than the amount set forth in the confidential disclosure schedules to the implementation agreement.

MiX Extraordinary General Meeting

The implementation agreement requires MiX Telematics to, as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly call, give notice of, convene and hold the MiX extraordinary general meeting for the purpose of seeking the approval and adoption of the scheme and use its reasonable best efforts to cause the MiX extraordinary general meeting to be scheduled on the same date as the Powerfleet special meeting. MiX Telematics will recommend approval and adoption of the scheme by MiX shareholders in the scheme circular; and regardless of whether there has been an adverse recommendation change (subject to limited exceptions), use its best efforts to (i) solicit from its shareholders proxies in favor of the adoption of the scheme, and (ii) take all other action necessary or advisable to secure the MiX shareholder approval, provided that nothing in the implementation agreement will prohibit the MiX independent board or any committee thereof from making an adverse recommendation change in compliance with the implementation agreement. Regardless of whether there is an adverse recommendation change, the MiX extraordinary general meeting will be held unless the implementation agreement is terminated in accordance with its terms, as described in “—Termination of the Implementation Agreement.”

Powerfleet Special Meeting

The implementation agreement requires Powerfleet to, as promptly as practicable following the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly call, give notice of, convene and hold the Powerfleet special meeting for the purpose of seeking the Powerfleet stockholder approval and use its reasonable best efforts to cause the Powerfleet special meeting to be scheduled on the same date as the MiX extraordinary general meeting. Powerfleet will recommend approval of the Powerfleet proposals by Powerfleet stockholders in Powerfleet’s proxy statement/prospectus; and regardless of whether there has been an adverse recommendation change (subject to limited exceptions), use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the Powerfleet stockholder approval, and (ii) take all other action necessary or advisable to secure the Powerfleet stockholder approval, provided that nothing in the implementation agreement will prohibit the Powerfleet board or any committee thereof from making an adverse recommendation change in compliance with the implementation agreement. Regardless of whether there is an adverse recommendation change, the Powerfleet special meeting will be held unless the implementation agreement is terminated in accordance with its terms, as described in “—Termination of the Implementation Agreement.”

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Repayment of MiX Telematics Debt

MiX Telematics will use commercially reasonable efforts to obtain and deliver to Powerfleet, no later than five business days prior to the date on which the scheme conditions are fulfilled or waived, customary payoff letters with respect to the satisfaction and release of all of MiX Telematics’ and its subsidiaries’ liabilities and obligation under any loan document pursuant to which MiX Telematics is required to repay or redeem any indebtedness at or prior to the scheme implementation date as mutually agreed to by the parties, the termination of all such loan documents, the release of all liens held pursuant to or otherwise related to such loan documents and such other matters as Powerfleet may reasonably request.

Listing of Powerfleet Common Stock and Delisting of MiX Ordinary Shares and MiX ADSs

The implementation agreement obligates Powerfleet to cause the Powerfleet common stock to be issued pursuant to the implementation agreement to be approved for listing on Nasdaq on or prior to the scheme implementation date. In addition, the parties agree to cooperate with each other and use their respective reasonable best efforts to cause the Powerfleet common stock to be listed on the JSE. Approval of listing on Nasdaq and the JSE of the Powerfleet common stock are scheme conditions as described in “—Conditions to the Scheme.”

Prior to the scheme implementation date, MiX Telematics will cooperate with Powerfleet and Powerfleet Sub and will apply under applicable law and the respective rules and policies of the NYSE and the JSE to enable the delisting by MiX Telematics of the MiX ordinary shares from the JSE and the delisting by MiX Telematics of the MiX ADSs from the NYSE and the deregistration of the MiX ordinary shares, MiX ADSs and other securities of MiX Telematics under the Exchange Act and the JSE listings requirements as of the scheme implementation date.

Redemption of Series A Preferred Stock

Immediately prior to or simultaneously with the implementation of the scheme on the scheme implementation date, Powerfleet will redeem in cash all of the shares of Series A preferred stock in accordance with the terms of the Powerfleet charter.

Employee Benefit Matters

The implementation agreement provides that, for a period of twelve months following the scheme implementation date, Powerfleet will provide to each employee of MiX Telematics who are offered continued employment with the combined company or any of its subsidiaries and who accept such employment effective immediately following the scheme implementation date (any such employee being referred to as a “continuing employee”) with (i) a base salary or base rate of pay, and cash-based incentive opportunity, that is not less than that provided to such continuing employee immediately prior to the scheme implementation date, (ii) employee benefits that are substantially comparable in the aggregate to those benefits provided to such continuing employee immediately prior to the scheme implementation date, and (iii) with respect to a continuing employee that is an executive, equity awards at a level commensurate with go-forward roles and responsibilities of such executive. Notwithstanding the foregoing, if Powerfleet engages in wage or salary reductions to employees after the scheme implementation date, Powerfleet may, to the extent permitted by applicable law, reduce the base salary, base rate of pay or cash-based incentive compensation of continuing employees on the same terms and proportions as those of other similarly situated employees.

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For all purposes under any employee benefit plan of Powerfleet in which any continuing employee is eligible to participate following the scheme implementation date, Powerfleet will use commercially reasonable efforts to cause each continuing employee to be credited with their years of service with MiX Telematics before the scheme implementation date, to the same extent as such continuing employee was entitled, before the scheme implementation date, to credit for such service under the corresponding employee benefit plan, except for purposes of benefit accrual under defined benefit or post-employment welfare plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of benefits. With respect to each health or welfare benefit plan and program maintained by Powerfleet benefitting any continuing employee, Powerfleet will, to the extent feasible under relevant insurance contract, (A) cause to be waived any eligibility waiting periods, actively at work requirements, evidence of insurability requirements and the application of any pre-existing conditions or limitations under such plan or program, (B) provide such health care coverage to each Continuing employee effective as of the scheme implementation date without the application of any eligibility period for coverage and (C) cause each continuing employee to be given credit under such plan or program for all amounts paid by such continuing employee under any similar employee benefit plans for the plan year that includes the scheme implementation date for purposes of applying deductibles, co-payments, coinsurance and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Powerfleet for the plan year in which the scheme implementation date occurs.

Cooperation; Efforts to Consummate

Each of Powerfleet, Powerfleet Sub and MiX Telematics will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable with any governmental authority or third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applicable and other documents and obtaining and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions.

Registration Statement and Other Filings

As promptly as practicable following the date of the implementation agreement, Powerfleet will cause to be prepared (with MiX Telematics’ reasonable cooperation) and filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the scheme circular and the South African prospectus (collectively being referred to as the “public documents”). Each of Powerfleet and MiX Telematics have agreed to use its reasonable best efforts to ensure that this registration statement on Form S-4 and the other public documents comply as to form in all material respects with the rules and regulations of the SEC and with all other applicable law. Powerfleet and MiX Telematics, as applicable, will ensure that the public documents include the fair and reasonable opinion of MiX Telematics’ independent expert and a summary of the financial analysis conducted by such independent expert. Each of Powerfleet and MiX Telematics have agreed to use its reasonable best efforts to have this registration statement declared effective under the Securities Act as promptly as practicable after its filing. As promptly as practicable after this registration statement becomes effective, each of Powerfleet and MiX Telematics will use its reasonable best efforts to cause their respective public documents to be delivered to shareholders in accordance with applicable law, the rules of regulations of Nasdaq, the NYSE and the JSE and the Companies Act.

Each party will notify the other party promptly of the receipt of any comments, whether written or oral, from the SEC, TRP, JSE or another regulator and of any request by the SEC, TRP, JSE or another regulator for amendments or supplements to any of the public documents or for additional information and will supply, within one day of receipt thereof, the other party with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, TRP, JSE or other regulator, on the other hand, with respect to the public documents. Each party will provide the other party and its counsel a reasonable opportunity to participate in preparing the proposed response by such party to comments received from the SEC, TRP, JSE or other regulator and to provide comments to any proposed response thereto, and give reasonable consideration to any such comments. Each party will use reasonable best efforts to respond promptly to any comments of the SEC, TRP, JSE or other regulator with respect to this registration statement or the other public documents, as applicable.

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Governance

The parties will take all actions necessary so that immediately after the scheme implementation date, the board of directors of the combined company will be comprised as follows: (i) two directors to be designated by the current Powerfleet board, which will be Michael Brodsky, the current Chairman of the Powerfleet board, and Steve Towe, the current Chief Executive Officer of Powerfleet, (ii) two directors designated by the current MiX board, one of which will be Ian Jacobs, the current Chairperson of the MiX Board, and (iii) up to two additional directors as mutually agreed upon by Powerfleet and MiX Telematics, each of whom must be “independent” within the meaning of the corporate governance standards of Nasdaq. Mr. Brodsky will serve as the Chairman of the board of directors of the combined company. Steve Towe will remain Chief Executive Officer of the combined company and David Wilson will remain the Chief Financial Officer of the combined company following the scheme implementation date.

Financing

MiX Telematics and Powerfleet agree to use their commercially reasonable efforts to provide, and will use their commercially reasonable efforts to cause their respective representatives and affiliates to provide, all cooperation reasonably requested by lenders or investors, as applicable, in connection with the arrangement of a debt and/or equity financing for the purpose of financing the redemption in full in cash of the Series A preferred stock and for general corporate purposes of the combined company following the completion of the transactions (referred to as the “financing”). Such cooperation includes the following:

●	participating at reasonable times and locations, upon reasonable advance notice, in meetings, presentations, due diligence sessions, and sessions with rating agencies, and otherwise cooperating in marketing efforts for any of the financing;

●	reasonably assisting the lenders or investors, as applicable, with timely preparation of customary materials for rating agency presentations, memoranda and similar documents to the extent reasonably required in connection with the financing and forecasts of financial statements as reasonably requested by the lenders or investors, as applicable, under the financing or as otherwise required in connection therewith;

●	cooperating with the lenders or investors, as applicable, in connection with the preparation and registration of any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may reasonably be requested by the lenders or investors under the financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the financing;

●	furnishing on a confidential basis to the lenders or investors, as applicable, as promptly as practicable, with all financial information reasonably available and reasonably required to be provided;

●	cooperating with the lenders or investors, as applicable, to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by such lenders or investors;

●	reasonably facilitating the pledging or reaffirmation of the pledge of collateral;

●	delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and similar instruments of discharge, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the scheme implementation date of all indebtedness to the extent such indebtedness is to be prepaid;

●	providing authorization letters to the lenders or investors, as applicable, under the financing authorizing the distribution of information to prospective lenders or investors, in connection with any marketing efforts in connection with the debt financing, subject to customary confidentiality arrangements;

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●	taking all corporate and other actions reasonably requested by the lenders or investors, as applicable, to permit the consummation of the financing; and

●	providing all documentation and other pertinent information about the parties and their respective subsidiaries and affiliates as is reasonably requested by the lenders or investors relating to applicable “know your customer” anti-money laundering and other applicable governmental rules and regulations.

None of MiX Telematics or its subsidiaries will be required to pay any commitment or similar fee, or incur any expense or liability or provide any indemnity, relating to the financing prior to the scheme implementation date, or enter into any binding agreement or commitment or resolution or deliver any legal opinion or otherwise take any corporate or similar action with respect to the financing that, in each case, is not conditioned on the occurrence of the scheme implementation date.

Powerfleet will use its commercially reasonable efforts, and take all reasonable actions and/or cause to be done all reasonable things necessary, proper or advisable to arrange, obtain and complete the financing at or prior to the date on which the scheme conditions are fulfilled or waived, including (i) using commercially reasonable efforts to maintain in effect and comply with the financing commitments and any definitive agreements in a timely and diligence manner, (ii) negotiate and enter into definitive financing agreements, (iii) satisfy or obtain a waiver of all conditions applicable to Powerfleet and its subsidiaries in the financing and the definitive financing agreements, (iv) upon the satisfaction or waiver of the scheme conditions, consummate the financing and cause the financing sources and the other persons committing to fund the financing to fund the financing, (v) enforce its rights under the definitive financing documentation, and (vi) pay in full, or cause to be paid in full, any and all commitment fees or other fees in connection with the financing.

Powerfleet will deliver to MiX Telematics any term sheet or commitment letter and all definitive documentation relating to the financing and will not enter into any definitive financing documentation unless it is reasonably acceptable to MiX Telematics. Once approved by MiX Telematics, Powerfleet will not, without MiX Telematics’ prior written approval, add any conditions precedent to the financing documentation, amend any existing conditions precedent to the financing documentation in a manner that is material and adverse to Powerfleet or MiX Telematics, or materially increase the principal amount or interest rate or otherwise materially change the economic terms under the financing (including changes to financial covenants) in a manner adverse to Powerfleet or MiX Telematics.

Additional Covenants

The implementation agreement contains additional agreements relating to, among other matters, public announcements with respect to the transactions, notice of certain events in connection with the transactions, access to certain information, stockholder litigation and certain tax matters.

Conditions to the Scheme

Conditions to the Obligations of Each Party to Implement the Scheme

The obligations of each party to implement the scheme are subject to the fulfillment (or, where applicable under the implementation agreement and applicable law, waiver) of various conditions, including the following:

●	MiX Telematics having obtained the requisite regulatory approvals for MiX Telematics to send the scheme circular to MiX shareholders;

●	MiX Telematics having obtained the MiX shareholder approval;

●	Powerfleet having obtained the Powerfleet stockholder approval;

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●	the parties having obtained all approvals from the JSE for the Powerfleet secondary listing;

●	the scheme consideration shares to be issued pursuant to the implementation of the scheme having been approved for listing on Nasdaq and the Main Board of the JSE, subject to official notice of issuance;

●	no law or order having been promulgated, entered, enforced, enacted or issued or made applicable to the scheme or the issuance of the scheme consideration shares by any governmental entity that prohibits, restrains or makes illegal the implementation of the scheme or the issuance of the scheme consideration shares;

●	the registration statement of which this joint proxy statement/prospectus forms a part having become effective, and not subject to any stop order or any proceeding seeking a stop order;

●	the South African prospectus having been registered under the Companies Act and approved by the JSE;

●	the closing of the financing having occurred and there having been deposited with Powerfleet and/or Powerfleet Sub or a third party appointed for such purpose readily available funds sufficient to provide for and to be utilized exclusively for the redemption in full in cash of all outstanding shares of Series A preferred stock;

●	expiration or termination of all applicable waiting periods required under any competition laws for the consummation of the transactions;

●	with respect to any MiX shareholders exercising appraisal rights afforded by the Companies Act, (i) MiX shareholders holding not more than 3% of all MiX ordinary shares eligible to be voted at the MiX extraordinary general meeting do not give notice objecting to the MiX resolutions and/or do not vote against the MiX resolutions or (ii) if more than 3% of all MiX ordinary shares eligible to vote at the MiX extraordinary general meeting give notice objecting to the MiX resolutions and vote against the MiX resolutions at the MiX extraordinary general meeting, the relevant MiX shareholders do not validly and timely exercise their appraisal rights in respect of more than 3% of the MiX ordinary shares eligible to be voted at the MiX general meeting;

●	if the MiX resolutions are opposed by 15% or more of the voting rights exercised on the MiX resolutions and, within five business days after the vote at the MiX extraordinary general meeting, any person who voted against the MiX resolutions requires MiX Telematics to seek the approval of a court under the Companies Act and the court having approved the implementation of the MiX resolutions;

●	if any person who voted against the MiX resolutions applies to court under the Companies Act, either the court having declined to grant leave to such person for a review of the MiX resolutions or if leave for a review is granted, the court having declined to set aside the MiX resolutions and approved the implementation of the MiX resolutions;

●	the parties having made any material filing required to obtain all material governmental authorizations applicable to the transactions and obtaining all such governmental authorizations, including the following:

○	issuance by the TRP of a compliance certificate in respect of the scheme;

○	approvals from applicable competition authorities as are required under applicable law to implement the scheme;

○	approvals from the JSE as are required under the JSE listings requirements with respect to the scheme, the delisting of MiX ordinary shares from the JSE and the inward listing of the Powerfleet common stock on the JSE;

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○	such approval of FinSurv as is required to implement the scheme, the delisting of MiX ordinary shares from the JSE and the inward listing of the Powerfleet common stock on the JSE; and

●	the independent expert having provided an opinion in relation to the scheme confirming that the scheme consideration is not unfair and not unreasonable to MiX shareholders.

Conditions to the Obligations of Powerfleet and Powerfleet Sub to Implement the Scheme

In addition, the obligations of Powerfleet and Powerfleet Sub to implement the scheme are also subject to the satisfaction, on or prior to 17:00 South African time on the pre-general meeting date of the following conditions (which may be waived by Powerfleet to the extent permitted by law):

●	the accuracy of the representations and warranties of MiX Telematics in the implementation agreement as follows:

○	the representations and warranties of MiX Telematics regarding corporate existence and power, corporate authority and approval, certain representations regarding subsidiaries, absence of certain changes, finders’ fees and takeover statutes must have been true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date);

○	the representations and warranties of MiX Telematics regarding its capitalization must have been true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date), except for inaccuracies that result in an impact of less than 0.1% of MiX Telematics’ capitalization; and

○	each other representation and warranty of MiX Telematics set forth in the implementation agreement must be true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date), except where any inaccuracy in such representation and warranties, individually or in the aggregate, has not had, or would not reasonably be expected to have or result in, a material adverse effect on MiX Telematics;

●	MiX Telematics having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the pre-general meeting date;

●	since the date of the implementation agreement, there must not have been or there must not have occurred any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, would reasonably be likely to result in any material adverse effect on MiX Telematics (with the conditions described in this bullet and the preceding bullets in this section referred to as the “MiX specified conditions”); and

●	Powerfleet having received written consents duly executed by MiX Telematics and certain third parties required in connection with the transactions.

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For purposes of the foregoing conditions, “material adverse effect” means (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in MiX Telematics’ March 31, 2023 audited financial statements) amounting to greater than $17,656,300 or (ii) a loss or decrease of revenues (for any twelve-month period, relative to the value recorded in MiX Telematics’ March 31, 2023 audited financial statements) in excess of $14,499,300.

Conditions to the Obligations of MiX Telematics to Implement the Scheme

In addition, the obligations of MiX Telematics to implement the scheme are also subject to the satisfaction, on or prior to 17:00 South African time on the pre-general meeting date of the following conditions (which may be waived by MiX Telematics to the extent permitted by law):

●	the accuracy of the representations and warranties of Powerfleet and Powerfleet Sub in the implementation agreement as follows:

○	the representations and warranties of Powerfleet and Powerfleet Sub regarding corporate existence and power, corporate authority and approval, certain representations regarding subsidiaries, absence of certain changes, finders’ fees and takeover statutes must have been true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date);

○	the representations and warranties of Powerfleet regarding its capitalization must have been true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date), except for inaccuracies that result in an impact of less than 0.1% of Powerfleet’s capitalization; and

○	each other representation and warranty of Powerfleet and Powerfleet Sub set forth in the implementation agreement must be true, accurate and complete in all respects as of the date of the implementation agreement and as of the pre-general meeting date as if made on and as of the pre-general meeting date (other than such representations and warranties made as of a specific earlier date, in which case such representation and warranty must be accurate in all respects as of such earlier date), except where any inaccuracy in such representation and warranties, individually or in the aggregate, has not had, or would not reasonably be expected to have or result in, a material adverse effect on Powerfleet;

●	each of Powerfleet and Powerfleet Sub having complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the pre-general meeting date;

●	since the date of the implementation agreement, there must not have been or there must not have occurred any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, would reasonably be likely to result in any material adverse effect on Powerfleet (with the conditions described in this bullet and the preceding bullets in this section referred to as the “Powerfleet specified conditions”);

●	MiX Telematics having received written consents duly executed by Powerfleet and certain third parties required in connection with the transactions; and

●	MiX Telematics having received a written opinion from MiX Telematics’ outside legal counsel or Powerfleet’s outside legal counsel (or if neither of such counsel is able or willing to render such opinion, MiX Telematics will use reasonable best efforts to engage a nationally recognized tax advisor or legal counsel to render such opinion), in form and substance reasonably satisfactory to MiX Telematics, dated on or prior to the pre-general meeting date, to the effect that the transactions should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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For purposes of the foregoing conditions, “material adverse effect” means (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in Powerfleet’s December 31, 2022 audited financial statements) amounting to greater than $21,743,500 or (ii) a loss or decrease of revenues (for any twelve-month period, relative to the value recorded in Powerfleet’s December 31, 2022 audited financial statements) in excess of $13,515,700.

Termination

If at any time prior to 17:00 South African time on the pre-general meeting date, (i) MiX Telematics becomes aware that any of the MiX specified conditions are inaccurate or false or that MiX Telematics is in breach of or has failed to satisfy any such MiX specified condition, MiX Telematics will provide Powerfleet with written notice of the inaccuracy, falsity, breach or failure (collectively referred to as a “MiX failure”) setting out reasonable details thereof together with an estimate of the associated losses, or (ii) Powerfleet becomes aware of an inaccuracy, falsity, breach of failure of a MiX specified condition, then in either case, Powerfleet will provide MiX Telematics with written notice of such MiX failure setting out reasonable details thereof together with an estimate of the associated losses. If MiX Telematics fails to remedy such MiX failure within ten business days of receipt of written notice from Powerfleet, then Powerfleet will be entitled to either waive the relevant MiX specified condition or within a period of five business days send MiX Telematics written notice of termination of the scheme and the implementation agreement (a “MiX termination notice”). If Powerfleet delivers a MiX termination notice and MiX Telematics disputes any aspect of the MiX termination notice, MiX Telematics may refer the matter for resolution by a third party expert, whose decision, in the absence of manifest error, will be final and binding on the parties.

If at any time prior to 17:00 South African time on the pre-general meeting date, (i) Powerfleet becomes aware that any of the Powerfleet specified conditions are inaccurate or false or that Powerfleet or Powerfleet Sub is in breach of or has failed to satisfy any such Powerfleet specified condition, Powerfleet will provide MiX Telematics with written notice of the inaccuracy, falsity, breach or failure (collectively referred to as a “Powerfleet failure”) setting out reasonable details thereof together with an estimate of the associated losses, or (ii) MiX Telematics becomes aware of an inaccuracy, falsity, breach of failure of a Powerfleet specified condition, then in either case, MiX Telematics will provide Powerfleet with written notice of such Powerfleet failure setting out reasonable details thereof together with an estimate of the associated losses. If Powerfleet fails to remedy such Powerfleet failure within ten business days of receipt of written notice from MiX Telematics, then MiX Telematics will be entitled to either waive the relevant Powerfleet specified condition or within a period of five business days send Powerfleet written notice of its intent to terminate the scheme and the implementation agreement (a “MiX pre-termination notice”). If MiX Telematics delivers a Powerfleet termination notice and Powerfleet disputes any aspect of the Powerfleet termination notice, Powerfleet may refer the matter for resolution by a third party expert, whose decision, in the absence of manifest error, will be final and binding on the parties.

In addition to the termination rights described above, the implementation agreement may be terminated only as follows:

●	by mutual written consent of Powerfleet and MiX Telematics at any time prior to the condition date (notwithstanding receipt of the MiX shareholder approval and/or Powerfleet stockholder approval), subject to the prior written approval of the TRP;

●	by either Powerfleet or MiX Telematics, if:

○	at any time prior to the condition date (notwithstanding receipt of the MiX shareholder approval and/or Powerfleet stockholder approval), any governmental authority of competent jurisdiction has issued a final and non-appealable order or enacted a law permanently restraining, enjoining or otherwise prohibiting or making illegal the implementation of the scheme or the issuance of the scheme consideration shares; provided that this right to terminate will not be available to any party whose breach of any provision of the implementation agreement results in the issuance of such final and non-appealable order or the enactment of such law;

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○	the condition date has not occurred on or prior to the outside date; provided that this right to terminate will not be available to any party whose breach of any provision of the implementation agreement results in the failure of the condition date to occur by such time;

○	the MiX shareholder approval is not obtained at the MiX extraordinary general meeting or at any adjournment or postponement thereof; provided that this right to terminate will not be available (i) to MiX Telematics if the breach of any provision of the implementation agreement by MiX Telematics results in the failure to obtain the MiX shareholder approval at the MiX extraordinary general meeting or (ii) to Powerfleet if MiX Telematics makes an adverse recommendation change following a final determination that the Powerfleet specified conditions have not been satisfied; or

○	the Powerfleet stockholder approval is not obtained at the Powerfleet special meeting or at any adjournment or postponement thereof; provided that this right to terminate will not be available to Powerfleet if the breach of any provision of the implementation agreement by Powerfleet results in the failure to obtain the Powerfleet stockholder approval at the Powerfleet special meeting;

●	by Powerfleet if:

○	prior to the receipt of the Powerfleet stockholder approval, (i) the Powerfleet board authorizes Powerfleet to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, (ii) substantially concurrent with the termination of the implementation agreement, Powerfleet enters into the acquisition agreement with such third party, and (iii) prior to or concurrently with such termination, Powerfleet pays to MiX Telematics the termination fee;

○	prior to the receipt of the MiX shareholder approval, MiX Telematics, the MiX independent board or the MiX board or any committee thereof withholds, withdraws, modifies or qualifies in a manner adverse to Powerfleet or Powerfleet Sub, or proposes publicly to withhold, withdraw, modify or qualify in a manner adverse to Powerfleet or Powerfleet Sub, the recommendation of the MiX independent board in favor of approval of the scheme, or fails to make such recommendation, fails to include such recommendation in (or remove it from) the scheme circular or publicly announces an intention, or resolves, to take any of the foregoing actions (unless such action is taken following a final determination that the Powerfleet specified conditions have not been satisfied); or

○	at any time prior to 17:00 South African time on the pre-general meeting date, MiX Telematics breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the implementation agreement, or any representations or warranties of MiX Telematics becomes untrue, which breach or failure to perform or to be true would result in the failure of certain conditions to closing regarding accuracy of representations and warranties and performance of obligations to be satisfied, and cannot be cured by the outside date, or if curable prior to the outside date, is not cured by the earlier of the outside date and ten business days after the giving of written notice by Powerfleet to MiX Telematics of such breach or failure to perform or to be true; provided that Powerfleet will not have the right to terminate the implementation agreement under these circumstances if Powerfleet is then in breach of any of its representations, warranties, covenants or agreements set forth in the implementation agreement such that certain conditions to closing set forth in the implementation agreement would not be satisfied;

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●	by MiX Telematics if:

○	prior to the receipt of the MiX shareholder approval, (i) the MiX independent board authorizes MiX Telematics to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, (ii) substantially concurrent with the termination of the implementation agreement, MiX Telematics enters into the acquisition agreement with such third party, (iii) the superior proposal is approved by holders of more than 50.1% of the issued MiX ordinary shares, and (iv) prior to or concurrently with the last of the foregoing conditions to be satisfied, MiX Telematics pays to Powerfleet the termination fee; or

○	at any time prior to 17:00 South African time on the pre-general meeting date, Powerfleet or Powerfleet Sub breaches or fails to perform any of their respective representations, warranties, covenants or agreements set forth in the implementation agreement, or any representations or warranties of Powerfleet or Powerfleet Sub becomes untrue, which breach or failure to perform or to be true would result in the failure of certain conditions to closing regarding accuracy of representations and warranties and performance of obligations to be satisfied, and cannot be cured by the outside date, or if curable prior to the outside date, is not cured by the earlier of the outside date and ten business days after the giving of written notice by MiX Telematics to Powerfleet of such breach or failure to perform or to be true; provided that MiX Telematics will not have the right to terminate the implementation agreement under these circumstances if MiX Telematics is then in breach of any of its representations, warranties, covenants or agreements set forth in the implementation agreement such that certain conditions to closing set forth in the implementation agreement would not be satisfied.

Effect of Termination

If the implementation agreement is terminated as described above, the implementation agreement will be of no further force or effect, except that (i) certain provisions of the implementation agreement with respect to public announcements, notice and effect of termination, termination fee, amendment and modification, extensions and waiver, expenses, notices, counterparts and effectiveness, severability, assignment, governing law, exclusive jurisdiction, remedies, and waiver of jury trial will survive termination, (ii) the provisions of the confidentiality agreement between the parties will survive the termination, and (iii) the termination will not relieve any party from liability for any willful and intentional breach of any representation, warranty or covenant in the implementation agreement.

Termination Fees

MiX Telematics has agreed to pay Powerfleet the termination fee if the implementation agreement is terminated under any of the following circumstances:

●	by either party, if the condition date has not occurred on or prior to the outside date or if the MiX shareholder approval is not obtained at the MiX extraordinary general meeting or any adjournment or postponement thereof (except if MiX Telematics makes an adverse recommendation change following a final determination that the Powerfleet specified conditions have not been satisfied), or by Powerfleet, solely upon MiX Telematics’ willful and intentional breach of any of its no solicitation obligations or a breach of its obligations to hold the MiX extraordinary general meeting and use reasonable best efforts to solicit proxies in favor of the scheme, and at or prior to such termination, an acquisition proposal for MiX Telematics has been made and within twelve months after the date of such termination, MiX Telematics enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for MiX Telematics (regardless of whether it is the same acquisition proposal); however, in this instance, references to 15% or more in the definition of acquisition proposal will be replaced by more than 50%;

●	by Powerfleet, if, prior to the receipt of the MiX shareholder approval, MiX Telematics, the MiX independent board or the MiX board or any committee thereof withholds, withdraws, modifies or qualifies in a manner adverse to Powerfleet or Powerfleet Sub, or proposes publicly to withhold, withdraw, modify or qualify in a manner adverse to Powerfleet or Powerfleet Sub, the recommendation of the MiX independent board in favor of approval of the scheme, or fails to make such recommendation, fails to include such recommendation in (or remove it from) the scheme circular or publicly announces an intention, or resolves, to take any of the foregoing actions (unless such action is taken following a final determination that the Powerfleet specified conditions have not been satisfied);

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●	by MiX Telematics, if, prior to the receipt of the MiX shareholder approval, (i) the MiX independent board authorizes MiX Telematics to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, (ii) substantially concurrent with the termination of the implementation agreement, MiX Telematics enters into the acquisition agreement with such third party, and (iii) the superior proposal is approved by holders of more than 50.1% of the issued MiX ordinary shares; or

●	by MiX Telematics if the condition date has not occurred on or prior to the outside date and the MiX independent board, MiX board or any committee thereof makes an adverse recommendation change (unless such adverse recommendation change is made following a final determination that the Powerfleet specified conditions have not been satisfied), unless the MiX shareholder approval was received prior to such termination.

Powerfleet has agreed to pay MiX Telematics the termination fee if the implementation agreement is terminated under any of the following circumstances:

●	by either party, if the condition date has not occurred on or prior to the outside date or if the Powerfleet stockholder approval is not obtained at the Powerfleet special meeting or any adjournment or postponement thereof, or by MiX Telematics, solely upon Powerfleet’s willful and intentional breach of any of its no solicitation obligations or a breach of its obligations to hold the Powerfleet special meeting and use reasonable best efforts to solicit proxies in favor of the Powerfleet specified stockholder approval, and at or prior to such termination, an acquisition proposal for Powerfleet has been made and within twelve months after the date of such termination, Powerfleet enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for Powerfleet (regardless of whether it is the same acquisition proposal); however, in this instance, references to 15% or more in the definition of acquisition proposal will be replaced by more than 50%;

●	by Powerfleet, if, prior to the receipt of the Powerfleet stockholder approval, (i) the Powerfleet board authorizes Powerfleet to enter into an acquisition agreement with a third party with respect to a superior proposal in accordance with the terms of the implementation agreement, and (ii) substantially concurrent with the termination of the implementation agreement, Powerfleet enters into the acquisition agreement with such third party; or

●	by Powerfleet if the condition date has not occurred on or prior to the outside date and the Powerfleet board or any committee thereof makes an adverse recommendation change, unless the Powerfleet stockholder approval was received prior to such termination.

If either party receives a termination fee in accordance with the provisions of the implementation agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party and its former, current or future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, and neither the paying party nor any of its directors, officers, employees, affiliates, agents, attorneys, accountants, advisors, consultants or other authorized representatives will have any further liability or obligation relating to or arising out of the implementation agreement or the transactions.

To the extent that a termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to (i) pay any costs and expenses (including fees and disbursements of counsel) incurred by the other party in connection with the collection of such overdue amount and the enforcement of its rights incurred in connection with defending a legal proceeding to collect such fees and (ii) pay interest on the unpaid fee at an annual rate equal to 300 basis points over the prime rate (as reported by Bloomberg L.P. on the date such fee was due) from the date such fee was due until paid in full.

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Amendments

The implementation agreement may be amended, modified or supplemented in any and all respects by a written agreement of the parties with respect to any of the terms contained in the implementation agreement, whether before or after receipt of the MiX shareholder approval or Powerfleet stockholder approval, except that after receipt of the MiX shareholder approval or Powerfleet stockholder approval, the parties may not amend or waive any provision of the implementation agreement if such amendment or waiver would require further approval of the MiX shareholders or Powerfleet stockholders under applicable law unless such approval has first been obtained.

Waivers

At any time prior to the scheme implementation date, the parties may:

●	extend the time for the performance of any of the obligations or other acts of the other party;

●	waive any inaccuracies in the representations and warranties contained in the implementation agreement or in any document delivered pursuant to the implementation agreement; or

●	subject to the amendment provisions described above, waive compliance with any of the agreements or conditions contained in the implementation agreement.

Third Party Beneficiaries

The implementation agreement is not intended to confer upon any person other than the parties thereto any rights, benefits, remedies, obligations or liabilities remedies, except for the provisions of the implementation agreement relating to indemnification and exculpation from liability for the directors and officers of MiX Telematics.

Governing Law; Jurisdiction

Except with respect to the fiduciary duties of the MiX board and MiX independent board and matters set forth in the implementation agreement that relate to the implementation and terms and conditions of the scheme, which are exclusively governed by the laws of the Republic of South Africa, the implementation agreement is governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction.

The parties have agreed that any proceeding with respect to any matter governed by the laws of the State of Delaware will be brought and determined exclusively by the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction and any proceeding with respect to any matter governed by the laws of the Republic of South Africa will be brought and determined exclusively by any court of competent jurisdiction sitting in Johannesburg, South Africa.

Specific Performance

The parties to the implementation agreement are entitled to obtain an injunction, specific performance and other equitable relief to prevent breaches of the implementation agreement, in addition to any other remedy to which they are entitled at law or equity.

Non-Recourse

No representative, affiliate of, or direct or indirect equity owner in, MiX Telematics will have any personal liability to Powerfleet or Powerfleet Sub or any other person as a result of the breach of any representation, warranty, covenant, agreement or obligation of MiX Telematics in, or otherwise in connection with, the implementation agreement or any of the transactions, and no representative, affiliate of, or direct or indirect equity owner in, Powerfleet will have any personal liability to MiX Telematics or any other person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any of Powerfleet or Powerfleet Sub in, or otherwise in connection with, the implementation agreement or any of the transactions, except for any liability arising under or resulting from, and solely to the extent expressly set forth in, any written agreement that any such representative, affiliate, or direct or indirect equity owner expressly becomes a party to in connection with the transactions. Each of Powerfleet, Powerfleet Sub and MiX Telematics, and each of their respective representatives and their respective successors and assigns has agreed to waive, and not to commence or join in with, any claim, cause of action or proceeding against any stockholders of Powerfleet (including without limitation the holders of the Series A preferred stock) or any shareholders of MiX Telematics, in each case, in connection with the implementation agreement or any of the transactions, except for any claim, cause of action or proceeding arising under or resulting from, and solely to the extent expressly set forth in, any written agreement that any such representative, affiliate, or direct or indirect equity owner expressly becomes a party to in connection with the transactions.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of the combined company (the “pro forma financial information”) is based on Powerfleet’s historical consolidated financial statements and MiX Telematics’ historical consolidated financial statements as adjusted to give effect to the October 10, 2023 proposed acquisition of MiX Telematics by Powerfleet.

The pro forma financial information illustrates the impact of the proposed acquisition had it been effective on September 30, 2023 for purposes of the pro forma condensed combined balance sheet and January 1, 2022 for purposes of the pro forma condensed combined statement of operations and comprehensive loss.

Powerfleet and MiX Telematics have different fiscal year ends, December 31, 2022 and March 31, 2023, respectively. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2022 has been presented using Powerfleet’s audited consolidated statements of operations and comprehensive loss for the year ended December 31, 2022 and MiX Telematics’ audited consolidated statements of income and comprehensive income/(loss) for the year ended March 31, 2023. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2023 has been presented using Powerfleet’s unaudited consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2023 and MiX Telematics’ unaudited consolidated statements of income and comprehensive loss for the six months ended September 30, 2023 and adding the MiX Telematics’ unaudited consolidated statements of income and comprehensive loss three months ended March 31, 2023.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. Separately, Powerfleet expects to raise new net debt funding of $69.5 million in order to fully redeem all outstanding Series A preferred stock. The Series A preferred stock is redeemable at $90.3 million. The redemption amount is expected to be funded with the new debt proceeds raised together with $20.8 million cash on hand. The adjustments related to the issuance of this debt are shown in a separate column as “Other transaction accounting adjustments.”

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial position or results of operations would have been had the acquisition and the related financing occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information does not include any adjustments related to future restructuring or one-time charges, future initiatives related to potential profit improvements or potential cost savings, which may result from the transactions. Powerfleet is currently developing plans to integrate the operations of Powerfleet and MiX Telematics, which may involve material costs. Powerfleet expects to incur approximately $12 million in costs related to the transactions. The one-time costs are anticipated to be incurred primarily over the next two years with over half of the costs expected to be recognized in fiscal 2024. Powerfleet expects that its integration and cost saving initiatives, as well as other potential synergies, will result in anticipated annual profit improvements of approximately $25 million across cost of revenues, sales and general administrative expense, and research and development expense, which are expected to be achieved by the end of fiscal 2025. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not yet been determined.

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Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2023

(In thousands, except per share data)	Powerfleet (Historical)	MiX Telematics (Historical)	Reclassifications Q	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$19,297	$29,460		$(18,182)	A	$(5,941)	L	$24,634
Restricted cash	310	755						1,065
Accounts receivable, net of allowance for doubtful accounts	33,606	24,389						57,995
Inventory, net	21,055	4,438						25,493
Deferred costs - current	191	-						191
Prepaid expenses and other current assets	8,721	9,114						17,835
Total current assets	83,180	68,156		(18,182)		(5,941)		127,213

Fixed assets, net	10,222	38,844	(3,330)					45,736
Goodwill	83,487	37,939		95,561	B			216,987
Intangible assets, net	21,157	21,005		47,995	B			90,157
Right of use asset	6,490	-	3,330					9,820
Severance payable fund	3,427	-						3,427
Deferred tax asset	1,915	1,284						3,199
Other assets	6,228	8,972						15,200
Total assets	$216,106	$176,200	-	$125,374		$(5,941)		$511,739
LIABILITIES
Current liabilities
Short-term bank debt and current maturities of long-term debt	12,137	16,935				12,033	K	17,039
Accounts payable and accrued expenses	28,109	-	29,222	2,032	C			55,299
Accounts payables	-	6,694	(6,694)					-
Accrued expenses and other liabilities	-	23,283	(23,283)					-
Deferred revenue - current	6,101	6,792						12,893
Lease liability - current	2,286	-	755					3,041
Contingent consideration	-	1,076						1,076
Income taxes payable	-	609						609
Total current liabilities	48,633	55,389	-	2,032		12,033		89,957
Long-term debt, less current maturities	9,617	-				96,365	K	105,982
Deferred revenue - less current portion	4,804	-						4,804
Lease liability – less current portion	4,415	-	2,842					7,257
Accrued severance payable	4,142	-						4,142
Deferred tax liability	4,283	12,924		12,717	B			29,924
Other long-term liabilities	649	-	439					1,088
Long-term accrued expenses and other liabilities	-	3,281	(3,281)					-
Total liabilities	$76,543	$71,594	-	$10,685		$84,332		$243,154

MEZZANINE EQUITY
Convertible redeemable preferred stock: Series A – 100 shares authorized, $0.01 par value; 60 shares issued and outstanding at September 30, 2023.	59,176	-				(59,176)	K

Total stockholders’ equity of the company	80,324	104,601		114,689	D	(31,097)	K	268,517
Non-controlling interest	63	5						68
Total equity	80,387	104,606		114,689		(31,097)		268,585
Total liabilities and stockholders’ equity	$216,106	$176,200		$125,374		$(5,941)		$511,739

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Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss For the Year Ended December 31, 2022

(In thousands, except per share data)	Powerfleet (Historical)	MiX Telematics (Historical)	Reclassifications Q	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$135,157	$144,993						$280,150
Cost of revenue	70,986	54,127						125,113
Gross profit	64,171	90,866						155,037
Operating expenses	71,965	79,301	-	3,000				154,266
- Selling, general and administrative expenses	63,001	-	73,710	3,000	G			139,711
- Research and development expenses	8,964	-	5,591					14,555
- Sales and marketing	-	17,194	(17,194)					-
- Administration and other	-	62,107	(62,107)					-
Income/(loss) from operations	(7,794)	11,565		(3,000)				771
Other income	24	1,689						1,713
Net interest (expense)/income	1,065	(287)				(7,650)		(6,872)
Interest income	71	1,159						1,230
Interest expense	994	(1,446)				(7,650)	M	(8,102)
Income/(loss) before income tax expense	(6,705)	12,967		(3,000)		(7,650)		(4,388)
Income tax expense	296	8,445		(812)	H	228	O	8,157
Net income/(loss) before non-controlling interest	(7,001)	4,522		(2,188)		(7,878)		(12,545)
Less: Net income attributable to non-controlling interest	(2)	-		-		-		(2)
Net income/(loss)	(7,003)	4,522		(2,188)		(7,878)		(12,547)
Accretion of preferred stock	(671)	-		-		671	N	-
Preferred stock dividends	(4,231)	-		-		4,231	N	-
Net income/(loss)	$(11,905)	$4,522		$(2,188)		$(2,976)		$(12,547)
Other comprehensive loss:
Foreign currency translation (losses)/gains, net of tax	(1,601)	(17,308)				2,166	P	(16,743)
Total comprehensive loss for the period	(13,506)	(12,786)		(2,188)		(810)		(29,290)
Less: Net loss attributable to non-controlling interest	-	-						-
Total comprehensive loss for the period	$(13,506)	$(12,786)		$(2,188)		$(810)		$(29,290)

Basic and diluted earnings per share (cents)	$(0.34)							$(0.12)
Weighted average common shares outstanding – basic and diluted (’000) - Powerfleet	35,393			71,115	D			106,508

128

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss For the Nine Months Ended September 30, 2023

(In thousands, except per share data)	Powerfleet (Historical)	MiX Telematics (Historical)*	Reclassifications Q	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$99,084	$110,978						$210,062
Cost of revenue	49,317	41,906						91,223
Gross profit	49,767	69,072						118,839
Operating expenses	58,048	58,572	-	(228)				116,392
- Selling, general and administrative expenses	51,763	-	50,868	(228)	I			102,403
- Research and development expenses	6,285	-	7,704					13,989
- Sales and marketing	-	11,195	(11,195)					-
- Administration and other	-	47,377	(47,377)					-
Income/(loss) from operations	(8,281)	10,500		228				2,447
Other (loss)/income	(22)	530						508
Net interest (expense)/income	(395)	(853)				(5,544)		(6,792)
Interest income	69	632						701
Interest expense	(464)	(1,485)				(5,544)	M	(7,493)
Gain on bargain purchase – Movingdots	7,517	-						7,517
Income/(loss) before income tax expense	(1,181)	10,177		228		(5,544)		3,680
Income tax expense/(income)	698	6,058		(486)	J	772	O	7,042
Net income/(loss) before non-controlling interest	(1,879)	4,119		714		(6,316)		(3,362)
Less: Net income attributable to non-controlling interest	(3)	-						(3)
Net income/(loss)	(1,882)	4,119		714		(6,316)		(3,365)
Accretion of preferred stock	(503)	-				503	N	-
Preferred stock dividends	(3,364)	-				3,364	N	-
Net income/(loss)	$(5,749)	$4,119		$714		$(2,449)		$(3,365)
Other comprehensive loss:
Foreign currency translation (losses)/gains, net of tax	(694)	(7,274)				3,842	P	(4,126)
Total comprehensive loss for the period	(6,443)	(3,155)		714		1,393		(7,491)
Less: Net loss attributable to non-controlling interest	-	-
Total comprehensive loss for the period	$(6,443)	$(3,155)		$714		$1,393		$(7,491)

Basic and diluted earnings per share (cents)	$(0.16)							$(0.03)
Weighted average common shares outstanding – basic and diluted (’000) – Powerfleet	35,602			72,253	D			107,855

* Derived from the unaudited consolidated statements of income and comprehensive loss of MiX Telematics as of September 30, 2023 and the audited consolidated statements of income and comprehensive income/(loss) of MiX Telematics as of March 31, 2023.

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of pro forma presentation

Powerfleet will acquire 100% of the issued share capital of MiX Telematics by issuing new shares of Powerfleet common stock to MiX shareholders at the ratio of 0.12762 shares of Powerfleet common stock for each MiX ordinary share (and 3.19056 shares of Powerfleet common stock for each MiX ADS), resulting in Powerfleet issuing 70,704,110 new shares of Powerfleet common stock to acquire the 554,020,612 MiX ordinary shares, net of treasury shares, based on the shares in issue at September 30, 2023. The actual amount and value of shares of Powerfleet common stock issued will be based on the MiX ordinary shares outstanding and the value of shares of Powerfleet common stock on the scheme implementation date. A change in the MiX ordinary shares outstanding and the value of shares of Powerfleet common stock would impact the amount and value of the shares issued and consideration transferred, which would impact the allocation of goodwill and other intangible assets resulting from the transactions.

Estimated consideration of approximately $235.4 million is based on Powerfleet’s closing share price of $3.33 on January 17, 2024. The value of the purchase price consideration will change based on fluctuations in the share price of Powerfleet’s common stock and the number of MiX ordinary shares outstanding on the closing date.

The following table summarizes the components of the estimated consideration (in thousands except per share information and the exchange ratio):

Estimated MiX ordinary shares outstanding	154,417
Exchange ratio	0.12762
Estimated shares of Powerfleet common stock to be issued for MiX ordinary shares outstanding	19,707

Estimated MiX ADSs outstanding (representing 399,604 MiX ordinary shares)	15,984
Exchange ratio	3.19056
Estimated shares of Powerfleet common stock to be issued for MiX ADSs outstanding	50,997
Total estimated shares of Powerfleet common stock to be issued	70,704

Powerfleet stock price	$3.33
Estimated consideration to be paid	$235,444

The purchase price will depend, in part, on the market price of Powerfleet common stock when the acquisition is consummated. Powerfleet believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on the purchase price would be:

	Powerfleet’s	Purchase price
	share price	(equity portion)
As presented	$3.33	$235,444
10% increase	$3.66	$258,777
10% decrease	$3.00	$212,112

Transaction costs of $18.2 million directly attributable to the acquisition of MiX Telematics by Powerfleet are expected to be incurred. As of September 30, 2023, $2.0 million has already been incurred and included in the historical information, therefore $16.0 million has been recognized in accumulated deficit and $2.0 million reversed in the statement of operations and comprehensive loss for the nine months ended September 30, 2023. Any fees payable based on the Powerfleet share price were calculated based on the January 17, 2024 Powerfleet closing share price of $3.33. These costs are expected to fluctuate when the transactions close, based the Powerfleet share price on the scheme implementation date.

A preliminary valuation analysis of the fair value of MiX Telematics’ assets acquired and liabilities to be assumed was performed. Using the total estimated consideration for the acquisition, Powerfleet has estimated the preliminary purchase price allocations as of September 30, 2023, which identified intangible assets of $69.0 million.

The following table summarizes the allocation of the preliminary purchase price as of September 30, 2023:

(In thousands)
Assets acquired	$117,256
Identifiable intangible assets	69,000
Deferred tax liability	(12,717)
Goodwill	133,499
Liabilities assumed	(71,594)
Total estimated consideration	$235,444

The preliminary purchase price allocation reflects the adjustment of historical intangible assets acquired by Powerfleet to their estimated fair values. As part of the preliminary valuation analysis, Powerfleet identified intangible assets, including developed technology, trade names and customer relationships.

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and statement of income. The final purchase price allocation will be determined when Powerfleet has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed when Powerfleet files its Quarterly Report on Form 10-Q for the quarter ending March 31, 2024 and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets, such as trade names, technology and customer relationships, as well as goodwill, and (3) other changes to assets and liabilities.

The following table summarizes the estimated fair values of MiX Telematics’ identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

(In thousands)	Estimated fair value	Estimated useful life in years	Annual 2023 amortization expense	Nine months ended September 30, 2023 amortization expense
Trade name	$4,000	10	400	300
Developed technology	20,000	5	4,000	3,000
Customer relationships	45,000	10	4,500	3,400
Total estimated consideration	$69,000		8,900	6,700
Total identifiable intangible assets			5,900	4,900
Transaction accounting adjustments to amortization			$3,000	$1,800

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Powerfleet will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $0.3 million, assuming an overall weighted average useful life of 7.8 years.

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Note 2 – Transaction accounting adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Cash and cash equivalents have been adjusted to reflect estimated transactions costs of $17.0 million and an additional $1.2 million of other costs (C).

(B)	A preliminary valuation analysis of the fair value of MiX Telematics’ assets acquired and liabilities to be assumed was performed. Refer to Note 1 above for additional information.

The following adjustments were recorded to arrive at the preliminary purchase price referenced in Note 1 as of September 30, 2023 (in thousands): (i) an increase in identifiable intangible assets of $47,995, (ii) an increase in deferred tax liability of $12,717 and (iii) an increase in goodwill of $95,561.

The adjustment to goodwill and intangible assets, net, reflects adjustment to remove MiX Telematics’ historical goodwill of $37.9 million and record goodwill resulting from the acquisition of $133.5 million and MiX Telematics historical intangibles of $21.0 million and record intangibles resulting from the acquisition of $69.0 million.

(C)	It has been assumed that approximately $17.0 million of the transaction costs and $1.2 million of other costs (refer to Note 1) will be paid from cash on hand as part of the closing of the transactions, including $2.0 million included in accounts payable and accrued expenses.

(D)	Stockholders’ equity includes the following adjustments:

1.	Common stock increases by $235.4 million, being the estimated consideration based on Powerfleet’s closing share price of $3.33 on January 17, 2024.

2.	Elimination of historical MiX ordinary shares, treasury stock, retained earnings and other equity reserves amounting to $104.6 million (in thousands):

Elimination of historical equity accounts of MiX Telematics	$(104,601)
Estimated total value of Powerfleet common stock to be issued	235,444	B
Accumulated deficit adjustments	(23,099)	E
Compensation costs related to acceleration of Powerfleet stock options and restricted stock	6,945	F
Total	$114,689	D

3.	Pro forma earnings per share data is based on the weighted-average shares outstanding of Powerfleet common stock for the period presented and assumes the issuance of approximately 70.7 million shares of Powerfleet common stock at the closing of the scheme and the vesting of approximately 410,000 and 1,548,000 unvested restricted stock at December 31, 2022 and September 30, 2023. Powerfleet’s historical earnings per share is computed based on the allocation of Powerfleet’s net income to common shareholders divided by the weighted-average common shares outstanding under the two-class method.

(E)	Accumulated deficit includes the following adjustments:

Transaction costs (C)	$(16,154)
Acceleration of Powerfleet stock options and restricted stock (F)	(6,945)
Total	$(23,099)

(F)	$6.9 million share-based payment cost is recognized in accumulated losses and additional paid-in capital for the acceleration of Powerfleet stock options and restricted stock expected on the scheme implementation date. The amount recognized is based on the acceleration of future share-based payment costs expected at September 30, 2023. The accelerated vesting will result in an additional 1,547,927 shares of Powerfleet common stock being issued. The fair value of the replacement awards for the MiX Telematics equity plans is still to be determined, and, therefore, no adjustments have been made for such replacement awards.

(G)	Selling, general and administrative expenses for the year ended December 31, 2022 includes the following adjustments:

Amortization of identifiable intangible assets (Note 1)	$(3,000)

(H)	Tax effects at the South African tax rate of 27% on amortization of intangible assets.

(I)	Selling, general and administrative expenses for the nine months ended September 30, 2023 includes the following adjustments:

Amortization of identifiable intangible assets (Note 1)	$(1,800)
Transaction costs (C)	2,028
Total	$228

(J)	Tax effects at the South African tax rate of 27% on amortization of intangible assets.

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Note 3 – Other transaction accounting adjustments

(K)	Powerfleet expects to raise new net debt funding of $98.9 million (or $97.7 million, net of fees of $1.2 million) in order to fully redeem all outstanding Series A preferred stock. The Series A preferred stock is redeemable at $90.3 million. Powerfleet expects to raise new debt funding of $98.9 million. The debt funding is expected to consist of senior secured debt ($13.9 million from Israel and $85.0 million from South Africa). The senior secured debt has a 3-year and 5-year term. The remaining debt proceeds of $7.4 million and cash on hand of $5.9 million will be used to repay the existing short-term debt of MiX Telematics of $13.3 million. The difference of $31.1 million between the carrying value of $59.2 million and the redemption value of $90.3 million was recognized as an adjustment to accumulated deficit.
(L)	The net decrease in cash on hand reflects the new debt of $98.9 million incurred to finance the redemption of the Series A preferred stock, less $90.3 million of settlements related to the Series A preferred stock and $0.5 million of debt issuance costs.

Settlement of Series A preferred stock	$(90,273)
Increase for issuance of new debt	98,900
Repayment of existing debt	(13,328)
Debt structuring fees	(1,240)
Cash on hand	$(5,941)

(M)	Represents the net increase to interest expense resulting from interest on the new debt to finance the redemption of the Series A preferred stock and the amortization of related debt issuance costs as follows:

	Nine months ended September 30, 2023	Year ended December 31, 2022
Interest expense on new debt	$(6,188)	$(7,705)
Reduction in interest expense from payment of existing debt	873	360
Amortization of new debt issuance costs	(229)	(305)
	$(5,544)	$(7,650)

(N)	The redemption is assumed to take place on January 1, 2022; therefore the Accretion of preferred stock and Preferred stock dividends recognized by Powerfleet for the year ended December 31, 2022 and nine months ended September 30, 2023 has been reversed.

(O)	Tax expense on the additional interest.

(P)	Foreign currency translation on the inter-company loans is deemed to be part of the net investment in the subsidiary and therefore recognized in other comprehensive income.

(Q)	Reclassifications have been made to MiX Telematics’ audited historical consolidated financial statements as of and for the fiscal year ended March 31, 2023 and unaudited consolidated statement of income for the six months ended September 30, 2023 included in MiX Telematics’ September 30, 2023 Quarterly Report on Form 10-Q plus the three months ended March 31, 2023, to conform the presentation to Powerfleet’s accounting policies for:
a.	right of use asset included in fixed assets by MiX Telematics presented separately by Powerfleet;

b.	combine accounts payable and accrued expenses and other liabilities presented separately by MiX Telematics to conform to the Powerfleet presentation;

c.	current portion of lease liability included in accrued expenses and other liabilities by MiX Telematics presented separately by Powerfleet;

d.	research and development expenses included in administration and other expenses presented separately by Powerfleet;

e.	combine sales and marketing expenses and administration and other expenses to conform to the Powerfleet presentation.

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LISTING OF PowerFleet Common Stock ON STOCK EXCHANGES

Powerfleet common stock is currently listed for trading on Nasdaq and the TASE under the symbol “PWFL.” The conditions to the consummation of transaction include, among others, that (i) the shares of Powerfleet common stock issuable to MiX shareholders in the scheme be approved for listing on Nasdaq, subject to official notice of issuance, and (ii) Powerfleet obtains approvals from the JSE for the Powerfleet secondary listing on the Main Board of the JSE. See the risk factor entitled “While the Powerfleet common stock is expected to be listed on the JSE, there is no guarantee as to how long such listing will be maintained” beginning on page 35 of this joint proxy statement/prospectus. We have applied to list the Powerfleet common stock on the JSE under the symbol “PWR.”

DELISTING AND DEREGISTRATION OF MIX ORDINARY SHARES AND MIX ADSs

MiX ordinary shares currently trade on the JSE under the symbol “MIX” and MiX ADSs currently trade on the NYSE under the symbol “MIXT.” Following consummation of the transactions, MiX ordinary shares will be delisted from the JSE and MiX ADSs will be delisted from the NYSE. Both MiX ordinary shares and MiX ADSs will be deregistered under the JSE listings requirements and the Exchange Act, as applicable.

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COMPARATIVE PER SHARE DATA AND DIVIDEND INFORMATION

Powerfleet common stock is listed and traded on Nasdaq and the TASE under the symbol “PWFL.” MiX ordinary shares are listed and traded on the JSE under the symbol “MIX,” and MiX ADSs are listed on the NYSE and traded under the symbol “MIXT.” Bank of New York Mellon serves as depositary with respect to MiX ADSs.

The following table sets forth the closing sale price per share of Powerfleet common stock as reported on Nasdaq and the price per share of MiX ADSs as reported on the NYSE on October 9, 2023, the last trading day prior to the public announcement of the transactions, and on January 19, 2024, the last practicable day before the date of this joint proxy statement/prospectus. The table also shows the implied upfront value of the scheme consideration for each MiX ADS as of the same two dates. This implied value was calculated by multiplying (x) the closing sale price of a share of Powerfleet common stock on the relevant date by (y) the exchange ratio of 3.19056 per MiX ADS divided by 25.

	Powerfleet common stock	MiX ADSs (each representing 25 MiX ordinary shares)	Implied Per ADS Value of MiX Scheme Consideration
October 9, 2023	$1.97	$5.58	$0.25
January 19, 2024	$3.33	$9.10	$0.42

The market prices of shares of Powerfleet common stock, MiX ordinary shares and MiX ADSs have fluctuated since the date of the announcement of the implementation agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the Powerfleet special meeting and the MiX extraordinary general meeting and the date the transactions are consummated. No assurance can be given concerning the market prices of shares of Powerfleet common stock, MiX ordinary shares or MiX ADSs before consummation of the transactions or shares of Powerfleet common stock after consummation of the transactions. The number of shares of Powerfleet common stock that MiX shareholders will receive under the implementation agreement is based on a fixed exchange ratio. The market value of the shares of Powerfleet common stock to be issued upon completion of the transactions is unknown, and therefore, MiX shareholders cannot be certain of the value of the scheme consideration, which could be greater than, less than or the same as shown in the table above. Accordingly, MiX shareholders are advised to obtain current market quotations for shares of MiX ordinary shares in deciding whether to vote in favor of the transactions.

This information should be read together with the consolidated financial statements and related notes of Powerfleet and MiX Telematics that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under the section titled “Unaudited Pro Forma Combined Financial Information” beginning on page 126 of this joint proxy statement/prospectus.

Dividends

Powerfleet has never paid a cash dividend on Powerfleet common stock and does not expect to pay a cash dividend in the near future. Powerfleet currently intends to retain future earnings, if any, to finance its operations and expand its business. Pursuant to the terms of the implementation agreement, during the period before completion of the transactions, Powerfleet is not permitted to declare, set aside or pay any dividend or other distribution, subject to certain exceptions. MiX Telematics currently considers dividends on a quarter-by-quarter basis. The MiX board will decide whether to declare any cash dividends in the future based on the conditions then existing, including MiX Telematics earnings and financial condition, and subject to the provisions of the Companies Act. Pursuant to the terms of the implementation agreement, during the period before completion of the transactions, MiX Telematics is not permitted to declare, set aside or pay any dividend or other distribution, subject to certain exceptions.

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COMPARISON OF THE RIGHTS OF HOLDERS OF MiX ORDINARY SHARES AND PowerFleet
common Stock

The rights of the shareholders of MiX Telematics and the relative powers of the MiX board are governed by the laws of the Republic of South Africa, the MiX memorandum and the Companies Act. As a result of the transactions, each outstanding MiX ordinary share will be exchanged for 0.12762 shares of Powerfleet common stock (and, in the case of MiX ADSs, each outstanding MiX ADS will be exchanged for 3.19056 shares of Powerfleet common stock). Each share of Powerfleet common stock will be issued in accordance with, and subject to the rights and obligations of, the Powerfleet charter and Powerfleet bylaws. Powerfleet is a corporation organized under the laws of the State of Delaware and the rights of the stockholders of Powerfleet are governed by applicable Delaware law, including the DGCL, and by the Powerfleet charter and Powerfleet bylaws.

Many of the principal attributes of MiX ordinary shares and shares of Powerfleet common stock will be similar. However, there are differences between the rights of shareholders of MiX Telematics under South African law and the rights of stockholders of Powerfleet following the transactions under the DGCL. In addition, there are differences between the MiX memorandum and the Powerfleet charter and Powerfleet bylaws.

The following is a summary comparison of the material differences between the rights of MiX shareholders under South African law and the MiX memorandum and the rights MiX shareholders will have as stockholders of Powerfleet under the DGCL and the Powerfleet charter and Powerfleet bylaws effective upon consummation of the transactions. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements or on MiX Telematics’ or Powerfleet’s governance or other policies. The discussion in this section does not include a description of the rights of MiX shareholders that will not materially change as a result of the transactions.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the MiX memorandum, the Companies Act, the DGCL and the Powerfleet charter and Powerfleet bylaws as they will be in effect from and after the effective time of the transactions. The MiX memorandum is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 143 of this joint proxy statement/prospectus. You are also urged to carefully read the relevant provisions of the Companies Act and the DGCL for a more complete understanding of the differences between being a MiX shareholder and a Powerfleet stockholder.

	MiX Telematics	Powerfleet
Authorized and Outstanding Capital Stock	Upon the closing of the transactions, the authorized share capital of MiX Telematics will be 1,000,000,000 ordinary shares with no par value, and 100,000,000 preference shares with no par value. It is expected that, upon the closing of the transactions, approximately 554,020,612 MiX Telematics ordinary shares will be issued and outstanding, excluding treasury shares.	Upon the closing of the transactions, the authorized capital stock of Powerfleet will be 175,000,000 shares of Powerfleet common stock, par value $0.01 per share, and 150,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares will be designated Series A convertible preferred stock. It is expected that, upon the closing of the transactions, approximately 107,918,847 shares of Powerfleet common stock will be issued and outstanding.

Special or Extraordinary Meetings of Shareholders or Stockholders	Special meetings of the shareholders may be called by (i) the MiX board pursuant to a resolution adopted by a majority of the entire MiX board, either upon a motion of a director or upon the written and signed demands by shareholders of at least ten percent (10%) of the voting rights entitled to be exercised in relation to the matter proposed to be considered at the meeting, or (ii) any prescribed officer of MiX Telematics authorized by the MiX board.

Special meetings of the stockholders may be called only by (i) the Powerfleet board pursuant to a resolution adopted by a majority of the entire Powerfleet board, either upon a motion of a director or upon the written request by holders of at least fifty percent (50%) of the voting power of all shares of capital stock of Powerfleet then entitled to vote generally in the election of directors, voting together as a single class, or (ii) the chairman of the Powerfleet board or the chief executive officer of Powerfleet.

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	MiX Telematics	Powerfleet
Action by Written Consent	Any action required or permitted to be taken by the MiX shareholders must be effected at an annual or special meeting, and may not be taken by written consent, except for (a) the change of name of MiX Telematics; (b) odd lot offers; (c) increase in the authorized share capital; and (d) approval of amendments to the MiX memorandum, which may be submitted for consideration to MiX shareholders and must be supported by such number of MiX shareholders entitled to exercise sufficient voting rights for the resolution to be adopted as an ordinary resolution (requiring more than 50% support) or as a special resolution (requiring at least 75% support), as the case may be, at properly constituted shareholders meeting.Except as provided in the Companies Act, any decision that could be voted on at a meeting of the MiX board may instead be adopted by the written consent of a majority of the directors, provided that each director has received notice of the matter to be decided.

Any action required or permitted to be taken by the stockholders of Powerfleet must be effected at an annual or special meeting, and may not be taken by written consent, except for (a) any action required or permitted to be taken by the holders of outstanding Series A preferred stock may be effected by the written consent of the holders of at least a majority in voting power of the outstanding shares of Series A preferred stock and (b) any action required or permitted to be taken by the holders of the outstanding shares of Powerfleet common stock, may be effected by the written consent of (i) the holders of outstanding shares of Series A preferred stock (provided that the holders of the Series A preferred stock then have the right to vote pursuant to the Powerfleet charter) and/or (ii) the holders of outstanding shares of Powerfleet common stock that are current or former holders of Series A preferred stock, holding at least a majority of the total voting power of the outstanding shares of Powerfleet common stock and/or Series A preferred stock entitled to vote thereon.

Except as otherwise provided by the DGCL, Powerfleet charter or Powerfleet bylaws, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders for the transaction of any business.

Quorum	The quorum for a shareholders’ meeting to begin, or for a matter to be considered, shall be at least three shareholders entitled to attend and vote and present in person. In addition, a shareholders’ meeting may not begin until sufficient persons are present at the meeting to exercise, in aggregate, at least 25% of the voting rights that are entitled to be exercised in respect of at least one matter to be decided at the meeting; and a matter to be decided at a shareholders’ meeting may not begin to be considered unless sufficient persons are present at the meeting to exercise, in aggregate, at least 25% of all of the voting rights entitled to be exercised in respect of that matter at the time the matter is called on the agenda.	Except as otherwise provided by the DGCL, Powerfleet charter or Powerfleet bylaws, the holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders for the transaction of any business.

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	MiX Telematics	Powerfleet
Notice of Meetings	Notice of meetings (whether called for the passing of special or ordinary resolutions) shall be given not less than 15 business days before the date of the meeting.	Except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.

Advance Notice Provisions	None.	The Powerfleet bylaws state that in order for a stockholder of Powerfleet to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Powerfleet not later than the close of business on the 90th and not earlier than the close of business on the 120th day before the anniversary of the prior year’s annual meeting (provided that, if the annual meeting is to be more than 30 days before or 70 days after such anniversary date, notice must be delivered not earlier than 120 days before such annual meeting and not later than, the later of, 90 days before such annual meeting or the 10th day following the day on which announcement of the date of such meeting is first made). Such notice must contain, among other things, certain information about the stockholder giving the notice (and any beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Bylaw Amendments	Not applicable.	Subject to any additional vote required by the Powerfleet charter, the Powerfleet board is expressly authorized to adopt, amend or repeal the Powerfleet bylaws. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of Powerfleet to adopt, amend or repeal the Powerfleet bylaws.

Charter Amendments	The MiX memorandum may only be amended (i) in compliance with a court order as set forth in the Companies Act or (ii) by way of special resolution of the shareholders.	Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the outstanding stock entitled to vote thereon is required to amend, alter, or repeal provisions of the certificate of incorporation, subject to any additional vote required by the Powerfleet charter. In addition, the affirmative vote of the holders of at least 75% of the voting power of all shares of capital stock generally entitled to vote in the election of directors, voting together as a single class, shall be required to amend or alter Article Fourteenth (relating to the authority to call special meetings and certain actions by written consent of the stockholders) or Article Fifteenth (setting forth this supermajority vote requirement).

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	MiX Telematics	Powerfleet
Size of Board, Election of Directors

The MiX memorandum provides that there shall be at least four directors. The shareholders are entitled, by ordinary resolution, to determine the maximum number of directors.

All directors shall be elected by an ordinary resolution of the shareholders at a general or annual general meeting and no appointment of a director in accordance with a resolution passed pursuant to Section 60 of the Companies Act shall be competent. In each vote to fill a vacancy, each vote entitled to be exercised may be exercised once. The vacancy is filled only if the majority of the votes exercised support the candidate.

The Powerfleet charter provides that there shall be seven directors or such number as the Powerfleet board and, so long as the holders of Series A preferred stock are entitled to consent to any change in the size of the board of directors pursuant to the Powerfleet charter, the holders of at least a majority of the outstanding shares of Series A preferred stock shall determine from time to time.

So long as shares of Series A preferred stock remain outstanding and represent 15% or more, on an as-converted basis, of the voting power of the Powerfleet common stock (irrespective of whether or not a Series A Voting Activation Notice has been delivered to Powerfleet), the holders of at least a majority of the outstanding shares of Series A preferred stock, voting as a separate class, will be entitled to elect two directors to the board of directors (the “Series A Directors”) and any committee thereof (subject to the application of SEC and Nasdaq independence requirements). So long as any shares of Series A preferred stock remain outstanding and represent less than 15% but not less than 5%, on an as-converted basis, of the voting power of the Powerfleet common stock (irrespective of whether or not a Series A Voting Activation Notice (as defined in the Powerfleet charter) has been delivered to Powerfleet), the holders of at least a majority of the outstanding shares of Series A preferred stock, voting as a separate class, will be entitled to elect one director to the board of directors.

Directors other than Series A Directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. In connection with the election of directors (other than the Series A Directors), the holders of Powerfleet common stock and the Series A preferred stock will vote together as a single class, on an as-converted basis.

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	MiX Telematics	Powerfleet
Removal of Directors	Pursuant to Section 71 of the Companies Act, a director may be removed, with or without cause, by an ordinary resolution adopted at a meeting of MiX shareholders. Before MiX shareholders consider a resolution for the removal of a director, (i) the director concerned must be given notice of the shareholders meeting, and the resolution for his/her removal, at least equivalent to that which a shareholder is entitled to receive, irrespective of whether or not the director is a shareholder of the company; and (ii) the director must be afforded a reasonable opportunity to make a presentation, in person or through a representative, to the meeting, before the resolution for his/her removal is put to a vote.

Any director or the entire board of directors (other than the Series A Directors) may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote an election of directors.

Series A Directors may be removed, without cause, by and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Series A preferred stock, acting as a separate class.

Board Vacancies and Newly Created Directorships

Vacancies shall be filled solely by a majority vote of the remaining directors then in office, provided that such appointment must be confirmed by the shareholders at the next annual general meeting.

Newly created directorships shall be filled solely by ordinary resolution of the shareholders at a general or annual general meeting.

Vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, and such directors shall serve until the next annual meeting of stockholders; provided, however, that a vacancy in a Series A Director directorship may only be filled by the affirmative vote of a majority of the outstanding shares of Series A preferred stock, acting as a separate class.

Corporate Opportunity	None.	To the fullest extent permitted by the DGCL, Powerfleet renounces any interest or expectancy of Powerfleet in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Series A Directors or any holder of Series A preferred stock (or Powerfleet common stock issuable upon the conversion of Series A preferred stock) or any partner, manager, member, director, officer, stockholder, employee, agent or affiliate of any such holder.

Exclusive Forum	None.	Unless Powerfleet consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on behalf of Powerfleet; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the DGCL, the Powerfleet charter, Powerfleet bylaws or as to which the DGCL confers jurisdiction on such court; or any action asserting a claim against Powerfleet that is governed by the internal affairs doctrine, except for, in each of the above actions, any claim as to which the Court of Chancery determines it lacks jurisdiction. This provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

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Limitation of Liability	Directors are generally not liable for liabilities or damages, although South African law specify a number of instances where a director may be held personally liable for their actions, such as instances where it has breached its duties, where it has acted without authority (where it has knowledge of its incapacity), where it has been party to any act or omission by MiX Telematics despite knowing that the act or omission was calculated to defraud a creditor, employee or shareholder of MiX Telematics or had another fraudulent purpose, as well as instances where it has acted recklessly or with gross negligence, or been present at a meeting or participated in a decision and failed to vote against the decision, which decision contravened the provisions of the Companies Act (including the solvency and liquidity test).	Directors shall not be liable to Powerfleet for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation from liability is prohibited by the DGCL.

Indemnification and Advancement	MiX Telematics may advance expenses to a director or directly or indirectly indemnify a director in respect of the defense of legal proceedings or liability arising out of its service to MiX Telematics (or purchase insurance to protect MiX Telematics or the director) save in certain instances including bad faith, actual knowledge that conduct was outside the scope of the MiX memorandum or willful misconduct or willful breach of trust on the part of the director.

Powerfleet shall indemnify, to the fullest extent permitted by the DGCL, all current and former directors and officers of Powerfleet and its subsidiaries, and any person who, while a director or officer of Powerfleet or any of its subsidiaries, is or was serving at the request of Powerfleet as a director, officer, employee or agent of another entity.

Powerfleet shall, in advance, pay the expenses, including attorney fees, incurred by an indemnified person in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

The Powerfleet board may determine, in its sole discretion, to indemnify and advance expenses to employees and agents.

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LEGAL MATTERS

Olshan Frome Wolosky LLP, counsel for Powerfleet, will provide an opinion regarding the validity of the Powerfleet common stock to be issued in connection with the scheme and certain U.S. federal income tax consequences to holders of Powerfleet common stock relating to the scheme.

EXPERTS

The consolidated financial statements of PowerFleet, Inc. appearing in Powerfleet’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MiX Telematics as of March 31, 2023 and 2022, and for each of the three years in the period ended March 31, 2023, incorporated by reference in this proxy statement/prospectus, and the effectiveness of MiX Telematics’ internal control over financial reporting, have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

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FUTURE STOCKHOLDER PROPOSALS

Powerfleet

As previously disclosed, any stockholder proposals to be presented at a Powerfleet annual meeting of stockholders to be held in 2024, for inclusion in Powerfleet’s proxy statement and form of proxy relating to that meeting, must have been received by Powerfleet’s principal executive offices, 123 Tice Boulevard, Woodcliff Lake, New Jersey 07677, addressed to the Corporate Secretary, on or before February 22, 2024. If, however, the date of the Powerfleet 2024 annual meeting of stockholders is changed by more than 30 days from the date of the Powerfleet 2023 annual meeting of stockholders, the deadline will be a reasonable time before Powerfleet begins to print and mail the proxy materials for the 2024 annual meeting of stockholders. Such stockholder proposals must comply with the Powerfleet bylaws and the requirements of Regulation 14A of the Exchange Act.

Rule 14a-4 of the Exchange Act governs the use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to the Powerfleet annual meeting of stockholders to be held in 2024, if Powerfleet was not provided notice of a stockholder proposal prior to April 21, 2024, Powerfleet will be permitted to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

MiX Telematics

If the transactions are consummated, MiX Telematics will become an indirect, wholly owned subsidiary of Powerfleet, and, consequently, MiX Telematics will not hold an annual general meeting of its shareholders in 2024. MiX shareholders will be entitled to participate, as Powerfleet stockholders following the consummation of the transactions, in the Powerfleet 2024 annual meeting of stockholders.

If the transactions are not consummated for any reason, MiX Telematics intends to hold an annual general meeting of its shareholders in 2024.

MiX shareholders that intend to nominate directors and/or to have a proposal considered for inclusion in MiX Telematics’ proxy materials pursuant to Rule 14a-8 under the Exchange Act for presentation at MiX Telematics’ annual general meeting of shareholders held in 2024 (if held) must submit the nomination and/or proposal, along with proof of ownership of MiX ordinary shares in accordance with Rule 14a-8(b)(2), to MiX Telematics’ Company Secretary at its offices at Matrix Corner, Howick Close, Waterfall Park, Midrand, Johannesburg, South Africa, 1686, or MiX Telematics Ltd, Statucor (Pty) Ltd, Building D (BDO), Summit Place Office Park, 221 Garsfontein Road, Menlyn, 0181, in writing not later than March 30, 2024.

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WHERE YOU CAN FIND MORE INFORMATION

Each of Powerfleet and MiX Telematics files annual and current reports and other information with the SEC. SEC filings are also available to the public at the SEC’s website at www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus is not incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Powerfleet in addition to being a proxy statement of Powerfleet and MiX Telematics for the Powerfleet special meeting and the MiX extraordinary general meeting, respectively. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect a copy the registration statement at any of the addresses listed below. The SEC allows Powerfleet and MiX Telematics to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Powerfleet can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Powerfleet and MiX Telematics files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Powerfleet and MiX Telematics have previously filed with the SEC.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. Neither Powerfleet nor MiX Telematics has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to stockholders of Powerfleet or shareholders of MiX Telematics nor the issuance of Powerfleet common stock in the transactions shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Powerfleet, are hereby incorporated by reference into this joint proxy statement/prospectus:

●	Annual Report on Form 10-K of Powerfleet for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023, as amended on Form 10-K/A filed with the SEC on May 1, 2023;

●	Quarterly Reports on Form 10-Q of Powerfleet for the fiscal quarter ended March 31, 2023 filed with the SEC on May 10, 2023, for the fiscal quarter ended June 30, 2023 filed with the SEC on August 10, 2023 and for the fiscal quarter ended September 30, 2023 filed with the SEC on November 13, 2023.

●	Current Reports on Form 8-K of Powerfleet (only to the extent “filed” and not “furnished”) filed with the SEC on January 4, 2023 (as amended on January 6, 2023), March 9, 2023 (as relates to Item 8.01), April 7, 2023, July 26, 2023, September 15, 2023 and October 10, 2023.

●	Definitive Proxy Statement on Schedule 14A filed with the SEC on June 21, 2023 to the extent incorporated by reference into Powerfleet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

●	The description of Powerfleet common stock contained in Exhibit 4.4 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on April 8, 2020.

The following documents, which have been filed or furnished with the SEC by MiX Telematics, are incorporated by reference into this joint proxy statement/prospectus:

●	Annual Report on Form 10-K of MiX Telematics for the fiscal year ended March 31, 2023 filed with the SEC on June 22, 2023; and

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●	Quarterly Reports on Form 10-Q of MiX Telematics for the fiscal quarter ended June 30, 2023 filed with the SEC on August 9, 2023 and for the fiscal quarter ended September 30, 2023 filed with the SEC on November 9, 2023.

●	Current Reports on Form 8-K of MiX Telematics (only to the extent “filed” and not “furnished”) filed on September 7, 2023 and October 10, 2023.

●	Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2023 to the extent incorporated by reference into MiX Telematics’ Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

●	The description of MiX ordinary shares and MiX ADSs contained in its Registration Statement on Form 8-A, filed on July 26, 2013, as updated by Exhibit 4.1 to its Annual Report on Form 10-K for the year ended March 31, 2020 filed on July 23, 2020, including any amendment or report filed for purposes of updating such description.

All additional documents that either Powerfleet or MiX Telematics may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Powerfleet special meeting and the MiX extraordinary general meeting, respectively, shall also be deemed to be incorporated by reference. In particular, Powerfleet and MiX Telematics are each expected to release quarterly earnings prior to the respective meetings and, in addition to any SEC filings in that regard, such earnings releases shall be available on each of Powerfleet’s and MiX Telematics’ websites, respectively. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of Powerfleet or MiX Telematics, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a Powerfleet stockholder, you can obtain any of the documents incorporated by reference through Powerfleet or the SEC. Documents incorporated by reference are available from Powerfleet without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Corporate Secretary

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Telephone: (201) 996-9000

In order to ensure timely delivery of the documents, Powerfleet stockholders must make their requests no later than five business days prior to the date of the Powerfleet special meeting, or no later than February 21, 2024.

If you are a MiX shareholder, you can obtain any of the documents incorporated by reference through MiX Telematics or the SEC. Documents incorporated by reference are available from MiX Telematics without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Company Secretary

MiX Telematics Limited

Matrix Corner, Howick Close

Waterfall Park

Midrand, Johannesburg, South Africa, 1685

(PO Box 12326, Vorna Valley, 1686)

Telephone: (877) 585-1088

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In order to ensure timely delivery of the documents, MiX shareholders must make their requests no later than five business days prior to the date of the MiX extraordinary general meeting, or no later than February 21, 2024.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

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ANNEX A

IMPLEMENTATION AGREEMENT

BY AND AMONG

POWERFLEET, INC.,

MAIN STREET 2000 PROPRIETARY LIMITED,

and

MIX TELEMATICS LIMITED

OCTOBER 10, 2023

A -i-

(continued)

A -ii-

(continued)

A -iii-

IMPLEMENTATION AGREEMENT

THIS IMPLEMENTATION AGREEMENT (this “Agreement”), dated as of October 10, 2023, is entered into by and among PowerFleet, Inc., a Delaware corporation (“Parent”), Main Street 2000 Proprietary Limited, a private company incorporated in the Republic of South Africa and a wholly-owned subsidiary of Parent (“Merger Sub”), and MiX Telematics Limited, a public company incorporated under the laws of the Republic of South Africa (the “Company”). Capitalized terms used in this Agreement and not otherwise defined above or in the text below have the meanings given to them in Section 1.01.

W I T N E S S E T H:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, the Company Board will propose the Scheme, pursuant to which Merger Sub will acquire all of the issued Company Ordinary Shares from the Company Shareholders so that the Company will become a direct wholly-owned subsidiary of Merger Sub and an indirect wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Company Board has determined that, on the basis of the information at the disposal of the Company Board and having regard to the Pre-Final Fairness Opinion, the Company Board considers the Scheme and the terms of the Transactions as fair and reasonable to the Company Shareholders and in the best interests of the Company and the Company Shareholders and intends to recommend that the Company Shareholders vote in favor of all shareholder resolutions required by the Company to implement the Transactions;

WHEREAS, the board of directors of Merger Sub and the board of directors of Parent (the “Parent Board”) have each: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders; and (ii) approved this Agreement and the Transactions, and the board of directors of Merger Sub has further determined to recommend that Parent, as the sole shareholder of Merger Sub, approve this Agreement and the Transactions;

WHEREAS, holders of a majority of the outstanding shares of Parent Series A Preferred have consented to the execution and delivery of this Agreement by Parent and Merger Sub;

WHEREAS, for U.S. federal income tax purposes, (i) Merger Sub is intended to be treated as a disregarded entity, (ii) the Scheme is intended to qualify as a “reorganization” described in Section 368(a) of the Code, and (iii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

Article 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Appraisal Rights” means the rights afforded by section 164 of SACA to Company Shareholders in respect of the Scheme and the adoption of the Scheme Resolution.

“Beneficial Ownership” of a Company Ordinary Share means ownership of that Company Ordinary Share and all rights comprising that Company Ordinary Share, irrespective of whether that Share is registered in the name of the person who owns that Company Ordinary Share (“Beneficial Owner”) or in the name of that Beneficial Owner’s nominee. The definition of “beneficial owner” in the SACA shall accordingly not apply.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York, or Johannesburg, South Africa are authorized or required by Law or Order to close.

“CIPC” means the Companies and Intellectual Property Commission, established in terms of the SACA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2023, as amended.

“Company Acquisition Proposal” means (i) any proposal or offer (other than the Transactions, or any other proposal or offer by Parent, Merger Sub or their Affiliates) with respect to a merger, consolidation, business combination, scheme of arrangement or similar transaction involving the Company or any one or more of its Subsidiaries (except for any transaction between or among two or more of the Company’s Subsidiaries); (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person or group of Persons (other than Parent, Merger Sub or their Affiliates) becoming, in one or a series of related transactions, directly or indirectly, (A) the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the total voting power or of any class of equity securities of the Company or any one or more of its Subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or, in the case of a transaction described in clause (i), the entity resulting from such transaction (to the extent such entity and the Subsidiaries of the merged or consolidated entity would comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, prior to such transaction) or (B) the owner of assets (including equity securities of any of the Company’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole; or (iii) a recapitalization, reorganization, joint venture, partnership, restructuring, liquidation, dissolution or other winding up of the Company and/or any of its Subsidiaries for consideration equal to 15% or more of the fair market value of (x) all of the issued and outstanding Company Ordinary Shares on the last trading day prior to the date hereof or (y) the consolidated total assets of the Company and its Subsidiaries, taken as a whole (in each case prior to such transaction).

A -2-

“Company ADRs” means the Company’s American depositary receipts evidencing the Company ADSs.

“Company ADSs” means the Company’s American depositary shares, evidenced by the Company ADRs, each representing an interest in 25 Company Ordinary Shares in accordance with the terms of the Deposit Agreement.

“Company Adverse Recommendation Change” means any of the following actions by the Company, the Company Independent Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Parent or Merger Sub or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation or failing to include the Company Board Recommendation in (or removing it from) the Scheme Circular, (iii) approving, endorsing, recommending or otherwise publicly declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Company Acquisition Proposal, (iv) following the date any Company Acquisition Proposal or any modification to the price, form of consideration or conditionality thereto is first made public or sent or given to the shareholders of the Company, failing to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent reasonably requests a reaffirmation thereof in writing, (v) following the commencement of any take-over bid, tender offer or exchange offer for Company Ordinary Shares or Company ADSs that is publicly disclosed, publicly being neutral or failing to reject or recommend against acceptance of any such take-over bid, tender offer or exchange offer within five (5) Business Days of such commencement of such take-over bid, tender offer or exchange offer or recommending that the shareholders of the Company tender their respective Company Ordinary Shares or Company ADSs in such take-over bid, tender offer or exchange offer, or (vi) publicly announcing an intention, or resolving, to take any of the foregoing actions; provided, however, none of (x) a termination of this Agreement by the Company pursuant to Section 9.01(d)(i), (y) a cautionary announcement or other announcement as required by the JSE Listings Requirements or the SACA or a customary “stop, look and listen” or similar communication by the Company Board or the Company Independent Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto) or (z) factually accurate public statements regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Company Adverse Recommendation Change.

A -3-

“Company Award” shall mean any Company Option, Company RSU or Company SAR.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2023 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means March 31, 2023.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with, and immediately prior to the execution of, this Agreement.

“Company Intellectual Property Rights” means, collectively, Company Owned Intellectual Property Rights and Company Licensed Intellectual Property Rights.

“Company IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased to the Company or any of its Subsidiaries (excluding any public networks).

“Company Leased Real Property” means each parcel of real property subject to a lease, sublease, license or occupancy agreement to which the Company or any of its Subsidiaries is a party as lessee, sub-lessee, licensee or occupant.

“Company Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States, South Africa or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism, epidemic, pandemic or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of Parent or as required by the terms, conditions or restrictions of this Agreement or the Transactions, (vii) the entry into, the public announcement of, or pendency of this Agreement and the Transactions (it being understood that this clause (vii) shall not apply to any representation or warranty of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise expressly excluded hereunder), or (ix) any change in the market price or trading volume of the Company’s securities or in its credit ratings (provided that the underlying causes of such change may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise expressly excluded hereunder); provided, however, in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate.

A -4-

“Company Ordinary Shares” means the authorized ordinary shares of no par value of the Company.

“Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned by, purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Financial Statements, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of the Company, (iii) Liens reflected on the Company Balance Sheet, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Company Leased Real Property which are not violated by the current use and operation of the Company Leased Real Property in any manner that would reasonably be expected to materially impair the continued use and operation of the Company Leased Real Property as presently conducted, (v) Liens to secure Indebtedness pursuant to the Loan Documents to be released as of the Scheme Implementation Date, (vi) licenses or covenants not to sue with respect to Intellectual Property Rights, (vii) statutory, common law or contractual liens of landlords, (viii) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Affiliates as presently conducted, (x) Liens relating to any equipment leases or any purchase money interest under the Uniform Commercial Code (or related code in any foreign jurisdiction) and (xi) any Liens set forth on Section 1.01(b) of the Company Disclosure Schedule.

A -5-

“Company Personal Data” means (i) an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries, allows the identification of or contact with an individual and any other information about such individual that can be traced back thereto; and (ii) any information defined as “personal data”, “personal information”, “personally identifiable information” or similar term under any Company Privacy Policy, agreement pertaining to the processing of such data to which the Company is a party, or under applicable Law.

“Company RSU” means a restricted share unit covering Company Ordinary Shares or Company ADSs, as applicable.

“Company Share Plans” means the Company’s Group Executive Incentive Scheme, dated October 8, 2007, and the Long-Term Incentive Plan, dated September 17, 2014, in each case, as may be amended from time to time.

“Company Shareholders” means the holders of the Company Ordinary Shares.

“Company Shareholders’ Meeting” means an extraordinary general meeting of the Company Shareholders which shall be convened to consider and, if deemed fit, approve (with or without modification), among other things, the Scheme Resolutions together with any reconvened general meeting(s) held as a result of the adjournment or postponement of such general meeting.

“Company Superior Proposal” means any bona fide and written Company Acquisition Proposal that the Company Independent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to the Company’s shareholders (in their capacity as such) than the Scheme, in each case, after taking into account all relevant factors, including all terms and conditions of such Company Acquisition Proposal (including the likelihood that such Company Acquisition Proposal is consummated in accordance with its terms, after taking into account all legal, financial (including the certainty of financing) and regulatory aspects of the proposal and the Person making the Company Acquisition Proposal), and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 5.02(b) in response to such Company Acquisition Proposal). For purposes of this definition, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%”.

A -6-

“Company Tax Return” means any Tax Return (including, without limitation, any consolidated, combined or unitary return) relating to or inclusive of the Company or any of its Subsidiaries.

“Company Termination Fee” means the lesser of (i) $1,500,000 or (ii) an amount equal to 1% of the value of the Scheme Consideration Shares based on the closing price of the Parent Common Stock on the Business Day immediately prior to such fee becoming due.

“Competition Appeal Court” means the Competition Appeal, a court established in terms of section 36 of the South African Competition Act.

“Competition Authorities” means (i) the Competition Commission, the Competition Tribunal, the Competition Appeal Court; and (ii) any other competition authority having jurisdiction to consider or provide an approval in respect of the Scheme insofar as approvals are required from them in terms of the Competition Law and/or any other applicable Laws to implemented the Scheme, if and as may be applicable.

“Competition Commission” means the Competition Commission of South Africa, a statutory body established in terms of section 19 of the South African Competition Act.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the South African Competition Act and all other Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Competition Tribunal” means the Competition Tribunal of South Africa, a statutory body established in terms of section 26 of the South African Competition Act.

“Condition Date” means the date on which the last of the Scheme Conditions (excluding only (i) the condition in Section 2.04(a)(ii)(M)(1) requiring the TRP to issue a compliance certificate in terms of section 121(b) of the SACA in respect of the Scheme and (ii) those conditions that by their nature are to be satisfied on the Condition Date, but subject to the satisfaction or waiver of those conditions) is fulfilled or, where appropriate, waived.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of May 31, 2023 by and between Parent and the Company.

“Continuing Employees” means the employees of the Company (including those who are full-time, part-time, temporary, on vacation, or on a medical disability or any other paid or unpaid leave of absence) who are offered continued employment by Parent or one of the Parent Subsidiaries and who accept such employment effective immediately following the Scheme Implementation Date.

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“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, arrangement or understanding, whether written or oral.

“CSDP” means a Central Securities Depositary Participant, being a “participant” as defined in the South African Financial Markets Act, No. 19 of 2012.

“Deposit Agreement” means the deposit agreement among the Company, the Depositary and all owners and beneficial owners of Company ADRs.

“Depositary” means The Bank of New York Mellon.

“Dissenting Shareholder” means a Company Shareholder: (i) who has validly exercised its Appraisal Rights (if any) in relation to the Scheme by giving written notice to the Company objecting to the Scheme Resolutions prior to those resolutions being voted on, voting against the Scheme Resolutions and demanding that the Company pay to it the fair value of its Company Ordinary Shares in terms of section 164(5) to 164(8) of the SACA; (ii) in relation to whom none of the circumstances contemplated in section 164(9) of the SACA has occurred; and (iii) who has not withdrawn its demand pursuant to an order of court as contemplated in section 164(15)(c)(v)(aa) of the SACA.

“Eligible Shareholders” means the Company Shareholders who are entitled to vote on the Scheme Resolutions.

“Environmental Claim” means any Proceeding or Order alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances, (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances, or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations required by Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Control Regulations” means the South African Exchange Control Regulations, 1961 made in terms of the South African Currency and Exchanges Act, No. 9 of 1933, as amended, and all directives and rulings issued thereunder.

“Expert” means a partner of an independent and internationally recognized firm of accountants who is agreed to by Parent and the Company or, failing agreement between Parent and the Company within five (5) Business Days after the event leading to expert determination arises, each of Parent and the Company shall select one such Person, who shall agree upon a third Person to serve as the Expert.

“Final Fairness Opinion” means the final fairness opinion to be issued by the Independent Expert, which fairness opinion shall comply, and be distributed in accordance, with section 114(3) of the SACA and is expected to be in substantially the form of the Pre-Final Fairness Opinion.

“Finalisation Date” means the date on which the “finalisation information” (as contemplated by the JSE Listings Requirements) is published in an announcement to be released on SENS, which date shall be the date on which the Scheme becomes Operative, or such other date as the JSE may direct.

“Financing” means a debt and/or equity financing for the purposes of financing the redemption of the Parent Series A Preferred and for general corporate purposes of Parent following the completion of the Transaction.

“FinSurv” means (i) the Financial Surveillance Department of the South African Reserve Bank responsible for the administration of exchange controls under the Exchange Control Regulations, and (ii) authorized dealers to the extent those dealers are authorized by Law to make decisions or grant approvals in relation to exchange control matters.

“Firm Intention Announcement” means the joint firm intention announcement in a form to be agreed by Parent and the Company and approved by the TRP and to be released on the Firm Intention Date.

“Firm Intention Date” means the Business Day agreed by Parent and the Company on which the Firm Intention Announcement will be released and which is not more than one (1) Business Day after signature of this Agreement.

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“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, local or non-U.S. court or tribunal, (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any license, approval, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements (including pursuant to Competition Law), other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect (i) under any Environmental Law, or (ii) that can form the basis of any liability under any Environmental Law or any Order relating to pollution, waste, the environment, or the protection of worker health and safety.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as amended from time to time, the South African Institute of Chartered Accountants’ Financial Reporting Guides as issued by the Accounting Practices Committee, and Financial Pronouncements as issued by the Financial Reporting Standards Council.

“Indebtedness” of any Person shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short term or long term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps and similar hedging obligations, (iv) all obligations as lessee under any lease of (or other agreement conveying the right to use) any real or personal property, or a combination thereof which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP (but excluding, for the avoidance of doubt, any operating or real estate leases of such Person), (v) any obligations, contingent or otherwise, under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments (in each case for this clause (v), whether or not drawn or utilized), (vi) any obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments, (vii) indebtedness of any partnership in which (A) the Company or any of its Subsidiaries or (B) Parent or any of the Parent Subsidiaries, as applicable, is a general partner unless such debt is made expressly non-recourse to such Person, (viii) penalties, breakages, “make whole amounts” and other similar obligations relating to the foregoing, and (ix) Indebtedness of others as described in the foregoing clauses (i) through (viii) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

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“Independent Expert” means BDO Corporate Finance Proprietary Limited, registration number 1983/002903/07, a private company incorporated in accordance with the SACA.

“Intellectual Property” means all intellectual property and technology, including (i) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, LinkedIn, Instagram, YouTube, and other social media companies and the content found thereon and related thereto, and URLs; (ii) expressions, designs and other works of authorship; (iii) inventions, discoveries, trade secrets, business and technical information and know-how, databases, processes, procedures, research and development results, marketing plans and other confidential and proprietary information, excluding any Company Personal Data or Parent Personal Data contained in any of the foregoing; and (iv) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, algorithms, structures, development tools and other related specifications, media and documentation, excluding any Company Personal Data or Parent Personal Data contained in any of the foregoing.

“Intellectual Property Rights” means any and all common law or statutory intellectual property rights or proprietary rights and protections (anywhere in the world), including all such rights relating to, arising from, or associated with any Intellectual Property, including (i) trademarks, service marks and rights in trade names, brand names, logos, corporate names, trade dress, design rights and other similar designations of source, sponsorship, association or origin, and all registrations, applications and renewals for, any of the foregoing; (ii) copyrights, author, performer, moral and neighboring rights, and mask works and all registrations, applications for registration and renewals of any of the foregoing; (iii) trade secrets and other rights in confidential information; and (iv) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“JSE” means the Johannesburg Stock Exchange.

“JSE Listings Requirements” means the listings requirements of the JSE as in force and amended from time to time.

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“Knowledge” means, with respect to the Company, the actual knowledge of each of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of each of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule, in each case, after reasonable inquiry of the direct reports of such individuals who would reasonably have knowledge of the applicable matter.

“Law” means any United States, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation, rules of a stock exchange or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“LDT” means the last day to trade in Company Ordinary Shares on the JSE in order to participate in the Scheme, being three (3) Business Days prior to the Scheme Record Date and not less than five (5) Business Days after the Finalisation Date (or such other date as the JSE may direct).

“Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, cession, restriction, security interest, title retention, deed of trust, right of first refusal or offer, option, easement, right of way, or any other encumbrance or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any Person, or any agreement or arrangement to create any of the foregoing (other than such a limitation arising under securities Law in respect of such property or asset).

“Nasdaq” means the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Open Source Material” means software or other material that is licensed or distributed under a “free” source-code license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.

“Operative” means, in relation to the Scheme, that the Scheme Conditions have been timely fulfilled or, if applicable, waived, as the case may be.

“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, as amended.

“Parent 2018 Plan” means the PowerFleet, Inc. 2018 Incentive Plan, as amended.

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“Parent Acquisition Proposal” means (i) any proposal or offer (other than the Transactions or any other proposal or offer by the Company or its Affiliates) with respect to a merger, consolidation, business combination, scheme of arrangement or similar transaction involving Parent or any one or more of its Subsidiaries (except for any transaction between or among two or more of Parent’s Subsidiaries); (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person or group of Persons (other than the Company or its Affiliates) becoming, in one or a series of related transactions, directly or indirectly, (A) the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the total voting power or of any class of equity securities of Parent or any one or more of its Subsidiaries which comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Parent and its Subsidiaries, taken as a whole, or, in the case of a transaction described in clause (i), the entity resulting from such transaction (to the extent such entity and the Subsidiaries of the merged or consolidated entity would comprise 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Parent and its Subsidiaries, taken as a whole, prior to such transaction) or (B) the owner of assets (including equity securities of any of Parent’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Parent and its Subsidiaries, taken as a whole; or (iii) a recapitalization, reorganization, joint venture, partnership, restructuring, liquidation, dissolution or other winding up of Parent and/or any of its Subsidiaries for consideration equal to 15% or more of the fair market value of (x) all of the issued and outstanding Parent Common Stock on the last trading day prior to the date hereof or (y) the consolidated total assets of Parent and its Subsidiaries, taken as a whole (in each case prior to such transaction).

“Parent Adverse Recommendation Change” means any of the following actions by Parent, the Parent Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to the Company or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to the Company, the Parent Board Recommendation, (ii) failing to make the Parent Board Recommendation or failing to include the Parent Board Recommendation in (or removing it from) the Parent Proxy Statement/Prospectus, (iii) approving, endorsing, recommending or otherwise publicly declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Parent Acquisition Proposal, (iv) following the date any Parent Acquisition Proposal or any modification to the price, form of consideration or conditionality thereto is first made public or sent or given to the stockholders of Parent, failing to publicly reaffirm the Parent Board Recommendation within five (5) Business Days after the Company reasonably requests a reaffirmation thereof in writing, (v) following the commencement of any take-over bid, tender offer or exchange offer for the Parent Common Stock that is publicly disclosed, publicly being neutral or failing to reject or recommend against acceptance of any such take-over bid, tender offer or exchange offer within five (5) Business Days of such commencement of such take-over bid, tender offer or exchange offer or recommending that the stockholders of Parent tender their respective Parent Common Stock in such take-over bid, tender offer or exchange offer, or (vi) publicly announcing an intention, or resolving, to take any of the foregoing actions; provided, however, none of (x) a termination of this Agreement by Parent pursuant to Section 9.01(c)(i), (y) a customary “stop, look and listen” or similar communication by the Parent Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto) or (z) factually accurate public statements regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Parent Adverse Recommendation Change.

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“Parent Balance Sheet” means the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2022 and the notes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2022.

“Parent Board Recommendation” means (i) the determination of the Parent Board that this Agreement and the Transactions are fair to, advisable and in the best interests of Parent and Parent’s stockholders; (ii) the approval and adoption of this Agreement and approval of the Transactions in accordance with the requirements of the DGCL and any other applicable Law; (iii) the Parent Board’s declaration of the advisability of this Agreement; (iv) the recommendation of the Parent Board in favor of the approval of the Parent Proposals.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent.

“Parent Common Stock” means shares of Common Stock, par value $0.01 per share, of Parent.

“Parent Common Stock Issuance” means the issuance of the Scheme Consideration Shares.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company in connection with, and immediately prior to, the execution of, this Agreement.

“Parent Equity Plans” means, collectively, the I.D. Systems, Inc. 2007 Equity Compensation Plan, I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan, I.D. Systems, Inc. 2015 Equity Compensation Plan and the Parent 2018 Plan, each as amended from time to time.

“Parent Intellectual Property Rights” means, collectively, Parent Owned Intellectual Property Rights and Parent Licensed Intellectual Property Rights.

“Parent IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by Parent or any of its Subsidiaries or licensed or leased to Parent or any of its Subsidiaries (excluding any public networks).

“Parent Leased Real Property” means each parcel of real property subject to a lease, sublease, license or occupancy agreement to which Parent or any of its Subsidiaries is a party as lessee, sub-lessee, licensee or occupant.

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“Parent Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries has obtained a covenant not to be sued.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States, South Africa or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism, epidemic, pandemic or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of the Company or as required by the terms, conditions or restrictions of this Agreement or the Transactions, (vii) the entry into, the public announcement of, or pendency of this Agreement and the Transactions (it being understood that this clause (vii) shall not apply to any representation or warranty of Parent herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement), (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period (provided that the underlying causes of such failure may be considered in determining whether a Parent Material Adverse Effect has occurred if not otherwise expressly excluded hereunder), or (ix) any change in the market price or trading volume of Parent securities or in its credit ratings (provided that the underlying causes of such change may be considered in determining whether a Parent Material Adverse Effect has occurred if not otherwise expressly excluded hereunder); provided, however, in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which Parent and its Subsidiaries operate.

“Parent Option” means each option to purchase shares of Parent Common Stock outstanding under any of the Parent Equity Plans.

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“Parent Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned by, purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries.

“Parent Permitted Liens” means (i) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Parent Financial Statements, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of Parent, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Parent Financial Statements, or (with respect to such Liens arising after the date of this Agreement) on the financial books and records of Parent, (iii) Liens reflected on the Parent Balance Sheet, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Parent Leased Real Property which are not violated by the current use and operation of the Parent Leased Real Property in any manner that would reasonably be expected to materially impair the continued use and operation of the Parent Leased Real Property as presently conducted (v) licenses or covenants not to sue with respect to Intellectual Property Rights, (vi) statutory, common law or contractual liens of landlords, (vii) title defects, encumbrances or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Affiliates as presently conducted, (viii) Liens relating to any equipment leases or any purchase money interest under the Uniform Commercial Code (or related code in any foreign jurisdiction) and (ix) any Liens set forth on Section 1.01(b) of the Parent Disclosure Schedule.

“Parent Personal Data” means (i) an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by Parent or any of its Subsidiaries, allows the identification of or contact with an individual and any other information about such individual that can be traced back thereto; and (ii) any information defined as “personal data”, “personal information”, “personally identifiable information” or similar term under any Parent Privacy Policy, agreement pertaining to the processing of such data to which Parent is a party, or under applicable Law.

“Parent Proposals” means (i) approval of the Parent Common Stock Issuance, (ii) approval and adoption of an amendment to the Parent Charter to increase the number of authorized shares of Parent Common Stock, (iii) approval and adoption of any amendments to the Parent Charter necessary to implement the Financing and (iv) approval of such additional proposals as mutually agreed by Parent and the Company.

“Parent Proxy Statement/Prospectus” means the proxy statement / prospectus to be filed by Parent with the SEC in respect of the Transactions.

“Parent Restricted Stock Award” means each restricted stock award of shares of Parent Common Stock outstanding under any of the Parent Equity Plans.

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“Parent Stockholder Approval” means the approval of the Parent Proposals by the holders of the requisite number of shares of Parent Common Stock.

“Parent Stockholders’ Meeting” means a meeting of Parent’s stockholders held for the purpose of obtaining the Parent Stockholder Approval.

“Parent Superior Proposal” means any bona fide and written Parent Acquisition Proposal that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms and, if consummated, would be more favorable from a financial point of view to Parent’s stockholders (in their capacity as such) than the Transactions, in each case, after taking into account all relevant factors, including all terms and conditions of such Parent Acquisition Proposal (including the likelihood that such Parent Acquisition Proposal is consummated in accordance with its terms, after taking into account all legal, financial (including the certainty of financing) and regulatory aspects of the proposal and the Person making the Parent Acquisition Proposal), and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by the Company in writing pursuant to Section 6.02(b) in response to such Parent Acquisition Proposal). For purposes of this definition, all references to “15% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 50%”.

“Parent Tax Return” means any Tax Return (including, without limitation, any consolidated, combined or unitary return) relating to or inclusive of Parent or any of its Subsidiaries.

“Parent Termination Fee” means the lesser of (i) $1,500,000 or (ii) an amount equal to 1% of the value of the Scheme Consideration Shares based on the closing price of the Parent Common Stock on the Business Day immediately prior to such fee becoming due.

“Party” means each of Parent, Merger Sub and the Company individually, as the context requires, and “Parties” means all of them collectively.

“Per Share Scheme Consideration” means 0.12762 shares of Parent Common Stock per Company Ordinary Share held by a Scheme Participant.

“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority or arbitrator (public or private), or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Pre-Final Fairness Opinion” means the pre-final draft of the Fairness Opinion prepared by the Independent Expert prior to the Firm Intention Announcement with regards to the Scheme, a copy of which is attached as Exhibit A.

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“Proceeding” means any suit, audit, action, claim, litigation, arbitration, mediation, hearing, public inquiry, or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator (public or private).

“Publication Date” means the date on which the Scheme Circular is to be published as agreed between the Parties, but, in any event, no later than the 40th Business Day in Johannesburg, South Africa following the publication of the Firm Intention Announcement (subject to any subsequent extension granted by the TRP).

“Related Persons” shall mean, with respect to any Person, each of such Person’s former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

“Release” shall have the same meaning as under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601 (22).

“Representative” means a Person and its Subsidiaries’ directors, officers, employees, Affiliates, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“SA Prospectus” means the prospectus in respect of Parent, prepared in accordance with section 100 of the SACA and Regulations 51 to 80 of the South African Takeover Regulations as well as sections 6 and 7 of the JSE Listings Requirements and which must be registered with the CIPC and approved by the JSE in terms of JSE Listings Requirements.

“SACA” means the South African Companies Act, No. 71 of 2008 and the regulations promulgated thereunder including Chapter 5 published in terms of section 120 of the SACA, as amended.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Scheme” means the scheme of arrangement in terms of section 114(1)(c) of the SACA between the Company and the Company Shareholders, and having Parent and Merger Sub as a party, that shall be proposed by the Company Board and, subject to the fulfillment or, if applicable, waiver of the Scheme Conditions, implemented in accordance with this Agreement.

“Scheme Circular” means the combined circular to be sent by the Company to the Company Shareholders in which, among other things, the Company will propose the Scheme and convene the Company Shareholders’ Meeting to consider the Scheme Resolutions and which will contain all information relating to the Scheme, the Company or Parent that is required by the SACA or the JSE Listings Requirements.

“Scheme Conditions” means the suspensive conditions to the Scheme set out in Section 2.04(a) and “Scheme Condition” means any one of them as the context may require.

“Scheme Consideration” means the consideration payable to Scheme Participants for their Scheme Shares, being the Scheme Consideration Shares and any cash payments in respect of fractional entitlements to Scheme Consideration Shares, which consideration shall be settled upon implementation of the Scheme.

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“Scheme Consideration Shares” means the shares of Parent Common Stock to be issued and transferred to Scheme Participants in consideration for their Scheme Shares upon implementation of the Scheme, based upon the Per Share Scheme Consideration.

“Scheme Implementation Date” means the eighth (8th) Business Day following the Finalisation Date.

“Scheme Participants” means all Persons who are recorded in the Securities Register as the holders of Company Ordinary Shares on the Scheme Record Date, excluding any Dissenting Shareholders.

“Scheme Record Date” means the date on and time by which the Company Shareholders must be recorded as such in the Securities Register in order to be eligible to receive the Scheme Consideration, being the close of business on the first Friday following the LDT (or such other date as the JSE may direct).

“Scheme Resolutions” means a special resolution of the Company Shareholders that approves the Scheme in terms of section 115(2)(a) of the SACA in substantially the form set out in Exhibit B and any other resolution reasonably required or desirable to implement the Scheme (and the transactions contemplated therein).

“Scheme Shares” means, collectively, all of the issued Company Ordinary Shares on the Scheme Record Date that are held by Scheme Participants.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Register” means the securities register of the Company from time to time reflecting holders of Company Ordinary Shares (including the relevant sub-registers of the Company maintained by CSDPs).

“SENS” means the Stock Exchange News Service of the JSE.

“Significant Subsidiary” means a “significant subsidiary” as such term is defined in Rule 12b-2 under the Exchange Act.

“South African Competition Act” means the Competition Act, No. 89 of 1998, as amended.

“South African Securities Law” means the South African Financial Markets Act No. 19 of 2012, together with all other applicable securities Laws, rules and regulations and published policies thereunder or related thereto, as amended, and the JSE Listings Requirements.

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“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, a majority of the equity interests therein or (ii) has the right to appoint a majority of the directors or managers.

“Tax” means (i) any and all federal, state, provincial, local, non-U.S. (including, for the avoidance of doubt, South African) and other taxes, levies, imposts, duties, and similar governmental charges (including any interest, consumer price index linkage, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, harmonized sales, use, real or personal property, capital stock, license, escheat, unclaimed property, branch, payroll, estimated withholding, employment, social security (or similar), national health insurance, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Return” means any report, return, document, declaration, election, schedule, opinion, statement or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents to be supplied to any Governmental Authority with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, election, schedule, opinion, statement or other information or any amendment to any of the foregoing.

“Tax Sharing Agreement” means any Contract binding a Party or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Transactions” means the Scheme and the other transactions contemplated by this Agreement.

“Transfer Secretaries” means Computershare Investor Services Proprietary Limited, registration number 2004/003647/07, appointed as the transfer secretaries of the Company.

“Treasury Regulations” means the regulations promulgated under the Code.

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“TRP” means the Takeover Regulation Panel established pursuant to section 196 of the SACA.

(b) Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Acceptable Company Confidentiality Agreement	Section 5.02(a)109
Acceptable Parent Confidentiality Agreement	Section 6.02(a)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 5.02(a)
Alternative Parent Acquisition Agreement	Section 6.02(a)
Award	Section 10.10(e)
Base Amount	Section 6.03(c)
Company	Preamble
Company Board Recommendation	Section 3.02(b)
Company Failure	Section 2.04(a)(iv)(A)(1)
Company Failure Notice	Section 2.04(a)(iv)(A)(2)
Company Financial Statements	Section 3.08(a)
Company Indemnified Party	Section 6.03(a)
Company Independent Board	Section 2.01
Company Material Contract	Section 3.19(a)
Company Option	Section 2.11(b)
Company Privacy Policy	Section 3.14(n)
Company Registered IP	Section 3.14(d)
Company Shareholder Approval	Section 3.02(a)
Company Source Code	Section 3.14(i)
Company Specified Conditions	Section 2.04(a)(iv)(A)(1)
Company Specified Representations	Section 2.04(a)(iii)(A)(2)
Company Subsidiary Securities	Section 3.06(b)
Company Termination Notice	Section 2.04(a)(iv)(B)
Decision	Section 2.06(e)
Delisting	Section 2.09
DGCL	Section 4.02(b)
Financing Documentation	Section 7.12(q)
Governmental Grant	Section 3.14(m)
internal controls	Section 3.07(g)
Loan Documents	Section 5.06
Merger Sub	Preamble
Multiemployer Plan	Section 3.16(d)
Outside Date	Section 9.01(b)(ii)
Parent	Preamble
Parent Board	Preamble
Parent Customers and Suppliers	Section 4.22
Parent Failure	Section 2.04(a)(vi)(A)(1)
Parent Failure Notice	Section 2.04(a)(vi)

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Parent Financial Statements	Section 4.08
Parent Plan	Section 4.16(a)
Parent Pre-Termination Notice	Section 2.04(a)(vi)(B)
Parent Real Property Leases	Section 4.13(b)
Parent SEC Documents	Section 4.07(a)
Parent Specified Conditions	Section 2.04(a)(vi)(A)(1)
Parent Specified Representations	Section 2.04(a)(v)(A)(2)
Parent Subsidiary	Section 4.06(a)
Parent Subsidiary Securities	Section 4.06(b)
Pre-Closing Period	Section 5.01
Pre-General Meeting Date	Section 2.04(a)(iii)
Public Documents	Section 5.03
Public Official	Section 3.23(a)
Registered Intellectual Property Rights	Section 3.14(a)
Registered Prospectus	Section 5.03
Required Financing Information	Section 7.12(d)
Security Incident	Section 3.14(n)
Series A Preferred Dividends	Section 6.01(b)
South African Employees	Section 3.17(d)
Tax Incentive Program	Section 3.15(a)(xxiv)
Transactions	Preamble
VAT	Section 3.15(a)(xxii)
Vested Company RSU	Section 2.11(d)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified.

(b) All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

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(c) Any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of the Company that are contained in this Agreement (except for those contained in Section 3.01 and Section 3.05(a)) if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication to any Third Party with respect to any of the foregoing. Any disclosure in any Section of the Company Disclosure Schedule of information that is also filed with or disclosed in any Company SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document that would qualify the corresponding representation. All disclosures in the Company Disclosure Schedule are intended only to allocate rights and risks between the Parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(d) Any reference in a particular Section of the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of Parent and Merger Sub that are contained in this Agreement (except for those contained in Section 4.01 and Section 4.05(a)) if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Parent Disclosure Schedule shall not be deemed to constitute an admission by Parent or Merger Sub, or to otherwise imply, that any such matter is material, is required to be disclosed by Parent or Merger Sub under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Parent Disclosure Schedule relating to any possible breach or violation by Parent or Merger Sub of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication to any Third Party with respect to any of the foregoing. All disclosures in the Parent Disclosure Schedule are intended only to allocate rights and risks between the Parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(e) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

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(g) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(h) Any reference to a Party or a party to any other agreement or document contemplated hereby shall include such Person’s successors and permitted assigns.

(i) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(j) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; provided, that with respect to any representation or warranty contained in this Agreement, such reference shall mean the legislation or provision as it exists as of the date that such representation or warranty is made.

(k) A reference to any Contract (including this Agreement) is to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed on such schedule in order to be included in such reference.

(l) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(m) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(n) References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

(o) References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

(p) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(q) Whenever the phrase “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice”, whether or not it is in fact followed by those words or words of like import.

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Article 2.

THE SCHEME

Section 2.01 Company Independent Board. The Company has established an independent board consisting of three (3) independent members of the board of directors of the Company (established in accordance with SACA) (the “Company Independent Board”). The Company Independent Board shall comply with all of the obligations under the SACA.

Section 2.02 Firm Intention Announcement.

(a) Parent and the Company will jointly prepare the Firm Intention Announcement to be released on SENS. Subject to the approval by the TRP, Parent and the Company shall (to the extent that it is in their respective control) procure release of the Firm Intention Announcement on SENS, by not later than 18:00 South African time on the Firm Intention Date or by such other time and date as may be agreed in writing by Parent and the Company and approved by the TRP.

(b) On the Firm Intention Date, the Company shall deliver the final Firm Intention Announcement in draft form (i) to the TRP for the purpose of obtaining its approval for the publication of the Firm Intention Announcement, with drafts having been provided to the TRP prior to the Firm Intention Date for their review and comment, and (ii) to the JSE, with drafts having been provided to the JSE for their review and comment prior to the Firm Intention Date.

Section 2.03 The Scheme and Its Terms.

(a) The Company undertakes to propose the Scheme to the Eligible Shareholders in accordance with this Agreement.

(b) The terms of the Scheme shall be:

(i) those set out in this Agreement;

(ii) such other terms as may be agreed by the Parties in writing from time to time and, to the extent required, with the TRP’s consent; and

(iii) set out fully in the Scheme Circular.

(c) The terms of the Scheme shall provide, among other things, that, if the Scheme becomes Operative, then on and with effect from the Scheme Implementation Date:

(i) the Scheme Participants shall be deemed to have disposed of and shall transfer their Scheme Shares, free of Liens, to Merger Sub;

(ii) such disposal and transfer shall be effected without any further act or instrument of the Scheme Participants being required;

(iii) Merger Sub shall acquire (and be deemed to have acquired) the legal, registered and Beneficial Ownership of all the Scheme Shares, free of Liens;

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(iv) the Scheme Shares shall be registered in the name of Merger Sub (or its nominee) in the Securities Register and the Company shall then procure that the updated Securities Register is provided to Merger Sub;

(v) in consideration for each Scheme Share transferred by a Scheme Participant to Merger Sub, that Scheme Participant shall be entitled to receive the Per Share Scheme Consideration, which shall be settled in full, without regard to any lien, right of set-off, counterclaim or other analogous right to which Merger Sub or the Company may otherwise be, or claim to be, entitled against that Scheme Participant;

(vi) subject to the receipt thereof by the Transfer Secretaries, the Transfer Secretaries shall pay, or procure the payment of, the Scheme Consideration due to each Scheme Participant; and

(vii) the Scheme Participants shall be entitled to receive the Scheme Consideration Shares from the Transfer Secretaries (acting for and on behalf of the Company) only.

(d) Parent, acting as principal, shall procure that Merger Sub complies with its obligations under the Scheme, and the Company alone shall have the right to enforce those obligations (if necessary) against Merger Sub and/or Parent (where applicable). The rights of the Scheme Participants to receive the Scheme Consideration shall be rights enforceable by Scheme Participants against the Company only. Scheme Participants shall be entitled to require the Company to enforce its rights in terms of the Scheme against Merger Sub and/or Parent (where applicable).

(e) Merger Sub and Parent, jointly and severally, hereby undertakes to the Company that, if the Scheme becomes Operative, Merger Sub shall comply with its obligations under the Scheme and shall, by no later than 09:00 South African time on the Scheme Implementation Date and in order to enable the Transfer Secretaries to discharge the Scheme Consideration, transfer or cause to be transferred to the Transfer Secretaries such number of Scheme Consideration Shares to which Scheme Participants are entitled in terms of the Scheme.

(f) The Company warrants and represents to Parent and Merger Sub, as of the date of this Agreement, that the Company Independent Board has appointed the Independent Expert who has provided the Company Independent Board with the Pre-Final Fairness Opinion and that the Pre-Final Fairness Opinion, if it were distributed to the Company Shareholders, would satisfy the requirements of the SACA.

(g) After the Company Independent Board receives the Final Fairness Opinion that satisfies the condition set forth in Section 2.04(a)(ii)(N), the Company Independent Board shall take cognisance of the Final Fairness Opinion and formulate and communicate to Company Shareholders the opinion and recommendation of the Independent Board (or individual members thereof) whether, in its opinion, the Scheme, including the Scheme Consideration is fair and reasonable to Company Shareholders and is in the best interests of the Company and the Company Shareholders and shall make its recommendation to the Company Shareholders as to how they should vote on the Scheme Resolutions.

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Section 2.04 Scheme Conditions.

(a) The implementation of the Scheme will be subject to the fulfilment (or, where applicable in terms of Section 2.05, the Agreement and applicable Law, waiver) of the suspensive conditions that:

(i) Scheme Circular. On or before the Publication Date, the Company shall have obtained such approvals of the JSE, the TRP and FinSurv as may be required for the Company to send the Scheme Circular to the Company Shareholders, which Scheme Circular will include the Final Fairness Opinion.

(ii) Conditions to Obligations of Each Party. On or before the Condition Date:

(A) Company Shareholder Approval. The Scheme Resolutions shall have been approved by the requisite majority of the votes of the Company Shareholders as required by section 115(2)(a) of the SACA.

(B) Parent Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(C) JSE. All approvals being obtained from the JSE for the secondary inward listing of the Parent Common Stock on the Main Board of the JSE.

(D) Listings. The Scheme Consideration Shares to be issued pursuant to the implementation of the Scheme shall have been approved for listing on Nasdaq and the Main Board of the JSE, subject to official notice of issuance.

(E) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or made applicable to the Scheme or the Parent Common Stock Issuance by any Governmental Authority that prohibits, restrains, or makes illegal the implementation of the Scheme or Parent Common Stock Issuance as contemplated hereunder.

(F) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order that is in effect, or pending Proceedings seeking a stop order.

(G) SA Prospectus. The SA Prospectus shall have been registered under the SACA and approved by the JSE.

(H) Financing. The closing of the Financing shall have occurred and there shall have been deposited with Parent and/or Merger Sub or a third party appointed for such purpose (as readily available funds) an amount sufficient to provide for (and to be utilized exclusively, by no later than the Scheme Implementation Date, for) the redemption in full of all outstanding Parent Series A Preferred.

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(I) Competition Laws. The waiting period under the HSR Act, if applicable, shall have expired or been terminated, and any applicable waiting periods required under any Competition Laws for the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(J) Appraisal Rights. With regards to Company Shareholders exercising Appraisal Rights (if any): (i) Company Shareholders holding not more than 3% of all Company Ordinary Shares eligible to be voted at the Company Shareholders’ Meeting do not give notice objecting to the Scheme Resolutions, as contemplated in section 164(3) of the SACA and/or do not vote against the Scheme Resolutions proposed at the Company Shareholders’ Meeting; or (ii) if more than 3% of all Company Ordinary Shares eligible to vote at the Company Shareholders’ Meeting give notice objecting to the Scheme, as contemplated in section 164(3) of the SACA, and vote against the Scheme Resolutions proposed at the Company Shareholders’ Meeting, the relevant Company Shareholders do not exercise their Appraisal Rights, by giving valid demands as contemplated in sections 164(5) to 164(8) of the SACA within the time periods prescribed in sections 164(3) and (7) of the SACA in respect of more than 3% of the Company Ordinary Shares eligible to be voted at the Company Shareholders’ Meeting. For the avoidance of doubt, if Company Shareholders holding more than 3% of all Company Ordinary Shares eligible to be voted at the Company Shareholders’ Meeting validly exercise Appraisal Rights, this condition will not be fulfilled unless it is waived by the parties in accordance with Section 2.05 below.

(K) Approval of Scheme Resolutions by Court. If the Scheme Resolutions are opposed by 15% or more of the voting rights exercised on the Scheme Resolutions and, within five (5) Business Days after the vote at the Company Shareholders’ Meeting, any Person who voted against the Scheme Resolutions requires the Company to seek the approval of a court in terms of section 115(3)(a) of the SACA, and the court has approved the implementation of the Scheme Resolutions.

(L) Dissenting Shareholders. If any Person who voted against the Scheme Resolutions applies to court in terms of section 115(3)(b) (as read with section 115(6)) of the SACA, either:

(1) the court has declined to grant leave to that Person for a review of the Scheme Resolutions; or

(2) if leave for a review of the Scheme Resolutions is granted by the court, the court has declined to set aside the Scheme Resolutions in accordance with section 115(7) of the SACA, and the court has approved the implementation of the Scheme Resolutions.

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(M) Regulatory Approvals. The Parties shall have made any material filing required to obtain all material Governmental Authorizations applicable to the Transactions, including pursuant to any material Competition Law, and all such required Governmental Authorizations, including the lapse of any applicable waiting period, shall have been obtained, as applicable, either unconditionally or, to the extent that it is subject to any condition, each Party shall have confirmed in writing that such condition is acceptable to such Party (with such confirmation not to be unreasonably withheld or delayed), including:

(1) a compliance certificate issued by the TRP in terms of section 121(b) of the SACA in respect of the Scheme;

(2) the Competition Authorities granting such approvals as are required in terms of the Competition Law and other applicable Laws to implement the Scheme, either unconditionally, or subject to conditions acceptable to Parent, acting reasonably;

(3) the JSE granting such approvals as are required in terms of the JSE Listings Requirements with respect to the Scheme, the delisting of the Company Ordinary Shares from the JSE and the inward listing of the Parent Common Stock on the JSE; and

(4) such approval of FinSurv as is required in terms of the Exchange Control Regulations to implement the Scheme, the delisting of the Company Ordinary Shares from the JSE and the inward listing of the Parent Common Stock on the JSE.

(N) Independent Expert. The Independent Expert shall have provided an opinion in relation to the Scheme, as required by the SACA, confirming that the Scheme Consideration is not unfair and not unreasonable to the Company’s shareholders.

(iii) Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to implement the Scheme are also subject to the satisfaction, at or prior to 17:00 South African time on the Business Day immediately preceding the day on which the first of the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting are to be held, or any later date on which the first of the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting are to be held that the Parties mutually agree upon, so long as the delay in the holding of such meeting was not the result of the delivery of a Company Failure Notice or Parent Failure Notice (the “Pre-General Meeting Date”), of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(A) Representations and Warranties.

(1) Each of the representations and warranties of the Company contained in this Agreement, other than the Company Specified Representations and the representations and warranties contained in Section 3.05(a) (Capitalization), shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, or would not reasonably be expected to have or result in, a Company Material Adverse Effect, which, for purposes of this Section 2.04(a)(iii)(A)(1), shall mean (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in its March 31, 2023 audited financial statements) amounting to greater than $17,656,300 or (ii) a loss or decrease of revenues (for any 12-month period, relative to the value recorded in its March 31, 2023 audited financial statements) in excess of $14,499,300; provided, however, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

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(2) Each of the representations and warranties contained in the first sentence of Section 3.01 (Corporate Existence and Power), Section 3.02(a) (Corporate Authorization), the first two sentences of Section 3.06(a) (Subsidiaries), the first and third sentences of Section 3.06(b) (Subsidiaries), Section 3.09(b) (Absence of Certain Changes), Section 3.20 (Finder’s Fees, etc.), and Section 3.21 (Anti-Takeover Law) (collectively, the “Company Specified Representations”) shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and

(3) The representations and warranties contained in Section 3.05(a) shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for inaccuracies that result in an impact of less than 0.1% of the Company’s capitalization.

(B) Performance of Obligations. The Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Pre-General Meeting Date.

(C) Company Material Adverse Effect. Since the date hereof, there shall not have been, nor shall there have occurred any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, would reasonably be likely to result in, any Company Material Adverse Effect, which, for purposes of this Section 2.04(a)(iii)(C), shall mean (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in its March 31, 2023 audited financial statements) amounting to greater than $17,656,300 or (ii) a loss or decrease of revenues (for any 12-month period, relative to the value recorded in its March 31, 2023 audited financial statements) in excess of $14,499,300.

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(D) Required Consents. Parent shall have received separate written consents duly executed by the Company and each of the third parties listed on Schedule 2.04(a)(iii), whereby such third parties provide all necessary approvals, consents and waivers in connection with the Transactions.

(iv) Parent Termination Right. The provisions of Article 9 shall be incorporated herein by reference.

(A) In addition, if at any time prior to 17:00 South African time on the Pre-General Meeting Date:

(1) the Company becomes aware that any of the conditions referred to in Section 2.04(a)(iii)(A), (B) or (C) (the “Company Specified Conditions”) are inaccurate or false or that the Company is in breach of or has failed to satisfy any such Company Specified Condition, the Company shall provide Parent with written notice of the inaccuracy, falsity, breach or failure (each, a “Company Failure”) setting out reasonable details thereof together with an estimate of the associated quantum of losses or other liabilities or potential liabilities (“Losses”); or

(2) Parent becomes aware of a Company Failure of any of the Company Specified Conditions,

then, in either case, subject to Section 2.04(a)(iv)(B), Parent shall provide the Company with written notice (a “Company Failure Notice”) of such Company Failure setting out reasonable details thereof together with an estimate of the Losses.

(B) If the Company fails to remedy the Company Failure within ten (10) Business Days of receipt of the Company Failure Notice, then Parent shall be entitled to either waive all or part of the relevant Company Specified Condition or, within a further period of five (5) Business Days, send the Company written notice (the “Company Termination Notice”) of the termination of the Scheme and this Agreement.

(C) If Parent delivers a Company Termination Notice and the Company disputes any aspect of the Company Termination Notice, the Company may refer the matter in dispute to the Expert to be resolved in accordance with Section 2.06.

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(D) The Company Specified Conditions will be deemed to have been fulfilled where either:

(1) No Company Failure Notice is issued on or before the Pre-General Meeting Date; or

(2) If a Company Failure Notice was issued before the Pre-General Meeting Date but (x) Parent waives the relevant Company Specified Condition(s) or no Company Termination Notice is issued within the above time period or (y) if a Company Termination Notice is issued within the above time period, the Expert determines within the ten (10) Business Day period that a Company Failure has not occurred and the Company Failure Notice should not have been issued.

(v) Conditions to the Obligations of the Company. The obligations of the Company to implement the Scheme are also subject to the satisfaction, at or prior to the Pre-General Meeting Date, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(A) Representations and Warranties.

(1) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, other than the Parent Specified Representations and the representations and warranties contained in Section 4.05(a) (Capitalization), shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, or would not reasonably be expected to have or result in, a Parent Material Adverse Effect, which, for purposes of this Section 2.04(a)(v)(A)(1), shall mean (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in its December 31, 2022 audited financial statements) amounting to greater than $21,743,500 or (ii) a loss or decrease of revenues (for any 12-month period, relative to the value recorded in its December 31, 2022 audited financial statements) in excess of $13,515,700; provided, however, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(2) Each of the representations and warranties contained in the first sentence of Section 4.01 (Corporate Existence and Power), Section 4.02(a) (Corporate Authorization), the first two sentences of Section 4.06(a) (Subsidiaries), the first and third sentences of Section 4.06(b) (Subsidiaries), Section 4.09(b) (Absence of Certain Changes), Section 4.20 (Finder’s Fees, etc.), and Section 4.21 (Ownership of Company Ordinary Shares; Anti-Takeover Law) (collectively, the “Parent Specified Representations”) shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and

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(3) The representations and warranties contained in Section 4.05(a) shall be true, accurate and complete in all respects as of the date hereof and as of the Pre-General Meeting Date as if made on and as of the Pre-General Meeting Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for inaccuracies that result in an impact of less than 0.1% of Parent’s capitalization.

(B) Performance of Obligations. Each of Parent and Merger Sub shall have complied with or performed in all material respects all of its covenants and agreements it is required to comply with or perform at or prior to the Pre-General Meeting Date.

(C) Parent Material Adverse Effect. Since the date hereof, there shall not have been, nor shall there have occurred any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, would reasonably be likely to result in, any Parent Material Adverse Effect, which, for purposes of this Section 2.04(a)(v)(C), shall mean (i) an impairment of assets or creation or incurrence of liabilities (in the aggregate, on a net basis, relative to the value recorded in its December 31, 2022 audited financial statements) amounting to greater than $21,743,500 or (ii) a loss or decrease of revenues (for any 12-month period, relative to the value recorded in its December 31, 2022 audited financial statements) in excess of $13,515,700.

(D) Required Consents. The Company shall have received separate written consents duly executed by Parent and each of the third parties listed on Schedule 2.04(a)(v), whereby such third parties provide all necessary approvals, consents and waivers in connection with the Transactions.

(E) Tax Opinion. The Company shall have received a written opinion either from DLA Piper LLP or Olshan Frome Wolosky LLP, or if none of the foregoing is able or willing to render the required opinion, the Company shall use reasonable best efforts to engage a nationally recognized tax advisor or legal counsel to render such opinion (in each case reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company, dated on or prior to the Pre-General Meeting Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Transactions should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering this tax opinion, such counsel shall be entitled to receive and rely upon customary representation letters from Parent and the Company.

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(vi) Company Termination Right. The provisions of Article 9 shall be incorporated herein by reference.

(A) In addition, if at any time prior to 17:00 South African time on the Pre-General Meeting Date:

(1) Parent becomes aware that any of the conditions referred to in Section 2.04(a)(v)(A), (B) or (C) (the “Parent Specified Conditions”) are inaccurate or false or that Parent or Merger Sub is in breach of or has failed to satisfy any such Parent Specified Condition, Parent shall provide the Company with written notice of the inaccuracy, falsity, breach or failure (each, a “Parent Failure”) setting out reasonable details thereof together with an estimate of the Losses; or

(2) the Company become aware of a Parent Failure of any of the Parent Specified Conditions,

then, in either case, subject to Section 2.04(a)(vi)(B), the Company shall provide Parent with written notice (a “Parent Failure Notice”) of such Parent Failure setting out reasonable details thereof together with an estimate of the Losses.

(B) If Parent fails to remedy the Parent Failure within ten (10) Business Days of receipt of the Parent Failure Notice, then the Company shall be entitled to either waive all or part of the relevant Parent Specified Condition or, within a further period of five (5) Business Days, send Parent written notice (the “Parent Pre-Termination Notice”) of its intent to terminate the Scheme and this Agreement.

(C) If the Company delivers a Parent Pre-Termination Notice and Parent disputes any aspect of the Parent Pre-Termination Notice, Parent may refer the matter in dispute to the Expert to be resolved in accordance with Section 2.06.

(D) The Parent Specified Conditions will be deemed to have been fulfilled where either:

(1) no Parent Failure Notice is issued on or before the Pre-General Meeting Date; or

(2) if a Parent Failure Notice was issued before the Pre-General Meeting Date but (x) the Company waives the relevant Parent Specified Condition(s) or no Parent Pre-Termination Notice is issued within the above time period or (y) if a Parent Pre-Termination Notice is issued within the above time period, the Expert determines within the ten (10) Business Day period that a Parent Failure has not occurred and the Parent Failure Notice should not have been issued.

(b) [Reserved.]

Section 2.05 Fulfillment of the Scheme Conditions.

(a) Each Party shall (to the extent that it is within its power to do so) use its reasonable endeavors to procure the fulfillment of the Scheme Conditions and to achieve the implementation of the Scheme.

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(b) The Scheme Conditions in Sections 2.04(a)(i), (ii)(A), (ii)(B), (ii)(C), (ii)(D), (ii)(E), (ii)(F), (ii)(G), (ii)(I), (ii)(M) and (ii)(N) are regulatory in nature and cannot be waived.

(c) The Scheme Conditions in Sections 2.04(a)(ii)(H), (ii)(J), (ii)(K), (ii)(L), (iii) and (v) can be waived by written agreement between Parent and the Company.

(d) Save as may be expressly provided for elsewhere in this Agreement, the Party which is primarily responsible for procuring the fulfillment of a Scheme Condition shall be responsible for:

(i) paying any filing or application fees and other costs payable to any authority for that purpose;

(ii) preparing, submitting and prosecuting any filing, application or request required for that purpose;

(iii) keeping the other Party generally informed as to the progress made in seeking fulfillment of that Scheme Condition, and shall, as soon as it becomes aware of the fulfillment or failure, as the case may be, of such Scheme Condition, deliver written notice thereof to the other Party;

(iv) paying the costs of any advisers or representatives engaged by it for that purpose; and

(v) the Party primarily responsible for procuring fulfilment of a Scheme Condition which relates to an approval, clearance or non-opposition by a Governmental Authority shall provide the other Party and its external advisers with:

(A) reasonable notice of, and (to the extent permitted by the Governmental Authority) the opportunity to participate in, all hearings, meetings and telephone calls with that Governmental Authority which: (i) relate to consideration of the substance or merits of the application for such approval, clearance or non-opposition; or (ii) otherwise have a bearing on such approval, clearance or non-opposition; and

(B) a reasonable opportunity to comment on the draft of the application for such approval, clearance or non-opposition and any filing, submission, response or correspondence which relates to the substance or merits of that application or which otherwise has a bearing on the application and amend such draft to the extent reasonably necessary to take account of all reasonable comments received.

(e) The Parties have agreed to instruct Webber Wentzel to prepare the joint merger filing which will be submitted to the relevant Competition Authorities for purposes of fulfilling the Scheme Condition in Section 2.04(a)(ii)(M)(2) (the “Merger Notification”) and the Parties agree that Webber Wentzel will lodge and file the Merger Notification on the Parties’ behalf.

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(f) The legal costs and fees incurred by Webber Wentzel in connection with gathering and collecting information required for the Merger Notification and the filing fees payable in connection with the Merger Notification shall be shared equally between Parent and the Company.

(g) Each Party undertakes to the other to do everything reasonable and within its power and control to ensure that the Merger Notification is completed and submitted to the Competition Authorities for approval as soon as possible and by no later than fifteen (15) Business Days after the date of this Agreement (or within such extended period as Parent and Company may agree in writing).

(h) An announcement will be released on SENS and, if required, published in the South African press after:

(i) the fulfilment or waiver, as the case may be, of all of the Scheme Conditions;

(ii) the non-fulfilment of any Scheme Condition as a result of which the Scheme will lapse; or

(iii) if the Scheme has not become unconditional by the Outside Date then, notwithstanding anything to the contrary the Scheme shall ipso facto cease to be of force and effect and the Scheme shall not be implemented;

(i) The Parties shall be entitled to amend the Outside Date and/or the Publication Date by written agreement and, if required, with the approval of the TRP. If the Outside Date or the Publication Date is amended, the amended date will be released on SENS and, if required, published in the South African press.

(j) The Company shall communicate to its shareholders and the TRP by no later than the Business Day prior to the commencement of the Company Shareholders’ Meeting whether the conditions contemplated in Section 2.04(a)(v) have been satisfied. In the event that any of the relevant conditions contemplated in Section 2.04(a)(v) have failed (as determined in accordance with Section 2.04(a)(vi) and Section 2.06, as applicable) such that the Scheme is not capable of becoming unconditional and being implemented, the Company shall proceed to convene the Company Shareholders’ Meeting for the purpose of communicating the failure of such Scheme Conditions and impact of such failure on the Scheme to Scheme Participants attending the Company Shareholders’ Meeting.

(k) Notwithstanding anything to the contrary contained herein, the Company shall only rely on the failure of any of the conditions contemplated in Section 2.04(a)(v) (as determined in accordance with Section 2.04(a)(vi) and Section 2.06, as applicable) to furnish a Termination Notice after the Company Shareholders’ Meeting and then only if the Scheme Participants have voted in favor of the Scheme (given that the Scheme will in any event fail if Scheme Participants do not vote with the required majority in favor of the Scheme). The furnishing by the Company of such Termination Notice shall (unless the TRP permits the Termination Notice to be issued by the Company without further evidence that the issue is supported by holders of a majority of the Company’s Ordinary Shares, whether such support is secured by way of shareholder resolution or otherwise) be required to be supported by holders of a majority of the Company’s Ordinary Shares. If the Company intends to rely on the failure of any of the conditions contemplated in Section 2.04(a)(v) (as determined in accordance with Section 2.04(a)(vi) and Section 2.06, as applicable) to furnish a Termination Notice after the Company Shareholders’ Meeting, then the Company shall not be obliged to apply for a Clearance Certificate from the TRP (in fulfilment of the condition in Section 2.04(a)(ii)(M)(1)) pending the completion of the process pursuant to which the Company seeks authority from holders of a majority of the Company’s Ordinary Shares to issue a Termination Notice. The Scheme shall not become of force or effect if the Company (with the requisite shareholder approval or with TRP approval, as the case may be) issues such Termination Notice. If the Company intends (with the requisite shareholder approval) to issue a Termination Notice in these circumstances, the Scheme corporate action timetable (as detailed in the Scheme Circular) shall be extended to afford the Company the required reasonable time to determine whether the Company shareholders support the issue of such Termination Notice.

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Section 2.06 Expert Determination.

(a) The Company, Parent and Merger Sub each agree and acknowledge that the Company Specified Conditions and the Parent Specified Conditions are the only matters which may be referred to an Expert for determination (or the matters underlying as giving rise to such matter and matters incidental thereto or consequent thereon). It being recorded that the sole purpose of the Expert is to make a final determination aimed at achieving objective certainty as to whether the Scheme Conditions in Sections 2.04(a)(iii) and (v) have or have not been fulfilled by making a determination whether a Company Termination Notice and/or a Parent Pre-Termination Notice was in the Expert’s determination validly issued or not. The Expert determination shall have no relevance to or impact on the Parties’ rights or obligations outside of the aforesaid narrow purpose.

(b) In the event that an Expert is required to be appointed, then Company and Parent must:

(i) sign whatever reasonable terms of engagement the Expert requires; and

(ii) use reasonable efforts to provide the Expert with any information reasonably required by the Expert.

(c) The Expert will act as an expert and not as an arbitrator and must determine the matter:

(i) having regard to the terms of this Agreement;

(ii) according to whatever procedures the Expert decides, in the Expert’s reasonable discretion, but subject to the requirements of procedural fairness; and

(iii) exercising the Expert’s own skill, judgment and experience.

(d) Any costs (including for the avoidance of doubt, the costs of the Expert and its advisors) incurred in respect of the determination of the matter shall be borne by the Parties in equal shares, unless otherwise determined by the Expert.

(e) The Company and Parent must use their respective reasonable endeavors to ensure that the Expert gives a written decision in relation to its finding as soon as possible, but in any event within ten (10) Business Days after its appointment (a “Decision”) and, to the extent required under this Agreement or applicable Law, will procure that the Expert consents to the publication of its Decision (or a summary or extract thereof). The Expert must give reasons for its Decision.

(f) An Expert’s Decision is, in the absence of manifest error, final and binding on the Company, Parent and Merger Sub and all Scheme Participants, as applicable.

(g) To the extent reasonably necessary, the Company and Parent shall delay or postpone the Company Shareholders’ Meeting and the Parent Stockholders’ Meeting, respectively, so that it can be finally determined in accordance with Section 2.04(a)(iv), Section 2.04(a)(vi) and/or this Section 2.06, as applicable, whether the Parent Specified Conditions or the Company Specified Conditions, as the case may be, have been satisfied. Notwithstanding anything to the contrary contained in this Agreement, solely in the event it is finally determined that the Parent Specified Conditions have not been satisfied in accordance with the foregoing, the Company Independent Board, the Company’s board of directors and/or any committee thereof shall be entitled to make a Company Adverse Recommendation Change set forth in clause (i) or (ii) of the definition thereof (or, solely with respect to such clauses, a Company Adverse Recommendation Change set forth in clause (vi) of the definition thereof).

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Section 2.07 Company Undertakings for Implementation of the Scheme.

(a) Court Approval. If the Scheme Resolutions are approved at the Company Shareholders’ Meeting in accordance with the SACA and court approval is required in terms of section 115(3)(a) or 115(3)(b) of the SACA, the Company shall:

(i) not treat the Scheme Resolutions as a nullity; and

(ii) use its reasonable endeavors to ensure that the Scheme is approved by the court, including, if the Scheme Resolutions require the approval of a court as contemplated in section 115(3)(a) of the SACA, applying to court for approval within ten (10) Business Days after the vote as provided for in section 115(5) of the SACA or, in the circumstances contemplated in section 115(3)(b) of the SACA, opposing an application by a person who voted against the Scheme Resolutions.

(b) Dissenting Shareholders.

(i) If a Dissenting Shareholder ceases to be a Dissenting Shareholder (other than as a result of the Company acquiring the Dissenting Shareholder’s Company Ordinary Shares pursuant to section 164 of the SACA), then it shall become a Scheme Participant and be entitled to receive the Scheme Consideration.

(ii) The Company shall keep Parent informed, as is reasonably required, as to all communications between the Company and any Dissenting Shareholders and the Company shall consult with Parent before taking any material steps (including sending correspondence or making any offer) in relation to any Dissenting Shareholder.

(iii) Any payment required to be made to a Dissenting Shareholder shall be made by the Company (through an escrow, if necessary) and not Parent.

(c) Fairness Opinion. The Company undertakes that:

(i) it shall use reasonable endeavors to procure that the Final Fairness Opinion is issued in a timely manner. The Final Fairness Opinion shall be included in the Scheme Circular;

(ii) save in the event and to the extent required in order to comply with the Company Independent Board’s duties as a result of the Final Fairness Opinion concluding that the Scheme Consideration is not fair and/or not reasonable, and subject to any Company Adverse Recommendation Change effected in accordance with Section 5.02, the Company Independent Board’s opinion and/or recommendation referred to in Section 2.03(f)(ii) shall be incorporated in the Scheme Circular and shall not at any time be withdrawn, modified or qualified.

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(d) Scheme Documents. The Company undertakes that it shall:

(i) jointly, with Parent, prepare the Scheme Circular together with any and all amendments thereto and all such other documents as are required by law in connection with the Scheme in any jurisdiction, and, in particular, endeavouring to procure that such documents are approved by the TRP and the JSE and any other relevant Governmental Authorities;

(ii) jointly, with Parent, make such dispensation, exemption or ruling applications to the TRP, JSE or SEC as may be required or convenient in order to implement or facilitate the Scheme;

(iii) post the Scheme Circular (and any required notices, reports and/or communications), convene the Company Shareholders’ Meeting and attend to such other matters as may be necessary or desirable to propose and implement the Scheme;

(iv) transmit the Scheme Circular, and any notices, reports and/or communications, which are made generally available by the Company to Company Shareholders regarding the Scheme to the Depositary and, by written request to the Depositary, procure the transmittal of the Scheme Circular and any required notices, reports and/or communications to the holders of Company ADSs, in accordance with the procedures described in the Deposit Agreement;

(v) procure, by written request to the Depositary, the mailing of a notice, including a voter instruction card, to holders of Company ADSs so that they may provide voting instructions to the Depositary as to the manner in which to vote the Company Ordinary Shares held by the Depositary as Company ADSs for the benefit of holders of Company ADSs, in the Company Shareholders’ Meeting for the purpose of voting on the approval of the Scheme Resolutions in accordance with the voting procedures described in the Deposit Agreement.

(e) Secondary Listing. The Company undertakes to provide all reasonable assistance and information that Parent and Merger Sub may require for the preparation of the SA Prospectus (and the disclosures contained therein) and submission of any reports, documents and communications to the CIPC and the JSE, as may be required from time to time, for the purposes of procuring the secondary inward listing of the Parent Common Stock on the Main Board of the JSE.

(f) Delisting. The Company undertakes that, as soon as possible after all of the Scheme Conditions have been fulfilled or, if applicable, waived, the Company shall apply to the JSE for the Delisting of the Company in accordance with the JSE Listings Requirements.

(g) No Amendment. The Company shall not propose, agree to or permit any amendment, variation or modification of the Scheme or Scheme Consideration and no amendment, variation or modification thereof shall be valid without the prior written agreement of Parent and, to the extent required, the TRP.

(h) General. The Company undertakes that if the Scheme Resolutions are approved by the Company Shareholders (including, for the avoidance of doubt, holders of Company Ordinary Shares represented by Company ADSs) and the Scheme becomes unconditional in accordance with its terms, the Company shall use its commercially reasonable efforts to implement the Scheme.

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Section 2.08 Fractional Shares. Any entitlements to fractions of Scheme Consideration Shares that otherwise would be issuable pursuant to the Scheme shall be rounded down to the nearest whole number of Scheme Consideration Shares, resulting in allocations of whole Scheme Consideration Shares only and a cash payment for any fractional shares resulting from such rounding. The amount of the cash payment for the fractional entitlement to Scheme Participants will be determined in the manner provided for in the JSE Listings Requirements and detailed in the Scheme Circular.

Section 2.09 Delisting. On the Business Day immediately following the Scheme Implementation Date, the Company Ordinary Shares and the Company ADSs will cease to be listed on the JSE and the NYSE, respectively (“Delisting”). Application for the Delisting shall be made in due time in accordance with the JSE Listings Requirements (as read with paragraph 1.17 of the JSE Listings Requirements regarding automatic delisting of shares from the JSE following the implementation of a scheme of arrangement) and the requirements and rules of the NYSE.

Section 2.10 Certain Adjustments. Without limiting the provisions of this Agreement, if, from the date hereof until the Scheme Implementation Date, the outstanding shares of Parent Common Stock or Company Ordinary Shares or Company ADSs shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar transaction, the Scheme Consideration and any items on which the calculation of the Scheme Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of Company Ordinary Shares or Company ADSs (including the holders of Company Options, Company RSUs and Company SARs) the same economic effect as contemplated by this Agreement prior to such event.

Section 2.11 Company Share-Based Plans.

(a) On the Scheme Implementation Date, each Company Share Plan will be assumed by Parent.

(b) Subject to Section 2.11(g) below, on the Scheme Implementation Date and by virtue of the Scheme and without any action on the part of the holders thereof, each award of options to purchase Company Ordinary Shares (a “Company Option”) that is outstanding immediately prior to the Scheme Implementation Date, whether or not vested, shall be assumed by Parent, and shall represent the right to purchase that number of shares of Parent Common Stock equal to the product of the number of Company Ordinary Shares underlying such Company Option immediately prior to the Scheme Implementation Date multiplied by the Per Share Scheme Consideration, with any fractional shares rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) with a per-share exercise price of such Company Option equal to the quotient obtained by dividing (A) the exercise price per Company Ordinary Share subject to such Company Option immediately prior to the Scheme Implementation Date by (B) the Per Share Scheme Consideration (rounded up to the nearest whole cent). Each Company Option so assumed shall have the same terms and conditions applicable to the corresponding Company Option immediately prior to the Scheme Implementation Date, including all time-based vesting conditions and expiration date, except as set forth herein. To the extent applicable to each grantee, the number of shares of Parent Common Stock underlying any such Company Option, the exercise price, and the other terms and conditions of any such Company Option will be determined in a manner consistent with the requirements of Section 409A of the Code.

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(c) Subject to Section 2.11(g) below, on the Scheme Implementation Date, by virtue of the Scheme and without any action on the part of the holders thereof, each Company RSU award that is outstanding but unvested as of immediately prior to the Scheme Implementation Date shall be assumed by Parent and shall represent the right to receive that number of shares of Parent Common Stock equal to the product of (i) the number of Company Ordinary Shares underlying such Company RSU award immediately prior to the Scheme Implementation Date multiplied by (ii) the Per Share Scheme Consideration, with any fractional shares rounded down to the nearest lower whole number of shares of Parent Common Stock. Each Company RSU so assumed shall have the same terms and conditions applicable to the corresponding Company RSU immediately prior to the Scheme Implementation Date including all vesting conditions and/or the requirements of Section 409A of the Code.

(d) Notwithstanding anything in Section 2.11(c) to the contrary, on the Scheme Implementation Date, by virtue of the Scheme and without any action on the part of the holders thereof, each Company RSU that is vested in accordance with its terms immediately prior to the Scheme Implementation Date (each, a “Vested Company RSU”) shall be cancelled in exchange for the right to receive the Scheme Consideration.

(e) On the Scheme Implementation Date, by virtue of the Scheme and without any action on the part of the holder thereof, each outstanding stock appreciation right with respect to shares of Company Ordinary Shares (each, a “Company SAR”), whether or not vested, shall be assumed by Parent on the same terms and conditions as were applicable under such Company SAR immediately prior to the Scheme Implementation Date, including any provisions for acceleration, except that such Company SAR shall constitute a stock appreciation right with respect to the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Ordinary Shares subject to such Company SAR immediately prior to the Scheme Implementation Date by (y) the Per Share Scheme Consideration. Any exercise price per share of Parent Common Stock subject to any such Company SAR at and after the Scheme Implementation Date shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price per share of Company Ordinary Share subject to such Company SAR immediately prior to the Scheme Implementation Date divided by (B) the Per Share Scheme Consideration.

(f) Following the Scheme Implementation Date, no holder of a Company Option, Company RSU, Company SAR or any participant in a Company Plan or other employee benefit arrangement of the Company or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any share capital or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company or its Subsidiaries.

(g) Prior to the Scheme Implementation Date, the Company and the Company Board (and any committees thereof) in consultation with Parent shall take all necessary or appropriate action (including obtaining any required consents or opinions) to effectuate the assumption of the Company Share Plans, Company Options, Company RSU and Company SAR awards by Parent in accordance with the terms of this Section 2.11 and the assignment to Parent of the authorities and responsibilities of the board of directors of the Company or any committee thereof under the applicable Company Plans that govern such Company Options, Company RSU and Company SAR awards.

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Section 2.12 Withholding Tax.

(a) Notwithstanding anything in this Agreement to the contrary, each of the Parent, the Company, Merger Sub and the exchange agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct or withhold (or cause to be deducted and withheld) with respect to the making of such payment under any provision of federal, state, local or foreign Tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock). To the extent that amounts are so deducted or withheld by the Parent, the Company, Merger Sub or the exchange agent, as the case may be, and paid over to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made by Parent, the Company, Merger Sub or the exchange agent, as the case may be, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(b) Subject to Section 7.11, each Party hereto is relying solely on the advice of his, her or its own Tax advisors with respect to the Tax consequences of the Scheme.

Article 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule (subject to the first sentence of Section 1.02(c)) or (b) as disclosed in the Company SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC after one (1) Business Day prior to the date of this Agreement; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 3.01 or Section 3.05(a), which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Schedule, but (with respect to clause (b)) only to the extent (A) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub that:

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Section 3.01 Corporate Existence and Power. The Company is a company duly formed, validly existing and in good standing under the Laws of the Republic of South Africa. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date hereof, the Company has made available to Parent true and complete copies of the memorandum of incorporation of the Company as in effect on the date hereof. The Company is not in violation of, in conflict with, or in default under, its memorandum of incorporation.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate power and authority and, except for the required approval of the Company’s shareholders in connection with the implementation of the Scheme, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative approval of the Scheme by the holders of more than seventy-five percent (75%) of the outstanding Company Ordinary Shares (the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s share capital necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Limitations”).

(b) The Company Board has determined that, on the basis of the information at the disposal of the Company Board and having regard to the Pre-Final Fairness Opinion, the Company Board considers the Scheme and the terms of the Transactions as fair and reasonable to the Company Shareholders and in the best interests of the Company and the Company Shareholders and intends to recommend that the Company Shareholders vote in favor of all shareholder resolutions required by the Company to implement the Transactions (together with the recommendation of the Company Independent Board that the shareholders of the Company approve the Scheme, being referred to as the “Company Board Recommendation”). As of the date hereof, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

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Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act, the SACA and any other applicable securities Law, (b) compliance with any applicable requirements of the JSE and NYSE, (c) compliance with any applicable requirements of Competition Laws, (d) compliance with any applicable requirements of the Exchange Control Regulations, and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to implement the Scheme.

Section 3.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not, assuming the authorizations, consents and approvals referred to in Section 3.03 are obtained, (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien, other than any Company Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to implement the Scheme.

Section 3.05 Capitalization.

(a) The authorized share capital of the Company consists of 1,000,000,000 Company Ordinary Shares with no par value and 100,000,000 preference shares with no par value. As of the close of business on October 6, 2023, there were (i) 554,020,612 Company Ordinary Shares issued and outstanding (excluding treasury shares); (ii) zero preference shares issued and outstanding, (iii) zero options to purchase Company Ordinary Shares issued and outstanding, each of which is or will be exercisable for one (1) Company Ordinary Share; (iv) zero Company RSUs issued and outstanding, each of which is payable upon vesting as one (1) Company Ordinary Share; and (v) 45,725,000 Company SARs. The Company does not have outstanding any warrants, bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in the foregoing clauses (i) through (v), as of the date hereof, there are no issued, reserved for issuance or outstanding (A) shares of share capital or other voting securities of or other ownership interests in the Company, (B) securities of the Company convertible into or exchangeable for share capital or other voting securities of or other ownership interests in the Company, (C) warrants, calls, options or other rights, commitments or Contracts to acquire from the Company, or other obligation of the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any share capital, voting securities or securities convertible into or exchangeable for share capital or other voting securities of or other ownership interests in the Company, including, without limitation, pursuant to any earn-out or similar provision, (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights issued or granted by the Company or any of its Subsidiaries or other commitments that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other voting securities of or other ownership interests in the Company, or (E) obligations by the Company to make any payments based on the price or value of any of the foregoing.

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(b) Section 3.05(b) of the Company Disclosure Schedule sets forth, as of the date hereof, the holder of each outstanding Company SAR award, the grant date of such Company SAR award, the number of Company Ordinary Shares subject to such Company SAR award, the per-share exercise price of such Company SAR, the expiration date of such Company SAR, the vesting conditions applicable to such Company SAR award (including the vesting schedule and any provisions for accelerated vesting applicable to such Company SAR award). The Company has not taken any action to accelerate the vesting of any Company SAR in connection with the Transactions or otherwise.

(c) All outstanding share capital of the Company has been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(d) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any securities of the Company. All outstanding share capital of the Company’s Subsidiaries has been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. No Subsidiary of the Company owns any share capital of the Company or any securities of the Company.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization, except where the failure to be in good standing can be corrected without the payment of a material sum and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) Section 3.06(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. The Company owns, beneficially and of record, directly or indirectly, the amount and percentage of the issued and outstanding corporate or similar (as applicable) ownership, voting or similar securities or interests in such Company Subsidiary, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Company Permitted Liens, as shown on Section 3.06(b) of the Company Disclosure Schedule. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (x) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (x) through (z), together with the capital stock of, other voting securities of, and any other equity interests in each Subsidiary of the Company being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since March 31, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date hereof), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

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(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date hereof), each Company SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters from the SEC since March 31, 2020 through the date hereof with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of the Company Balance Sheet Date and such assessment concluded that as of such date such controls were effective at the reasonable assurance level.

(g) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with GAAP and applicable Law. The Company’s certifying officers have evaluated the effectiveness of the Company’s internal controls as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). To the extent required to do so, the Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of such internal controls based on their evaluations as of the Evaluation Date. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Since March 31, 2020, neither the Company nor its auditors has identified any significant deficiencies or material weaknesses in the Company’s internal controls and, as of the date hereof, to the Knowledge of the Company, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal controls or, to the Company’s Knowledge, any other factors that could significantly affect the Company’s internal controls. To the Knowledge of the Company, since March 31, 2020, no complaints from any source regarding accounting, internal controls or auditing matters have been received by the Company, which, if the allegations underlying such complaints were true, would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, and the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

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(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since March 31, 2020, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE and the JSE Listings Requirements.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, NYSE or the JSE, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date, except as set forth in Section 3.07(k) of the Company Disclosure Schedule, there has been no transaction or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date hereof, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 13 of Form 10-K under the Exchange Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 3.08 Financial Statements.

(a) The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (the “Company Financial Statements”) (a) fairly present in all material respects, in conformity with GAAP (except as may be indicated in such financial statements or the notes thereto or as permitted by the rules and regulations of the SEC, or, in the case of unaudited condensed consolidated interim financial statements, the absence of notes thereto) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited condensed consolidated interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, the absence of notes thereto).

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(b) The audited consolidated financial statements of the Company in respect of the financial years ending on March 31, 2022 and 2023 published in terms of the JSE Listings Requirements (a) give a true and fair view of the state of affairs and financial condition of the Company and its consolidated Subsidiaries as of the end of the relevant financial periods and of the results, profit, loss, cash flow and changes in equity of the Company and its consolidated Subsidiaries for such periods; (b) comply in all material respects with the applicable accounting requirements of the JSE and with the JSE Listings Requirements; and (c) have been prepared in accordance with IFRS applied on a consistent basis throughout the relevant periods and, have been audited in accordance with International Standards on Auditing.

Section 3.09 Absence of Certain Changes.

(a) Except as set forth in Section 3.09 of the Company Disclosure Schedule, from the Company Balance Sheet Date and through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Scheme Implementation Date without Parent’s consent, would constitute a breach of Section 5.01.

(b) Since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

Section 3.10 No Undisclosed Material Liabilities. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date hereof; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.11 Compliance with Laws and Orders; Governmental Authorization.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is and since March 31, 2020 has been in compliance with all applicable Laws and Orders, and to the Knowledge of the Company, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority or arbitrator (public or private) outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and since March 31, 2020, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since March 31, 2020, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization and which allegations in such written notice have not been fully resolved to the satisfaction of such Governmental Authority prior to the date hereof.

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no material Proceeding or, to the Knowledge of the Company, material investigation, pending against, or, to the Knowledge of the Company, threatened, in writing or otherwise, against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such or related to their activities with the Company or any Subsidiary), and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to form the basis for any Proceedings or investigation, nor is the Company or any of its Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement with any Governmental Authority or arbitrator (public or private) under which the Company or any such Subsidiary has any outstanding legal obligations.

Section 3.13 Properties.

(a) Neither the Company nor any of its Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth as of the date hereof, the address of all Company Leased Real Property over 4,000 square feet, the identity of the lessor, lessee and current occupant (if different from the lessee) of such Company Leased Real Property and a list, as of the date hereof, of all such leases, subleases, licenses and other occupancy agreements related thereto, including all amendments and supplements thereto and guaranties thereof (the “Company Real Property Leases”). The Company has made available to Parent complete, correct and accurate copies of each Company Real Property Lease. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Company Leased Real Property over 4,000 square feet or any portion thereof. The Company Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in the conduct of their respective businesses.

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(c) The Company or one of its Subsidiaries owns good and valid and legally compliant leasehold title (to the extent such concepts are applicable in the jurisdiction(s) governing such leasehold title) to the Company Leased Real Property free and clear of all Liens, except (i) Company Permitted Liens and (ii) in respects that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.14 Intellectual Property.

(a) The Company and its Subsidiaries (i) exclusively own, without Liens or restrictions (except for Company Permitted Liens), all Company Owned Intellectual Property Rights, and (ii) have a valid right and license to use all Company Licensed Intellectual Property Rights that are sufficient for carrying out the business of the Company and its Subsidiaries. To the Knowledge of the Company, all of the Intellectual Property Rights registered, issued or the subject of a pending application with a Governmental Authority (“Registered Intellectual Property Rights”) of the Company and its Subsidiaries are valid and in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Nothing in this Section 3.14(a) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, for which the sole representations and warranties are set forth in Section 3.14(b).

(b) As of the date hereof, to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since April 1, 2020, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no Proceeding to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, investigation, pending against or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Owned Intellectual Property Rights or Company Licensed Intellectual Property Rights, (B) alleging that any Company Intellectual Property Right is invalid or unenforceable, or seeking to oppose or cancel any Company Owned Intellectual Property Right, or (C) alleging that the use of any Company Owned Intellectual Property Rights or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for each of (A), (B) and (C) for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company Owned Intellectual Property Rights and, to the Knowledge of the Company, none of the Company Licensed Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property Rights, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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(d) Section 3.14(d) of the Company Disclosure Schedule contains a true and complete list of all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered internet domain names, (iv) registered copyrights and applications for copyright registration, and (v) any other Intellectual Property that is, including in each case of (i) through (iv), the subject of an application, certificate, filing, registration or other document issued, filed, or recorded by or with any Governmental Authority or quasi-governmental authority anywhere in the world, including internet domain name registries, which are owned by, registered or filed in the name of, the Company or any of its Subsidiaries, and where applicable the jurisdiction in which each of the foregoing items has been applied for, filed, issued or registered (collectively, the “Company Registered IP”). Section 3.14(d) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken by the Company or any of its Subsidiaries within one hundred and twenty (120) days of the Scheme Implementation Date with respect to any of the Company Registered IP in order to avoid prejudice to, impairment or abandonment of the Company Registered IP.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted any third party exclusive rights to or under any Company Intellectual Property Rights, (ii) transferred ownership of any Intellectual Property to any third party, or (iii) permitted the Company’s or any Company Subsidiary’s rights in any Company Owned Intellectual Property Rights to lapse or enter the public domain.

(f) Neither the execution, delivery and performance of this Agreement or any ancillary agreements will (i) constitute a breach of or default under any instrument, license or other Contract pursuant to which the Company or any of its Subsidiaries granted to any third party any rights in any Company Intellectual Property Rights or pursuant to which the Company or any of its Subsidiaries received licenses in any Company Licensed Intellectual Property Rights, (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property Rights, or (iii) materially impair the right of the Company or any of its Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Intellectual Property Rights.

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any third party as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Intellectual Property Rights and none shall become payable as a result of the consummation of the transactions set forth herein.

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(h) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all of its confidential information and all confidential information disclosed to it by third parties. All current and former officers, employees, consultants and independent contractors of the Company and any of its Subsidiaries having access to confidential information and/or proprietary information of the Company or any of its Subsidiaries have executed and delivered to the Company or any of its Subsidiaries an agreement regarding the protection of such information. The Company and each of its Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements substantially in the form provided to Parent from all current and former employees and consultants of the Company and each of its Subsidiaries. Notwithstanding the foregoing, the Company and each of its Subsidiaries has secured valid written assignments from all of the Company’s or any of its Subsidiaries’ current and former consultants, independent contractors, founders and employees, who were involved in or who contributed to the creation or development of any Company Intellectual Property Rights, pursuant to which (i) the Company or any of its Subsidiaries has obtained unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights therein and (ii) the assignee waived all right, title and interest in and to all Intellectual Property Rights therein, including moral rights and the right to receive royalties or other consideration. No current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property Rights.

(i) None of the Company, any of its Subsidiaries and any other party acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or could reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries, or any other party acting on behalf of the Company or any of its Subsidiaries to any party of any Company Source Code. As used in this Section 3.14(i), “Company Source Code” means, with respect to any Company Intellectual Property Rights, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code.

(j) Section 3.14(j) of the Company Disclosure Schedule lists all Open Source Materials that have been incorporated into, combined with or distributed with any Company products or services. Neither the Company nor any of its Subsidiaries or a third party acting on behalf of the Company or any of its Subsidiaries has distributed or incorporated into, combined with or used with any Company Intellectual Property Rights any Open Source Material that is subject to any agreement or license with terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing, the software (A) be disclosed, made available or distributed in source code or object code form; (B) be licensed for the purpose of making derivative works available and/or redistributable; (C) be licensed under terms that allow or permit any third party to decompile, recompile, update, modify, reverse engineer, reverse assemble or disassemble all or any part of the software or merge the software into any other software; or (D) be redistributable at no charge.

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(k) Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of or a contributor to any industry standards body or any similar organization that could reasonably be expected to require the Company or any of its Subsidiaries to grant or offer to any third party any license or right to any Company Intellectual Property Rights.

(l) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of material Company IT Assets in the control of the Company and its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) to the Knowledge of the Company, no Person has gained unauthorized access to such material Company IT Assets (or, to the Knowledge of the Company, the information and transactions stored or contained therein or transmitted thereby). To the Knowledge of the Company, the Company IT Assets and Company Owned Intellectual Property Rights do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software, other than documented security features.

(m) Other than as set forth in Section 3.14(m) of the Company Disclosure Schedule, no government funding or other incentives, facilities or resources of a university, college, other educational institution or research center, or funding from third parties (a “Governmental Grant”) was used in or received for the development of the Company’s products, services or any Company Owned Intellectual Property Rights or, to the Knowledge of the Company, Company Licensed Intellectual Property Rights and neither the Company nor any of its Subsidiaries has requested to receive any such funding or incentives. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. No Governmental Authority has any rights in any Company Intellectual Property Rights. Section 3.14(m) of the Company Disclosure Schedule describes in detail all Governmental Grants used in the development of Company Owned Intellectual Property Rights, all agreements in respect of said Governmental Grants and a list of all Company Owned Intellectual Property Rights that were developed using any Governmental Grants. The Company’s products (either marketed and/or under development) are not subject to any obligations or restrictions arising in connection with Government Grants and the Company’s products (either marketed and/or under development) do not incorporate any Company Owned Intellectual Property Rights that are arising from or consist of Intellectual Property Rights that were developed using any Governmental Grants. The Company and its Subsidiaries are in full compliance with all applicable laws, rule, guidelines, undertakings and agreements related to the Governmental Grants and no circumstances have occurred that will result in the cancellation of and/or an obligation by the Company, its Subsidiaries or Parent or its Subsidiaries to return any Governmental Grant.

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(n) Except as set forth in Section 3.14(n) of the Company Disclosure Schedule, the Company and its Subsidiaries have a privacy policy (the “Company Privacy Policy”) regarding the collection and use of Company Personal Data, a true, correct and complete copy of which has been made available to Parent prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in material compliance with all applicable Laws (and such party’s respective contractual commitments) regarding the collection, use, retention, transfer and protection of Company Personal Data and with the Company Privacy Policy, including database registration requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable actions (including implementing and monitoring compliance with measures with respect to technical and physical security) intended to protect Company Personal Data maintained by the Company or any of its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use (a “Security Incident”) of any such Company Personal Data maintained by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Person processing Company Personal Data has experienced a Security Incident affecting Company Personal Data. Neither the Company, its Subsidiaries, nor any Person acting at their direction or authorization has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. The execution, delivery and performance of this Agreement and all related documents and the consummation of the Transactions do not materially violate the Company Privacy Policy. Upon the Scheme Implementation Date, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and/or its applicable Subsidiaries will continue to have the right to use Company Personal Data on identical terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Scheme Implementation Date.

Section 3.15 Taxes.

(a)

(i) Each Company Tax Return required to be filed with any Governmental Authority by the Company or any of its Subsidiaries has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Authority all income and other material Taxes due and payable;

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(iii) the Company and each of its Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, and all Company Tax Returns required with respect thereto have been properly completed in all material respects and timely filed, in each case except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Financial Statements;

(iv) the Company and each of its Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Company Financial Statements;

(v) except as set forth in Section 3.15(a)(v) of the Company Disclosure Schedule, there is no Proceeding against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any Company Tax Return and, to the Knowledge of the Company, there is no investigation, material dispute or claim against or with respect to the Company or any of its Subsidiaries, pending or, to the Knowledge of the Company, threatened or otherwise claimed or raised in respect of any Tax or any Company Tax Return. All deficiencies asserted or assessments made in writing against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid;

(vi) none of the Company or any of its Subsidiaries has consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority (other than any extension which is no longer in effect and routine extensions in the ordinary course of business) and none of the Company nor any of its Subsidiaries has waived any statute of limitations;

(vii) no jurisdiction where no Company Tax Return has been filed or no Tax has been paid has made or, to the Knowledge of the Company, threatened to make a claim for the payment of any Tax or the filing of any Company Tax Return;

(viii) except as otherwise provided on Section 3.15(a)(viii) of the Company Disclosure Schedule, no power of attorney granted by or with respect to the Company or any of its Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of the Company or any of its Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any corresponding or similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to the Company or any of its Subsidiaries;

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(ix) [reserved];

(x) Except as otherwise provided on Section 3.15(a)(x) of the Company Disclosure Schedule, the Company is neither a controlled foreign corporation (as defined in Section 957 of the Code or any corresponding or similar provision of any state, local or non-U.S. Law) nor a passive foreign investment company (as defined in Section 1297 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)). None of the Company or any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any corresponding or similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) or other entity the income of which is or could be required to be included in the income of the Company or any of its Subsidiaries;

(xi) none of the Company or any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xii) none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for (A) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, including, but not limited to, as the result of an election under Section 965(h) of the Code, or (B) any Tax period (or portion thereof) ending after the Scheme Implementation Date, as a result of any (1) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (2) installment sale or other open transaction disposition made on or prior to the Scheme Implementation Date; (3) prepaid amount, refund or credit received on or prior to the Scheme Implementation Date (other than prepaid amount incurred in the ordinary course of business and listed on Section 3.15(a)(xii) of the Company Disclosure Schedule); (4) change in accounting method for a taxable period ending on or prior to the Scheme Implementation Date; (5) use of an improper method of accounting for a taxable period ending on or prior to the Scheme Implementation Date; or (6) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Scheme Implementation Date;

(xiii) Section 3.15(a)(xiii) of the Company Disclosure Schedule sets forth each corporation, joint venture, partnership, or other entity in which the Company or any of its Subsidiaries owns an equity interest and in which any Person other than the Company or any of its Subsidiaries also owns an equity interest, and the interest owned by the Company or the Subsidiary;

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(xiv) all payments by, to, or among the Company and its Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority;

(xv) all material records which the Company and each of its Subsidiaries is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by the Company and each of its Subsidiaries, have been duly kept in all material respects and are available for inspection at the premises of the Company or applicable Subsidiary;

(xvi) except as set forth in Section 3.15(a)(xvi) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(xvii) all of the Company’s and each of its Subsidiaries’ property that is subject to a material amount of property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of such property constitutes omitted property for property Tax purposes;

(xviii) none of the Company or any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(xix) except as set forth in Section 3.15(a)(xix) of the Company Disclosure Schedule, there is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment Laws, that may at any time become escheatable to any state or municipality under an applicable escheatment Laws;

(xx) there are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries (other than for any Taxes not yet due and payable);

(xxi) the Company has provided to Parent all documentation relating to any Tax holidays or incentives applicable to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries, as applicable, are in compliance in all material respects with the requirements of any applicable Tax holidays or incentives and none of such Tax holidays or incentives will be jeopardized by the Transactions;

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(xxii) the Company is duly registered for the purposes of South African value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”);

(xxiii) to the Knowledge of the Company, no independent contractor was or will be entitled to be considered to be an employee of the Company by any applicable Tax authority; and

(xxiv) the Company has provided to Parent all material documentation relating to, and each of the Company and its Subsidiaries is in material compliance with all terms and conditions of, any “Preferred Enterprise” program for purposes of South African Tax Law (a “Tax Incentive Program”). Section 3.15(a)(xxiv) of the Company Disclosure Schedule lists each Tax Incentive Program to which the Company and each Subsidiary is entitled under the Laws of the Republic of South Africa, the period for which Tax benefits under such Tax Incentive Programs apply, and the nature of such Tax Incentive Program. The Company and its Subsidiaries (as applicable) have been in material compliance with all terms of the Tax Incentive Programs, and the consummation of the Transactions is not reasonably likely to have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive Programs.

(b) Neither the Company nor any of its Subsidiaries has distributed stock of another Person nor has their stock been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 (or any corresponding or similar provision of state, local or non-U.S. Law).

(c) Neither the Company nor any of its Subsidiaries has ever filed an entity classification election under Code Section 7701 (or any corresponding or similar provision of state, local or non-U.S. Law).

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where the Company or such Subsidiary was organized, (ii) has ever entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (iii) has ever transferred an intangible, the transfer of which would be subject to the rules of Code Section 367(d) (or any corresponding or similar provision of state, local or non-U.S. Law).

(e) To the Knowledge of the Company, neither the Company nor any of its non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code (or any corresponding or similar provision of state or local Law) or considered to be so engaged under Section 882(d) or Section 897 of the Code (or any corresponding or similar provision of state or local Law) or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.

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(f) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Scheme Implementation Date, (ii) neither the Company nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor.

(g) Each of the Company and its Subsidiaries has filed all reports and has created and retained all records required under Code Section 6038A (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to its ownership by, and transactions with, related parties. Each of the Company and any of its Subsidiaries that files U.S. federal income Tax Returns has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h) Neither the Company nor any of its Subsidiaries has ever been a beneficiary or otherwise participated in any “listed transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or non-U.S. Law).

(i) Except as described on Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or is required to be, registered as a taxable person for purpose of value added Taxes or any similar indirect Tax.

(j) None of the Company’s Subsidiaries holds assets that constitute U.S. property within the meaning of Code Section 956.

(k) As of the Scheme Implementation Date, all net operating losses shown on the most recent Tax returns filed are materially true and accurate with respect to both their amounts and their character for South African Tax purposes, and there are no limitations on the utilization, as provided under applicable South African Law or any other applicable Law, of the net operating losses, built in losses, capital losses, Tax credits, or similar items of the Company or any of the Subsidiaries under any South African Law.

(l) Neither the Company nor any of the Company’s Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Scheme from qualifying as a reorganization described in Section 368 of the Code.

(m) Neither the Company nor any of its Subsidiaries organized outside of the United States are or have ever been treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or as a U.S. corporation under Section 7874(b) of the Code.

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Section 3.16 Employees and Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Plan. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law. “Company Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each employment agreement, consulting agreement, advisor agreement, severance agreement or plan, and each other plan, practice, program, fund, agreement or other arrangement, whether written or unwritten, providing for employment, compensation, bonuses, performance awards, commissions, profit-sharing, equity (or equity-based) compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), provident or pension funds (including education funds), severance pay, fringe benefits, vacation and other paid time off, health or medical benefits, disability or sick-leave payments, loans, separation, relocation, work permits, change of control payments, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and covers any current or former employee, officer, director, or other service provider of the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates has or may have any liability, other than a Multiemployer Plan. The Company has made available to Parent with respect to each material Company Plan: (A) copies of all material documents embodying and relating to each such Company Plan, including the plan document (or, if not written, a written summary of its terms, excluding in this respect, Company Plans that provide benefits solely to the extent mandated by applicable Law), administrative service agreements, group insurance Contracts, all amendments thereto and all related trust documents, (B) all material correspondence to or from any Governmental Authority relating to any Company Plan and the most recent annual report (including Form 5500) and tax return (including Form 990), if any, required under ERISA, the Code or any other applicable Law in connection therewith, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Plan intended to be qualified under Section 401(a) of the Code, and (F) copies of all currently valid agreements with South African human resource contractors, service agreement in the field of cleaning, catering, security and protection manpower contractors including their licenses or with South African consultants, sub-contractors or freelancers.

(b) All Company Plans that are intended to be qualified under Section 401(a) of the Code have received currently effective determination letters from the IRS to the effect that such Company Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, no such determination letter has been revoked, and to Knowledge of the Company, no such revocation has been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect such Company Plan’s qualification.

(c) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, sponsors, is required to contribute to or has any liability, contingent or otherwise, with respect to (or has in the past six (6) years maintained, contributed to, sponsored, been required to contribute to or had any liability, contingent or otherwise, with respect to) a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

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(d) Neither the Company nor any of its ERISA Affiliates maintains, contributes to, sponsors, is required to contribute to or has any liability, contingent or otherwise, with respect to (or has in the past six (6) years maintained, contributed to, sponsored, been required to contribute to or had any liability, contingent or otherwise, with respect to) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to any payment (including severance pay, golden parachute, bonus, salary raise, the redemption of any accrued entitlements or otherwise) or benefit under a Company Plan (other than payments in accordance with applicable Law), (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual (or beneficiary, as applicable) under Section 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(g) Each Company Plan that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations).

(h) With respect to each Company Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred, (ii) as of the date of this Agreement, there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), and (iii) as of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority, in each case of clauses (i) through (iii) which would reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(i) Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, none of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law.

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Section 3.17 Labor and Employment Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule lists as of the date hereof, all employees of the Company and its Subsidiaries based in the United States and provides for each such individual (redacted if and as required by applicable Law): (i) name, (ii) work location (by state), (iii) job title, (iv) annual base salary or hourly wage, (v) an indication of whether such individual is full-time or part-time, and (vi) whether exempt or non-exempt from overtime laws. The Company and its Subsidiaries currently classify and have properly classified each of their respective employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and are and have been otherwise in compliance with such Laws for the past three (3) years.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to, bound by or has any obligation with respect to any collective bargaining agreement or other labor union or works council Contract, nor has it experienced any actual or, to the Knowledge of the Company, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Company collective bargaining agreement or works council agreement and there are no grievances or arbitrations outstanding thereunder; (ii) to the Knowledge of the Company, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or other labor or unionization activities seeking recognition of a bargaining unit, works council or other employee representative group at the Company or any of its Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union or works council matters before the National Labor Relations Board or other labor board of Governmental Authority or arbitrator (public or private) that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (iv) there are no current or, to the Knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the three (3) years preceding the date hereof; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement or works council agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) the Company and its Subsidiaries are and, for the past three (3) years have been, in compliance in all material respects with (x) the Worker Adjustment and Retraining Notification Act of 1988, or any similar applicable Law relating to plant closings and layoffs (the “WARN Act”) and (y) applicable Law respecting labor, employment, hiring, termination, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees for overtime purposes, classification of employees and independent contractors and other individual service providers, payroll documents and wage statements, workers’ compensation, disability, discrimination, engagement of independent contractors, harassment, retaliation, and mandatory social insurance, occupational safety and health, affirmative action, plant closings, and wages and hours; and (viii) there are no legal actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened, relating to any employment related matter involving the Company or any Subsidiary, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. The Company is in material compliance with applicable laws in respect of its South African human resource contractors and cleaning, catering, security and protection contractors and service agreements. Each Company Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) can be amended, terminated or otherwise discontinued at any time, without the consent of plan participants or any other Person and without liability to the Company (other than ordinary administrative expenses and in respect of accrued benefits thereunder). During the 90-day period preceding the date hereof, no employee or Contingent Worker of the Company or its Subsidiaries has suffered an “employment loss” as defined in the WARN Act. The Company and its Subsidiaries are not delinquent in any material payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or them or amounts required to be reimbursed to such employees or Contingent Workers (other than routine payments to be made in the normal course of business and consistent with past practice). To the Knowledge of the Company, in the last four (4) years, no allegations of sexual harassment, other unlawful harassment, sexual misconduct, discrimination, or retaliation have been made to the Company or its Subsidiaries against any of their respective officers, managers or executives nor has the Company or any of its Subsidiaries otherwise been notified of such allegations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company, any of its Subsidiaries or any their officers, managers or executives.

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(c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no current key employee of the Company or any of its Subsidiaries (i) has informed the Company that they intend to terminate their employment with the Company or such Subsidiary, (ii) has informed the Company that they received an offer to join a business that may be competitive with the Company’s or its Subsidiary’s business, or (iii) is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Company) that may materially interfere with such employee’s performance of their duties or responsibilities to the Company or such Subsidiary.

(d) Solely with respect to employees, consultants or independent contractors of the Company and its Subsidiaries who reside or work in South Africa or whose employment or engagement is otherwise subject to the law of the Republic of South Africa (“South African Employees”): (i) set forth on Section 3.17(d) of the Company Disclosure Schedule is a complete list of all South African Employees and their current title and/or job description, material compensation, base compensation (monthly base salary or hourly wage rate and overtime consideration as applicable), commission/bonuses and all fringe benefits; (ii) except for the foregoing subsection (i) and except as set forth in Section 3.17(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee, other than obligations (x) for which the Company has established a reserve for such amount on the Company Balance Sheet and (y) pursuant to Contracts entered into after the date of the Company Balance Sheet and disclosed on Section 3.17(c) of the Company Disclosure Schedule; and (iv) all amounts that the Company and the Company’s Subsidiaries are legally or contractually required either (x) to deduct from their employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees’ salaries and benefits and to pay to any Governmental Authority as required by the South African Law, health insurance or otherwise have, in each case, been duly deducted, transferred, withheld and paid.

(e) To the Knowledge of the Company, all employees of the Company and its Subsidiaries are legally authorized to work in the United States or the applicable jurisdiction in which such employee is providing services either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa under applicable Laws relating to immigration control which visa allows for such employee to work in such jurisdiction. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have properly completed all reporting and verification requirements pursuant to, has maintained all records required by, and has otherwise complied with, all Laws relating to immigration control for all of their employees, including the Form I-9 in the United States. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that it is in violation of any Law pertaining to immigration control or that any current or former employee is or was not legally authorized to be employed in the jurisdiction in which such Person was providing services and (ii) there is no pending, or to the Knowledge of the Company, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 or equivalent Law of any other jurisdiction against the Company or any of the Company Subsidiaries.

(f) Except as has not resulted in, and would not reasonably be expected to result in, a material liability to the Company and its Subsidiaries, taken as a whole, there are no Proceedings against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator under any applicable Laws in connection with the employment, engagement, classification or treatment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of or by the Company or any of its Subsidiaries, including, without limitation, any claim under any applicable Laws relating to labor management relations, equal employment opportunities, fair employment practices, wages, hours, overtime, child labor, employee classification, discrimination, harassment, retaliation, hiring, promotion, and termination of employees, meal and rest breaks, leaves of absence, working conditions, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, or any other employment-related matter, nor have there been any material written requests or notifications related to any such Proceedings, including any audits or investigations, from any Governmental Authority.

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Section 3.18 Environmental Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, there is no material Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are and, since March 31, 2020, have been in compliance with all applicable Environmental Laws and all of the Company’s necessary Environmental Permits.

(c) There are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence or Release of any Hazardous Substance, which would be reasonably likely to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries, or to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date hereof, but excluding any purchase orders, invoices, requisition forms, or other form purchasing documents and any Company Plans disclosed on Section 3.16(a) of the Company Disclosure Schedule:

(i) (A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries (or would purport to be binding, after the Scheme Implementation Date, on Parent or any of its Subsidiaries) or (B) otherwise limits or restricts the Company or any of its Subsidiaries (or would purport to limit or restrict, after the Scheme Implementation Date, Parent or any of its Subsidiaries) from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region, or (3) obtaining products or services from any Person, in each case of clause (A) and clauses (1), (2) and (3) of clause (B), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries to a Third Party, or (B) any arrangement whereby the Company or any of its Subsidiaries grants any right of first refusal or right of first offer or similar right to a Third Party, in each case of clauses (A) and (B) that is material to the Company and its Subsidiaries, taken as a whole;

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(iii) is a joint venture, strategic alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $300,000 in the aggregate during the 12-month period following the date hereof;

(iv) is Indebtedness for borrowed money in an amount in excess of $500,000 individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $100,000;

(vi) is a material Contract with respect to any Company Intellectual Property Rights and not for “off-the-shelf” software or hardware generally commercially available on standard and non-discriminatory terms;

(vii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement, in each case for the purchase or sale of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business), pursuant to which (A) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries or (B) any other Person has the right to acquire any equity interests in the Company or any of its Subsidiaries;

(viii) is a settlement or similar agreement with any Governmental Authority or arbitrator (public or private) (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority or arbitrator (public or private) (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving performance on or after the date hereof by the Company or any of its Subsidiaries and in an amount in excess of $250,000 individually;

(ix) any Contract (or series of related Contracts) pursuant to which the Company or any Subsidiary has continuing “earn-out” or similar obligations that could result in payments from the Company or any Subsidiary in an amount in excess of $100,000 per Contract;

(x) any Contract (or series of related Contracts) that creates an obligation of the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 per twelve-month period after the date hereof;

(xi) any Contract with the Subject Company Customers and Suppliers;

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(xii) any Contract that contains a change in control provision that would be triggered in connection with consummation of the Transactions, provided that (i) such Contract has provided $750,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period prior to the date hereof, or would reasonably be expected to provide $750,000 or more of revenue to the Company or any of its Subsidiaries, individually or in the aggregate, in the twelve-month period after the date hereof or (ii) such change in control provision expressly requires aggregate payments by the Company or any its Subsidiaries, individually or in the aggregate, in excess of $750,000;

(xiii) any Contract (including any loan) between the Company or any of its Significant Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary) of the Company or any of its Significant Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Significant Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Company Plans, in each case, involving amounts in excess of $120,000;

(xiv) any shareholder, investors rights, registration rights or similar agreement or arrangement;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments to be made to or by the Company or any of its Subsidiaries upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be: (i) in the case of suppliers and subcontractors, more than $500,000 in the twelve (12) month period following the date hereof, and (ii) in the case of employees and sales representatives, more than $250,000 in the twelve (12) month period following the date hereof, and (y) that cannot be terminated by the Company or such Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvi) any employment or consulting agreements with present employees or consultants of the Company or its Subsidiaries, which provide for base compensation or fees in excess of $250,000 per year;

(xvii) any material collective bargaining agreement or other material Contract with any labor union or works council;

(xviii) any Contract (including any option agreement) to purchase or sell any interest in real property, and any Company Real Property Lease;

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(xix) any Contract relating to the indemnification of a Company Indemnified Party that deviates from the form of indemnification agreement made available to Parent; or

(xx) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xx) is referred to herein as a “Company Material Contract”.

(b) Except for this Agreement or as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date hereof that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Each Company Material Contract is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Since March 31, 2020, (i) except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, is in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract which has not been cured or resolved. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent.

Section 3.20 Finders’ Fees, etc. Except for Raymond James Financial, Inc. and except as set forth on Section 3.20 of the Company Disclosure Schedule, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 3.21 Anti-Takeover Law. The Company Shareholder Approval is the only vote of the Company’s shareholders necessary to adopt this Agreement or to approve the Transactions. Other than (a) as provided for in Chapter V of SACA and the Takeover Regulations issued in terms of section 120 of SACA, and (b) in respect of appraisal rights as provided for in section 164 of SACA, no “fair price”, “moratorium”, “control share acquisition”, or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Transactions.

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Section 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) the ten (10) largest customers (by annual recurring revenue) of the business of the Company and its Subsidiaries as of June 30, 2023 and all current suppliers of the business of the Company and its Subsidiaries for which expenditure exceeded $750,000 for the fiscal year ended March 31, 2023 and (b) the revenue attributed to such customers or spent with such suppliers in such fiscal year, (collectively, the “Subject Company Customers and Suppliers”). Except as set forth in Section 3.22 of the Company Disclosure Schedule, none of the Subject Company Customers and Suppliers: (i) has terminated or, to the Knowledge of the Company, threatened, either in writing or orally, to terminate or not to renew or extend its relationship with the Company or any of its Subsidiaries; (ii) has notified the Company or any of its Subsidiaries, either in writing or, to the Knowledge of the Company, orally, that it intends to materially and adversely modify its relationship with, or materially reduce its purchases from or other business with, the Company or any Company Subsidiary; (iii) has materially and adversely changed its pricing terms or any other terms of its business with the Company or any of its Subsidiaries; or (iv) to the Knowledge of the Company, has any plan or intention to do any of the foregoing. Since April 1, 2020, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral complaint from any of its customers or suppliers (including, without limitation, any of the Subject Company Customers and Suppliers) concerning the products and/or services provided to or from the Company and/or any of its Subsidiaries, nor has the Company or any of its Subsidiaries had any of its respective products returned by a purchaser thereof, other than complaints and returns made in the ordinary course of business of the Company that, individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 3.23 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) In the last five (5) years, the Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”), (ii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iii) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any (x) agent or Representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company or (y) employee of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (A) which would violate any applicable anti-corruption Law or (B) to or for a Public Official with the intention of: (1) improperly influencing any official act or decision of such Public Official; (2) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (3) securing any improper advantage in each case in violation of applicable anti-corruption Law. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office, but it does not include employees who are members of the reserve components of the United States Armed Forces. No officer or director of the Company or any of its Subsidiaries is a Public Official and, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries (in each case, that is not a director or officer) is a non-U.S. Public Official.

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(b) In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, (x) any agent or Representative of the Company or any of its Subsidiaries in connection with its performance of its business with the Company, or (y) employee of the Company or any of its Subsidiaries has violated or operated in noncompliance with any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. The Company has instituted policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, directors, officers, employees, agents and Representatives with applicable anti-corruption Law, anti-money laundering Law and applicable Law related to terrorism financing.

(c) In the last five (5) years, the Company, its Subsidiaries, their respective directors and officers and, to the Company’s Knowledge, their respective agents, Representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott or customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott or customs Laws. The Company has instituted policies and procedures reasonably designed to ensure material compliance by the Company, its Subsidiaries, directors, officers, employees, agents and Representatives acting on behalf of the Company or any of its Subsidiaries with applicable sanctions, export control, anti-boycott and customs Laws.

Section 3.24 Insurance. Each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Except as set forth on Section 3.24 of the Company Disclosure Schedule, as of the date hereof, since March 31, 2020, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since March 31, 2020, no insurance carrier has issued a denial of coverage with respect to any such Proceeding or investigation, or informed any of the Company nor any of its Subsidiaries of its intent to do so, other than such denial that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.25 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of the Company Subsidiaries, on the one hand, and any shareholder, director, officer or other Affiliate thereof, on the other hand, (b) as set forth in Section 3.25 of the Company Disclosure Schedule and (c) as disclosed in the Company SEC Documents filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and shareholder, director, officer or other Affiliate thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

Section 3.26 Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

Section 3.27 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Scheme Implementation Date will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.28 Disclosure Documents. None of the documents required to be filed by the Company with the SEC after the date of this Agreement in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 3.28, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Scheme Circular and the Parent Proxy Statement/Prospectus will, at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.28 no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement, the Scheme Circular or the Parent Proxy Statement/Prospectus which were not supplied by or on behalf of the Company.

Section 3.29 Company Bonds. Neither the Company nor any of its Subsidiaries is a party to any surety bond, letter of credit or other similar debt instrument, including security interests issued at the application or for the benefit of the Company.

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Section 3.30 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in Article 4, the Company acknowledges that none of Parent, Merger Sub or any other Person makes, and that the Company has not relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub or any of their Representatives makes, nor has the Company relied upon, any representation or warranty with respect to (a) Parent or any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or any of its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any of its Representatives, including in any “data rooms” or management presentations.

Article 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent Disclosure Schedule (subject to the first sentence of Section 1.02(d)) or (b) as disclosed in the Parent SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC after one (1) Business Day prior to the date of this Agreement; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 4.01 or Section 4.05(a), which matters shall only be qualified by specific disclosure in the corresponding section of the Parent Disclosure Schedule, but (with respect to clause (b)) only to the extent (A) such Parent SEC Documents are publicly available on EDGAR and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent on its face), each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that:

Section 4.01 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the Republic of South Africa. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date hereof, Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date hereof. None of Parent or Merger Sub is in violation of, in conflict with, or in default under, its organizational documents.

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Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate power and authority of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except for the Parent Stockholder Approval. The Parent Stockholder Approval and the consent of the holders of a majority of the outstanding shares of Parent Series A Preferred are the only votes of the holders of Parent’s capital stock necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(b) At a meeting duly called and held, the Parent Board has (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement and approved the Transactions in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) declared the advisability of this Agreement, (iv) made the Parent Board Recommendation, and (v) directed that the Parent Proposals be submitted to the Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose. As of the date hereof, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

(c) As of the date hereof, (i) the board of directors of Merger Sub has approved and declared advisable this Agreement and the Transactions as required under applicable Law and (ii) Parent, as the sole shareholder of Merger Sub, has adopted this Agreement in accordance with the SACA.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act, the South African Securities Law, the SACA and any other applicable securities Law, (b) compliance with any applicable requirements of Nasdaq and the JSE, (c) compliance with any applicable requirements of Competition Laws, and (d) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) have an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to implement the Scheme.

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Section 4.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, or (d) result in the creation or imposition of any Lien, other than any Parent Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to implement the Scheme.

Section 4.05 Capitalization.

(a) The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 150,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), of which 100,000 shares of Parent Preferred Stock are designated as Series A Convertible Preferred Stock (“Parent Series A Preferred”). As of the close of business on October 9, 2023, there were (i) 35,669,474 shares of Parent Common Stock outstanding (not including outstanding unvested Parent Restricted Stock Awards), (ii) an aggregate of 7,710,441 shares of Parent Common Stock subject to outstanding Parent Options, (iii) an aggregate of 1,572,278 shares of Parent Common Stock subject to outstanding unvested Parent Restricted Stock Awards, (iv) 1,485,114 shares of Parent Common Stock held by Parent as treasury shares and (v) 60,182,266 shares of Parent Series A Preferred issued or outstanding. Except as set forth in this Section 4.05 (including Section 4.05(b) of the Parent Disclosure Schedule), as of the date hereof, there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other equity interests in or voting securities of Parent; (B) securities of Parent convertible into or exchangeable for shares of capital stock or other equity interests in or voting securities of Parent; (C) warrants, calls, options or other rights, commitments or Contracts to acquire from Parent, or other obligation of Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any capital stock of or other equity interest in or voting securities of or securities convertible into or exchangeable for capital stock or other equity interests in or voting securities of Parent; (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or other commitments that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent; or (E) other obligations by Parent to make any payments based on the price or value of any of the foregoing.

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(b) Section 4.05(b)(1) of the Parent Disclosure Schedule sets forth, as of the date hereof, the holder of each outstanding Parent Option, the grant date of such Parent Option, the number of Parent Common Stock subject to such Parent Option, the per-share exercise price of such Parent Option, the expiration date of such Parent Option, the vesting conditions applicable to such Parent Option (including the vesting schedule and any provisions for accelerated vesting applicable to such Parent Option). Section 4.05(b)(2) of the Parent Disclosure Schedule sets forth, as of the date hereof, the holder of each outstanding unvested Parent Restricted Stock Award, the grant date of such Parent Restricted Stock Award, the number of Parent Common Stock subject to such Parent Restricted Stock Award, the vesting conditions applicable to such Parent Restricted Stock Award (including the vesting schedule and any provisions for accelerated vesting applicable to such Parent Restricted Stock Award).

(c) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, rights of first refusal, rights of repurchase, rights of redemption or similar rights and issued in compliance with applicable state and Federal securities law and any rights of third parties. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent, and neither Parent nor any of its Subsidiaries maintains an employee stock purchase plan. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any securities of Parent. All outstanding share capital of Parent’s Subsidiaries has been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. No Subsidiary of Parent owns any share capital of Parent or any securities of Parent.

(d) The Parent Common Stock to be issued pursuant to this Agreement in connection with the Scheme, when issued and delivered in accordance with the terms of this Agreement, subject to receipt of the Parent Stockholder Approval, will have been duly authorized and validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the organizational documents of Parent or any agreement to which Parent is a party or otherwise bound.

(e) Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(f) The authorized capital stock of Merger Sub consists of 1,000 shares, no par value per share, 1 of which has been validly issued, are fully paid and non-assessable and are owned directly by Parent, free and clear of any Lien.

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Section 4.06 Subsidiaries.

(a) Each of Parent’s Subsidiaries (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization, except where the failure to be in good standing can be corrected without the payment of a material sum and would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. Each Parent Subsidiary has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not been, and would not reasonably be expected to be, material to the Parent and the Parent Subsidiaries, taken as a whole. Each Parent Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Section 4.06(b) of the Parent Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Parent Subsidiary. The Parent owns, beneficially and of record, directly or indirectly, the amount and percentage of the issued and outstanding corporate or similar (as applicable) ownership, voting or similar securities or interests in such Parent Subsidiary, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Parent Permitted Liens, as shown on Section 4.06(b) of the Parent Disclosure Schedule. Except as set forth in Section 4.06(b) of the Parent Disclosure Schedule, there are no issued, reserved for issuance or outstanding (x) securities of Parent or any of the Parent Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Parent Subsidiary, (y) warrants, calls, options or other rights to acquire from Parent or any of the Parent Subsidiaries, or other obligations of Parent or any of the Parent Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Parent Subsidiary, or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of the Parent Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Parent Subsidiary (the items in clauses (x) through (z), together with the capital stock of, other voting securities of, and any other equity interests in each Parent Subsidiary being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding contractual obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since December 31, 2019 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

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(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date hereof), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date hereof), each Parent SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Parent has heretofore furnished or made available to the Company complete and correct copies of all comment letters from the SEC since December 31, 2019 through the date hereof with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(e) Except as set forth in Section 4.07(e) of the Parent Disclosure Schedule, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Except as set forth in Section 4.07(f) of the Parent Disclosure Schedule, such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure of such information in Parent’s periodic and current reports required under the Exchange Act. Except as set forth in Section 4.07(f) of the Parent Disclosure Schedule, the management of Parent has completed an assessment of the effectiveness of the Parent’s disclosure controls and procedures as of December 31, 2022, and such assessment concluded that as of such date such controls were effective at the reasonable assurance level.

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(g) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Except as set forth in Section 4.07(g) of the Parent Disclosure Schedule, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s consolidated financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP and applicable Law. Parent’s certifying officers have evaluated the effectiveness of Parent’s internal controls as of the Evaluation Date. To the extent required to do so, Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of such internal controls based on their evaluations as of the Evaluation Date. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Except as set forth in Section 4.07(g) of the Parent Disclosure Schedule, since December 31, 2019, neither Parent nor its auditors has identified any significant deficiencies or material weaknesses in Parent’s internal controls and, as of the date hereof, to the Knowledge of the Parent, nothing has come to the attention of Parent that has caused Parent to believe that there are any material weaknesses or significant deficiencies in such internal controls or, to the Parent’s Knowledge, any other factors that could significantly affect Parent’s internal controls. To the Knowledge of the Parent, since December 31, 2019, no complaints from any source regarding accounting, internal controls or auditing matters have been received by Parent, which, if the allegations underlying such complaints were true, would be reasonably likely to be material to Parent and the Parent Subsidiaries, taken as a whole, and Parent has not received any complaints through the Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

(h) Neither the Parent nor any of the Parent Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(i) Parent is in compliance, and has complied since December 31, 2019, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC or Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.

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(k) Since the Parent Balance Sheet Date, except as set forth in Section 4.07(k) of the Parent Disclosure Schedule, there has been no transaction or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date hereof, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of the Parent Subsidiaries was or is to be a party, that would be required to be disclosed under Item 13 of Form 10-K under the Exchange Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (the “Parent Financial Statements”) (a) fairly present in all material respects, in conformity with GAAP (except as may be indicated in such financial statements or the notes thereto or as permitted by the rules and regulations of the SEC, or, in the case of unaudited condensed consolidated interim financial statements, the absence of notes thereto) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited condensed consolidated interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, the absence of notes thereto).

Section 4.09 Absence of Certain Changes.

(a) Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, from the Parent Balance Sheet Date and through the date hereof, (i) the business of Parent and the Parent Subsidiaries has been conducted in the ordinary course of business in all material respects (except for actions taken in connection with this Agreement) and (ii) there has not been any action taken by Parent or any of the Parent Subsidiaries that, if taken during the period from the date hereof through the Scheme Implementation Date without the Company’s consent, would constitute a breach of Section 6.01.

(b) Since the Parent Balance Sheet Date, there has not been a Parent Material Adverse Effect.

Section 4.10 No Undisclosed Material Liabilities. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, there are no liabilities or obligations of Parent or any of the Parent Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

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(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date hereof; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Compliance with Laws and Orders; Governmental Authorization.

(a) Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each of the Parent Subsidiaries is and since December 31, 2019 has been in compliance with all applicable Laws and Orders, and, to the Knowledge of Parent, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority or arbitrator (public or private) outstanding against Parent or any of the Parent Subsidiaries that is material to Parent and the Parent Subsidiaries, taken as a whole.

(b) Parent and each of the Parent Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Except as set forth in Section 4.11(b) of the Parent Disclosure Schedule, Parent and each of the Parent Subsidiaries is and since December 31, 2019, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2019, neither Parent nor any of the Parent Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization and which allegations in such written notice have not been fully resolved to the satisfaction of such Governmental Authority prior to the date hereof.

Section 4.12 Litigation. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, there is no material Proceeding or, to the Knowledge of Parent, material investigation, pending against, or, to the Knowledge of Parent, threatened, in writing or otherwise, against Parent, any of the Parent Subsidiaries, any present or former officer, director or employee of Parent or any of the Parent Subsidiaries (in their capacities as such or related to their activities with Parent or any Parent Subsidiary), and, to the Knowledge of Parent, there are no facts or circumstances that would reasonably be expected to form the basis for any Proceedings or investigation, nor is Parent or any of the Parent Subsidiaries subject to any material Order of, settlement agreement or other similar written agreement with any Governmental Authority or arbitrator (public or private) under which Parent or any such Parent Subsidiary has any outstanding legal obligations.

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Section 4.13 Properties.

(a) Neither Parent nor any of the Parent Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property.

(b) Section 4.13(b) of the Parent Disclosure Schedule sets forth as of the date hereof, the address of all Parent Leased Real Property over 4,000 square feet, the identity of the lessor, lessee and current occupant (if different from the lessee) of such Parent Leased Real Property and a list, as of the date hereof, of all such leases, subleases, licenses and other occupancy agreements related thereto, including all amendments and supplements thereto and guaranties thereof (the “Parent Real Property Leases”). Parent has made available to the Company complete, correct and accurate copies of each Parent Real Property Lease. Except as set forth in Section 4.13(b) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Parent Leased Real Property over 4,000 square feet or any portion thereof. The Parent Leased Real Property constitutes all of the real property used or occupied by Parent and the Parent Subsidiaries in the conduct of their respective businesses.

(c) Parent or one of the Parent Subsidiaries owns good and valid and legally compliant leasehold title (to the extent such concepts are applicable in the jurisdiction(s) governing such leasehold title) to the Parent Leased Real Property free and clear of all Liens, except (i) Parent Permitted Liens and (ii) in respects that would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.14 Intellectual Property.

(a) Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries (i) exclusively own, without Liens or restrictions, except for Parent Permitted Liens, all Parent Owned Intellectual Property Rights, and (ii) have a valid right and license to use all Parent Licensed Intellectual Property Rights that are sufficient for carrying out the business of Parent and the Parent Subsidiaries. To the Knowledge of Parent, all of the Registered Intellectual Property Rights of Parent and the Parent Subsidiaries are valid and in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. Nothing in this Section 4.14(a) shall be deemed to be a representation or warranty regarding the infringement or misappropriation of the Intellectual Property Rights of any Person, for which the sole representations and warranties are set forth in Section 4.14(b).

(b) As of the date hereof, to the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. Since January 1, 2020, to the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. Except as set forth in Section 4.14(b) of the Parent Disclosure Schedule, there is no Proceeding to which Parent or any of the Parent Subsidiaries is a party or, to the Knowledge of Parent, investigation, pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of the Parent Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any of the Parent Subsidiaries in any of the Parent Owned Intellectual Property Rights or Parent Licensed Intellectual Property Rights, (B) alleging that any Parent Intellectual Property Right is invalid or unenforceable, or seeking to oppose or cancel any Parent Owned Intellectual Property Right, or (C) alleging that the use of any Parent Owned Intellectual Property Rights or that the conduct of the business of Parent or any of the Parent Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for each of (A), (B) and (C) for matters that would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

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(c) None of the Parent Owned Intellectual Property Rights and, to the Knowledge of Parent, none of the Parent Licensed Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part. To the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property Rights, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

(d) Section 4.14(d) of the Parent Disclosure Schedule contains a true and complete list of all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered internet domain names, (iv) registered copyrights and applications for copyright registration, and (v) any other Intellectual Property that is, including in each case of (i) through (iv), the subject of an application, certificate, filing, registration or other document issued, filed, or recorded by or with any Governmental Authority or quasi-governmental authority anywhere in the world, including internet domain name registries, which are owned by, registered or filed in the name of, Parent or any of the Parent Subsidiaries, and where applicable the jurisdiction in which each of the foregoing items has been applied for, filed, issued or registered (collectively, the “Parent Registered IP”). Section 4.14(d) of the Parent Disclosure Schedule sets forth a list of all actions that are required to be taken by Parent or any of the Parent Subsidiaries within one hundred and twenty (120) days of the Scheme Implementation Date with respect to any of the Parent Registered IP in order to avoid prejudice to, impairment or abandonment of the Parent Registered IP.

(e) Except as set forth in Section 4.14(e) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has (i) granted any third party exclusive rights to or under any Parent Intellectual Property Rights, (ii) transferred ownership of any Intellectual Property to any third party, or (iii) permitted Parent’s or any Parent Subsidiary’s rights in any Parent Owned Intellectual Property Rights to lapse or enter the public domain.

(f) Neither the execution, delivery and performance of this Agreement or any ancillary agreements will (i) constitute a breach of or default under any instrument, license or other Contract pursuant to which Parent or any of the Parent Subsidiaries granted to any third party any rights in any Parent Intellectual Property Rights or pursuant to which Parent or any of the Parent Subsidiaries received licenses in any Parent Licensed Intellectual Property Rights, (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Parent Intellectual Property Rights, or (iii) materially impair the right of Parent or any of the Parent Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Parent Intellectual Property Rights.

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(g) Except as set forth in Section 4.14(g) of the Parent Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Parent or any of the Parent Subsidiaries to any third party as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Parent Intellectual Property Rights and none shall become payable as a result of the consummation of the transactions set forth herein.

(h) Parent and each of the Parent Subsidiaries has taken all commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all of its confidential information and all confidential information disclosed to it by third parties. All current and former officers, employees, consultants and independent contractors of Parent and any of the Parent Subsidiaries having access to confidential information and/or proprietary information of Parent or any of the Parent Subsidiaries have executed and delivered to Parent or any of the Parent Subsidiaries an agreement regarding the protection of such information. Parent and each of the Parent Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements substantially in the form provided to the Company from all current and former employees and consultants of Parent and each of the Parent Subsidiaries. Notwithstanding the foregoing, Parent and each of the Parent Subsidiaries has secured valid written assignments from all of Parent’s or any of the Parent Subsidiaries’ current and former consultants, independent contractors, founders and employees, who were involved in or who contributed to the creation or development of any Parent Intellectual Property Rights, pursuant to which (i) Parent or any of the Parent Subsidiaries has obtained unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights therein and (ii) the assignee waived all right, title and interest in and to all Intellectual Property Rights therein, including moral rights and the right to receive royalties or other consideration. No current or former employee, officer, director, consultant or independent contractor of Parent or any of the Parent Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Parent Intellectual Property Rights.

(i) Except as set forth in Section 4.14(i) of the Parent Disclosure Schedule, none of Parent, any of the Parent Subsidiaries and any other party acting on behalf of Parent or any of the Parent Subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Parent Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or could reasonably be expected to, result in the disclosure or delivery by Parent, any of the Parent Subsidiaries, or any other party acting on behalf of Parent or any of the Parent Subsidiaries to any party of any Parent Source Code. As used in this Section 4.14(i), “Parent Source Code” means, with respect to any Parent Intellectual Property Rights, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code.

(j) Section 4.14(j) of the Parent Disclosure Schedule lists all Open Source Materials that have been incorporated into, combined with or distributed with any Parent products or services. Neither Parent nor any of the Parent Subsidiaries or a third party acting on behalf of Parent or any of the Parent Subsidiaries has distributed or incorporated into, combined with or used with any Parent Intellectual Property Rights any Open Source Material that is subject to any agreement or license with terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing, the software (A) be disclosed, made available or distributed in source code or object code form; (B) be licensed for the purpose of making derivative works available and/or redistributable; (C) be licensed under terms that allow or permit any third party to decompile, recompile, update, modify, reverse engineer, reverse assemble or disassemble all or any part of the software or merge the software into any other software; or (D) be redistributable at no charge.

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(k) Neither Parent nor any of the Parent Subsidiaries is or has ever been a member or promoter of or a contributor to any industry standards body or any similar organization that could reasonably be expected to require Parent or any of the Parent Subsidiaries to grant or offer to any third party any license or right to any Parent Intellectual Property Rights.

(l) Except as was not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, (i) Parent and the Parent Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of material Parent IT Assets in the control of Parent and the Parent Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) to the Knowledge of Parent, no Person has gained unauthorized access to such material Parent IT Assets (or, to the Knowledge of Parent, the information and transactions stored or contained therein or transmitted thereby). To the Knowledge of Parent, the Parent IT Assets and Parent Owned Intellectual Property Rights do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software, other than documented security features.

(m) Other than as set forth in Section 4.14(m) of the Parent Disclosure Schedule, no Governmental Grant was used in or received for the development of Parent products, services or any Parent Owned Intellectual Property Rights or, to the Knowledge of Parent, Parent Licensed Intellectual Property Rights and neither Parent nor any of the Parent Subsidiaries has requested to receive any such funding or incentives. No current or former employee, consultant or independent contractor of Parent or any of the Parent Subsidiaries who was involved in, or who contributed to, the creation or development of any Parent Owned Intellectual Property Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of the Parent Subsidiaries. No Governmental Authority has any rights in any Parent Intellectual Property Rights. Section 4.17(m) of the Parent Disclosure Schedule describes in detail all Governmental Grants used in the development of Parent Owned Intellectual Property Rights, all agreements in respect of said Governmental Grants and a list of all Parent Owned Intellectual Property Rights that were developed using any Governmental Grants. Parent’s products (either marketed and/or under development) are not subject to any obligations or restrictions arising in connection with Government Grants and Parent’s products (either marketed and/or under development) do not incorporate any Parent Owned Intellectual Property Rights that are arising from or consist of Intellectual Property Rights that were developed using any Governmental Grants. Parent and the Parent Subsidiaries are in full compliance with all applicable laws, rule, guidelines, undertakings and agreements related to the Governmental Grants and no circumstances have occurred that will result in the cancellation of and/or an obligation by Parent or the Parent Subsidiaries to return any Governmental Grant.

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(n) Except as set forth in Section 4.14(n) of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have a privacy policy (the “Parent Privacy Policy”) regarding the collection and use of Parent Personal Data, a true, correct and complete copy of which has been made available to the Company prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each of the Parent Subsidiaries is in material compliance with all applicable Laws (and such party’s respective contractual commitments) regarding the collection, use, retention, transfer and protection of Parent Personal Data and with the Parent Privacy Policy, including database registration requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries take commercially reasonable actions (including implementing and monitoring compliance with measures with respect to technical and physical security) intended to protect Parent Personal Data maintained by Parent or any of the Parent Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse. To Parent’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Parent Personal Data maintained by Parent or any of the Parent Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, no Person processing Parent Personal Data has experienced a Security Incident affecting Parent Personal Data. Neither Parent, its Subsidiaries, nor any Person acting at their direction or authorization has paid any perpetrator of any actual or threatened Security Incident or cyber-attack, including, but not limited to a ransomware attack or a denial-of-service attack. The execution, delivery and performance of this Agreement and all related documents and the consummation of the Transactions do not materially violate the Parent Privacy Policy. Upon the Scheme Implementation Date, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and/or its applicable Parent Subsidiaries will continue to have the right to use Parent Personal Data on identical terms and conditions as Parent or the Parent Subsidiaries enjoyed immediately prior to the Scheme Implementation Date.

Section 4.15 Taxes.

(a)

(i) Each Parent Tax Return required to be filed with any Governmental Authority by Parent or any of the Parent Subsidiaries has been filed when due (taking into account extensions) in accordance with applicable Law, each of which is true, accurate and complete in all material respects;

(ii) Parent and each of the Parent Subsidiaries has timely paid to the appropriate Governmental Authority all income and other material Taxes due and payable;

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(iii) Parent and each of the Parent Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, and all Parent Tax Returns required with respect thereto have been properly completed in all material respects and timely filed, in each case except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Parent Financial Statements;

(iv) Parent and each of the Parent Subsidiaries have established adequate accruals or reserves, in accordance with GAAP, for all Taxes for taxable periods beginning on or after the date of the most recent Parent Financial Statements;

(v) except as set forth on Section 4.15(a)(v) of the Parent Disclosure Schedule, there is no Proceeding against or with respect to Parent or any of the Parent Subsidiaries in respect of any Tax or any Parent Tax Return and, to the Knowledge of Parent, there is no investigation, material dispute or claim against or with respect to Parent or any of the Parent Subsidiaries, pending or, to the Knowledge of Parent, threatened or otherwise claimed or raised in respect of any Tax or any Parent Tax Return. All deficiencies asserted or assessments made in writing against Parent or any of the Parent Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid;

(vi) none of Parent or any of the Parent Subsidiaries has consented or requested to extend the time, or is the recipient of any extension of time, in which any Parent Tax Return may be filed or any Tax may be assessed or collected by any Governmental Authority (other than any extension which is no longer in effect and routine extensions in the ordinary course of business) and none of Parent nor any of the Parent Subsidiaries has waived any statute of limitations;

(vii) no jurisdiction where no Parent Tax Return has been filed or no Tax has been paid has made or, to the Knowledge of Parent, threatened to make a claim for the payment of any Tax or the filing of any Parent Tax Return;

(viii) except as otherwise provided on Section 4.15(a)(viii) of the Parent Disclosure Schedule, no power of attorney granted by or with respect to Parent or any of the Parent Subsidiaries for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of Parent or any of the Parent Subsidiaries; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or non-U.S. Law has been entered into or requested by or with respect to Parent or any of the Parent Subsidiaries;

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(ix) Parent has provided or made available to the Company prior to the date hereof true, correct and complete copies of all material Parent Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Parent and each of the Parent Subsidiaries with respect to Taxes and all correspondence with any Governmental Authority regarding Taxes;

(x) except as otherwise provided on Section 4.15(a)(x) of the Parent Disclosure Schedule, none of Parent or any of the Parent Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code or any corresponding or similar provision of any state, local or non-U.S. Law), or passive foreign investment company (as defined in Section 1297 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law)) or other entity the income of which is or could be required to be included in the income of Parent or any of the Parent Subsidiaries;

(xi) none of Parent or any of the Parent Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xii) none of Parent or any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) beginning after the Scheme Implementation Date as a result of any: (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (ii) installment sale or other open transaction disposition made on or prior to the Scheme Implementation Date; (iii) prepaid amount, refund or credit received on or prior to the Scheme Implementation Date (other than prepaid amount incurred in the ordinary course of business and listed on Section 4.15(a)(xii) of the Parent Disclosure Schedule); (iv) change in accounting method for a taxable period wending on or prior to the Scheme Implementation Date; (v) use of an improper method of accounting for a taxable period ending on or prior to the Scheme Implementation Date; or (vi) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Scheme Implementation Date;

(xiii) Section 4.15(a)(xiii) of the Parent Disclosure Schedule sets forth each corporation, joint venture, partnership, or other entity in which Parent or any of the Parent Subsidiaries owns an equity interest and in which any Person other than Parent or any of the Parent Subsidiaries also owns an equity interest, and the interest owned by Parent or the Subsidiary;

(xiv) all payments by, to, or among Parent and the Parent Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Authority;

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(xv) all material records which Parent and each of the Parent Subsidiaries is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Taxes by Parent and each of the Parent Subsidiaries, have been duly kept in all material respects and are available for inspection at the premises of the Parent or applicable Subsidiary;

(xvi) except as set forth in Section 4.15(a)(xvi) of the Parent Disclosure Schedule, Parent and each of the Parent Subsidiaries is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order;

(xvii) all of Parent’s and each of the Parent Subsidiaries’ property that is subject to a material amount of property Tax has been properly listed and described on the property Tax rolls of the appropriate Tax jurisdiction and no portion of such property constitutes omitted property for property Tax purposes;

(xviii) none of Parent or any of the Parent Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(xix) except as set forth in Section 4.15(a)(xix) of the Parent Disclosure Schedule, there is no material property or obligation of Parent or any of the Parent Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws, that may at any time become escheatable to any state or municipality under an applicable escheatment laws;

(xx) there are no material Liens for Taxes on any of the assets of Parent or any of the Parent Subsidiaries (other than for any Taxes not yet due and payable);

(xxi) Parent has provided to the Company all documentation relating to any Tax holidays or incentives applicable to Parent or any of the Parent Subsidiaries, Parent and each of the Parent Subsidiaries, as applicable, are in compliance in all material respects with the requirements of any applicable Tax holidays or incentives and none of such Tax holidays or incentives will be jeopardized by the Transactions; and

(xxii) to the Knowledge of Parent, no independent contractor was or will be entitled to be considered to be an employee of Parent by any applicable Tax authority.

(b) Neither Parent nor any of the Parent Subsidiaries has distributed stock of another Person nor has their stock been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 (or any corresponding or similar provision of state, local or non-U.S. Law).

(c) Neither Parent nor any of the Parent Subsidiaries has ever filed an entity classification election under Code Section 7701 (or any corresponding or similar provision of state, local or non-U.S. Law).

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(d) To the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries (i) has (or has ever had) any (A) place of management, (B) branch, (C) office (or any other place of business), (D) operations or employees, (E) agent with binding authority, or (F) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where Parent or such Parent Subsidiary was organized, (ii) has ever entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (iii) has ever transferred an intangible, the transfer of which would be subject to the rules of Code Section 367(d) (or any corresponding or similar provision of state, local or non-U.S. Law).

(e) To the Knowledge of Parent, none of the Parent Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code (or any corresponding or similar provision of state or local Law), or considered to be so engaged under Section 882(d) or Section 897 of the Code (or any corresponding or similar provision of state or local Law) or, if applicable, considered to have a U.S. permanent establishment as defined under any applicable or relevant bilateral income tax treaty or otherwise.

(f) (i) Neither Parent nor any of the Parent Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among Parent or the Parent Subsidiaries or among the Parent Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Scheme Implementation Date, (ii) neither Parent nor any of the Parent Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was Parent or any of the Parent Subsidiaries), and (iii) neither Parent nor any of the Parent Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than Parent of any of the Parent Subsidiaries) as a transferee or successor.

(g) Each of Parent and the Parent Subsidiaries has filed all reports and has created and retained all records required under Code Section 6038A (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to its ownership by, and transactions with, related parties. Each of Parent and any of the Parent Subsidiaries that files U.S. federal income Tax Returns has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h) Neither Parent nor any of the Parent Subsidiaries has ever been a beneficiary or otherwise participated in any “listed transaction” as defined in Code Section 6707A(c)(1)) and Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or non-U.S. Law).

(i) None of the Parent Subsidiaries holds assets that constitute U.S. property within the meaning of Code Section 956.

(j) Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, or is aware of the existence of any facts or circumstances, that could reasonably be expected to impede or prevent the Scheme, from qualifying as a reorganization described in Section 368 of the Code.

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Section 4.16 Employees and Employee Benefit Plans.

(a) Section 4.16(a) of the Parent Disclosure Schedule contains a correct and complete list identifying each material Parent Plan. Except as would not reasonably be expected to result in a material liability to Parent and the Parent Subsidiaries, taken as a whole, each Parent Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law. “Parent Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each employment agreement, consulting agreement, advisor agreement, severance agreement or plan, and each other plan, practice, program, fund, agreement or other arrangement, whether written or unwritten, providing for employment, compensation, bonuses, performance awards, commissions, profit-sharing, equity (or equity-based) compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), provident or pension funds (including education funds), severance pay, fringe benefits, vacation and other paid time off, health or medical benefits, disability or sick leave payments, loans, separation, relocation, work permits, change of control payments, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any of its ERISA Affiliates and covers any current or former employee, officer, director, or other service provider of Parent or any of its ERISA Affiliates, or with respect to which Parent or any of its ERISA Affiliates has or may have any liability, other than a Multiemployer Plan. Parent has made available to the Company with respect to each material Parent Plan: (A) copies of all material documents embodying and relating to each such Parent Plan, including the plan document (or, if not written, a written summary of its terms, excluding in this respect, Parent Plans that provide benefits solely to the extent mandated by applicable Law), administrative service agreements, group insurance Contracts, all amendments thereto and all related trust documents, (B) all material correspondence to or from any Governmental Authority relating to any Parent Plan and the most recent annual report (including Form 5500) and tax return (including Form 990), if any, required under ERISA, the Code or any other applicable Law in connection therewith, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Parent Plan intended to be qualified under Section 401(a) of the Code and (F) non-discrimination test results for the most recent three (3) years. Each Parent Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) can be amended, terminated or otherwise discontinued at any time, without the consent of plan participants or any other Person and without liability to Parent and any Subsidiary (other than ordinary administrative expenses and in respect of accrued benefits thereunder).

(b) All Parent Plans that are intended to be qualified under Section 401(a) of the Code have received currently effective determination letters from the IRS to the effect that such Parent Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, no such determination letter has been revoked, and to Knowledge of the Parent, no such revocation has been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect such Parent Plan’s qualification.

(c) Neither Parent nor any of its ERISA Affiliates maintains, contributes to, sponsors, is required to contribute to or has any liability, contingent or otherwise, with respect to (or has in the past six (6) years maintained, contributed to, sponsored, been required to contribute to or had any liability, contingent or otherwise, with respect to) a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

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(d) Neither Parent nor any of its ERISA Affiliates maintains, contributes to, sponsors, is required to contribute to or has any liability, contingent or otherwise, with respect to (or has in the past six (6) years maintained, contributed to, sponsored, been required to contribute to or had any liability, contingent or otherwise, with respect to) a Multiemployer Plan.

(e) Except as set forth in Section 4.16(e) of the Parent Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of Parent or the Parent Subsidiaries (whether current, former or retired) or their beneficiaries to any payment (including severance pay, golden parachute, bonus, salary raise, the redemption of any accrued entitlements or otherwise) or benefit under a Parent Plan (other than payments in accordance with applicable Law), (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Parent Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Parent Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by Parent to any Person or result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither Parent nor any of the Parent Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of Parent or any of the Parent Subsidiaries for any Tax incurred by such individual (or beneficiary, as applicable) under Section 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to result in a material liability to Parent and the Parent Subsidiaries, taken as a whole, each Parent Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(g) Each Parent Plan that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations).

(h) Except as set forth in Section 4.16(h) of the Parent Disclosure Schedule, none of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) With respect to each Parent Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred, (ii) as of the date of this Agreement, there are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or anticipated (other than routine claims for benefits), and (iii) as of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Authority, in each case of clauses (i) through (iii) which would reasonably be expected to result in a liability that is material to Parent and the Parent Subsidiaries, taken as a whole.

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Section 4.17 Labor and Employment Matters.

(a) Section 4.17(a) of the Parent Disclosure Schedule lists as of the date hereof, all employees of Parent and the Parent Subsidiaries based in the United States and provides for each such individual (redacted if and as required by applicable Law): (i) name, (ii) work location (by state), (iii) job title, (iv) annual base salary or hourly wage, (v) an indication of whether such individual is full-time or part-time, and (vi) whether exempt or non-exempt from overtime laws. Parent and the Parent Subsidiaries currently classify and have properly classified each of their respective employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and are and have been otherwise in compliance with such Laws for the past three (3) years.

(b) Except as set forth in Section 4.17(b) of the Parent Disclosure Schedule, none of Parent or any of the Parent Subsidiaries is a party to, bound by or has any obligation with respect to any collective bargaining agreement or other labor union or works council Contract, nor has it experienced any actual or, to the Knowledge of Parent, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Parent and the Parent Subsidiaries, taken as a whole, (i) none of Parent or any of the Parent Subsidiaries has breached or otherwise failed to comply with the provisions of any Parent collective bargaining agreement or works council agreement and there are no grievances or arbitrations outstanding thereunder; (ii) to the Knowledge of Parent, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or other labor or unionization activities seeking recognition of a bargaining unit, works council or other employee representative group at Parent or any of the Parent Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union or works council matters before the National Labor Relations Board or other labor board of Governmental Authority or arbitrator (public or private) that would reasonably be expected to affect the employees of Parent and the Parent Subsidiaries; (iv) there are no current or, to the Knowledge of Parent, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, involving Parent or any of the Parent Subsidiaries, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the three (3) years preceding the date hereof; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement or works council agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) Parent and the Parent Subsidiaries are and, for the past three (3) years have been, in compliance in all material respects with (x) the WARN Act and (y) applicable Law respecting labor, employment, hiring, termination, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees for overtime purposes, classification of employees and independent contractors and other individual service providers, payroll documents and wage statements, workers’ compensation, disability, discrimination, engagement of independent contractors, harassment, retaliation, and mandatory social insurance, occupational safety and health, affirmative action, plant closings, and wages and hours; and (viii) there are no legal actions, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened, relating to any employment related matter involving Parent or any Parent Subsidiary, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law. During the 90-day period preceding the date hereof, no employee or Contingent Worker of Parent or any of the Parent Subsidiaries has suffered an “employment loss” as defined in the WARN Act. Parent and the Parent Subsidiaries are not delinquent in any material payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or them or amounts required to be reimbursed to such employees or Contingent Workers (other than routine payments to be made in the normal course of business and consistent with past practice). To the Knowledge of Parent, in the last four (4) years, no allegations of sexual harassment, other unlawful harassment, sexual misconduct, discrimination, or retaliation have been made to Parent or the Parent Subsidiaries against any of their respective officers, managers or executives nor has Parent or any Parent Subsidiary otherwise been notified of such allegations. To the Knowledge of Parent, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Parent, any Parent Subsidiaries or any their officers, managers or executives.

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(c) Except as set forth in Section 4.17(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no current key employee of Parent or any of the Parent Subsidiaries (i) has informed Parent that they intend to terminate their employment with Parent or such Parent Subsidiary, (ii) has informed Parent that they received an offer to join a business that may be competitive with Parent or the Parent Subsidiary’s business, or (iii) is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than Parent) that may materially interfere with such employee’s performance of their duties or responsibilities to Parent or such Parent Subsidiary.

(d) To the Knowledge of Parent, all employees of Parent or any of the Parent Subsidiaries are legally authorized to work in the United States or the applicable jurisdiction in which such employee is providing services either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa under applicable Laws relating to immigration control which visa allows for such employee to work in such jurisdiction. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Parent and the Parent Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries have properly completed all reporting and verification requirements pursuant to, has maintained all records required by, and has otherwise complied with, all Laws relating to immigration control for all of their employees, including the Form I-9 in the United States. Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Parent and the Parent Subsidiaries, taken as a whole (i) neither Parent nor any Parent Subsidiaries has received any written notice from any Governmental Authority that it is in violation of any Law pertaining to immigration control or that any current or former employee is or was not legally authorized to be employed in the jurisdiction in which such Person was providing services and (ii) there is no pending, or to the Knowledge of Parent, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 or equivalent Law of any other jurisdiction against Parent or any of the Parent Subsidiaries.

(e) Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Parent and the Parent Subsidiaries, taken as a whole, there are no Proceedings against Parent or any of the Parent Subsidiaries pending, or to the Knowledge of Parent, threatened to be brought or filed, by or with any Governmental Authority or arbitrator under any applicable Laws in connection with the employment, engagement, classification or treatment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of or by Parent or any of the Parent Subsidiaries, including, without limitation, any claim under any applicable Laws relating to labor management relations, equal employment opportunities, fair employment practices, wages, hours, overtime, child labor, employee classification, discrimination, harassment, retaliation, hiring, promotion, and termination of employees, meal and rest breaks, leaves of absence, working conditions, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, or any other employment-related matter, nor have there been any material written requests or notifications related to any such Proceedings, including any audits or investigations, from any Governmental Authority.

Section 4.18 Environmental Matters.

(a) Except as set forth in Section 4.18(a) of the Parent Disclosure Schedule, there is no material Environmental Claim pending or, to the Knowledge of Parent, threatened in writing against Parent, any of the Parent Subsidiaries, or, to the Knowledge of Parent, against any Person whose liability for such Environmental Claims Parent or any of the Parent Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries are and, since December 31, 2019, have been in compliance with all applicable Environmental Laws and all of Parent’s necessary Environmental Permits.

(c) There are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence or Release of any Hazardous Substance, which would be reasonably likely to form the basis of any material Environmental Claim against Parent, any of the Parent Subsidiaries, or to the Knowledge of Parent, against any Person whose liability for such Environmental Claims Parent or any of the Parent Subsidiaries has retained or assumed either contractually or by operation of law.

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Section 4.19 Material Contracts.

(a) Section 4.19(a) of the Parent Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts to which Parent or any of the Parent Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date hereof, but excluding any purchase orders, invoices, requisition forms, or other form purchasing documents and any Parent Plans disclosed on Section 4.16(a) of the Parent Disclosure Schedule:

(i) (A) contains any exclusivity or similar provision that is binding on Parent or any of the Parent Subsidiaries (or would purport to be binding, after the Scheme Implementation Date, on Parent or any of the Parent Subsidiaries) or (B) otherwise limits or restricts Parent or any of the Parent Subsidiaries (or would purport to limit or restrict, after the Scheme Implementation Date, Parent or any of the Parent Subsidiaries) from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region, or (3) obtaining products or services from any Person, in each case of clause (A) and clauses (1), (2) and (3) of clause (B), that is material to Parent and the Parent Subsidiaries, taken as a whole;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by Parent or any of the Parent Subsidiaries to a Third Party, or (B) any arrangement whereby Parent or any of the Parent Subsidiaries grants any right of first refusal or right of first offer or similar right to a Third Party, in each case of clauses (A) and (B) that is material to Parent and the Parent Subsidiaries, taken as a whole;

(iii) is a joint venture, strategic alliance or partnership agreement that either (A) is material to Parent and the Parent Subsidiaries, taken as a whole, or (B) would reasonably be expected to require Parent and the Parent Subsidiaries to make expenditures in excess of $300,000 in the aggregate during the 12-month period following the date hereof;

(iv) is Indebtedness for borrowed money in an amount in excess of $500,000 individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between Parent and the Parent Subsidiaries) with a fair value in excess of $100,000;

(vi) is a material Contract with respect to any Parent Intellectual Property Rights and not for “off-the-shelf” software or hardware generally commercially available on standard and non-discriminatory terms;

(vii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement, in each case for the purchase or sale of a corporation, partnership, or other business organization or business thereof (including all or substantially all of the assets of such business), pursuant to which (A) any other Person has the right to acquire any assets of Parent or any of the Parent Subsidiaries or (B) any other Person has the right to acquire any equity interests in Parent or any of the Parent Subsidiaries;

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(viii) is a settlement or similar agreement with any Governmental Authority or arbitrator (public or private) (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority or arbitrator (public or private) (including any consent decree or settlement order) to which Parent or any of the Parent Subsidiaries is subject involving performance on or after the date hereof by Parent or any of the Parent Subsidiaries and in an amount in excess of $250,000 individually;

(ix) any Contract (or series of related Contracts) pursuant to which Parent or any Parent Subsidiary has continuing “earn-out” or similar obligations that could result in payments from Parent or any Parent Subsidiary in an amount in excess of $100,000 per Contract;

(x) any Contract (or series of related Contracts) that creates an obligation of Parent or any of the Parent Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1,000,000 per twelve-month period after the date hereof;

(xi) any Contract with the Parent Customers and Suppliers;

(xii) any Contract that contains a change in control provision that would be triggered in connection with consummation of the Transactions, provided that (i) such Contract has provided $750,000 or more of revenue to Parent or any of the Parent Subsidiaries, individually or in the aggregate, in the twelve-month period prior to the date hereof, or would reasonably be expected to provide $750,000 or more of revenue to Parent or any of the Parent Subsidiaries, individually or in the aggregate, in the twelve-month period after the date hereof or (ii) such change in control provision expressly requires aggregate payments by Parent or any the Parent Subsidiaries, individually or in the aggregate, in excess of $750,000;

(xiii) any Contract (including any loan) between Parent or any of its Significant Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary) of Parent or any of its Significant Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent or any of its Significant Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Parent Plans, in each case, involving amounts in excess of $120,000;

(xiv) any stockholder, investors rights, registration rights or similar agreement or arrangement;

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(xv) any Contract pursuant to which Parent or any of the Parent Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments to be made to or by Parent or any of Parent Subsidiaries upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of Parent or any of the Parent Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be: (i) in the case of suppliers and subcontractors, more than $500,000 in the twelve (12) month period following the date hereof, and (ii) in the case of employees and sales representatives, more than $250,000 in the twelve (12) month period following the date hereof, and (y) that cannot be terminated by Parent or such Parent Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvi) any employment or consulting agreements with present employees or consultants of Parent or the Parent Subsidiaries, which provide for base compensation or fees in excess of $250,000 per year;

(xvii) any material collective bargaining agreement or other material Contract with any labor union or works council;

(xviii) any Contract (including any option agreement) to purchase or sell any interest in real property, and any Parent Real Property Lease;

(xix) any Contract relating to the indemnification of any director or officer of Parent or any of the Parent Subsidiaries that deviates from the form of indemnification agreement made available to the Company; or

(xx) any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xx) is referred to herein as a “Parent Material Contract.”

(b) Except for this Agreement or as set forth in Section 4.19(a) of the Parent Disclosure Schedule, as of the date hereof, none of Parent or any of the Parent Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date hereof that has not been filed as an exhibit to or incorporated by reference in a Parent SEC Document.

(c) Each Parent Material Contract is valid and binding and in full force and effect and, to the Parent’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Since December 31, 2019, (i) except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries, nor to Parent’s Knowledge any other party to a Parent Material Contract, is in violation of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Parent Material Contract, and (ii) neither Parent nor any of the Parent Subsidiaries has received written notice that it has breached, violated or defaulted under any Parent Material Contract which has not been cured or resolved. True and complete copies of the Parent Material Contracts and any material amendments thereto have been made available to the Company.

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Section 4.20 Finders’ Fees, etc. Except for William Blair & Company, LLC and except as set forth on Section 4.20 of the Parent Disclosure Schedule, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.

Section 4.21 Ownership of Company Ordinary Shares; Anti-Takeover Law. Neither Parent nor any of its respective Subsidiaries (including Merger Sub) “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Company Ordinary Shares, nor have any of them during the past three years “owned” any Company Ordinary Shares within the meaning of Section 203 of the DGCL. Parent is not subject to any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or similar restriction set forth in Section 203 of the DGCL or, to the Knowledge of Parent, set forth in any other Law, that would apply to the Transactions.

Section 4.22 Customers and Suppliers. Section 4.22 of the Parent Disclosure Schedule sets forth a true and complete list of (a) the ten (10) largest customers (by recurring revenue) of the business of Parent and Parent Subsidiaries as of March 31, 2023 and all current suppliers of the business of Parent and Parent Subsidiaries for which expenditure exceeded $750,000 for the year ended December 31, 2022 and (b) the revenue attributed to such customers or spent with such suppliers in such fiscal year (collectively, the “Parent Customers and Suppliers”). None of the Parent Customers and Suppliers: (i) has terminated or, to the Knowledge of Parent, threatened, either in writing or orally, to terminate or not to renew or extend its relationship with Parent or any of the Parent Subsidiaries; (ii) has notified Parent or any of the Parent Subsidiaries, either in writing or, to the Knowledge of Parent, orally, that it intends to materially and adversely modify its relationship with, or materially reduce its purchases from or other business with, Parent or any Parent Subsidiaries; (iii) has materially and adversely changed its pricing terms or any other terms of its business with Parent or any Parent Subsidiaries; or (iv) to the Knowledge of Parent, has any plan or intention to do any of the foregoing. Since January 1, 2020, neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral complaint from any of its customers or suppliers (including, without limitation, any of the Parent Customers and Suppliers) concerning the products and/or services provided to or Parent and/or any Parent Subsidiaries, nor has Parent or any Parent Subsidiaries had any of its respective products returned by a purchaser thereof, other than complaints and returns made in the ordinary course of business of Parent that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

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Section 4.23 Compliance with Anti-Corruption, Money Laundering, Import, Export Controls and Economic Sanctions.

(a) In the last five (5) years, Parent and the Parent Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including (i) the FCPA, (ii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iii) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither Parent nor any of the Parent Subsidiaries nor any director or officer of Parent or any of the Parent Subsidiaries nor, to Parent’s Knowledge, any (x) agent or Representative of Parent or any of the Parent Subsidiaries in connection with its performance of its business with Parent or (y) employee of Parent or any of the Parent Subsidiaries, has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (A) which would violate any applicable anti-corruption Law or (B) to or for a Public Official with the intention of: (1) improperly influencing any official act or decision of such Public Official; (2) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (3) securing any improper advantage in each case in violation of applicable anti-corruption Law. No officer or director of Parent or any of the Parent Subsidiaries is a Public Official and, to the Parent’s Knowledge, no employee of Parent or any of the Parent Subsidiaries (in each case, that is not a director or officer) is a non-U.S. Public Official.

(b) In the last five (5) years, neither Parent nor any of the Parent Subsidiaries nor any director or officer of Parent or any of the Parent Subsidiaries nor, to the Parent’s Knowledge, (x) any agent or Representative of Parent or any of the Parent Subsidiaries in connection with its performance of its business with Parent, or (y) employee of Parent or any of the Parent Subsidiaries has violated or operated in noncompliance with any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption or anti-money laundering Law or Law related to terrorism financing. Parent has instituted policies and procedures reasonably designed to ensure compliance by Parent, the Parent Subsidiaries, directors, officers, employees, agents and Representatives with applicable anti-corruption Law, anti-money laundering Law and applicable Law related to terrorism financing.

(c) In the last five (5) years, Parent, the Parent Subsidiaries, their respective directors and officers and, to Parent’s Knowledge, their respective agents, Representatives and employees acting on their behalf, (i) have complied in all material respects with all sanctions, export control, anti-boycott or customs Laws, and (ii) have not been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, written notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority relating to material violation of sanctions, export control, anti-boycott or customs Laws. Parent has instituted policies and procedures reasonably designed to ensure material compliance by Parent, the Parent Subsidiaries, directors, officers, employees, agents and Representatives acting on behalf of Parent or any of the Parent Subsidiaries with applicable sanctions, export control, anti boycott and customs Laws.

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Section 4.24 Insurance. Each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of Parent and the Parent Subsidiaries is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. As of the date hereof, since December 31, 2019, neither Parent nor any of the Parent Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Parent Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Parent Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against Parent or any of the Parent Subsidiaries since December 31, 2019, no insurance carrier has issued a denial of coverage with respect to any such Proceeding or investigation, or informed any of Parent nor any of the Parent Subsidiaries of its intent to do so, other than such denial that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.25 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between Parent or any of the Parent Subsidiaries, on the one hand, and any stockholder, director, officer or other Affiliate thereof, on the other hand, (b) as set forth in Section 4.25 of the Parent Disclosure Schedule and (c) as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between Parent or any of the Parent Subsidiaries, on the one hand, and stockholder, director, officer or other Affiliate thereof, but not including any wholly-owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Parent’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.26 Shell Company Status. Parent is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

Section 4.27 Investment Company. Parent is not required to be registered as, and is not an Affiliate of, and immediately following the Scheme Implementation Date will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.28 Disclosure Documents. None of the documents required to be filed by Parent with the SEC after the date of this Agreement in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 4.29, none of the information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Parent Proxy Statement/Prospectus and Scheme Circular will, at the date it is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.29 no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement, the Scheme Circular or the Parent Proxy Statement/Prospectus which were not supplied by or on behalf of Parent or Merger Sub.

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Section 4.29 Solvency. Assuming (a) that the Company is solvent immediately prior to the Scheme Implementation Date, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions or waiver of such conditions and (c) the accuracy and completeness of the representations and warranties of the Company set forth in Article 3, and after giving effect to the Transactions, including the Financing or any alternative financing, Parent and Parent Subsidiaries, taken as a whole, will be Solvent as of the Scheme Implementation Date and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.30 No Additional Representations. Except for the representations and warranties expressly made by the Company in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person makes, and that none of Parent or Merger Sub have relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes, nor has Parent or Merger Sub relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or any of its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

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Article 5.
COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company. From the date hereof until the earlier of the Scheme Implementation Date or the termination of this Agreement in accordance with Article 9 (the “Pre-Closing Period”), except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the memorandum of incorporation or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) directly or indirectly split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or Company ADSs or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the share capital of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of the Company or any of its Subsidiaries, except for (i) the declaration, setting aside or payment of any quarterly dividends in the ordinary course of business consistent with past practice, (ii) the declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries to the Company or any other Subsidiary, or in connection with any internal reorganization transactions solely among the Subsidiaries of the Company, or (iii) acquisitions, or deemed acquisitions, of (A) Company Ordinary Shares in connection with the payment of the exercise price of Company Options with Company Options or Company Ordinary Shares (including in connection with “net exercises”), (B) Company Ordinary Shares in connection with required Tax withholding in connection with the exercise of Company Options or the vesting of or issuance of Company Ordinary Shares subject to Company RSUs, or (C) equity securities of any Subsidiary of the Company by the Company or its Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of the Company (including Company ADSs) or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for equity securities of the Company or any of its Subsidiaries (including pursuant to any employee stock purchase plan), other than (x) the issuance of any Company Ordinary Shares pursuant to the exercise of Company Options or Company SARs or the vesting of Company RSUs, in each case that are outstanding as of the date hereof and in accordance with their terms as in effect on the date hereof and (y) the issuance, delivery or sale of any equity securities of any of the Company’s Subsidiaries to the Company or any of its Subsidiaries, or (ii) amend any term of any equity security of the Company or its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

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(d) incur or commit to any capital expenditures, except for (i) those as may be contemplated by the Company’s budget for the fiscal year ending March 31, 2024 and capital expenditure plan made available to Parent prior to the date hereof (whether or not such capital expenditures are made during the fiscal year ending March 31, 2024), (ii) any capital expenditures (or series of related capital expenditures) of less than $300,000 in the aggregate per fiscal quarter, or (iii) any capital expenditures (or series of related capital expenditures) related to in-vehicle devices purchased in the ordinary course of business consistent with past practice;

(e) acquire from any Third Party (by merger, consolidation, acquisition of substantial equity interests in or substantial assets or otherwise), directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business of the Company and its Subsidiaries, (ii) pursuant to Contracts in effect on the date hereof, or (iii) assets, securities, properties, interests or businesses of the Company or any of its wholly-owned Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date hereof, (iii) Company Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, the Company or any of its wholly-owned Subsidiaries or (v) Liens in an amount less than $500,000 in the aggregate;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly-owned by the Company or any of its wholly-owned Subsidiaries, other than (i) in connection with actions permitted by Section 5.01(d) or (e), (ii) loans, advances or capital contributions to, or investments in, the Company or any of its wholly-owned Subsidiaries, (iii) advances of expenses to employees or other service providers of the Company or its Subsidiaries in the ordinary course of business, for amounts individually not exceeding $25,000 and in the aggregate not exceeding $200,000, (iv) advances to customers of the Company or its Subsidiaries in the ordinary course of business in connection with the sale of the Company’s products and services, or (v) investments made in connection with treasury functions and cash management in the ordinary course of business;

(h) (i) redeem, repurchase, defease or prepay any Indebtedness (other than prepayments of revolving loans in the ordinary course of business), (ii) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of the Company or any Subsidiary thereunder, or (iii) issue or sell any debt securities, except, in each case in clauses (i) through (iii), for (A) Indebtedness or guarantees solely between or among the Company and any of its wholly-owned Subsidiaries or (B) Indebtedness for borrowed money that will be paid prior to the Scheme Implementation Date, which does not subject the Company or any of its Subsidiaries to any pre-payment or other penalties (other than any Indebtedness required to be prepaid pursuant to the terms of this Agreement), is incurred in the ordinary course of business and in an amount not to exceed $500,000 in aggregate principal amount outstanding, or (C) letters of credit issued and maintained in the ordinary course of business to the extent undrawn;

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(i) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Scheme Implementation Date, Parent or any of its Subsidiaries;

(j) enter into any new line of business outside of the existing business of the Company and its Subsidiaries, other than pursuant to any product roadmaps in existence as of the date hereof and natural extensions or changes to such product roadmaps, in each case, which product roadmaps have been disclosed to Parent prior to the date hereof;

(k) (i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to the Company and its Subsidiaries, taken as a whole, amend or modify or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Contract which constitutes a Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any Contract (other than any Contracts entered into in the ordinary course of business or Contracts with customers) that would have been a Company Material Contract had it been entered into prior to the date hereof. Notwithstanding the provisions of this Section 5.01(k), if another subsection of this Section 5.01 governs conduct or actions of the same type or nature as this Section 5.01(k), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.01(k), then the Company or its Subsidiaries shall be permitted to take such conduct or action;

(l) (i) unless required by applicable Law, recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative or (ii) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other agreement with any employee representative;

(m) grant, amend or terminate, or authorize or provide for any payment of cash (whether in connection with the Transactions or otherwise) in respect of, any equity or equity-based awards (including Company Ordinary Shares, Company Options, Company RSUs or Company SARs);

(n) except (x) as required pursuant to the express provisions of a Company Plan in effect and provided to Parent prior to the date hereof, (y) as otherwise required by applicable Law, or (z) as set forth in Section 5.01(n) of the Company Disclosure Schedule, (i) other than to employees in the ordinary course of business, grant or provide any severance or termination payments or benefits (including pursuant to any agreement or arrangement or amendment to any existing agreement or arrangement) to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than (A) increases of compensation payable to non-executive employees of the Company or any of its Subsidiaries or independent contractors and consultants of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice, in an amount not to exceed $350,000 in the aggregate, (B) increases in the compensation of any executive employee of not greater than an aggregate of 3% of the current consideration payable to such person, other than as may otherwise be required by any existing agreement, and (C) increases in compensation required by applicable Law, (iv) establish, adopt, terminate or amend any material Company Plan (including, without limitation, with respect to any plan, program, agreement, or other arrangement by and between the Company and any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries that provides for any payments or benefits in connection with a change in control), whether alone or in combination with other events such as a termination of service, or any plan, program, arrangement, policy or agreement that would be a material Company Plan if it were in existence on the date hereof, (v) terminate the employment of any current employee of the Company or any of its Subsidiaries with a title of senior vice-president or above other than for cause or for performance related reasons, or (vi) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the chief executive officer of the Company;

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(o) waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(q) (i) make or change any material election with respect to Taxes other than elections in the ordinary course of business, (ii) adopt or change any method of Tax accounting, (iii) amend any Tax Return, (iv) settle any claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any claim or assessment in respect of Taxes, (vi) enter into any closing agreement, or (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(r) (i) compromise or settle any Proceeding, in each case made or pending by or against the Company or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of Proceedings that: (x) are for an amount (in excess of insurance proceeds), individually or in the aggregate, not to exceed $500,000 or that are outstanding as of the date hereof and are disclosed in Section 5.01 of the Company Disclosure Schedule, (y) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries, and (z) do not involve material Company Owned Intellectual Property Rights or (ii) commence any Proceeding, other than in the ordinary course of business;

(s) take any actions that would or would be reasonably likely to (i) result in any of the Scheme Conditions not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions, or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(t) authorize, apply for or cause to be approved the listing of Company Ordinary Shares or ADSs on any stock exchange other than NYSE and JSE;

(u) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any Company Intellectual Property Rights that are material to the conduct of the Company’s business;

(v) fail to repay or redeem any Indebtedness to a Third Party in an amount exceeding $250,000 that becomes due and payable as a result of the Transactions or otherwise;

(w) cancel, terminate, fail to keep in place, fail to pay any premium on or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to pay such premium or keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(x) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Subsidiary of the Company;

(y) acquire any fee interest in real property;

(z) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(aa) agree, resolve or commit to do any of the foregoing.

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Section 5.02 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal, (ii) furnishing to any Person (other than Parent, Merger Sub, their respective Representatives and the Company’s Representatives) any information with respect to a Company Acquisition Proposal (except to the extent the Company is required to do so in terms of Regulation 92 of SACA) and (iii) cooperating with, assisting in, participating in, knowingly facilitating or encouraging a Company Acquisition Proposal and, if applicable, shall request to have returned to the Company or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date hereof (except where such Person is entitled to such information in terms of Regulation 92 of SACA). From and after the date hereof until the earlier to occur of the Scheme Implementation Date or the date of termination of this Agreement in accordance with Article 9, the Company shall not, nor shall it permit any of its Subsidiaries or authorize or knowingly permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) or knowingly facilitate any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) subject to Section 5.02(b), approve, recommend or publicly propose to approve or recommend, a Company Acquisition Proposal, (C) subject to Section 5.02(b), approve, recommend, publicly propose to approve or recommend or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement) or a Company Superior Proposal (each an “Alternative Company Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the receipt of the Company Shareholder Approval, following the receipt of a bona fide written Company Acquisition Proposal that the Company Independent Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Company Superior Proposal and that was not solicited in violation of this Section 5.02(a) and was made after the date hereof, the Company may, or to the extent the Company is required to do so in terms of Regulation 92 of SACA, in response to such Company Acquisition Proposal and subject to compliance with Section 5.02(b) only to the extent that Section 5.02(b) is not inconsistent with Regulation 92 of SACA, furnish information with respect to the Company to the Person making such Company Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Company Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Company Acquisition Proposal (an “Acceptable Company Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 5.02 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that such agreement does not need to contain any provision prohibiting (including any direct or indirect “standstill” or similar provisions that prohibit) the making of any Company Acquisition Proposal), and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

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(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Shareholder Approval, the Company Independent Board may effect a Company Adverse Recommendation Change (A) pursuant to Section 2.06(g), (B) if, prior to the publication of the Scheme Circular, the Independent Expert delivers an opinion to the Company Independent Board to the effect that the Scheme is not fair and/or not reasonable, or (C) if (and only if): (I) a written Company Acquisition Proposal that was not solicited in violation of Section 5.02(a) is made to the Company by a Third Party and such Company Acquisition Proposal is not withdrawn; (II) the Company Independent Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (III) the Company Independent Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary and/or statutory duties of the Company Board and the Company Independent Board under the circumstances and applicable Law; provided, however, none of the Company, the Company Board, the Company Independent Board or any committee of the Company Board or the Company Independent Board shall make a Company Adverse Recommendation Change pursuant to this clause (C) and/or authorize the Company to enter into any Alternative Company Acquisition Agreement pursuant to this clause (C) unless:

(i) the Company Independent Board provides Parent at least five (5) days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall specify in detail the reasons therefor and shall include the information with respect to the Company Superior Proposal that is specified in Section 5.02(c), as well as a copy of such Company Acquisition Proposal and any related Alternative Company Acquisition Agreement;

(ii) during the five (5) days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 5.02 below), the Company Independent Board and its Representatives have negotiated in good faith with Parent (unless Parent has expressly agreed in writing not to negotiate) regarding any revisions to the terms of this Agreement that may, at Parent’s sole discretion, be proposed by Parent in response to such Company Superior Proposal (it being understood that any modification to the financial or other material terms of such Company Superior Proposal shall result in a new five (5) day period under this Section 5.02(b)(ii)); and

(iii) at the end of the five (5) day period described in the foregoing clause (i) (or such shorter period as specified in this Section 5.02 below), the Company Independent Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed), that the Company Acquisition Proposal continues to be a Company Superior Proposal and the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary and/or statutory duties owed by the Company Board and the Company Independent Board to the Company under the circumstances and applicable Law.

Any amendment or modification to the conditionality, price or form of consideration of any Company Superior Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Company Acquisition Proposal and the Parties shall comply with the provisions of this Section 5.02 with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of three (3) days after the Company Independent Board provides written notice of such new Company Acquisition Proposal to Parent and the end of the original five (5) day period described in clause (ii) above; provided, further, (x) whether or not there is a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.01, the Company Independent Board shall submit the Scheme for approval by the Company shareholders at the Company Shareholders’ Meeting (provided, however that, for so long as there is a Company Adverse Recommendation Change, the Company Independent Board shall nevertheless be required in such case to solicit proxies in favor of the adoption of the Scheme unless such Company Adverse Recommendation Change was made pursuant to Section 2.06(g)); and (y) in the event there is a Company Adverse Recommendation Change made in compliance with this Section 5.02 with respect to a Company Superior Proposal, the Company shall only enter into an Alternative Company Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 9.01(d)(i).

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(c) In addition to the obligations of the Company set forth in Section 5.02(a) and Section 5.02(b), the Company shall promptly (and in any event within 24 hours) notify Parent in writing (i) of any inquiries, proposals or offers with respect to a Company Acquisition Proposal that are received by, or any non-public information with regard to such Company Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Company Acquisition Proposal with, the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and (ii) of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person making such Company Acquisition Proposal, information request or inquiry. In no event shall the Company begin providing any such information or engage in such discussions or negotiations prior to providing Parent with the notice required by the preceding sentence. The Company thereafter shall (x) keep Parent reasonably informed, on a reasonably prompt basis (and, in any event, within 24 hours) of the status of any material discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and material modifications thereto) and (y) substantially concurrently with the delivery to any such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided or made available to Parent.

Section 5.03 Disclosure Documents. None of the documents required to be filed by the Company with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 5.03, the Company hereby covenants and agrees that none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) a registration statement on Form S-4 (or similar successor form) to register the issuance of Parent Common Stock in connection with the Scheme (including any amendments or supplements, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Scheme Circular and the definitive Parent Proxy Statement/Prospectus included in the Registration Statement at the time it becomes effective to be sent to the Company’s shareholders in connection with the Scheme and the other Transactions and Parent’s stockholders in connection with the Transactions, or (c) the prospectus filed with the JSE to be sent to Parent’s stockholders (“Registered Prospectus” (clauses (a) through (c), including any amendments or supplements, the “Public Documents”) will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 5.03, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement, the Scheme Circular, the Parent Proxy Statement/Prospectus or the Registered Prospectus which were not supplied by or on behalf of the Company.

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Section 5.04 Company Shareholders’ Meeting. The Company shall duly call, give notice of, convene and hold the Company Shareholders’ Meeting as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act (except as provided in this Section 5.04) for the purpose of voting on the approval and adoption of the Scheme in accordance with applicable Law, and shall use its reasonable best efforts to cause the Company Shareholders’ Meeting to be scheduled on the same date as the Parent Stockholders’ Meeting. In connection with the Company Shareholders’ Meeting, the Company shall (i) subject to Section 5.02(b), recommend approval and adoption of the Scheme by the Company’s shareholders in the Scheme Circular and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 5.02(b), regardless of whether there has been a Company Adverse Recommendation Change, the Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption of the Scheme and take all other actions reasonably necessary or advisable to secure the approval and adoption of the Scheme by the Company’s shareholders, provided that nothing in this Section 5.04 shall prohibit the Company Independent Board or any committee thereof from making a Company Adverse Recommendation Change in compliance with this Agreement. The Company shall keep Parent and Merger Sub reasonably updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub, and shall direct its proxy soliciting agent (if applicable) to provide Parent and its Representatives with the results of all proxy tabulations provided by such proxy soliciting agent (if applicable) to the Company. The Company shall not, without the prior written consent of Parent (not to be unreasonably, withheld, delayed or conditioned), adjourn or postpone the Company Shareholders’ Meeting; provided, however, the Company shall have the right to adjourn or postpone the Company Shareholders’ Meeting: (i) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Shareholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Company Ordinary Shares to obtain the Company Shareholder Approval; (ii) if on the date on which the Company Shareholders’ Meeting is then scheduled, there are insufficient Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; (iii) if an unresolved Company Failure Notice or unresolved Parent Failure Notice remains outstanding; or (iv) after consultation with Parent, if the failure to adjourn or postpone the Company Shareholders’ Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Scheme Circular to be timely provided to the holders of Company Ordinary Shares. Once the Company has established a record date for the Company Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the approval of the Scheme shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of the Scheme) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders’ Meeting. Regardless of whether there is a Company Adverse Recommendation Change, the Company Shareholders’ Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 9. Notwithstanding anything in Section 5.02 or this Section 5.04 to the contrary, the Company may seek the approval described in Section 2.05(k) at the Company Shareholders’ Meeting (or, either (i) in the Company’s sole discretion, at a separate meeting of the Company Shareholders or (ii) by written consent without holding a meeting in compliance with applicable Law and the Company’s organizational documents) if a Company Adverse Recommendation Change has been made pursuant to Section 2.06(g).

Section 5.05 Section 16. The Company will cause any disposition of Company Ordinary Shares or acquisitions of shares of Parent Common Stock resulting from the Transactions by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.06 Repayment of Company Debt. The Company shall use commercially reasonable efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Condition Date customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all Indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Scheme Implementation Date but excluding any indemnification obligations that survive termination) under any Contract pursuant to which the Company is required to repay or redeem any Indebtedness at or prior to the Scheme Implementation Date as mutually agreed to by the Parties (the “Loan Documents”), (ii) the termination of the Loan Documents, (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents, and (iv) such other matters as Parent may reasonably request; unless, in all cases, the counterparty to any such Contract provides a written unconditional waiver to the Company, in form reasonably satisfactory to Parent, of any and all liabilities and obligations that the Company might have in connection with or as a result of this Agreement or the Transactions, including, without limitation, acceleration of any such liabilities and obligations.

Section 5.07 Certain Tax Matters. The Company shall use its reasonable best efforts to obtain the tax opinion described in Section 2.04(a)(v)(E), including without limitation, executing and delivering representation letters reasonably requested by counsel delivering such tax opinion. The Company shall reasonably cooperate with Parent and its counsel and execute and deliver any representation letters reasonably required by Parent’s counsel in connection with any tax opinion required to be provided in the Registration Statement.

Article 6.
COVENANTS OF PARENT AND MERGER SUB

Section 6.01 Conduct of Parent. For the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Parent Disclosure Schedule, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use commercially reasonable efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over Parent’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Parent Disclosure Schedule, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of Parent or any Parent Subsidiary;

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(b) directly or indirectly split, combine or reclassify any shares of capital stock of Parent or any Parent Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of Parent or any of its Subsidiaries, except for (i) the declaration, setting aside or payment of dividends in respect of the Parent Series A Preferred (the “Series A Preferred Dividends”) in accordance with the provisions of the Parent Charter, (ii) the declaration, setting aside or payment of any dividends or other distributions by any of the Parent Subsidiaries to Parent or any other Parent Subsidiary, or in connection with any internal reorganization transactions solely among the Parent Subsidiaries or (iii) acquisitions, or deemed acquisitions, of (A) Parent Common Stock in connection with the payment of the exercise price of Parent Options with Parent Options or Parent Common Stock (including in connection with “net exercises”), (B) Parent Common Stock in connection with required Tax withholding in connection with the exercise of Parent Options or the vesting of or issuance of Parent Common Stock subject to Parent Restricted Stock Awards, or (C) equity securities of any Subsidiary of Parent by Parent or its Subsidiaries;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of Parent or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for equity securities of Parent or any of its Subsidiaries (including pursuant to any employee stock purchase plan), other than (w) the issuance of shares of Parent Series A Preferred in connection with the payment of Series A Preferred Dividends in accordance with the provisions of the Parent Charter, (x) the issuance of any Parent Common Stock pursuant to the exercise of Parent Options or the vesting of Parent Restricted Stock Awards, in each case that are outstanding as of the date hereof and in accordance with their terms as in effect on the date hereof, and (y) the issuance, delivery or sale of any equity securities of any of the Parent Subsidiaries to Parent or any of the other Parent Subsidiaries, or (ii) amend any term of any equity security of Parent or its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures, except for (i) those as may be contemplated by Parent’s 2023 budget and capital expenditure plan made available to the Company prior to the date hereof (whether or not such capital expenditures are made during the 2023 fiscal year), or (ii) any capital expenditures (or series of related capital expenditures) of less than $300,000 in the aggregate per fiscal quarter;

(e) acquire from any Third Party (by merger, consolidation, acquisition of substantial equity interests in or substantial assets or otherwise), directly or indirectly, any corporation, partnership, or other business organization or business thereof, other than (i) inventory, supplies and materials in the ordinary course of business of Parent and its Subsidiaries, (ii) pursuant to Contracts in effect on the date hereof, or (iii) assets, securities, properties, interests or businesses of Parent or any of the Parent Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap, dispose of or abandon or create or incur any Lien on, directly or indirectly, any of the Parent’s or its Subsidiaries’ assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory, of products or services, or obsolete equipment, or non-exclusive licensing of Intellectual Property Rights, all in the ordinary course of business, (ii) sales, licenses, leases or transfers that are pursuant to Contracts in effect on the date hereof, (iii) Parent Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, Parent or any of the Parent Subsidiaries or (v) Liens in an amount less than $500,000 in the aggregate;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly-owned by Parent or any of its Subsidiaries, other than (i) in connection with actions permitted by Section 6.01(d) or (e), (ii) loans, advances or capital contributions to, or investments in, Parent or any of its Subsidiaries, (iii) advances of expenses to employees or other service providers of Parent or its Subsidiaries in the ordinary course of business, for amounts individually not exceeding $25,000 and in the aggregate not exceeding $200,000, (iv) advances to customers of Parent or its Subsidiaries in the ordinary course of business in connection with the sale of the Parent’s products and services, or (v) investments made in connection with treasury functions and cash management in the ordinary course of business;

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(h) (i) redeem, repurchase, defease or prepay any Indebtedness (other than prepayments of revolving loans in the ordinary course of business), (ii) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of Parent or any Subsidiary thereunder, or (iii) issue or sell any debt securities, except, in each case in clauses (i) through (iii), for (A) Indebtedness or guarantees solely between or among Parent and any of its wholly-owned Subsidiaries or (B) Indebtedness for borrowed money that will be paid prior to the Scheme Implementation Date, which does not subject Parent or any of its Subsidiaries to any pre-payment or other penalties (other than any Indebtedness required to be repaid pursuant to the terms of this Agreement), is incurred in the ordinary course of business and in an amount not to exceed $500,000 in aggregate principal amount outstanding, (C) letters of credit issued and maintained in the ordinary course of business to the extent undrawn or (D) as set forth on Section 6.01 of the Parent Disclosure Schedule;

(i) enter into any agreement or arrangement that limits or otherwise restricts Parent or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Scheme Implementation Date, Parent or any of its Subsidiaries;

(j) enter into any new line of business outside of the existing business of Parent and its Subsidiaries, other than pursuant to any product roadmaps in existence as of the date hereof and natural extensions or changes to such product roadmaps, in each case, which product roadmaps have been disclosed to the Company prior to the date hereof;

(k) (i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to Parent and its Subsidiaries, taken as a whole, amend or modify or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Contract which constitutes a Parent Material Contract or waive, release or assign any material rights, claims or benefits under any Parent Material Contract or (ii) enter into any Contract (other than any Contracts entered into in the ordinary course of business or Contracts with customers) that would have been a Parent Material Contract had it been entered into prior to the date hereof. Notwithstanding the provisions of this Section 6.01(k), if another subsection of this  Section 6.01 governs conduct or actions of the same type or nature as this Section 6.01(k), and such other subsection expressly permits such conduct or actions to be taken by Parent in conflict with this Section 6.01(k), then Parent or its Subsidiaries shall be permitted to take such conduct or action;

(l) (i) unless required by applicable Law, recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative or (ii) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other agreement with any employee representative;

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(m) grant, amend or terminate, or authorize or provide for any payment of cash (whether in connection with the Transactions or otherwise) in respect of, any equity or equity-based awards (including Parent Common Stock, Parent Options or Parent Restricted Stock Awards), other than as contemplated by Section 6.01(c)(i)(y);

(n) except (x) as required pursuant to the express provisions of a Parent Plan in effect and provided to the Company prior to the date hereof, (y) as otherwise required by applicable Law, or (z) as set forth in Section 6.01(n) of the Parent Disclosure Schedule (i) other than to employees in the ordinary course of business, grant or provide any severance or termination payments or benefits (including pursuant to any agreement or arrangement or amendment to any existing agreement or arrangement) to any current or former employee, officer, non-employee director, independent contractor or consultant of Parent or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of Parent or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of Parent or any of its Subsidiaries, other than (A) increases of compensation payable to non-executive employees of Parent or any of its Subsidiaries or independent contractors and consultants of Parent or any of its Subsidiaries, in the ordinary course of business consistent with past practice, in an amount not to exceed $350,000 in the aggregate, (B) increases in the compensation of any executive employee of not greater than an aggregate of 3% of the current consideration payable to such person, other than as may otherwise be required by any existing agreement, and (C) increases in compensation required by applicable Law, (iv) establish, adopt, terminate or amend any material Parent Plan (including, without limitation, with respect to any plan, program, agreement, or other arrangement by and between Parent and any current or former employee, officer, non-employee director, independent contractor or consultant of Parent or any of its Subsidiaries that provides for any payments or benefits in connection with a change in control), whether alone or in combination with other events such as a termination of service, or any plan, program, arrangement, policy or agreement that would be a material Parent Plan if it were in existence on the date hereof, (v) terminate the employment of any current employee of Parent or any of its Subsidiaries with a title of senior vice-president or above other than for cause or for performance related reasons, or (vi) promote any employee of Parent or any of its Subsidiaries to a position that reports directly to the chief executive officer of Parent;

(o) waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of Parent or any of its Subsidiaries;

(p) change Parent’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(q) (i) make or change any material election with respect to Taxes other than elections in the ordinary course of business, (ii) adopt or change any method of Tax accounting, (iii) amend any Tax Return, (iv) settle any claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any claim or assessment in respect of Taxes, (vi) enter into any closing agreement, or (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

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(r) (i) compromise or settle any Proceeding, in each case made or pending by or against Parent or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of Proceedings that: (x) are for an amount (in excess of insurance proceeds), individually or in the aggregate, not to exceed $500,000 or that are outstanding as of the date hereof and are disclosed in Section 6.01 of the Parent Disclosure Schedule, (y) do not involve an admission of guilt or impose any injunctive relief or a material restriction on Parent or its Subsidiaries, and (z) do not involve material Parent Owned Intellectual Property Rights or (ii) commence any Proceeding, other than in the ordinary course of business;

(s) take any actions that would or would be reasonably likely to (i) result in any of the Scheme Conditions not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions, or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(t) authorize, apply for or cause to be approved the listing of the Parent Common Stock on any stock exchange other than Nasdaq, the Tel Aviv Stock Exchange or the JSE;

(u) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, invalidation, loss, impairment or dedication to the public domain of any Parent Intellectual Property Rights that are material to the conduct of the Parent’s business;

(v) fail to repay or redeem any Indebtedness to a Third Party in an amount exceeding $250,000 that becomes due and payable as a result of the Transactions or otherwise;

(w) cancel, terminate, fail to keep in place, fail to pay any premium on or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if Parent, in its reasonable judgment, determines that such cancellation, termination or failure to pay such premium or keep in place would not result in Parent and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(x) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent or any Subsidiary of Parent;

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(y) acquire any fee interest in real property;

(z) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(aa) agree, resolve or commit to do any of the foregoing.

Section 6.02 No Solicitation.

(a) Parent shall, and shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to a Parent Acquisition Proposal, (ii) furnishing to any Person (other than the Company and its Representatives) any information with respect to a Parent Acquisition Proposal and (iii) cooperating with, assisting in, participating in, knowingly facilitating or encouraging a Parent Acquisition Proposal and, if applicable, shall request to have returned to Parent or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date hereof. From and after the date hereof until the earlier to occur of the Scheme Implementation Date or the date of termination of this Agreement in accordance with Article 9, Parent shall not, nor shall it permit any of its Subsidiaries or authorize or knowingly permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) or knowingly facilitate any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (B) subject to Section 6.02(b), approve, recommend or publicly propose to approve or recommend, a Parent Acquisition Proposal, (C) subject to Section 6.02(b), approve, recommend, publicly propose to approve or recommend or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to a Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement) or a Parent Superior Proposal (each an “Alternative Parent Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Parent Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the receipt of the Parent Stockholder Approval, following the receipt of a bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Parent Superior Proposal and that was not solicited in violation of this Section 6.02(a) and was made after the date hereof, Parent may, in response to such Parent Acquisition Proposal and subject to compliance with Section 6.02(b), furnish information with respect to Parent to the Person making such Parent Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Parent Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to Parent to such Person, Parent enters into a confidentiality agreement with the Person making such Parent Acquisition Proposal (an “Acceptable Parent Confidentiality Agreement”) that (x) does not contain any provision that would prevent Parent from complying with its obligation to provide any disclosure to the Company required pursuant to this Section 6.02 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that such agreement does not need to contain any provision prohibiting (including any direct or indirect “standstill” or similar provisions that prohibit) the making of any Parent Acquisition Proposal), and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously so furnished to the Company or its Representatives).

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(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Parent Stockholder Approval, the Parent Board may effect a Parent Adverse Recommendation Change if (and only if): (I) a written Parent Acquisition Proposal that was not solicited in violation of Section 6.02(a) is made to Parent by a Third Party and such Parent Acquisition Proposal is not withdrawn; (II) the Parent Board concludes in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (III) the Parent Board concludes in good faith, after consultation with Parent’s outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board under the circumstances and applicable Law; provided, however, none of Parent, the Parent Board or any committee thereof shall make a Parent Adverse Recommendation Change and/or authorize Parent to enter into any Alternative Parent Acquisition Agreement unless:

(i) the Parent Board provides the Company at least five (5) days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Parent Adverse Recommendation Change), which notice shall specify in detail the reasons therefor and shall include the information with respect to the Parent Superior Proposal that is specified in Section 6.02(c), as well as a copy of such Parent Acquisition Proposal and any related Alternative Parent Acquisition Agreement;

(ii) during the five (5) days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 6.02 below), the Parent Board and its Representatives have negotiated in good faith with the Company (unless the Company has expressly agreed in writing not to negotiate) regarding any revisions to the terms of this Agreement that may, at the Company’s sole discretion, be proposed by the Company in response to such Parent Superior Proposal (it being understood that any modification to the financial or other material terms of such Parent Superior Proposal shall result in a new five (5) day period under this Section 6.02(b)(ii)); and

(iii) at the end of the five (5) day period described in the foregoing clause (i) (or such shorter period as specified in this Section 6.02 below), the Parent Board concludes in good faith, after consultation with Parent’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed), that the Parent Acquisition Proposal continues to be a Parent Superior Proposal and the failure to make such Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Parent Board to Parent under the circumstances and applicable Law.

Any amendment or modification to the conditionality, price or form of consideration of any Parent Superior Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 6.02, and Parent shall promptly (but in any event within 24 hours of occurrence) notify the Company of any such new Parent Acquisition Proposal and the Parties shall comply with the provisions of this Section 6.02 with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of three (3) days after the Parent Board provides written notice of such new Parent Acquisition Proposal to the Company and the end of the original five (5) day period described in clause (ii) above; provided, further, (x) whether or not there is a Parent Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.01, the Parent Board shall submit this Agreement for approval by the Parent stockholders at the Parent Stockholders’ Meeting (provided, however that, for so long as there is a Parent Adverse Recommendation Change, the Parent Board shall nevertheless be required in such case to solicit proxies in favor of the approval of the Parent Proposals); and (y) in the event there is a Parent Adverse Recommendation Change made in compliance with this Section 6.02 with respect to a Parent Superior Proposal, Parent shall only enter into an Alternative Parent Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 9.01(c)(i).

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(c) In addition to the obligations of Parent set forth in Section 6.02(a) and Section 6.02(b), Parent shall promptly (and in any event within 24 hours) notify the Company in writing (i) of any inquiries, proposals or offers with respect to a Parent Acquisition Proposal that are received by, or any non-public information with regard to such Parent Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Parent Acquisition Proposal with, Parent (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and (ii) of Parent’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person making such Parent Acquisition Proposal, information request or inquiry. In no event shall Parent begin providing any such information or engage in such discussions or negotiations prior to providing the Company with the notice required by the preceding sentence. Parent thereafter shall (x) keep the Company reasonably informed, on a reasonably prompt basis (and, in any event, within 24 hours) of the status of any material discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and material modifications thereto) and (y) substantially concurrently with the delivery to any such Person, provide to the Company any information concerning Parent or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided or made available to the Company.

Section 6.03 Director and Officer Indemnification.

(a) At and after the Scheme Implementation Date, Parent shall, and shall cause the Company to, to the fullest extent permitted by applicable Law, indemnify and hold harmless each past and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Company Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of (i) actions or omissions occurring at or prior to the Scheme Implementation Date (and whether asserted or claimed prior to, at or after the Scheme Implementation Date ) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or (ii) to the extent they are based on or arise out of or pertain to the Transactions, including the Scheme, whether asserted or claimed prior to, at or after the Scheme Implementation Date, and including any expenses incurred in enforcing such person’s rights under this Section 6.03; (provided such Company Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, non-appealable judgment such Company Indemnified Party is not ultimately entitled), in each case to the same extent that the Company or its Subsidiaries would have been required to do so pursuant to the Company’s organizational documents and indemnification agreements (to the extent such agreements have been made available to Parent prior to the date hereof) of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies the Company on or prior to the sixth anniversary of the Scheme Implementation Date of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.03, the provisions of this Section 6.03 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) Subject to Section 6.03(a), for six years after the Scheme Implementation Date Parent shall, (i) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any agreements (other than insurance Contracts) of the Company and its Subsidiaries with any Company Indemnified Party that are in existence on the date hereof, to the extent such agreements have been made available to Parent prior to the date hereof, and (ii) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Company Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Scheme Implementation Date (including acts or omissions occurring in connection with the adoption of this Agreement and the implementation of the Scheme).

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(c) Prior to the Scheme Implementation Date, in consultation with Parent as provided in this Section 6.03(c), the Company shall be permitted to, and if the Company fails to do so, Parent shall, obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for a claims reporting or discovery period of six years from and after the Scheme Implementation Date, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Scheme Implementation Date, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall, in cooperation with Parent, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and neither the Company nor Parent shall commit or spend on such “tail” policy more than the amount set forth on Schedule 6.03(c) (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to, or in the case of Parent, shall, purchase as much coverage as reasonably practicable for the Base Amount. After the Scheme Implementation Date, Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. The Company shall in good faith cooperate and consult with Parent prior to the Scheme Implementation Date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Parent’s recommendations with respect thereto. If the Company and Parent for any reason fail to obtain such “tail” insurance policy as of the Scheme Implementation Date, Parent shall (i) maintain in effect for a period of at least six (6) years from and after the Scheme Implementation Date (and for so long thereafter as any claims brought before the end of such six-year period thereunder have not exceeded the applicable statute of limitations) the directors’ and officers’ liability coverage in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable in all material respects as provided in the Company’s existing policies as of the date hereof or (ii) purchase comparable directors’ and officers’ liability coverage for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder have not exceeded the applicable statute of limitations) with terms, conditions, retentions and limits of liability that are at least as favorable in all material respects as provided in the Company’s existing policies as of the date hereof; provided, however, in each case, in no event shall Parent be required to commit or spend more than the Base Amount on any such directors’ and officers’ liability coverage.

(d) The provisions of this Section 6.03 (i) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 6.04 Disclosure Documents. None of the documents required to be filed by Parent with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 6.04, Parent and Merger Sub hereby covenant and agree that none of the information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Parent Proxy Statement/Prospectus and Scheme Circular will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (c) the Registered Prospectus filed with the JSE to be sent to Parent’s stockholders will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 6.04, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement, the Scheme Circular, the Parent Proxy Statement/Prospectus or the Registered Prospectus which were not supplied by or on behalf of Parent or Merger Sub.

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Section 6.05 Stock Exchange Listing. Parent shall cause the Parent Common Stock to be issued pursuant to this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, on or prior to the Scheme Implementation Date.

Section 6.06 Parent Stockholders’ Meeting. Parent shall duly call, give notice of, convene and hold the Parent Stockholders’ Meeting as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act (except as provided in this Section 6.06) for the purpose of voting on the approval of the Parent Proposals, and shall use its reasonable best efforts to cause the Parent Stockholders’ Meeting to be scheduled on the same date as the Company Shareholders’ Meeting. In connection with the Parent Stockholders’ Meeting, the Company shall (i) subject to Section 6.02(b), recommend approval of the Parent Proposals by Parent’s stockholders in the Parent Proxy Statement/Prospectus and (ii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 6.02(b), regardless of whether there has been a Parent Adverse Recommendation Change, Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Parent Proposals and take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the Transactions by Parent’s stockholders, provided that nothing in this Section 6.06 shall prohibit the Parent Board or any committee thereof from making a Parent Adverse Recommendation Change in compliance with this Agreement. Parent shall keep the Company reasonably updated with respect to proxy solicitation results as reasonably requested by the Company, and shall direct its proxy soliciting agent (if applicable) to provide the Company and its Representatives with the results of all proxy tabulations provided by such proxy soliciting agent (if applicable) to Parent. Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Stockholders’ Meeting; provided, however, Parent shall have the right to adjourn or postpone the Parent Stockholders’ Meeting: (i) after consultation with the Company, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Parent Stockholders’ Meeting is then scheduled, Parent has not received proxies representing a sufficient number of Parent Common Stock to obtain the Parent Stockholder Approval; (ii) if on the date on which the Parent Stockholders’ Meeting is then scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting; (iii) if an unresolved Company Failure Notice or unresolved Parent Failure Notice remains outstanding; or (iv) after consultation with the Company, if the failure to adjourn or postpone the Parent Stockholders’ Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Parent Proxy Statement/Prospectus to be timely provided to the holders of Parent Common Stock. Once Parent has established a record date for the Parent Stockholders’ Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or Parent’s organizational documents. Without the prior written consent of the Company, the Parent Proposals shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s stockholders in connection with the Parent Proposals) that Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting. Regardless of whether there is a Parent Adverse Recommendation Change, the Parent Stockholders’ Meeting shall be held in accordance with the terms hereof unless this Agreement is terminated in accordance with Article 9.

Section 6.07 Company Share-Based Plans. Parent shall use its commercially reasonable efforts to take such actions as are necessary for the assumption and conversion of Company Options, Company RSUs and Company SARs as provided in Section 2.11, including the reservation and listing of Parent Common Stock subject to such awards following the Scheme Implementation Date. Following the Scheme Implementation Date, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or similar successor form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Parent Common Stock subject to the Substituted Options and Substituted RSUs.

Section 6.08 Redemption of Parent Series A Preferred. Immediately prior to or simultaneously with the implementation on the Scheme Implementation Date, Parent shall consummate the redemption of all of the shares of Parent Series A Preferred in accordance with Section A.6 of the Parent Charter.

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Section 6.09 Employee Obligations.

(a) For a period commencing upon the Scheme Implementation Date and continuing through the 12-month anniversary of the Scheme Implementation Date, Parent shall provide to each Continuing Employee (i) base salary or base rate of pay, and cash-based incentive compensation opportunity that is not less than that provided to the Continuing Employees immediately prior to the Scheme Implementation Date, (ii) employee benefits that are substantially comparable in the aggregate to those benefits provided to each Continuing Employee immediately prior to the Scheme Implementation Date and (iii) with respect to Continuing Employees that are executives, equity awards at a level commensurate with go-forward roles and responsibilities of such executives. Notwithstanding the foregoing, if Parent engages in wage or salary reductions to employees after the Scheme Implementation Date, Parent may, to the extent permitted by applicable Law, reduce the base salary, base rate of pay, or cash-based incentive compensation of Continuing Employees on the same terms and proportion as those of other similarly situated employees. For all purposes under any employee benefit plans of Parent in which any Continuing Employee is eligible to participate following the Scheme Implementation Date, Parent shall use commercially reasonable efforts to cause each Continuing Employee to be credited with their years of service with the Company before the Scheme Implementation Date, to the same extent as such Continuing Employee was entitled, before the Scheme Implementation Date, to credit for such service under the corresponding employee benefit plan, except (x) for purposes of benefit accrual under defined benefit or post-employment welfare plans, (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of benefits. With respect to each health or welfare benefit plan and program maintained by Parent thereof benefiting any Continuing Employee (and their eligible dependents), Parent shall, to the extent feasible under relevant insurance contract (i) cause to be waived any eligibility waiting periods, actively at work requirements, evidence of insurability requirements and the application of any pre-existing conditions or limitations under such plan or program, (ii) provide such health care coverage to each Continuing Employee effective as of the Scheme Implementation Date without the application of any eligibility period for coverage and (iii) cause each Continuing Employee (and their eligible dependents) to be given credit under such plan or program for all amounts paid by such Continuing Employee (or their eligible dependents) under any similar employee benefit plans for the plan year that includes the Scheme Implementation Date for purposes of applying deductibles, co-payments, coinsurance and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent for the plan year in which the Scheme Implementation Date occurs.

(b) Nothing in this Section 6.09, express or implied, shall confer upon any Continuing Employee, any beneficiary, or any other Person any rights or remedies, including any right to employment or continued employment for any specified period, of any nature whatsoever under or by reason of this Section 6.09. Nothing contained in this Section 6.09, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement of Parent or any of the Parent Subsidiaries; (ii) shall alter or limit the ability of Parent, or any of its Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; (iii) shall affect the at-will status of the employment of any Continuing Employee or prevent Parent, any of its Subsidiaries or a Continuing Employee from terminating the employment relationship at any time or (iv) shall entitle a Continuing Employee to receive post-employment wages or benefit continuation if the employment relationship terminates at any point.

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Article 7.
ADDITIONAL COVENANTS

Section 7.01 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Transactions as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are Scheme Conditions); provided, however, that none of the Company, its Subsidiaries nor any of their respective Representatives shall provide notice to, or request consent from, any Third Party with respect to this Agreement or the Transactions without first obtaining the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

(b) The Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission and the United States Department of Justice the notification and report form and accompanying materials, if any, required under the HSR Act for the transactions contemplated hereby, and (ii) any other Governmental Authority any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any applicable Competition Laws. Each of the Company and Parent shall furnish or cause to be furnished to each other’s respective counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Competition Laws.

(c) The Company and Parent shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Competition Laws for the consummation of this Agreement and the transactions contemplated hereby, (ii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and (iii) comply promptly with any such inquiry or request and supply to any Governmental Authority without undue delay any additional information requested. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to consent to or make any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority, and the Company shall not agree to any divestiture or other structural or conduct relief without the prior written consent of Parent. Any such structural or conduct relief affecting the business, assets, or operations of the Company shall be conditioned upon the prior occurrence of the Scheme implementation.

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(d) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Competition Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include such counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations. The Company and Parent shall not participate in any meeting or discussion with any Governmental Authority with respect to any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or material discussion (which, at the request of Parent or the Company, shall be limited to outside antitrust counsel only).

Section 7.02 Public Documents; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent shall cause to be prepared (with the Company’s reasonable cooperation) and filed with the SEC the Registration Statement, including the Public Documents. Each of Parent and the Company shall use its reasonable best efforts to ensure that the Registration Statement, including the Public Documents, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law, including SACA and the JSE Listings Requirements in respect of the Scheme Circular and Registered Prospectus. The Company and Parent (as applicable) shall ensure that the Public Documents include (i) the opinion of the Company’s Independent Expert referred to in Section 2.03; and (ii) a summary of the financial analysis conducted by such Independent Expert. Subject to Section 7.02(d) and Section 5.02, the Public Documents shall include (i) a statement to the effect that the Company Independent Board has determined that this Agreement and the Scheme are fair to and in the best interests of the Company and its shareholders and has approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Scheme and (ii) the recommendation of the Company Independent Board in favor of approval and adoption of the Scheme. Subject to Section 7.02(d) and Section 6.02, the Parent Proxy Statement/Prospectus shall also include (i) a statement to the effect that the Parent Board has determined that this Agreement and the Scheme are fair to and in the best interests of Parent and its stockholders and has approved and declared advisable the execution, delivery and performance of this Agreement and the implementation of the Scheme and (ii) the recommendation of the Parent Board in favor of approval of the Parent Proposals. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC). Parent and the Company shall make all necessary filings with respect to the Scheme and the Transactions under the Securities Act and the Exchange Act and any necessary state securities Laws or “blue sky” notice requirements in connection with the issuance of Parent Common Stock. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause their respective Public Documents to be delivered to its shareholders in accordance with applicable Law and the rules and regulations of Nasdaq and the NYSE, the JSE Listings Requirements, and the SACA.

(b) Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Public Documents, the Registration Statement, and the resolution of any comments either Party received from the SEC, TRP, JSE or another regulator. If at any time prior to the later of the receipt of the Company Shareholder Approval and Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Registration Statement or any of the Public Documents, so that any such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Public Documents, to the extent required by applicable Law, disseminated to the shareholders of the Company and/or Parent.

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(c) The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC, TRP, JSE or another regulator or the staff of the SEC, TRP, JSE or another regulator and of any request by the SEC, TRP, JSE or another regulator or the staff of the SEC, TRP, JSE or another regulator for amendments or supplements to any of the Public Documents or the Registration Statement or for additional information and shall supply, within one (1) day of receipt thereof, the other Parties with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC, TRP, JSE or another regulator or the staff of the SEC, TRP, JSE or another regulator, on the other hand, with respect to the Public Documents, or the Registration Statement and (B) all stop orders of the SEC relating to the Registration Statement. Each Party shall give the other Parties and their respective counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC or its staff, TRP, JSE or another regulator and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments. Each Party shall use reasonable best efforts to respond promptly to any comments of the SEC, TRP, JSE or another regulator or their respective staff with respect to the Public Documents or the Registration Statement, as applicable.

(d) For the avoidance of doubt, no amendment or supplement to the Public Documents or the Registration Statement will be made by Parent or the Company without the approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that

(i) the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof, may (and Parent shall comply with any request by the Company to) amend or supplement the Public Documents (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Company Adverse Recommendation Change, (B) a statement of the reason of the Company Independent Board for making such a Company Adverse Recommendation Change, and (C) additional information reasonably related to the foregoing Company Adverse Recommendation Change. Notwithstanding a Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with Article 9, the Company shall nonetheless timely set a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting and submit this Agreement for adoption by the Company shareholders and use its reasonable best efforts to solicit from such shareholders proxies in favor of the Scheme and take all other actions reasonably necessary or advisable to secure the approval and adoption of the Scheme by the Company’s shareholders, provided that nothing in this Section 7.02 shall prohibit the Company Independent Board or any committee thereof from making a Company Adverse Recommendation Change in compliance with this Agreement; and

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(ii) Parent, in connection with a Parent Adverse Recommendation Change made in compliance with the terms hereof, may (and the Company shall comply with any request by Parent to) amend or supplement the Parent Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Parent Adverse Recommendation Change, (B) a statement of the reason of the Parent Board for making such a Parent Adverse Recommendation Change, and (C) additional information reasonably related to the foregoing Parent Adverse Recommendation Change. Notwithstanding a Parent Adverse Recommendation Change, unless this Agreement is terminated in accordance with Article 9, Parent shall nonetheless timely set a record date for, duly call, give notice of, convene and hold the Parent Stockholders’ Meeting and submit this Agreement for adoption by Parent stockholders and use its reasonable best efforts to solicit from such stockholders proxies in favor of the approval of the Parent Proposals and take all other actions reasonably necessary or advisable to secure the approval and adoption of this Agreement and the Transactions by Parent’s stockholders, provided that nothing in this Section 7.02 shall prohibit the Parent Board or any committee thereof from making a Parent Adverse Recommendation Change in compliance with this Agreement.

(e) Notwithstanding anything to the contrary contained herein, unless this Agreement has been terminated in accordance with its terms, the Company shall hold the Company Shareholders’ Meeting and Parent shall hold the Parent Stockholders’ Meeting, on the same calendar day, on a date reasonably acceptable to Parent and the Company following satisfaction or waiver, to the extent permissible, of all of the conditions set forth in Section 2.04(a)(i) and (ii) (other than the conditions set forth in Section 2.04(a)(ii)(A), Section 2.04(a)(ii)(B), Section 2.04(a)(ii)(J), Section 2.04(a)(ii)(K), Section 2.04(a)(ii)(L) or Section 2.04(a)(ii)(M)(1)). Parent shall use its reasonable best efforts to cause the condition set forth in Section 2.04(a)(ii)(H) to be satisfied on or prior to the Pre-General Meeting Date such that the Company shall be in a position to communicate to its shareholders, at the same time as its communication in Section 2.05(j), the satisfaction of such condition.

Section 7.03 Public Announcements. The initial press release with respect to the execution of this Agreement and the Transactions shall be a joint press release in a form reasonably acceptable to Parent and the Company. Except (a) for communications consistent with the final form of such joint press release, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of Nasdaq, NYSE, the JSE, or the SACA, (c) subject to Section 5.02, in connection with or relating to a Company Acquisition Proposal, (d) subject to Section 5.02, in connection with a Company Adverse Recommendation Change made in compliance with this Agreement, (e) subject to Section 6.02, in connection with or relating to a Parent Acquisition Proposal, or (f) subject to Section 6.02, in connection with a Parent Adverse Recommendation Change made in compliance with this Agreement, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Scheme and the other transactions contemplated by this Agreement. Notwithstanding the forgoing, nothing in this Section 7.03 shall prevent any current or prospective Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms; provided, that Parent shall be liable for any disclosures made by the recipients pursuant to this sentence.

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Section 7.04 Notice of Certain Events. Each of Parent and the Company shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Transactions; and

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Transactions.

Section 7.05 Access to Information.

(a) Subject to Section 7.05(c), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and Representatives to: (a) provide Parent and its Representatives with reasonable access during normal business hours to the personnel and assets of the Company and its Subsidiaries and to all existing books, records, Tax Returns, work papers (including accountant work papers and shall cause its accountants to grant access thereto) and other documents and information relating to the Company and its Subsidiaries; and (b) provide Parent and its Representatives with such copies of the existing books, records, Tax Returns, work papers (including accountant work papers and shall cause its accountants to grant access thereto) and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries as Parent may reasonably request. All information exchanged pursuant to this Section 7.05 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing and subject to Section 7.05(c), during the Pre-Closing Period, the Company shall promptly provide Parent upon its reasonable request with copies of:

(i) all material operating and financial reports to the extent prepared by the Company and its Subsidiaries for the Company’s senior management, including copies of unaudited monthly consolidated balance sheets of the Company and its Subsidiaries and related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the senior management of the Company;

(ii) any written materials or communications distributed by or on behalf of the Company to its shareholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Company or its Subsidiaries to any party to any Company Material Contract, or sent to any of the Company or its Subsidiaries by any party to any Company Material Contract (other than any communication that relates solely to routine commercial transactions between the Company or any of its Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business);

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(iv) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of the Company or its Subsidiaries in connection with the Scheme or any of the other Transactions; and

(v) any material notice, report or other document received by any of the Company or its Subsidiaries from any Governmental Authority.

(b) Subject to Section 7.05(c), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries and Representatives to: (a) provide the Company and its Representatives with reasonable access during normal business hours to the personnel and assets of Parent and its Subsidiaries and to all existing books, records, Tax Returns, work papers (including accountant work papers and shall cause its accountants to grant access thereto) and other documents and information relating to Parent and its Subsidiaries; and (b) provide the Company and its Representatives with such copies of the existing books, records, Tax Returns, work papers (including accountant work papers and shall cause its accountants to grant access thereto) and other documents and information relating to Parent and its Subsidiaries, and with such additional financial, operating and other data and information regarding Parent and its Subsidiaries as the Company may reasonably request. All information exchanged pursuant to this Section 7.05 shall be subject to the provisions of the Confidentiality Agreement. Without limiting the generality of any of the foregoing and subject to Section 7.05(c), during the Pre-Closing Period, Parent shall promptly provide the Company upon its reasonable request with copies of:

(i) all material operating and financial reports to the extent prepared by Parent and its Subsidiaries for Parent’s senior management, including copies of unaudited monthly consolidated balance sheets of Parent and its Subsidiaries and related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the senior management of Parent;

(ii) any written materials or communications distributed by or on behalf of Parent to its shareholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of Parent or its Subsidiaries to any party to any Parent Material Contract, or sent to any of Parent or its Subsidiaries by any party to any Parent Material Contract (other than any communication that relates solely to routine commercial transactions between Parent or any of its Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business);

(iv) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of Parent or its Subsidiaries in connection with the Scheme or any of the other Transactions; and

(v) any material notice, report or other document received by any of Parent or its Subsidiaries from any Governmental Authority.

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(c) Notwithstanding the foregoing provisions in Section 7.05(a) or Section 7.05(b), as applicable, the Company or Parent, as applicable, may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Law requires the Company or Parent, as applicable, to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; or (iii) access to a Contract to which any of the Company, Parent or their respective Subsidiaries, as applicable, is a party as of the date hereof or otherwise bound as of the date hereof if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided, that, in the case of each of clauses (i), (ii) and (iii), the Company or Parent, as applicable shall: (A) give reasonable notice to Parent or the Company, as applicable, of the fact that it is restricting or otherwise prohibiting access to such documents or information pursuant to this Section 7.05(c); (B) inform Parent or the Company, as applicable with sufficient detail of the reason for such restriction or prohibition; and (C) use, and cause its Subsidiaries to use, reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

(d) Any investigation conducted pursuant to the access contemplated by this Section 7.05 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company, Parent or their respective Subsidiaries, as applicable, or, create a material risk of damage or destruction to any material property or material assets of the Company, Parent or their respective Subsidiaries, as applicable, and that complies with the terms, conditions and insurance requirements of the applicable Company Real Property Lease or Parent Real Property Lease, as applicable. Such access shall not include the right to perform “invasive” testing, soil, air or groundwater sampling or any Phase II environmental assessments.

Section 7.06 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Scheme Implementation Date, the Company shall cooperate with Parent and Merger Sub and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the respective rules and policies of the NYSE and the JSE to enable the de-listing by the Company of the Company Ordinary Shares from the JSE and the de-listing by the Company of the ADSs from NYSE and the deregistration of the Company Ordinary Shares, ADSs and other securities of the Company under the Exchange Act and the South African Securities Law as of the Scheme Implementation Date.

Section 7.07 Stockholder Litigation. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other Party of any stockholder litigation against it or any of its Subsidiaries or Representatives arising out of or relating to this Agreement, the Scheme or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give the other Party reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other Party’s views with respect to such stockholder litigation; provided that, notwithstanding anything to the contrary contained herein, neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, shall settle any such litigation for an amount exceeding $250,000 (individually or in the aggregate) or involving equitable relief without the prior written consent of the other Party (which consent shall not be unreasonably conditions, withheld or delayed).

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Section 7.08 Anti-Takeover Law. If any anti-takeover Law is or may become applicable to the Scheme or any of the other Transactions, the Company, the Company Board and the Parent Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such anti-takeover law on the Transactions to the greatest extent permissible under such anti-takeover law.

Section 7.09 Corporate Governance Matters. At the Condition Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and of any Subsidiary as agreed between Parent and the Company, effective on the Scheme Implementation Date. At the Condition Date, Parent shall deliver to the Company evidence reasonably satisfactory to the Company of the resignation of the directors of Parent and of any Subsidiary as agreed between Parent and the Company, effective on the Scheme Implementation Date.

Section 7.10 Directors and Officers. The Parties shall take all actions necessary so that immediately after the Scheme Implementation Date, (i) the Persons set forth on Schedule 7.10 shall be the directors of Parent and (ii) the Persons set forth on Schedule 7.10 shall be the officers of Parent, in each case, to hold office in accordance with the Parent Charter and the bylaws of Parent from the Scheme Implementation Date until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 7.11 JSE Listing. The Parties each agree to cooperate with each other and use their respective reasonable best efforts (to the extent it is in such Party’s power to do so) to cause the Parent Common Stock to be listed on the JSE.

Section 7.12 Financing. The Company and Parent agree to use their commercially reasonable efforts to provide, and to use their commercially reasonable efforts to cause their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates to provide all cooperation reasonably requested by the lenders or investors, as applicable, under the Financing in connection with the arrangement of the Financing. Such cooperation shall include, but shall not be limited to the following:

(a) participating (with appropriate seniority and expertise of Parent or the Company to participate as possible) at reasonable times, upon reasonable advance notice and at reasonable times and locations to be mutually agreed, in meetings, presentations, due diligence sessions, and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Financing, in each case in connection with the Financing and only to the extent customarily needed for financings of the type contemplated by the Financing;

(b) reasonably assisting the lenders or investors, as applicable, in connection with the arrangement of the Financing with the timely preparation of customary: (1) materials for rating agency presentations, bank information memoranda and similar documents to the extent reasonable required in connection with the Financing; (2) memoranda and similar documents to the extent reasonable required in connection with the Financing; and (3) forecasts of financial statements for one or more periods following the Scheme Implementation Date (which, for the avoidance of doubt, will not include or be deemed to require the Company to prepare such forecasts of financial statements), in each case, as reasonably requested by the lenders or investors, as applicable, under the Financing or as otherwise required in connection therewith;

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(c) cooperating with the lenders or investors, as applicable, in connection with the arrangement of the Financing in connection with the preparation and registration of any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by the lenders or investors under the Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing and accountants’ comfort letters, in each case, as reasonably requested by the lenders or investors, as applicable, under the Financing), and otherwise reasonably facilitating the pledging of collateral, including but not limited to stock certificates, and the granting of security interests in respect of the Financing;

(d) furnishing on a confidential basis to the lenders or investors, as applicable, under the Financing, as promptly as practicable, with all financial information reasonably available to the Company and reasonably required to be provided pursuant to the Financing Documentation (as defined below) (the “Required Financing Information”);

(e) cooperating with the lenders or investors, as applicable, under the Financing to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by such lenders or investors;

(f) reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness to the extent such Indebtedness is to be prepaid and the release and termination of any and all related Liens) on or prior to the Condition Date; provided that no such pledging or reaffirmation shall be effective until after the Scheme Implementation Date;

(g) delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered on or prior to the Condition Date to be effective on the Scheme Implementation Date, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Scheme Implementation Date of all Indebtedness to the extent such Indebtedness is to be prepaid;

(h) providing authorization letters to the lenders or investors, as applicable, under the Financing authorizing the distribution of information to prospective lenders or investors, in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements which are reasonably satisfactory to the Company;

(i) taking all corporate and other actions, subject to the occurrence of the Scheme Implementation Date, reasonably requested by the lenders or investors, as applicable, under the Financing to permit the consummation of the Financing; and

(j) if requested by the lenders or investors, as applicable, under the Financing at least ten (10) Business Days prior to the Scheme Implementation Date, within a reasonable time thereafter (taking into account any required waiting period prior to the Scheme Implementation Date) furnish the lenders or investors, as applicable, under the Financing with all documentation and other pertinent information about the Parties and their respective Subsidiaries and Affiliates as is reasonably requested by such lenders or investors relating to applicable “know your customer” anti-money laundering and any other applicable governmental rules and regulations. Each of the Company and Parent hereby consents to the reasonable use of its logos (without granting to any person any right, title or interest therein except for the limited rights expressly provided in this sentence) in connection with the Financing so long as such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or Parent, as applicable, or the reputation or goodwill of the Company or any of its marks or other Company Intellectual Property Rights or the reputation or goodwill of Parent or any of its marks or other Parent Intellectual Property Rights.

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(k) All non-public or other confidential information obtained by Parent or Merger Sub or their Representatives pursuant to this Section 7.12 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to any Person providing the Financing, rating agencies and prospective lenders and investors, and their respective Representatives, during syndication or other marketing efforts relating to the Financing, subject to the rating agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and to potential investors in a customary offering memorandum and related materials used in connection with an offering of debt or equity securities used to finance the consummation of the Transactions, provided further, the Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks.

(l) Each of Parent and Merger Sub acknowledges and agrees that neither Company nor any of its Subsidiaries or any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates shall have responsibility for any financing that Parent or Merger Sub may raise in connection with the Transactions prior to the Scheme Implementation Date, except arising from the gross negligence, fraud, willful misconduct or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives. Any offering materials and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or their Affiliates, or any Person providing the Financing to Parent or Merger Sub, in connection with Parent’s financing activities in connection with the Transactions, which include any information provided by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Financing, shall include a conspicuous disclaimer to the effect that neither the Company, nor any of its Subsidiaries or any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates thereof has any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Subsidiaries or any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates in any oral disclosure with respect to such Financing, except to the extent such information was provided by the Company, any of its Subsidiaries or any of their respective officers, directors, employees, financial advisors, counsel, accountants or other Representatives or Affiliates for inclusion in the foregoing financing related documents.

(m) Notwithstanding anything to the contrary in this Agreement, (i) neither a Party nor its Subsidiaries nor any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates, shall be required by this Section 7.12 to take any action or provide any assistance that unreasonably interferes with the ongoing operations of such Party and such Party’s Subsidiaries, (ii) nothing in this Section 7.12 shall require any action that would conflict with or violate a Party’s or such Party’s Subsidiaries’ organizational documents or any Laws or result in the contravention of any contract to which a Party or such Party’s Subsidiaries is a party, or (iii) neither the Company nor any of its Subsidiaries nor or any of their respective officers, directors, employees, financial advisors, counsel, accountants and other Representatives and Affiliates shall be required to (x) disclose or provide any information in connection with the Financing, the disclosure of which is subject to attorney-client privilege or could result in the disclosure of any trade secrets or the violation of any confidentiality obligation, (y) prepare or deliver any financial information in a form not customarily prepared by the Company or its Subsidiaries in the ordinary course of their business, or (z) execute or deliver any certificate, document, instrument or agreement that is effective prior to the Scheme Implementation Date or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Scheme Implementation Date.

(n) Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries and, solely with respect to clause (b) below, any of their respective directors, managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other Representatives, shall not be required to (a) pay any commitment or other similar fee, incur any expense or liability or provide any indemnity, including under any guarantee or pledge or any other document relating to the Financing prior to the Scheme Implementation Date or (b) enter into any binding agreement or commitment or any resolution, deliver any legal opinion or otherwise take any corporate or similar action with respect to the Financing that, in each case, is not conditioned on the occurrence of the Scheme Implementation Date.

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(o) Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and its and their respective Affiliates and Representatives from and against any and all reasonable and documented out-of-pocket third party costs and expenses (including reasonable attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Company and its Subsidiaries and its and their respective Affiliates and Representatives in connection with (i) such cooperation as provided in this Section 7.12, (ii) the Financing, (iii) any information used in connection with the Financing (except with respect to written information provided by the Company and its Subsidiaries and its and their respective Affiliates and Representatives specifically for inclusion in offering materials or other similar documents relating to the Financing) and (iv) any action taken by any of them at the request of Parent, Merger Sub or the sources providing the Financing pursuant to this Section 7.12, other than reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by them arising out of or resulting from the gross negligence, fraud, willful misconduct or intentional misrepresentation of the Company or its Subsidiaries or its and their respective Affiliates and Representatives, and shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company and its Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 7.12, except to the extent such costs or expenses arise out of or result from the gross negligence, fraud, willful misconduct or intentional misrepresentation of the Company or its Subsidiaries or its and their respective Affiliates and Representatives. The obligations of Parent and Merger Sub under this Section 7.12(o) shall survive the termination of this Agreement. Any payment of third party costs and expenses due pursuant to this Section 7.12(o) will be made directly to such third party and not to the Company or its Subsidiaries.

(p) Parent shall use its commercially reasonable efforts, and take all reasonable actions and/or cause to be done all reasonable things necessary, proper or advisable to arrange, obtain and complete the Financing at or prior to Condition Date, including using commercially reasonable efforts to (i) maintain in effect and comply with the Financing commitments and, to the extent entered into prior to the Condition Date, the definitive agreements relating to the Financing in a timely and diligent manner, (ii) negotiate and enter into definitive agreements with respect to the Financing, (iii) satisfy (or obtain a waiver of) all conditions applicable to Parent and its Subsidiaries in the Financing and, to the extent entered into prior to the Condition Date, the definitive agreements relating to the Financing, (iv) upon the satisfaction or waiver of the Scheme Conditions, consummate the Financing and cause the financing sources and the other persons committing to fund the Financing to fund the Financing at or prior to the Condition Date, (v) enforce its rights under the definitive documentation governing the Financing and (vi) pay in full, or cause to be paid in full, any and all commitment fees or other fees in connection with the Financing that are required to be paid on or before the Condition Date in connection therewith or pursuant thereto.

(q) Parent shall deliver to the Company any term sheet or commitment letter and all definitive documentation relating to the Financing (collectively, the “Financing Documentation”). Parent shall not enter into any Financing Documentation unless it is reasonably acceptable to the Company. Once approved by the Company, Parent agrees that it will not, without the Company’s prior written approval, (i) add any conditions precedent to the Financing Documentation, (ii) amend any existing conditions precedent to the Financing Documentation in a manner that is material and adverse to Parent or the Company, or (iii) materially increase the principal amount or interest rate or otherwise materially amend the economic terms under the Financing (including changes to financial covenants) in a manner adverse to Parent or the Company.

(r) Parent shall give the Company prompt written notice (a) of any breach or default (or any event circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to any of the Financing Documentation to which Parent becomes aware, (b) if and when Parent becomes aware that any portion of the Financing contemplated by any Financing may not be available for the purposes of consummating the transactions contemplated by this Agreement, (c) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual or potential breach, default, termination or repudiation by any party to any Financing Documentation or (ii) material dispute or disagreement between or among any parties to any Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing) and (d) of any expiration or termination of any Financing commitment or any of the Financing Documentation. Without limiting the foregoing, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of the Financing Documentation and copies of any written notices or communications described in the preceding sentence.

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Section 7.13 Tax Treatment. For U.S. federal income tax purposes, the Parties agree that (i) Merger Sub is intended to be treated as a disregarded entity, (ii) the Scheme is intended to qualify as a “reorganization” described in Section 368(a) of the Code, and (iii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (the foregoing collectively, the “Intended Tax Treatment”). The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law. Each of the Parties (together with each of its respective Subsidiaries) shall use its reasonable best efforts to cause the Scheme to qualify, and shall not take any action or fail to take any action that could reasonably be expected to impede or prevent the Scheme from qualifying, as a “reorganization” within the meaning of Section 368 of the Code.

Article 8.
[RESERVED]

Article 9.
TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Scheme may be abandoned, only as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Condition Date (notwithstanding receipt of the Company Shareholder Approval and/or the Parent Stockholder Approval), subject to the prior written approval of the TRP.

(b) by either Parent or the Company:

(i) at any time prior to the Condition Date (notwithstanding receipt of the Company Shareholder Approval and/or the Parent Stockholder Approval) if a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order, or shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Scheme a Law, or shall have taken any other action, having the effect of: (A) permanently restraining, enjoining or otherwise prohibiting the Scheme or Parent Common Stock Issuance; or (B) making the implementation of the Scheme or the Parent Common Stock Issuance illegal; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the issuance of such final and non-appealable Order, the enactment, issuance, promulgation, entry or enforcement of such Law or the taking of any such other action by such Governmental Authority;

(ii) if the Condition Date shall not have occurred on or prior to March 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Condition Date to have occurred by such time;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available (A) to the Company if the breach of any provision of this Agreement by the Company results in the failure to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting or (B) to Parent if the Company has made a Company Adverse Recommendation Change pursuant to Section 2.06(g); or

(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iv) shall not be available to Parent if the breach of any provision of this Agreement by Parent results in the failure to obtain the Parent Stockholder Approval at the Parent Stockholders’ Meeting.

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(c) by Parent:

(i) prior to the receipt of the Parent Stockholder Approval if (A) the Parent Board authorizes Parent to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal in accordance with the terms of Section 6.02(b) that did not result from a solicitation in breach of Section 6.02(a), (B) substantially concurrent with the termination of this Agreement, Parent enters into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a solicitation in breach of, failure to comply with requirements to provide a “matching period” as set forth in, or any other willful and intentional breach of, Section 6.02, and (C) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 9.03(b);

(ii) prior to the receipt of the Company Shareholder Approval, if the Company, the Company Independent Board or the Company’s board of directors or any committee thereof shall have effected a Company Adverse Recommendation Change as set forth in clauses (i), (ii) or (vi) of the definition thereof (except if such Company Adverse Recommendation Change was made pursuant to Section 2.06(g)); or

(iii) Subject to Section 2.04(a)(iv), if, at any time prior to 17:00 South African time on the Pre-General Meeting Date, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (A) would result in the failure of any of the conditions set forth in Section 2.04(a)(iii)(A) or Section 2.04(a)(iii)(B) to be satisfied and (B) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) 10 Business Days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(iii) if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 2.04(a)(v)(A) or Section 2.04(a)(v)(B) would not be satisfied.

(d) by the Company:

(i) prior to the receipt of the Company Shareholder Approval if (A) the Company Independent Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with the terms of Section 5.02(b) that did not result from a solicitation in breach of Section 5.02(a), (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a solicitation in breach of, failure to comply with requirements to provide a “matching period” as set forth in, or any other willful and intentional breach of, Section 5.02, (C) prior to or concurrently with the last of the conditions in clause (A), (B) and (D) to be satisfied, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.03(c) and (D) the Company Superior Proposal is approved by holders of more than 50.1% of the issued Company Ordinary Shares;

(ii) [Reserved]; or

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(iii) Subject to Section 2.04(a)(vi), if, at any time prior to 17:00 South African time on the Pre-General Meeting Date, Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true (A) would result in the failure of any of the conditions set forth in Section 2.04(a)(v)(A) or Section 2.04(a)(v)(B) to be satisfied and (B) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) 10 Business Days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(iii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 2.04(a)(iii)(A) or Section 2.04(a)(iii)(B) would not be satisfied.

Section 9.02 Notice and Effect of Termination.

(a) A Party terminating this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall deliver a written notice to the other Parties (a “Termination Notice”) setting forth specific basis for such termination and the specific provision of Section 9.01 pursuant to which this Agreement is being terminated. Subject to Section 2.04(a)(iv) and Section 2.04(a)(vi), a valid termination of this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall be effective upon receipt by the non-terminating Party of the foregoing Termination Notice.

(b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be of no further force or effect; provided, however, (i) Section 7.03, this Section 9.02, Section 9.03, Article 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any Party from any liability for any willful and intentional breach of any representation, warranty or covenant contained in this Agreement.

Section 9.03 Termination Fee.

(a) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iii) (except if the Company has made a Company Adverse Recommendation Change pursuant to Section 2.06(g)) or by Parent pursuant to Section 9.01(c)(iii) (solely upon a willful and intentional breach by the Company of its obligations pursuant to Section 5.02 or upon a breach of the Company’s obligation to hold the Company Shareholders’ Meeting and use its reasonable best efforts to solicit from its shareholders proxies in favor of the Scheme and take all other actions reasonably necessary or advisable to secure the approval and adoption of the Scheme by the Company’s shareholders, in accordance with the terms of Section 5.04) and (A) at or prior to the occurrence of such applicable triggering event a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made or, in the case of a termination pursuant to Section 9.01(b)(ii) or Section 9.01(c)(iii) (solely in the circumstances described in the preceding parenthetical), shall have been received by the Company or any of its Representatives; and (B) within 12 months after the date of any such termination, the Company or any of its Affiliates shall have entered into a definitive agreement with respect to any Company Acquisition Proposal or any Company Acquisition Proposal is consummated (regardless of whether it is the same Company Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the earlier of such time as such agreement is entered into or such transaction is consummated, a non-refundable fee in the amount of the Company Termination Fee; provided, however, for purposes of clause (B) above, all references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%”.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iv) or by the Company pursuant to Section 9.01(d)(iii) (solely upon a willful and intentional breach by Parent of its obligations pursuant to Section 6.02 or upon a breach of Parent’s obligation to hold the Parent Stockholders’ Meeting and use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Parent Proposals and take all other actions reasonably necessary or advisable to secure the approval of the Parent Proposals by Parent’s stockholders, in accordance with the terms of Section 6.06), and (A) at or prior to the occurrence of such applicable triggering event a Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made or, in the case of a termination pursuant to Section 9.01(b)(ii) or Section 9.01(d)(iii) (solely in the circumstances described in the preceding parenthetical), shall have been received by Parent or any of its Representatives; and (B) within 12 months after the date of any such termination, Parent or any of its Affiliates shall have entered into a definitive agreement with respect to any Parent Acquisition Proposal or any Parent Acquisition Proposal is consummated (regardless of whether it is the same Parent Acquisition Proposal), then Parent shall pay, or cause to be paid, to the Company, in cash at the earlier of such time as such agreement is entered into or such transaction is consummated, a non-refundable fee in the amount of the Parent Termination Fee; provided, however, for purposes of clause (B) above, all references to “15% or more” in the definition of Parent Acquisition Proposal shall be deemed to be references to “more than 50%”.

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(c) If this Agreement is terminated: (i) by Parent pursuant to Section 9.01(c)(ii); (ii) by the Company pursuant to Section 9.01(d)(i) (subject to the conditions in Sections 9.01(d)(i)(A), (B) and (D) having occurred) or (iii) unless the Company Shareholder Approval was received prior to such termination, by the Company pursuant to Section 9.01(b)(ii) and (in each case in the foregoing clauses (i) through (iii)) the Company Independent Board, the Company’s board of directors or any committee thereof made a Company Adverse Recommendation Change (except if such Company Adverse Recommendation Change was made pursuant to Section 2.06(g)), then in each case, the Company shall pay, or cause to be paid, to Parent a non-refundable fee in the amount of the Company Termination Fee. In the case of termination of this Agreement in the manner set forth in clauses (i) or (iii) of this Section 9.03(c), the Company Termination Fee shall be paid by or on behalf of the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (ii) of this Section 9.03(c), the Company Termination Fee shall be paid by the Company immediately prior to or concurrently with such termination.

(d) If this Agreement is terminated: (i) by Parent pursuant to Section 9.01(c)(i); or (ii) unless the Parent Stockholder Approval was received prior to such termination, by Parent pursuant to Section 9.01(b)(ii) and (in each case in the foregoing clauses (i) and (ii)) the Parent Board or any committee thereof made a Parent Adverse Recommendation Change, then in each case, Parent shall pay, or cause to be paid, to the Company a non-refundable fee in the amount of the Parent Termination Fee. In the case of termination of this Agreement in the manner set forth in clause (ii) of this Section 9.03(d), the Parent Termination Fee shall be paid by or on behalf of Parent within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (i) of this Section 9.03(d), the Parent Termination Fee shall be paid by Parent immediately prior to or concurrently with such termination.

(e) Each of Parent and the Company acknowledges and agrees that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable. The Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. If the Company fails to pay when due any amount payable under this Section 9.03, then: (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.03 incurred in connection with defending such Proceeding to collect such fees; and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported by Bloomberg L.P. on the date such overdue amount was originally required to be paid). If Parent fails to pay when due any amount payable under this Section 9.03, then: (x) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 9.03 incurred in connection with defending such Proceeding to collect such fees; and (y) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported by Bloomberg L.P. on the date such overdue amount was originally required to be paid).

(f) Notwithstanding anything to the contrary contained in this Agreement, (i) if this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 9.03, the indefeasible payment by the Company of the Company Termination Fee in accordance with this Agreement shall be the sole and exclusive remedy of Parent and its Related Persons against the Company and its Representatives and Affiliates for (A) any loss suffered, directly or indirectly, as a result of the failure of the Scheme to be implemented, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, (ii) in no event will Parent or Merger Sub seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 10.11) based on a claim in law or equity with respect to (A) any loss suffered, directly or indirectly, as a result of the failure of the Scheme to be implemented, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of the Company Termination Fee in accordance with this Section 9.03, neither the Company nor any of its Affiliates or Representatives shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement.

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(g) Notwithstanding anything to the contrary contained in this Agreement, (i) if this Agreement is terminated under circumstances where the Parent Termination Fee would be payable pursuant to this Section 9.03, the indefeasible payment by Parent of the Parent Termination Fee in accordance with this Agreement shall be the sole and exclusive remedy of the Company and its Related Persons against Parent and Merger Sub and their respective Representatives and Affiliates for (A) any loss suffered, directly or indirectly, as a result of the failure of the Scheme to be implemented, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, (ii) in no event will the Company seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 10.11) based on a claim in law or equity with respect to (A) any loss suffered, directly or indirectly, as a result of the failure of the Scheme to be implemented, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of the Parent Termination Fee in accordance with this Section 9.03, none of Parent or Merger Sub or any of their respective Affiliates or Representatives shall have any further liability or obligation to the Company relating to or arising out of this Agreement.

(h) Any modifications, amendments, adjustments or additions to grounds for termination pursuant to Section 9.01 shall be subject to TRP approval and, if so required by the TRP, the approval of either or both the Company shareholders and Parent stockholders.

Article 10.
MISCELLANEOUS

Section 10.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Scheme Implementation Date. This Section 10.01 shall not limit Section 9.02, Section 9.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Scheme Implementation Date.

Section 10.02 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company or any vote of the stockholders of Parent contemplated hereby, by written agreement of the Parties hereto, at any time prior to the Scheme Implementation Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Shareholder Approval and the Parent Stockholder Approval, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company or the stockholders of Parent under applicable Law, as the case may be, without such approval having first been obtained. A termination of this Agreement pursuant to Section 9.01 or a material amendment or waiver of this Agreement pursuant to this Section 10.02 or Section 10.03 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable.

Section 10.03 Extension; Waiver. At any time prior to the Scheme Implementation Date, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 10.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders, as applicable, of any of Parent, Merger Sub or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

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Section 10.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. The Company (or the applicable Subsidiary) shall file all Tax Returns that to the Company’s Knowledge are required by applicable law or that Parent reasonably notifies the Company in writing are required by applicable law with respect to all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees in connection with the implementation of the Scheme, and, if required by applicable Law, Parent (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns.

Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon transmitter’s confirmation of delivery to recipient), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.05):

if to Parent or Merger Sub, to:

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, NJ 07677

Attention: Chief Executive Officer

Email: stowe@powerfleet.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Michael R. Neidell and Honghui S. Yu

Email: mneidell@olshanlaw.com; hyu@olshanlaw.com

if to the Company, to:

MiX Telematics Limited

750 Park of Commerce Blvd

Suite 310

Boca Raton, Florida 33487

Attention: Chief Executive Officer

Email: joss@mixtelematics.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: Marjorie S. Adams and Sidney Burke

Email: Marjorie.Adams@us.dlapiper.com; Sidney.Burke@us.dlapiper.com

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Section 10.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.07 Entire Agreement; Third Party Beneficiaries; Conflict. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall be superseded to the extent necessary to permit Parent to make additional proposals under Section 5.02(b) and the Company to make additional proposals under Section 6.02(b), and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, notwithstanding the foregoing clause (b), following the Scheme Implementation Date, the provisions of Section 6.03 shall be enforceable by each Party entitled to indemnification hereunder and their heirs and their Representatives. In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Scheme Circular, the Scheme Circular shall control with respect to such conflict.

Section 10.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement, subject to Section 10.02, so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, Parent may designate, prior to the Scheme Implementation Date, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Scheme in lieu of Merger Sub, in which event all references herein to Merger Sub, as the case may be, shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub, as applicable, as of the date hereof) and all representations and warranties made herein with respect to Merger Sub, as applicable, as of the date hereof shall also be made with respect to such other Subsidiary as of the date of such designation; provided, further, such assignment shall not relieve Parent and Merger Sub, as the case may be, of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party or due to Parent or such other Subsidiary and, provided, further, such assignment will not result in material delay or cost. Any purported assignment without such consent shall be void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 10.10 Governing Law; Exclusive Jurisdiction.

(a) Except with respect to the fiduciary duties of the Company Board, the Company Independent Board and the matters set forth in Article 2 and Article 9 that relate to the implementation and terms and conditions of the Scheme, which are exclusively governed by the Law of the Republic of South Africa, this Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction.

(b) With respect to any matter governed by the laws of the State of Delaware pursuant to Section 10.10(a), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c) With respect to any matter governed by the laws of the Republic of South Africa pursuant to Section 10.10(a), the Parties hereby irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in Johannesburg, South Africa, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(d) Each Party hereby irrevocably consents and agrees that all costs, expenses and fees (including legal and any other professional fees) incurred by a Party prevailing in any court, in Proceedings brought under this Section 10.10 (including by way of another Party withdrawing its claim prior to any judicial decision or award) shall be paid by the other Party in full within 30 days of submission by the prevailing party of valid invoices evidencing such costs. For the purpose of this Section 10.10(d), a Party shall be considered, on the one hand, the Company and/or any of its Subsidiaries and, on the other hand, Parent and/or any of its Subsidiaries.

(e) Each Party hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it with respect to the confirmation and/or enforcement of an award rendered in a Delaware court or the Gauteng High Court, Local Division, Johannesburg, as applicable, pursuant hereto (an “Award”) may be brought in the courts of Johannesburg, South Africa, Delaware or any court in a jurisdiction where the assets of such Party are located, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding to confirm or enforce an Award. Each Party waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court to confirm an Award and hereby further waives and agrees not to plead or claim in any such court that any such action or proceeding brought therein has been brought in an inconvenient forum.

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Section 10.11 Remedies; Enforcement.

(a) The Parties agree that irreparable damage would occur and be suffered by the other in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including, subject to Section 9.03, monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each Party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.13 Non-Recourse. Notwithstanding anything herein to the contrary, no Representative, Affiliate of, or direct or indirect equity owner in, the Company shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to either Parent or Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company in, or otherwise in connection with, this Agreement or any of the transactions contemplated hereby or in connection herewith or therewith, and no Representative, Affiliate of, or direct or indirect equity owner in, Parent, shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to the Company or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any of Parent or Merger Sub in, or otherwise in connection with, this Agreement or any of the transactions contemplated hereby or in connection herewith or therewith, except for any liability arising under or resulting from any written agreement that any such Representative, Affiliate, or direct or indirect equity owner expressly becomes a party to in connection with the Transactions contemplated hereby, and then, only to the extent expressly set forth in such agreement. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company, and each of their respective Representatives and their respective successors and assigns (each, a “Waiving Party”) hereby waive, and agree not to commence or join in with, any claim, cause of action or proceeding against any stockholders of Parent (including without limitation the holders of the Parent Series A Preferred) or any shareholders of the Company, in each case, in connection with this Agreement, or any transaction contemplated hereby or in connection herewith or therewith, except for any claim, cause of action or proceeding arising under or resulting from any written agreement that any such Representative, Affiliate, or direct or indirect equity owner expressly becomes a party to in connection with the Transactions contemplated hereby, and then, only to the extent expressly set forth in such agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MIX TELEMATICS LIMITED

By:	/s/ Stefan Joselowitz
Name:	Stefan Joselowitz
Title:	CEO

[Signature Page to Implementation Agreement]

POWERFLEET, INC.

By:	/s/ Steve Towe
Name:	Steve Towe
Title:	CEO

MAIN STREET 2000 PROPRIETARY LIMITED

By:	/s/ Melissa Ingram
Name:	Melissa Ingram
Title:	Sole Director

[Signature Page to Implementation Agreement]

ANNEX B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POWERFLEET, INC.

_______________________________________________

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

POWERFLEET, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is: PowerFleet, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 2019.

2. The amendments to the Corporation’s Amended and Restated Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the DGCL and have been consented to by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with Section 222 of the DGCL.

3. The first paragraph of ARTICLE FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 175,150,000 shares, consisting of:

(a) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”); and

(b) 150,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 100,000 shares of Preferred Stock shall be designated Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 50,000 shares of Preferred Stock shall initially be undesignated.”

4. The foregoing amendment shall be effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, PowerFleet, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer on this ___ day of ______________.

POWERFLEET, INC.

By:	/s/
Name:
Title:

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ANNEX C

October 9, 2023

Board of Directors

PowerFleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (but excluding any MiX Ordinary Shares (as defined below) held by the Company (as defined below), Merger Sub (as defined below) or Dissenting Shareholders (as defined in the Implementation Agreement)) (collectively, the holders of such common stock, “Stockholders”) of PowerFleet, Inc. (the “Company”), of the Exchange Ratio (as defined below) specified in the Implementation Agreement (the “Implementation Agreement”) proposed to be entered into by and among the Company, Merger Sub, a wholly-owned subsidiary of the Company (“Merger Sub”), and Mix Telematics Ltd (“MiX”). Pursuant to the terms of and subject to the conditions, Merger Sub will acquire all of the issued ordinary shares, no par value per share, of MiX (“MiX Ordinary Shares”) from the MiX stockholders, with such acquisition to be implemented by way of a South African court approved scheme of arrangement under section 114, as read with section 115, of the South African Companies Act (the “Scheme”), whereby (x) each MiX Ordinary Share will be converted into 0.12762 shares of common stock, $0.01 par value per share, of the Company (the “MiX Ordinary Share Exchange Ratio”), and (y) each American depositary share of MiX (“MiX ADS”) representing an interest in twenty-five (25) MiX Ordinary Shares, will be converted into 3.19056 shares of common stock, $0.01 par value per share, of the Company (the “MiX ADS Exchange Ratio” and together with the MiX Ordinary Share Exchange Ratio, the “Exchange Ratio”).

In connection with our review of the proposed Scheme and the preparation of our opinion herein, we have examined: (a) the draft of the Implementation Agreement, dated as of October 8, 2023, and we have assumed that the final form of the Implementation Agreement will not differ from such draft in any material respect; (b) certain audited historical financial statements of the Company for the two years ended December 31, 2022; (c) certain audited historical financial statements of MiX for the three years ended March 31, 2023; (d) the unaudited financial statements of the Company for the three and six months ended June 30, 2023, and of MiX for the three months ended June 30, 2023; (e) certain internal business, operating and financial information and forecasts of the Company and MiX (the “Forecasts”), prepared by the senior management of the Company and MiX, respectively; (f) information regarding the strategic, financial and operational benefits anticipated from the Scheme and the prospects of the Company (with and without the Scheme) prepared by the senior management of the Company, (g) information regarding the amount and timing of cost savings and related expenses and synergies which senior management of the Company and MiX expect will result from the Scheme (the “Expected Synergies”); (h) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (i) information regarding certain publicly traded companies we deemed relevant; (j) current and historical market prices and trading volumes of the common stock of the Company and MiX ADS; and (k) certain other publicly available information regarding the Company and MiX. We have also held discussions with members of the senior management of the Company and MiX to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest regarding a potential merger with the Company.

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In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts and Expected Synergies provided by senior management of the Company and MiX, and we assume no responsibility or liability therefore. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or MiX. We have been advised by the senior management of the Company and MiX that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and MiX, as the case may be. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby, (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us, (iii) the representations and warranties made by the Company and MiX in the Implementation Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and (iv) the consummation of the Scheme will be effected in accordance with the terms and conditions of the Implementation Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Scheme, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or MiX or the contemplated benefits of the Scheme. We assume no responsibility for, and express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the compensation to other stockholders. We were not asked to consider, and our opinion does not address, the relative merits of the Scheme as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company.

We are expressing no opinion herein as to the price or trading ranges at which the common stock of the Company and MiX will trade at any future time, as to the effect of the Scheme on the trading price of the common stock of the Company or MiX, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Scheme or as to the impact of the Scheme on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Such trading price or trading ranges may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective date of the Scheme, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (i) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of MiX or in the telematics market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Scheme on terms and conditions that are acceptable to all parties at interest.

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William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or MiX for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Scheme and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Scheme. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Implementation Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Exchange Ratio in connection with the Scheme, and we do not address the merits of the underlying decision by the Company to engage in the Scheme and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Scheme. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Scheme. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Stockholders (exclusive of any MiX Ordinary Shares held by the Company, Merger Sub or Dissenting Shareholders).

Very truly yours,

/s/ William Blair & Company, L.L.C.

WILLIAM BLAIR & COMPANY, L.L.C.

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ANNEX D

Tel: +27 (0) 11 488 1700 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196 Private Bag X60500 Houghton, 2041 Johannesburg South Africa

The Independent Board

Mix Telematics Limited

Waterfall Office Park

Unit 8, Howick Cl,

Midrand

1685

12 January 2024

Dear Sirs

OPINION OF THE INDEPENDENT PROFESSIONAL EXPERT TO THE INDEPENDENT BOARD OF MIX TELEMATICS REGARDING THE OFFER BY POWERFLEET TO ACQUIRE THE ISSUED ORDINARY SHARES OF MIX TELEMATICS

Introduction

In terms of the Firm Intention Announcement (“FIA”) published by Mix Telematics Limited (“Mix,” “Mix Telematics” or the “Company”) on the Stock Exchange News Service of the exchange operated by the JSE Limited (“JSE”) (“SENS”) on Tuesday, 10 October 2023, shareholders of Mix Telematics (“Mix Shareholders”) and PowerFleet Inc (“PowerFleet”) were advised that the Company, PowerFleet and PowerFleet’s wholly owned South African subsidiary (“Merger Sub”) have concluded an implementation agreement (“Implementation Agreement”), in terms of which Mix Telematics will propose a scheme of arrangement (“Scheme”) between Mix Telematics and its shareholders, in terms of section 114(1) read with section 115 of the Companies Act, 71 of 2008 (“Companies Act”) and regulations thereto (“Takeover Regulations”). In terms of the Scheme, if implemented, PowerFleet (via Merger Sub) will acquire all of the issued ordinary shares in Mix (“Shares”) owned by Mix Shareholders, excluding treasury shares and any Shares in respect of which MiX Shareholders validly exercise their appraisal rights in terms of section 164 of the Companies Act (“Dissenting Shareholders”), in exchange for 0.12762 newly issued PowerFleet ordinary shares (“Powerfleet Shares”) for every Share acquired (“Scheme Shares”) (“Scheme Consideration Shares”) and, if applicable, cash in respect of any fractional entitlement to a Scheme Consideration Share (collectively the “Scheme Consideration”) (the “Merger Transaction”).

The participants in the Scheme shall be MiX Shareholders (other than any Dissenting Shareholders and excluding any MiX group company that holds treasury shares) who are registered as such in MiX’s register of shareholders on the record date by which MiX Shareholders must be recorded in such register in order to be eligible to receive the Scheme Consideration (“Scheme Participants”). The implementation of the Scheme will result in the listing of the Shares on the Main Board of the JSE Limited (“JSE”) being terminated (“JSE Delisting”), the MiX American Depositary Receipts (“ADR”) being delisted from the NYSE and the termination of the ADR program.

Conditional on the implementation of the Scheme, PowerFleet Shares (including the Scheme Consideration Shares) will be listed on the JSE by way of secondary inward listing (“PowerFleet Listing”).

The Merger Transaction, JSE Delisting and PowerFleet Listing are collectively referred to herein as the “Transaction”.

The authorised and issued share capital of Mix Telematics as at Thursday, 11 January 2024, being the last practicable date prior to the finalisation of the circular to Mix Shareholders regarding the Transaction (“Circular”) (“Last Practicable Date”) is set out below:

Authorised share capital
1,000,000,000 ordinary shares of no par value 100,000,000 preference shares of no par value

Issued share capital
554,020,612 Mix Telematics ordinary shares of no par value 0 preference shares of no par value 53,816,750 treasury shares held by Mix Telematics Investments Proprietary Limited

The material interests of the directors are set out in section 29 of the Circular and the effect of the Scheme on those interest and persons are set out in this section of the Circular.

Extracts of sections 115 and 164 of the Companies Act are set out in Annexure 3 and Annexure 4 respectively of the Circular and are incorporated herein by reference for purposes of section 114(3)(g) of the Companies Act.

Independent expert report required in terms of the Companies Act and Companies Regulations

The Scheme is an affected transaction as defined in Section 117(1)(c) of the Companies Act. In terms of Section 114(2) of the Companies Act, as read with Regulation 90 and 110 of the Companies Regulations, the Independent Board is required to retain an independent expert to provide an independent expert report (in the form of a fair and reasonable opinion) in terms of section 114(3) of the Companies Act and Regulation 90 and 110 of the Companies Regulations, with regards to the Scheme and Scheme Consideration (the “Fair and Reasonable Opinion”).

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BDO Corporate Finance Proprietary Limited (“BDO Corporate Finance”) has been appointed as the independent expert by the Independent Board to assess the Scheme as well as the Scheme Consideration as required in terms of section 114 of the Companies Act and Regulation 90 and 110 of the Companies Regulations and provide the Fair and Reasonable Opinion. The Fair and Reasonable Opinion set out herein is provided to the Independent Board for the sole purpose of assisting the Independent Board in forming and expressing an opinion on the Scheme and the Scheme Consideration for the benefit of Scheme Participants. For the avoidance of doubt, it is recorded that, in providing the Fair and Reasonable Opinion, BDO Corporate Finance performed an independent valuation of Mix Telematics on a stand-alone basis as well as the combined value of Mix Telematics and PowerFleet including transaction synergies (“MergeCo”) (the “Valuation”) in terms of Regulation 110(3)(b).

Responsibility

Compliance with the Companies Act and the Companies Regulations is the responsibility of the Independent Board. Our responsibility is to report to the Independent Board on whether the terms and conditions of the Scheme and the Scheme Consideration are fair and reasonable to Shareholders.

Definition of the terms “fair” and “reasonable” applicable in the context of the Scheme

The “fairness” of a transaction is primarily based on quantitative issues. A transaction will generally be considered to be fair to a company’s shareholders if the benefits received, as a result of the transaction, are equal to or greater than the value given up.

An offer may generally be considered to be fair to shareholders if the offer consideration is equal to or greater than the fair value of an offer share, or not fair if the offer consideration is less than the fair value of an offer share. Furthermore, in terms of regulation 110(8) of the Companies Regulations, an offer with a consideration per offeree regulated company security within the fair-value range is generally considered to be fair.

The assessment of reasonableness of an offer is generally based on qualitative considerations surrounding an offer. Hence, even though the consideration to be paid in respect of an offer may be lower than the market price, an offer may be considered reasonable after considering other significant qualitative factors. In terms of regulation 110(9) of the Companies Regulations, an offer is generally said to be reasonable if the offer consideration is greater than the trading price of an offer share as at the time of announcement of the offer consideration, or at some other more appropriate identifiable time.

Details and sources of information

In arriving at our opinion we have relied upon the following principal sources of information:

●	The FIA;

●	The terms and conditions of the Scheme as outlined in the FIA;

●	Integrated annual report and audited consolidated annual financial statements of Mix Telematics Limited for the financial years ended 31 March 2023, 31 March 2022 and 31 March 2021;

●	Annual report and audited consolidated financial statements of PowerFleet Inc for the financial years ended 31 December 2022, 31 December 2021 and 31 December 2020;

●	Year-to-date consolidated financial information of Mix Telematics and PowerFleet extracted from S&P Captial IQ.

●	Budget and forecast financial information prepared by management of Mix Telematics for the financial years ending 31 March 2024 to 31 March 2028;

●	Budget and forecast financial information prepared by management of PowerFleet for the financial years ending 31 December 2023 to 31 December 2027;

●	Discussions with the executive management of the Company regarding the background to the Scheme;

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●	Discussions with executive management of the Company regarding the historical financial and forecast information of the Company;

●	Discussions with executive management of the Company on prevailing market, economic, legal and other conditions which may affect underlying value;

●	Publicly available information relating to the telematics and software as a service (“SaaS”) sectors in general and specifically in respect of Mix Telematics and PowerFleet;

●	The rationale for the Scheme, as set out in the FIA and based on discussions with executive management of the Company;

●	Share price information and other publicly available financial information of Mix Telematics and PowerFleet and other telematic providers selected as peer companies (“Comparable Peers”);

●	Analysts reports and forecast financial information published on Thomson Reuters, CapIQ and Iress in respect of the Comparable Peers; and

●	Publicly available information relating to Mix Telematics, PowerFleet and Comparable Peers, that we deemed to be relevant, including media articles.

The information above was secured from:

●	Executive management of the Company and PowerFleet and their professional advisors; and

●	Third party sources, including information related to publicly available economic, market and other data which we considered applicable to, or potentially influencing the Company.

Procedures

In arriving at our findings, we have undertaken the following procedures and taken into account the following factors:

●	Reviewed the terms and conditions of the Scheme as detailed above;

●	Reviewed the financial and other information related to Mix Telematics and PowerFleet, as detailed above;

●	Reviewed and obtained an understanding from executive management of Mix Telematics and PowerFleet as to the historical, year-to-date and forecast financial information of Mix Telematics and PowerFleet, respectively, as detailed above;

●	Reviewed and obtained an understanding from management of Mix Telematics and PowerFleet as to the forecast financial information of Mix Telematics and PowerFleet, respectively, as prepared by management of each business. Considered the forecast cash flows and the basis of the assumptions therein including the prospects of each of the businesses. This review included an assessment of the recent historical performance to date as well as the reasonableness of the outlook assumed based on discussions with management of Mix Telematics and PowerFleet respectively, and assessed the achievability thereof by considering historical information as well as macro-economic and sector-specific data;

●	Selected Comparable Peers and analysed publicly available financial information on this peer group;

●	Determined the fair value of a Mix Telematics stand-alone share by applying an income approach and market approach;

●	Determined the fair value of a MergeCo ordinary share which includes transaction synergies by applying an income approach and market approach;

●	Performed a sensitivity analysis on key assumptions included in the valuation;

●	Performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the telematics sector generally;

●	Considered the closing price and 30, 90 and 180 day volume weighted average prices (“VWAP”) of Mix Telematics and PowerFleet shares up to and including Monday, 9 October 2023;

●	Reviewed certain publicly available information relating to Mix Telematics, PowerFleet and Comparable Peers, including company announcements and media articles; and

●	Where relevant, representations made by management and/or directors were corroborated to source documents or independent analytical procedures were performed by us, to examine and understand the industry in which Mix Telematics and PowerFleet operate in, and to analyse external factors that could influence the companies.

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Assumptions

We arrived at our opinion based on the following assumptions that:

●	all agreements that are to be entered into in terms of the Scheme will be legally enforceable;

●	the Scheme will have the legal, accounting and taxation consequences described in discussions with, and materials furnished to us by representatives of Mix Telematics and PowerFleet or their professional advisors; and

●	reliance can be placed on the financial information of Mix Telematics and PowerFleet.

Appropriateness and reasonableness of underlying information and assumptions

We satisfied ourselves as to the appropriateness and reasonableness of the information and assumptions employed in arriving at our findings by:

●	Placing reliance on audit reports in the financial statements of Mix Telematics and PowerFleet; and

●	Determining the extent to which information in respect of Mix Telematics and PowerFleet was confirmed by documentary evidence as well as our understanding of Mix Telematics and PowerFleet and the economic environment in which it operates.

Limiting conditions

This Fair and Reasonable Opinion is provided in connection with and for the purposes of the Scheme. This Fair and Reasonable Opinion does not purport to cater for each individual Shareholder’s perspective, but rather that of the general body of Shareholders.

Individual Shareholder’s decisions regarding the Scheme may be influenced by such Shareholder’s particular circumstances and accordingly individual shareholders should consult an independent adviser if in any doubt as to the merits or otherwise of the Scheme.

We have relied upon and assumed the accuracy of the information provided to us in deriving our conclusions. Where practical, we have corroborated the reasonableness of the information provided to us for the purpose of this Fair and Reasonable Opinion, whether in writing or obtained in discussion with management of each business, by reference to publicly available or independently obtained information. While our work has involved an analysis of, inter alia, the annual financial statements, and other information provided to us, our engagement does not constitute an audit conducted in accordance with generally accepted auditing standards.

Where relevant, forward-looking information of Mix Telematics and PowerFleet relates to future events and is based on assumptions that may or may not remain valid for the whole of the forecast period. Consequently, such information cannot be relied upon to the same extent as that derived from audited financial statements for completed accounting periods. We express no opinion as to how closely the actual future results of Mix Telematics and PowerFleet will correspond to those projected. We have however compared the forecast financial information to past trends as well as discussing the assumptions inherent therein with management.

We have also assumed that the Scheme will have the legal consequences described in discussions with, and materials furnished to us by representatives and advisors of the businesses and we express no opinion on such consequences.

Our Fair and Reasonable Opinion is based on current economic, regulatory and market as well as other conditions. Subsequent developments may affect the opinion, and we are under no obligation to update, review or re-affirm our opinion based on such developments.

Independence

We confirm that neither we nor any person related to us (as contemplated in the Companies Act) have a direct or indirect interest in Shares or the Scheme, nor have had within the immediately preceding two

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years, any relationship as contemplated in section 114(2)(b) of the Companies Act, and specifically declare, as required by Regulation 90(6)(i) and 90(3)(a) of the Companies Regulations, that we are independent in relation to the Scheme and will reasonably be perceived to be independent. We also confirm that we have the necessary competence to provide the Independent Expert Report and meet the criteria set out in section 114(2)(a) of the Companies Act.

Furthermore, we confirm that our professional fees of R1,450,000 (excluding VAT) are not contingent upon the success of the Scheme. Our fees are not payable in Shares.

Valuation approach

The valuation has been prepared on the basis of “Market Value”. The generally accepted definition of “Market Value” is the value as applied between a hypothetical willing vendor and a hypothetical willing prudent buyer in an open market and with access to all relevant information.

In considering the terms and conditions of the Scheme, we performed a valuation of a stand-alone Mix Telematics share (excluding transaction synergies) and a valuation of a combined Mix Telematics and PowerFleet business (including transaction synergies), as at 30 September 2023, being the last practicable date for the purposes of the valuation using the income approach which was supported by a secondary market approach.

The valuation was performed taking cognisance of risk and other market and industry factors affecting Mix Telematics and PowerFleet. Additionally, sensitivity analyses were performed considering key value drivers.

Key internal value drivers to the discounted cash flow (“DCF”) valuation included revenue growth, gross margins and earnings before interest, tax, depreciation and amortisation (“EBITDA”) margins, the discount rate (represented by the weighted average cost of capital (“WACC”)), working capital and capital expenditure requirements. Subscriber growth and average revenue per user (“ARPU”) are the main drivers of expected revenues to be derived over the forecast period.

The valuation of Mix Telematics and MergeCo was re-performed using base case assumptions and applying a range of discount rate and growth rate assumptions, and in the case of MergeCo, a range of sensitivities were applied to the success factor of synergies.

Each sensitivity was performed by applying a range of discount rates based on different risk scenarios. The sensitivity analysis was applied in order to derive the value range as detailed below.

These sensitivity analysis did not indicate a sufficient effect to alter our opinion in respect of the Scheme.

Valuation results

In undertaking the valuation exercise above, we determined a valuation range of R8.17 to R8.85 per Mix Telematics stand-alone share, with a most likely value of R8.50, on a marketable controlling basis, compared to a fair value range attributable to a MergeCo share of R9.48 to R10.56 per share, with a most likely value of R9.98 per share. The value accretion for a Mix Shareholder, on a minority marketable basis, based on fair value ranges is between 7.1% to 29.3%.

The valuation range above is provided solely in respect of the Fair and Reasonable Opinion and should not be used for any other purposes.

Reasonableness of the Scheme

The Scheme Consideration represents an implied swop ratio of 65.5%:34.5% in favor of Mix Telematics. Current market data implies the following swop ratios:

●	Based on the closing price as at 9 October 2023 the implied swap ratio between Mix Telematics and PowerFleet is c.64.8% to 35.2%.

●	Based on the 5-day VWAP to 9 October 2023 the implied swap ratio between Mix Telematics and PowerFleet is c.65.1% to 34.9%; and

●	Based on the 30-day VWAP to 9 October 2023 the implied swap ratio between Mix Telematics and PowerFleet is c.63.2% to 36.8%.

In opining on the reasonableness of the Scheme we have also considered the rationale for the Scheme.

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Opinion

The Scheme will result in Mix Shareholders owning 65.5% of the combined Mix Telematics and PowerFleet business including transaction synergies. The Scheme Consideration represents a value accretion for Mix Shareholders’ of between 7.1% and 29.3%.

BDO Corporate Finance has considered the terms and conditions of the Scheme and, based on and subject to the conditions set out herein, is of the opinion that the terms and conditions of the Scheme are fair and reasonable to Scheme Participants.

Our opinion is necessarily based upon the information available to us up to the Last Practicable Date, including in respect of the financial information as well as other conditions and circumstances existing and disclosed to us. We have assumed that all conditions precedent, including any material regulatory and other approvals or consents required in connection with the Scheme have been fulfilled or obtained.

Accordingly, it should be understood that subsequent developments may affect this Fair and Reasonable Opinion.

Consent

We hereby consent to the inclusion of this Fair and Reasonable Opinion, in whole or in part, and references thereto in the Circular, in the form and context in which they appear.

Yours faithfully

/s/ N Lazanakis CA(SA)
N Lazanakis CA(SA)
Director
BDO Corporate Finance Proprietary Limited
52 Corlett Drive
Illovo
2196

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ANNEX E

Relevant Provisions of Section 164 of the Companies Act

(1)	This section does not apply in any circumstances relating to a transaction, agreement or offer pursuant to a business rescue plan that was approved by shareholders of a company, in terms of section 152.

(2)	If a company has given notice to shareholders of a meeting to consider adopting a resolution to -

(a)	amend its Memorandum of Incorporation by altering the preferences, rights, limitations or other terms of any class of its shares in any manner materially adverse to the rights or interests of holders of that class of shares, as contemplated in section 37(8); or
(b)	enter into a transaction contemplated in section 112, 113, or 114, that notice must include a statement informing shareholders of their rights under this section.

(3)	At any time before a resolution referred to in subsection (2) is to be voted on, a dissenting shareholder may give the Company a written notice objecting to the resolution.

(4)	Within 10 business days after a company has adopted a resolution contemplated in this section, the Company must send a notice that the resolution has been adopted to each shareholder who -

(a)	gave the Company a written notice of objection in terms of subsection (3); and
(b)	has neither-

(i)	withdrawn that notice; or
(ii)	voted in support of the resolution.

(5)	A shareholder may demand that the Company pay the shareholder the fair value for all of the shares of the Company held by that person if -

(a)	the shareholder-

(i)	sent the Company a notice of objection, subject to subsection (6); and
(ii)	in the case of an amendment to the Company’s Memorandum of Incorporation, holds shares of a class that is materially and adversely affected by the amendment;

(b)	the Company has adopted the resolution contemplated in subsection (2); and
(c)	the shareholder -

(i)	voted against that resolution; and
(ii)	has complied with all of the procedural requirements of this section.

(6)	The requirement of subsection (5)(a)(i) does not apply if the Company failed to give notice of the meeting, or failed to include in that notice a statement of the shareholders rights under this section.

(7)	A shareholder who satisfies the requirements of subsection (5) may make a demand contemplated in that subsection by delivering a written notice to the Company within -

(a)	20 business days after receiving a notice under subsection (4); or
(b)	if the shareholder does not receive a notice under subsection (4), within 20 business days after learning that the resolution has been adopted.

(8)	A demand delivered in terms of subsections (5) to (7) must also be delivered to the Panel, and must state -

Words preceding para. (a) substituted by s. 103 of Act 3/2011

(a)	the shareholder’s name and address;
(b)	the number and class of shares in respect of which the shareholder seeks payment; and
(c)	a demand for payment of the fair value of those shares.

(9)	A shareholder who has sent a demand in terms of subsections (5) to (8) has no further rights in respect of those shares, other than to be paid their fair value, unless -

(a)	the shareholder withdraws that demand before the Company makes an offer under subsection (11), or allows an offer made by the Company to lapse, as contemplated in subsection (12)(b);
(b)	the Company fails to make an offer in accordance with subsection (11) and the shareholder withdraws the demand; or
(c)	the Company, by a subsequent special resolution, revokes the adopted resolution that gave rise to the shareholder’s rights under this section.

Para. (c) substituted by s. 103 of Act 3/2011

(10)	If any of the events contemplated in subsection (9) occur, all of the shareholder’s rights in respect of the shares are reinstated without interruption.

(11)	Within five business days after the later of -

(a)	the day on which the action approved by the resolution is effective;
(b)	the last day for the receipt of demands in terms of subsection (7)(a); or
(c)	the day the Company received a demand as contemplated in subsection (7)(b), if applicable, the Company must send to each shareholder who has sent such a demand a written offer to pay an amount considered by the Company’s directors to be the fair value of the relevant shares, subject to subsection (16), accompanied by a statement showing how that value was determined.

(12)	Every offer made under subsection (11) -

(a)	in respect of shares of the same class or series must be on the same terms; and
(b)	lapses if it has not been accepted within 30 business days after it was made.

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(13)	If a shareholder accepts an offer made under subsection (12)-

(a)	the shareholder must either in the case of -

(i)	shares evidenced by certificates, tender the relevant share certificates to the Company or the Company’s transfer agent; or
(ii)	uncertificated shares, take the steps required in terms of section 53 to direct the transfer of those shares to the Company or the Company’s transfer agent; and

(b)	the Company must pay that shareholder the agreed amount within 10 business days after the shareholder accepted the offer and -

(i)	tendered the share certificates; or
(ii)	directed the transfer to the Company of uncertificated shares.

(14)	A shareholder who has made a demand in terms of subsections (5) to (8) may apply to a court to determine a fair value in respect of the shares that were the subject of that demand, and an order requiring the Company to pay the shareholder the fair value so determined, if the Company has -

(a)	failed to make an offer under subsection (11); or
(b)	made an offer that the shareholder considers to be inadequate, and that offer has not lapsed.

(15)	On an application to the court under subsection (14)-

(a)	all dissenting shareholders who have not accepted an offer from the Company as at the date of the application must be joined as parties and are bound by the decision of the court;
(b)	the Company must notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to participate in the court proceedings; and
(c)	the court -

(i)	may determine whether any other person is a dissenting shareholder who should be joined as a party;
(ii)	must determine a fair value in respect of the shares of all dissenting shareholders, subject to subsection (16);–
(iii)	in its discretion may -

(aa)	appoint one or more appraisers to assist it in determining the fair value in respect of the shares; or
(bb)	allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective, until the date of payment;

(iv)	may make an appropriate order of costs, having regard to any offer made by the Company, and the final determination of the value by the court; and
(v)	–must make an order requiring -

(aa)	the dissenting shareholders to either withdraw their respective demands or to comply with subsection (13)(a); and

Item (aa) substituted by s. 103 of Act 3/2011

(bb)	the Company to pay the fair value in respect of their shares to each dissenting shareholder who complies with subsection (13)(a), subject to any conditions the court considers necessary to ensure that the Company fulfils its obligations under this section.

(15A)	At any time before the court has made an order contemplated in subsection (15)(c)(v), a dissenting shareholder may accept the offer made by the Company in terms o– subsection (11), in which case -

(a)	that shareholder must comply with the requirements of subsection 13(a); and
(b)	the Company must comply with the requirements of subsection 13(b).

Subs. (15A) inserted by s. 103 of Act 3/2011

(16)	The fair value in respect of any shares must be determined as at the date on which, and time immediately before, the Company adopted the resolution that gave rise to a shareholder’s rights under this section.
(17)	If there are reasonable grounds to believe that compliance by a company with subsection (13)(b), or with a court order in terms of subsection (15)(c)(v)(bb), would result in the Company being unable to pays its debts as they fall due and payable for the ensuing 12 months -

(a)	the Company may apply to a court for an order varying the Company’s obligations in terms of the relevant subsection; and
(b)	–the court may make an order that -

(i)	is just and equitable, having regard to the financial circumstances of the Company; and
(ii)	ensures that the person to whom the Company owes money in terms of this section is paid at the earliest possible date compatible with the Company satisfying its other financial obligations as they fall due and payable.

(18)	If the resolution that gave rise to a shareholder’s rights under this section authorised the Company to amalgamate or merge with one or more other companies, such that the Company whose shares are the subject of a demand in terms of this section has ceased to exist, the obligations of that company under this section are obligations of the successor to that company resulting from the amalgamation or merger.

(19)	For greater certainty, the making of a demand, tendering of shares and payment by a company to a shareholder in terms of this section do not constitute a distribution by the Company, or an acquisition of its shares by the Company within the meaning of section 48, and therefore are not subject to-

(a)	the provisions of that section; or
(b)	the application by the Company of the solvency and liquidity test set out in section 4.

(20)	Except to the extent -

(a)	expressly provided in this section; or
(b)	that the Panel rules otherwise in a particular case, a payment by a company to a shareholder in terms of this section does not obligate any person to make a comparable offer under section 125 to any other person.

Subs. (20) inserted by s. 103 of Act 3/2011

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other rights to indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to the terms of the Powerfleet chart, Powerfleet has agreed to indemnify its current and former directors and officers (and the current and former directors and officers of its subsidiaries) against liability and loss suffered and expenses (including reasonable attorneys’ fees) reasonably incurred in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of Powerfleet or its subsidiaries, or, while serving as a director or officer of Powerfleet or its subsidiaries, of serving or having served at Powerfleet’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Powerfleet charter provides that expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding, provided that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The Powerfleet charter also provides that Powerfleet may indemnify its current and former employees and agents and may advance expenses to such employees and agents on such terms and conditions as may be approved by the board of directors.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as Powerfleet, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Powerfleet charter eliminates the liability of directors to the extent permitted by the DGCL.

Powerfleet has also entered into indemnification agreements with members of its board of directors and officers (the “indemnification agreement”). The indemnification agreement, subject to limitations contained therein, will obligate Powerfleet to maintain director and officer insurance if reasonably available, and to indemnify the indemnitee, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him or her in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of his or her services as a director or officer. Subject to certain limitations, the indemnification agreement provides for the advancement of expenses incurred by the indemnitee, and the repayment to Powerfleet of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Powerfleet. The indemnification agreement also creates certain rights in favor of Powerfleet, including the right to assume the defense of claims and to consent to settlements. The indemnification agreement does not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law or the Powerfleet charter or by any other agreement, a vote of stockholders or disinterested directors, or otherwise.

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Powerfleet carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

The foregoing summaries are qualified in their entirety by the terms and provisions of such arrangements.

Item 21. Exhibits and Financial Statement Schedules

(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this joint proxy/registration statement.

Exhibit Number	Exhibit Description
2.1	Implementation Agreement, dated October 10, 2023, by and among PowerFleet, Inc., Main Street 2000 Proprietary Limited and MiX Telematics Limited (included as Annex A to the joint proxy statement/prospectus which is part of this registration statement and incorporated by reference herein).†
3.1	Amended and Restated Certificate of Incorporation of PowerFleet, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K12B of PowerFleet, Inc., filed with the SEC on October 3, 2019).
3.2	Amended and Restated Bylaws of PowerFleet, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K12B of PowerFleet, Inc., filed with the SEC on October 3, 2019).
3.3	Amendment to the Amended and Restated Certificate of Incorporation of PowerFleet, Inc. (included as Annex B to the joint proxy statement/prospectus which is part of this registration statement and incorporated by reference herein).
4.1	Specimen PowerFleet, Inc. Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-4 of PowerFleet, Inc., filed with the SEC on July 23, 2019).
4.2	Specimen PowerFleet, Inc. Series A Convertible Preferred Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-4 of PowerFleet, Inc., filed with the SEC on July 23, 2019).
5.1	Opinion of Olshan Frome Wolosky LLP regarding the legality of the securities being issued.
8.1	Opinion of Olshan Frome Wolosky LLP regarding certain tax matters.
10.1	Commitment Letter, dated December 14, 2023, by and among PowerFleet, Inc., MiX Telematics Limited and Rand Merchant Bank.
21.1	List of Subsidiaries. *
23.1	Consent of Olshan Frome Wolosky LLP (included as part of its opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of PowerFleet, Inc.
23.3	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm of MiX Telematics Limited.
23.4	Consent of Olshan Frome Wolosky LLP (included as part of its opinion filed as Exhibit 8.1).
24.1	Power of Attorney (included on the signature page to this registration statement). *
99.1	Form of Proxy Card of PowerFleet, Inc.
99.2	Form of Proxy Cards of MiX Telematics Limited.
99.3	Consent of William Blair & Company, LLC.
99.4	Consent of BDO Corporate Finance Proprietary Limited.
99.5	Consent of Ian Jacobs to be named as a director of PowerFleet, Inc.
99.6	Consent of Michael McConnell to be named as a director of PowerFleet, Inc.
107	Filing Fee Table.*

† The schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC.

* Previously filed.

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Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

●	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey, on January 22, 2024.

POWERFLEET, INC.

By:	/s/ David Wilson
Name:	David Wilson
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ *	Chief Executive Officer and Director	January 22, 2024
Steve Towe	(Principal Executive Officer)

/s/ David Wilson	Chief Financial Officer	January 22, 2024
David Wilson	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Chairman of the Board of Directors	January 22, 2024
Michael Brodsky

/s/ *	Director	January 22, 2024
Anders Bjork

/s/ *	Director	January 22, 2024
Michael Casey

/s/ *	Director	January 22, 2024
Elchanan Maoz

/s/ *	Director	January 22, 2024
Medhini Srinivasan

* By:	/s/ David Wilson
Name:	David Wilson
Title:	Attorney-in-Fact

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